As filed with the Securities and Exchange Commission on April 22, 2004
Registration No. 333-113589

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Intelsat, Ltd.

(Exact name of Registrant as specified in its charter)

Bermuda	4899	98-0346003
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

North Tower, 2nd Floor

90 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 294-1650
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David B. Meltzer

Intelsat Global Service Corporation
3400 International Drive, N.W.
Washington, D.C. 20008-3098
(202) 944-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathryn E. Rorer	Arnold B. Peinado, III
Sullivan & Cromwell LLP	Milbank, Tweed, Hadley & McCloy LLP
1701 Pennsylvania Avenue, N.W.	1 Chase Manhattan Plaza
Washington, D.C. 20006	New York, NY 10005
(202) 956-7500	(212) 530-5000

      Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee

Ordinary shares, par value $3.00 per share	$500,000,000	$63,350(2)

Rights	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)	Previously paid.

(3)	Each ordinary share includes one member protection right as described under “Description of the Share Capital.”

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 22, 2004

PROSPECTUS

                                                Ordinary Shares

         Intelsat, Ltd., a company incorporated under the laws of Bermuda, is offering its ordinary shares. Of the                        ordinary shares being offered, we are selling                         of the shares and our shareholders are selling                         of the shares. We will not receive any of the proceeds from the sale of shares being sold by the selling shareholders. This is our initial public offering of our shares, and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $12.00 and $14.00 per ordinary share.

      Application has been made to list our shares on the New York Stock Exchange under the symbol “IS.”

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 10.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to Intelsat, Ltd., before expenses	$	$
Proceeds to the selling shareholders, before expenses	$	$

      We and the selling shareholders have granted the underwriters a 30-day option to purchase up to                     additional shares at the price to the public less the underwriting discount to cover over-allotments.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The ordinary shares are being offered severally by the underwriters, as specified herein, subject to receipt and acceptance by them of the shares and subject to their right to reject any order in whole or in part. Delivery of the ordinary shares is expected to be made in New York, New York on or about                     , 2004.

Morgan Stanley               Merrill Lynch & Co.

Morgan Stanley	Merrill Lynch & Co.	Lehman Brothers	Citigroup

The date of this prospectus is                     , 2004.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell shares and seeking offers to buy shares only in jurisdictions where these offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares.

      Consent under the Exchange Control Act 1972 of Bermuda, as amended, and its related regulations has been obtained from the Bermuda Monetary Authority for the issue and transfer of our ordinary shares to and between non-residents of Bermuda for exchange control purposes. We will file this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or performance or any default of our business, or for the correctness of any of the statements made or opinions expressed in this prospectus or the registration statement of which this prospectus forms a part.

i

PROSPECTUS SUMMARY

      You should read this entire prospectus carefully before investing in our shares, including the “Risk Factors” and “Forward-Looking Statements” sections, our consolidated financial statements and their notes and the other financial information included elsewhere in this prospectus.

INTELSAT, LTD.

      We are a leading provider of satellite communications services worldwide, supplying video, voice and data connectivity in over 200 countries and territories. Founded in 1964, we have provided the communications capacity for events that were milestones in 20th century history — from broadcasting the video signals of the first moon walk, to providing the “hot line” connecting the White House and the Kremlin, to broadcasting live television coverage of every Olympics since 1968.

      Solid Financial Performance. We compete in the fixed satellite services sector, which has been characterized by financial consistency and predictability. We have been in operation for nearly 40 years and have a record of solid financial performance. In 2003, we had revenue of $952.8 million and net income of $181.1 million. We have remained profitable, even though our revenue has been negatively impacted in recent years as a result of, among other things, competition from fiber optic cable. As of December 31, 2003, we had approximately $2.4 billion in total indebtedness. We believe that our competitive position is enhanced by our balance sheet and strong cash flow from operations. As of December 31, 2003, our expected future revenue under contracts with customers, referred to in the fixed satellite services sector as backlog, was approximately $3.6 billion. We expect to deliver services associated with approximately $2.4 billion, or 68%, of our backlog over the next five years.

      Diversified Geographic and Service Application Mix. We operate our business on a global basis, with almost every populated region of the world contributing significantly to our revenue. We believe that our experience in providing services on a global and regional basis positions us well to serve the needs of the expanding global markets for data and video applications. Our services are used for a diverse range of applications, including voice and data, corporate network, video and Internet. This diversified geographic and service application mix contributes to the relatively high level of stability of our business and allows us to selectively target new markets.

      Established Customer Base. We use our brand name, superior network performance and technical support to market our services to a broad range of customers worldwide and believe that we enjoy significant brand recognition. We have served many of our largest customers for over 30 years and have well-established relationships with the dominant communications services providers in many countries, although some of our customers have experienced financial difficulties. Through our acquisition in March 2004 of the North American satellites and related customer contracts of Loral Space & Communications Corporation and certain of its affiliates, we expanded our video customer base by adding important relationships with a number of global media companies. We believe our customer relationships provide us with a competitive advantage around the world and with credibility as we introduce new services.

      Global Network. With 27 satellites in orbit and leased capacity on 2 satellites in the Asia-Pacific region, our satellite network covers over 99% of the world’s populated regions. Our network enables us to provide services, such as the distribution of television content, that require the ubiquity and point-to-multipoint capability of satellite communications. Because satellites enjoy advantages over terrestrial networks for a number of applications, we believe that satellite services will continue to be an integral part of the global communications infrastructure. We believe that the size and centralized operations of our satellite fleet enable us to benefit from operational and capital expenditure economies of scale not available to all of our competitors and that the flexible design features of our satellites and the global coverage of our network enable us to meet customer demand and respond to changing market conditions.

      Solid Positioning for Growing Customer Applications. We believe that the markets for video, corporate network and government/ military applications represent opportunities for stable growth over the long term for operators in the fixed satellite services sector. We significantly enhanced our North American customer base for video services through the Loral transaction described below, and we intend to use the North American satellites and related customer contracts that we acquired to further penetrate the video market. However, we will face strong competition from other providers of satellite services as we focus on expanding our share in this market. As a result of our existing relationships with corporate end users and network services providers and our leadership position in the sale of satellite capacity to the U.S. government, we believe we are well positioned to capitalize on the growth potential in the corporate network and government/ military segments.

      Operational Excellence. Our engineering and operations staff participates in every stage of the life cycle of each of the satellites procured by us, from the initial stages of development and construction through the end of a satellite’s useful life. As one of the first providers of commercial satellite services, we believe we provide our customers with a superior level of industry knowledge and satellite technology expertise. From 1985 through 2003, the transponder availability rate on satellites owned and operated by us averaged 99.997%. We believe that our long history of high-quality, reliable services is a leading contributing factor to our ability to attract and retain our customers.

      Our goal is to be a global connectivity leader connecting people and businesses around the world with high-quality, flexible and innovative communications services. We intend to sustain our leadership position in the fixed satellite services sector and maintain our profitability by:

•	focusing on growing our business in the video, government/ military and corporate network customer segments;

•	expanding our managed service offerings, developing new applications and focusing on niche markets in the voice and data customer segments; and

•	pursuing strategic transactions to further diversify our service application mix, enhance the geographic coverage of our network and achieve operational efficiencies to improve our long-term financial performance.

      Our ability to sustain our leadership position and maintain our profitability will depend on, among other things, the level of competition we face from other providers of communications capacity and our ability to successfully implement our business strategies.

Purchase of the North American Satellite Assets of Loral

      In March 2004, we completed our purchase of certain of the satellites and related assets of Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc., referred to together as Loral or the Sellers. We acquired these assets for a purchase price of $961.1 million pursuant to an asset purchase agreement that Intelsat, Ltd. and our Intelsat (Bermuda), Ltd. subsidiary, referred to as Intelsat Bermuda, entered into with the Sellers on July 15, 2003. The assets we acquired include four in-orbit satellites, one satellite under construction, the rights to orbital locations and various assets relating to the satellites and the business that the Sellers conducted on the satellites, including customer contracts. In addition, we assumed certain specified contractual commitments of the Sellers relating to the acquired assets. We financed the Loral transaction with the proceeds from our sale in November 2003 of $1.1 billion in senior notes.

      We believe that the Loral transaction directly addresses our strategic objectives. The transaction has enabled us immediately to enhance our global network to include a North American franchise, and thereby to expand our customer base in a region in which we have historically had limited market access. In addition, we believe that the transaction will:

•	increase our revenue from broadcasting, cable television, private data networking and other point-to-multipoint traffic; and

•	permit us to provide enhanced services to customers in the broadcasting segment worldwide by enabling us to offer content distribution services into and throughout the continental United States, the largest broadcasting market in the world.

      Total revenues generated by the in-orbit satellites acquired from the Sellers and the Telstar 4 satellite we originally agreed to acquire were, in the aggregate, $227.4 million for the year ended December 31, 2001, $200.1 million for the year ended December 31, 2002 and $143.6 million for the year ended December 31, 2003. The Telstar 4 satellite experienced an anomaly and was declared a total loss in September 2003. As a result, Telstar 4 was excluded from the assets we acquired from the Sellers.

      The in-orbit satellites that we acquired from the Sellers were named the Telstar 5, 6, 7 and 13 satellites, and the satellite under construction that we acquired was named Telstar 8. Upon our acquisition of these satellites, we renamed them the Intelsat Americas, or IA, satellites. Accordingly, the Telstar 5, 6, 7, 13 and 8 satellites are referred to in this prospectus as the IA-5, IA-6, IA-7, IA-13 and IA-8 satellites. The satellites that we owned prior to the closing of the Loral transaction are referred to as the IS satellites.

About Intelsat, Ltd.

      We are the successor entity to the International Telecommunications Satellite Organization, formerly known as INTELSAT and referred to as the IGO, which was created on an interim basis in 1964 and formally established in February 1973. On July 18, 2001, the IGO privatized by transferring substantially all of its assets and liabilities to Intelsat, Ltd. and its wholly owned subsidiaries.

      Our principal executive offices are located at North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 294-1650. Our website is www.intelsat.com. Information on our website is not part of this prospectus.

THE OFFERING

Ordinary shares offered by us

Ordinary shares offered by selling shareholders

Ordinary shares outstanding after this offering

Over-allotment option

Use of proceeds	To the extent we do not have sufficient cash on hand, we intend to use the net proceeds from this offering to repay $200.0 million in principal amount of our Eurobond 8 3/8% Notes due October 14, 2004. In addition, we intend to use the net proceeds from this offering for general corporate purposes and to fund any future strategic transactions. We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders. See “Use of Proceeds.”

Voting rights	One vote per share.

Dividend policy	Our board of directors currently intends, following the consummation of this offering, to pay regular quarterly dividends on our ordinary shares. The holders of our ordinary shares will share proportionately on a per share basis in all dividends and other distributions, if any, declared by our board of directors.

Our ability to pay dividends is restricted by Bermuda law and by our $800.0 million credit facility. Under Bermuda law, we are restricted from declaring or paying dividends if there are reasonable grounds for believing that we are, or after the payment would be, unable to pay our liabilities as they become due or that the realizable value of our assets would thereby be less than the aggregate of our liabilities and issued share capital and share premium accounts. Under our $800.0 million credit facility, we are restricted from paying any cash dividend if we are in default under the credit facility or if the aggregate amount of cash dividends we have paid from April 1, 2004 through and including the last day of the fiscal quarter most recently ended prior to the dividend payment date exceeds the sum of 50% of the consolidated net income of us and some of our subsidiaries for such period plus $200.0 million. See “Dividends and Dividend Policy” for further information about our dividend policy and restrictions under Bermuda law and our credit facility on our ability to pay dividends.

Proposed New York Stock Exchange symbol	IS

      Except as otherwise noted or the context otherwise requires, the share information presented in this prospectus:

•	is based on our shareholders’ holdings as of April 15, 2004;

•	assumes no exercise of the underwriters’ over-allotment option;

•	includes in the aggregate number of ordinary shares issued and outstanding the 6,284,635 ordinary shares owned by our Intelsat Global Sales & Marketing Ltd. subsidiary, referred to in this prospectus as

Intelsat Global Sales, although we do not consider these shares to be outstanding for accounting purposes;

•	excludes 10,053,333 ordinary shares reserved for issuance pursuant to share incentive plans, as described under “Management — Share Incentive Plans;” and

•	assumes an initial public offering price of $13.00 per share, the mid-point of the filing range set forth on the cover page of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their notes included elsewhere in this prospectus, as well as the other financial information included in this prospectus.

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue	$979,032	$1,099,751	$1,084,009	$991,956	$952,781
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	93,180	93,162	101,985	117,405	136,223
Selling, general and administrative	47,362	61,900	95,600	121,077	132,750
Depreciation and amortization(1)	441,183	414,250	340,449	361,322	403,234
Privatization initiative	11,433	21,575	33,576	—	—
IS-10-01 contract termination costs	—	—	—	34,358	(3,000)
Restructuring costs	—	—	7,300	5,522	(837)

Total operating expenses	593,158	590,887	578,910	639,684	668,370

Income from operations	385,874	508,864	505,099	352,272	284,411
Interest expense, net	(59,263)	(24,859)	(13,050)	(55,053)	(97,789)
Other income, net	29,561	20,885	12,293	9,942	20,626

Income before income taxes	356,172	504,890	504,342	307,161	207,248
Provision for income taxes(2)	—	—	5,359	33,021	26,129

Net income	$356,172	$504,890	$498,983	$274,140	$181,119

Basic and diluted net income per ordinary share (3)	$2.14	$3.03	$2.99	$1.66	$1.13
Dividends per ordinary share	—	—	—	—	—
Basic and diluted weighted average ordinary shares outstanding(3)	166,666,755	166,666,755	166,666,755	164,893,283	160,382,120
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$820,886	$933,048	$856,388	$657,985	$604,605
Net cash used in investing activities	(330,327)	(546,020)	(663,671)	(678,222)	(968,317)
Net cash (used in) provided by financing activities	(464,855)	(411,828)	(191,161)	31,504	956,425

	As of December 31,

	1999	2000	2001	2002	2003

	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Current assets	$324,188	$300,491	$264,697	$280,926	$1,519,467
Non-current assets	2,839,901	2,898,672	3,311,438	3,684,506	3,553,250

Total assets	3,164,089	3,199,163	3,576,135	3,965,432	5,072,717

Current liabilities	426,013	471,798	260,607	307,651	1,347,575
Non-current liabilities	1,186,669	1,025,725	1,319,702	1,507,547	1,365,627

Total liabilities	1,612,682	1,497,523	1,580,309	1,815,198	2,713,202

Total shareholders’ equity	1,551,407	1,701,640	1,995,826	2,150,234	2,344,400
Book value per ordinary share	$9.31	$10.21	$11.97	$13.41	$14.62

(footnotes on following page)

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(in thousands)
Other Data (unaudited):
EBITDA(4)(5)	$856,618	$943,999	$857,841	$723,536	$708,271
Reconciliation of Net Income to EBITDA:
Net income	$356,172	$504,890	$498,983	$274,140	$181,119
Add:
Interest expense, net	59,263	24,859	13,050	55,053	97,789
Provision for income taxes(2)	—	—	5,359	33,021	26,129
Depreciation and amortization	441,183	414,250	340,449	361,322	403,234

EBITDA(4)(5)	$856,618	$943,999	$857,841	$723,536	$708,271

(1)	As of January 1, 2001, we revised the estimated useful lives for certain satellites. The effect of these revised estimates was to increase the useful lives of substantially all of our Intelsat VII and VIII series satellites and thereby decrease depreciation expense by approximately $60,507 for the year ended December 31, 2001.

(2)	Prior to privatization, the IGO was not subject to income taxes. Upon privatization, Intelsat, Ltd. and its subsidiaries became subject to taxes in various jurisdictions. Results of operations for the period from privatization through December 31, 2003 include a provision for these taxes. Intelsat, Ltd. and its subsidiaries also recognized a deferred tax benefit upon privatization as a result of the change in taxable status.

(3)	Basic and diluted net income per ordinary share for each of the three years ended December 31, 2001 has been computed assuming 166,666,755 ordinary shares had been outstanding for those periods. Basic and diluted net income per ordinary share for each of the four years ended December 31, 2002 also assumes that our June 4, 2002 share consolidation occurred at the beginning of the earliest period presented. On June 4, 2002, we amended our bye-laws to decrease the number of authorized ordinary shares from 650,000,000 ordinary shares with a par value of $1.00 per share to 216,666,666 2/3 ordinary shares with a par value of $3.00 per share, and to decrease the number of authorized preference shares from 7,500,000 preference shares with a par value of $1.00 per share to 2,500,000 preference shares with a par value of $3.00 per share. Prior to our share consolidation, we had 500,000,000 ordinary shares outstanding and no preference shares outstanding. At December 31, 2003, we had, for accounting purposes, 160,382,120 ordinary shares outstanding and no preference shares outstanding. This number of ordinary shares outstanding excludes the 6,284,635 ordinary shares purchased from Teleglobe Inc. by our Intelsat Global Sales subsidiary.

(4)	EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies. You should not consider EBITDA as an alternative to operating or net income, determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with generally accepted accounting principles, as an indicator of cash flows, or as a measure of liquidity.

(5)	EBITDA for 2002 and 2003 includes non-operating other income related to an obligation payable by us to Teleglobe Inc. of $6,080 and $19,780, respectively.

SUMMARY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

      The following information is only a summary and should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and all of the other financial statements included elsewhere in this prospectus.

      The following summary unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 has been derived from our unaudited pro forma condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus, and is based on our historical consolidated financial statements and the combined statements of net assets sold and the related combined statements of revenues and direct expenses of the satellites services business operations relating to and conducted with the North American satellites of the Sellers, referred to as the Loral Transferred Satellites, after giving effect to our acquisition in March 2004 of the Loral Transferred Satellites as if such acquisition had occurred on January 1, 2003. The pro forma statements have also been adjusted to give effect to the sale in November 2003 of $400.0 million in aggregate principal amount of 5 1/4% Senior Notes due 2008 and $700.0 million in aggregate principal amount of 6 1/2% Senior Notes due 2013, and the application of the net proceeds therefrom, as if these events had occurred on January 1, 2003.

      The summary unaudited pro forma condensed consolidated statement of operations data is not necessarily indicative of the results of operations that might have been achieved for the period indicated, nor is it necessarily indicative of future results.

Pro Forma, As
Adjusted

Year Ended
December 31, 2003

(unaudited)
(in thousands)
Consolidated Statement of Operations Data:
Revenue	$1,109,349
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	162,991
Selling, general and administrative	152,367
Depreciation and amortization	452,904
IS-10-01 contract termination costs	(3,000)
Restructuring costs	(837)

Total operating expenses	764,425

Income from operations	$344,924

Other Data:
EBITDA(1)(2)	$818,454
Reconciliation of Net Income to EBITDA:
Net income	$193,142
Add:
Interest expense, net	144,555
Provision for income taxes	27,853
Depreciation and amortization	452,904

EBITDA(1)(2)	$818,454

(footnote on following page)

(1)	EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies. You should not consider EBITDA as an alternative to operating or net income, determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with generally accepted accounting principles, as an indicator of cash flows, or as a measure of liquidity.

(2)	EBITDA includes non-operating other income related to an obligation payable by us to Teleglobe Inc. of $19,780.

RISK FACTORS

      You should carefully consider the risks described below before deciding to invest in our shares. The risks described below are not the only ones that we may face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business, financial condition or results of operations.

Risk Factors Relating to Our Business

We experience competition both within the satellite industry and from other providers of communications capacity, such as fiber optic cable capacity. For example, we are experiencing erosion of our point-to-point services revenue as a result of the migration of customers to fiber optic cable. Competition from other telecommunications providers could have a material adverse effect on our business and could prevent us from implementing our business strategy and expanding our operations as planned.

      We are a global operator in the fixed satellite services sector of the satellite industry. Fixed satellite services include point-to-point and point-to-multipoint services for voice, data and video communications and for high-speed Internet access. We compete against other global and regional satellite operators and against suppliers of ground-based communications capacity. Because some of our competitors may have greater financial resources than we do, they may be able to respond more quickly to industry trends.

      The fixed satellite services sector is subject to consolidation and to competition from other forms of communications technology, such as fiber optic cable. The increasing availability of satellite capacity and capacity from other forms of communications technology has created an excess supply of telecommunications capacity that in certain regions has resulted in a decrease in the prices we are able to charge for our services under new service contracts and therefore has negatively affected our profitability. These trends are contributing to reduced growth rates in the fixed satellite services sector, which is currently expected to experience relatively flat to moderate growth over the next few years.

      We face challenges to our business apart from these industry trends that our competitors may not face. A significant portion of our revenue is derived from point-to-point traffic. Since fiber optic cable capacity is available at substantially lower prices than satellite capacity for the routes for which fiber optic cable capacity is available, competition from fiber optic cable has resulted in a migration of our point-to-point customers from satellite to fiber optic cable on certain routes. We have experienced erosion in our revenue from point-to-point services in recent years due to the build-out of fiber optic cable capacity, and we expect this erosion to continue. Some of our competitors in the fixed satellite services sector have service mixes that are less dependent on point-to-point connectivity than our current service mix. Our plan to address this erosion and sustain our business includes expanding our customer base in point-to-multipoint services, such as video. However, we serve only a small portion of the video segment, and we may not be able to increase our share of this market.

      Our ability to increase our share of the video market will depend in part on our ability to successfully integrate the satellites and related assets that we acquired from the Sellers in March 2004. Our ability to increase our share of this market will also depend on our ability to attract customers that do not currently use our system. Because some of our competitors have been able to leverage the use of their satellites by a popular broadcaster to attract other broadcasters to their satellites, a significant number of broadcasters, cable systems and consumers may have satellite access equipment already pointed at our competitors’ satellites. In addition, popular broadcasters may have long-term agreements with our competitors. We historically have not created the kind of broadcast distribution communities on our satellites that some of our competitors have created and may not be able to attract popular broadcasters to our system. If we do not successfully integrate the satellites we acquired from the Sellers or if we are unable to create new broadcast distribution communities or attract new customers in this segment, we may be unable to offset erosion in our point-to-point services revenue or to achieve future revenue growth.

      Our plan to address the erosion in our point-to-point services revenue and to sustain our business also includes providing point-to-point services in areas of the world where fiber optic cable does not yet exist or for which fiber optic cable is believed to be unsuitable and offering integrated satellite/ fiber and managed services. However, we may not be able to further penetrate the point-to-point services market in the regions we are targeting. If we continue to experience the erosion of our point-to-point services business and at the same time fail to capture sufficient growth in the market for point-to-multipoint services such as video or fail to increase our revenue by providing point-to-point services in regions where fiber optic cable capacity is unavailable and by offering integrated and managed services, our business could further shrink and our future revenue and profitability would be materially adversely affected.

      Failure to compete effectively within the satellite industry or failure to implement our business strategy while maintaining our existing business would result in a loss of revenue and a decline in profitability, a decrease in the value of our business and a downgrade of our credit ratings, which would restrict our access to the capital markets.

The market for fixed satellite services may not grow or may shrink and therefore we may not be able to attract new customers, retain our existing customers or realize the strategic and financial benefits we expect to obtain from the Loral transaction.

      The fixed satellite services sector is currently expected to experience relatively flat to moderate growth over the next few years. However, the market for fixed satellite services may not grow or may shrink. The development of competing technologies, such as fiber optic cable, is adversely affecting the point-to-point segment of the fixed satellite services sector, which has historically represented the largest component of our revenue. In the point-to-multipoint segment, the global economic downturn, the transition of video traffic from analog to digital and continuing improvements in compression technology have negatively impacted demand for certain fixed satellite services. Developments that we expect to support the growth of the satellite services industry, such as continued growth in data traffic and the proliferation of high definition television, or HDTV, and niche programming, may fail to materialize or may not occur in the manner or to the extent we anticipate.

      Because the market for fixed satellite services may not grow or may shrink, we may not be able to attract customers for the integrated and managed services that we are providing as part of our strategy to sustain our business. In addition, reduced growth in the fixed satellite services market may adversely affect our ability to utilize the assets that we acquired from the Sellers to achieve our strategic goals of developing a North American franchise and increasing our customer base in the cable television, broadcasting and private data networking segments. As a result, the financial benefits that we expect to obtain from the Loral transaction may not materialize. Moreover, reduced growth in the fixed satellite services market may adversely affect our ability to retain our existing customers. A shrinking market could reduce the number and value of our customer contracts and would have a material adverse effect on our business and results of operations. In addition, there could be a substantial negative impact on our credit ratings and our ability to access the capital markets.

We have several large customers, and the loss of any one of them could reduce our revenue and materially adversely affect our business. In addition, our customers are primarily telecommunications companies. Our revenue backlog and profitability may be negatively affected as a result of financial difficulties experienced by our customers in the telecommunications sector.

      In 2003, our ten largest customers and their affiliates represented approximately 35% of our revenue. The loss of any of these customers could significantly affect our revenue and profitability.

      Most of our customers are telecommunications companies, and the telecommunications sector has experienced a downturn. To the extent the credit quality of our customers that are telecommunications carriers deteriorates or these customers seek bankruptcy protection, we may not be able to collect our receivables from these customers, which may adversely affect our operating results. In addition, our expected future revenue from customers that are experiencing financial difficulties may be at risk.

      For example, MCI, Inc., Teleglobe Inc. and Verestar, Inc. are customers of ours that have experienced financial difficulties. On July 21, 2002, WorldCom, Inc., which subsequently changed its name to MCI, Inc., filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. MCI, Inc. emerged from bankruptcy protection in April 2004. Our revenue generated from MCI, Inc. and its affiliates as direct customers was $10.7 million, or 1.1%, in 2002 and $43.2 million, or 4.5%, in 2003. Prior to our November 2002 acquisition of COMSAT Corporation’s World Systems business unit, MCI, Inc. purchased our capacity primarily from

COMSAT Corporation, referred to as COMSAT. We understand from Lockheed Martin Corporation, COMSAT’s parent company, that MCI, Inc. accounted for approximately $47.8 million of COMSAT’s revenue from the sale of our capacity for the period from January 1, 2002 to the date of closing of the COMSAT transaction. On a pro forma basis, MCI, Inc. and its affiliates would have accounted for approximately 6% of our revenue for the year ended December 31, 2002 had the COMSAT transaction occurred as of January 1, 2002. We experienced a decline in revenue during the year ended December 31, 2003 that was due in part to a decline in the level of services provided to MCI, Inc. As of December 31, 2003, MCI, Inc. and its affiliates accounted for $73.5 million, or 2.1%, of our backlog. In March 2004, MCI, Inc. repudiated some of its service contracts with us in connection with its reorganization, resulting in a $3.3 million reduction in our backlog. As of December 31, 2003, we had receivables of $13.0 million due from MCI, Inc. and its affiliates, of which $6.7 million was reserved for in our allowance for doubtful accounts and $8.4 million related to pre-petition receivables. The loss of MCI, Inc. as a customer would further reduce our revenue and backlog and could materially adversely affect our business.

      On May 15, 2002, Teleglobe Inc. filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. Revenue generated from Teleglobe Inc. and its affiliates was approximately $35.1 million in 2002 and $28.1 million in 2003. On August 21, 2002, our Intelsat Global Sales subsidiary entered into a share purchase agreement with Teleglobe Inc. The closing of the share purchase transaction occurred on September 20, 2002. In connection with the share purchase transaction, Intelsat Global Sales agreed to terminate some of Teleglobe Inc.’s and its affiliate’s service orders with us. These terminated service orders represented approximately $47.4 million, or 1%, of our backlog as of the closing date of the share purchase transaction. The reduction in our backlog due to the termination of service orders pursuant to the share purchase transaction has had a negative impact on our profitability.

      Verestar, Inc., one of our largest customers, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on December 22, 2003. Our revenue generated from Verestar, Inc. and its affiliates was approximately $19.8 million in 2002 and $24.9 million in 2003. As of December 31, 2003, Verestar, Inc. and its affiliates accounted for $53.9 million, or 1.5%, of our backlog. As of December 31, 2003, we had receivables of $7.9 million due from Verestar, Inc. and its affiliates. One of our competitors, SES AMERICOM, Inc., referred to as SES, has made a bid to buy substantially all of the assets of Verestar, Inc. that was approved by the bankruptcy court in April 2004. The transaction remains subject to a number of conditions, including FCC approval. If the transaction is successfully completed, we believe that, for operational reasons, SES would likely assume our existing contracts with Verestar, Inc. Nevertheless, we could lose Verestar, Inc. as a customer. Such a loss could reduce our revenue and backlog.

      If our backlog is reduced due to the financial difficulties of other customers, our revenue and profitability would be further negatively impacted.

      On May 31, 2002, StarBand Communications Inc., which had been one of Loral’s largest customers, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. StarBand emerged from bankruptcy protection in November 2003. In February 2004, Loral and StarBand entered into a new transponder capacity agreement, amending and restating their prior contractual relationship, and we assumed this new contract in connection with the closing of the Loral transaction. StarBand and several other customers we acquired from the Sellers that were significant in terms of Loral’s revenue or future minimum lease receipts due from customers under long-term operating leases are experiencing financial difficulties or are not current on amounts owed under their contracts. Financial difficulties experienced by customers that we acquired from the Sellers could negatively impact our revenue or the backlog of customer contracts that we acquired in the Loral transaction, which could limit our ability to realize the full expected benefits of the Loral transaction.

We may not be able to complete strategic transactions or integrate new businesses successfully into our business, which may prevent us from implementing our current strategies to grow our business. In addition, investments that we have made in potential growth businesses related to the fixed satellite services sector may not succeed if the businesses in which we invest fail to perform as expected.

      Our ability to complete strategic transactions is central to the successful implementation of our business strategies, including our strategies to provide enhanced landmass coverage of strategic geographic regions and to broaden our customer base. Acquisitions, joint ventures, business combinations, partnerships or similar transactions may enable us to meet our strategic goals more quickly than otherwise would be possible based on our own internal growth. We could be prevented from, or significantly delayed in, achieving our strategic goals if we are unable to complete strategic transactions or to integrate new businesses successfully into our business or if investments we have made in businesses related to the fixed satellite services sector do not perform as expected.

      Our ability to engage in strategic transactions depends in the first instance on our ability to identify suitable transactions and partners. Moreover, we may not be able to complete any strategic transaction that we identify. Successful completion of any transaction depends on a number of factors that are not entirely within our control, including our ability to negotiate acceptable terms, conclude satisfactory agreements and obtain all necessary regulatory approvals. In addition, we may need to finance any strategic transaction that we identify. If so, we may not be able to obtain the necessary financing on satisfactory terms and within the timeframe that would permit a transaction to proceed. If any of these factors prevents us from completing strategic transactions, we may not be able to expand our business in the manner and on the schedule that we have planned.

      We may incur significant costs arising from our efforts to engage in strategic transactions. These costs may exceed the returns that we realize from a given transaction. Moreover, these expenditures may not result in the successful completion of a transaction.

      Even if we do complete one or more strategic transactions, we may be unable to integrate successfully the personnel and operations of a new business. In addition, we may be unable to achieve the operational synergies or other benefits that we had anticipated. Moreover, we might fail to discover liabilities of a business or operating or other problems prior to completing a transaction. We could experience adverse accounting and financial consequences, such as the need to make large provisions against the acquired assets or to write down acquired assets. We might also experience a dilutive effect on our earnings. In addition, depending on how any such transaction is structured, there may be an adverse impact on our capital structure. In connection with the Loral transaction, we made certain business assumptions and determinations based on our investigation of the assets, the Sellers and the business they conducted on the acquired satellites as well as other information then available. If these assumptions and determinations are inaccurate, we may not realize the full benefits that we are expecting from the Loral transaction.

      With respect to our investments in potential growth businesses related to the fixed satellite services sector, businesses in which we have invested may not perform as expected. For example, we have acquired a minority stake in WildBlue Communications, Inc., referred to as WildBlue, which plans to offer broadband Internet access services in the continental United States via Ka-band satellite capacity, and have made an indirect investment in Galaxy Satellite Broadcasting Limited, referred to as Galaxy, now a consolidated subsidiary that provides a pay television service in Hong Kong. The opportunities for longer-term growth that we expect in these businesses may fail to materialize. In addition, the market demand for the services to be offered by these companies may be insufficient or the services offered by these companies’ competitors may be superior in terms of quality or price. These companies may experience delays in implementing their business strategies or may be unable to access sufficient capital to meet their operating and financing needs.

      We may not be able to complete strategic transactions successfully in accordance with our business strategy, and any strategic transactions that we do complete may not promote our business strategy, may negatively affect the value of our business or may adversely affect our prospects for long-term growth.

We may not be able to raise adequate capital to finance our currently planned business strategy, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

      Implementation of our business strategy, including our plans to enter into strategic transactions, requires a substantial outlay of capital. For example, in March 2004 we paid $961.1 million for the satellites and related assets that we acquired from the Sellers in the Loral transaction. We estimate that in 2004 we will have a total of approximately $200 million in additional expenditures relating to the Loral transaction. In addition, we have approximately $300 million in other planned capital expenditures in 2004. In terms of other cash outlays, we expect to repay $200.0 million in outstanding bonds in October 2004. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures. We expect that the majority of our liquidity requirements in 2004 will be satisfied by cash on hand and cash generated from our operations. However, if we determine we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategy.

      The availability and cost to us of external financing depend on a number of factors, including our credit rating and financial performance and general market conditions. Both our credit rating and our ability to obtain financing generally may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the fixed satellite services sector in particular. Declines in our expected future revenue under contracts with customers and challenging business conditions faced by our customers are among the other factors that may adversely affect our credit. Other factors that could impact our credit rating include the amount of debt in our capital structure, activities associated with our strategic initiatives, our expected future cash flows and the capital expenditures required to execute our business strategy. While the Loral transaction has resulted in an increase in our assets, the overall impact of the transaction on our financial condition may nevertheless be negative or may be negatively perceived by the financial markets and ratings agencies and may result in adverse rating agency actions with respect to our credit rating. A credit rating downgrade or deterioration in our financial performance could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available.

      The agreements we enter into to obtain external financing may impose restrictions on us that limit our flexibility in conducting our business and implementing our strategies. For example, our $800.0 million credit facility contains financial and operating covenants that, among other things, require us to maintain financial coverage ratios and limit our ability to pledge our assets as security for additional borrowings. These restrictions will likely make it more difficult for us to obtain further external financing if we require it and could significantly restrict our ability to operate our business.

Our substantial indebtedness could adversely affect our financial condition.

      We have a significant amount of indebtedness. As of December 31, 2003, our total indebtedness was approximately $2.4 billion. In addition, in December 2003, we entered into a credit agreement with a group of banks for an $800.0 million three-year unsecured credit facility.

      Our substantial indebtedness could:

•	make it more difficult for us to service our debt payments;

•	increase our vulnerability to, or limit our flexibility in responding to, changes in economic or industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations for payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital or capital expenditures or for other general corporate purposes;

•	place us at a competitive disadvantage compared to some of our competitors that may have less debt;

•	limit our ability to engage in strategic transactions or implement our business strategy; or

•	limit our ability to borrow additional funds.

      Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive and other factors that are beyond our control.

      In spite of our current indebtedness levels, we may incur additional debt. If we incur additional indebtedness, these risks will be magnified.

We may not be able to meet our planned schedule for launching or commencing operations of our new satellites. Extensive delays in the launch or commencement of operations of new satellites could affect our ability to generate revenue.

      We may not be able to launch our new IS-10-02 and IA-8 satellites as planned. Satellite launches may be delayed for several reasons, including delays in the manufacture of satellites or launch vehicles or the periodic unavailability of launch dates. We may also experience delays or be unable to deploy new satellites as a result of delays in obtaining necessary regulatory approvals or required financing.

      Significant delays in the manufacture of a satellite could result in the unavailability of a launch date at the time the satellite is delivered and ready to be launched. In late 2002, we terminated the portions of a construction contract relating to one of the satellites that we had ordered due to the manufacturer’s significant postponement in the delivery date of the satellite. In addition, we have experienced delays in the manufacture of the IS-10-02 satellite we currently have on order, and the provider of launch services for this satellite has postponed the launch date due to a delay in the manufacture of the launch vehicle. Any prolonged inability to launch this new satellite may adversely affect our ability to generate revenue.

      As part of the Loral transaction, we acquired the IA-8 satellite, which is currently under construction. IA-8 is expected to be launched in the third quarter of 2004. If there is a significant delay in the manufacture or launch of IA-8, we are unlikely to realize the full expected benefits of the Loral transaction in the timeframe we currently expect.

We may experience a launch failure or other satellite damage or destruction during launch, which could result in a total or partial satellite loss. A new satellite could also fail to achieve its designated orbital location after launch. Any such loss of a satellite could result in significant delays, which could negatively impact our business plans and could reduce our revenue.

      We may experience launch failures with respect to future satellites that could result in the partial or total loss of a satellite. Satellite construction and launch involve complex processes and technology, and we rely on contractors for both the manufacture and the launch of our satellites. Even if launched into orbit, a satellite may fail to enter into its designated orbital location or we may use more fuel than planned to place a satellite into its orbital location and, as a result, reduce the orbital maneuver life of the satellite.

      Since 1975, we and our predecessor, the IGO, have launched 51 satellites. Five of these 51 satellites were destroyed as a result of launch failures. In addition, one of these 51 satellites did not achieve the correct orbit upon its launch but was later rescued and placed into the correct orbit. We also experienced several launch failures during the 1960s and early 1970s. We currently plan to launch our IS-10-02 satellite in the second quarter of 2004 and our IA-8 satellite in the third quarter of 2004. Launch failure rates vary according to the launch vehicle used. We intend to use a Proton M/Breeze M launch vehicle for the launch of our IS-10-02 satellite. The Proton M/Breeze M launch vehicle has been used to launch only three satellites, and may present a higher risk of launch failure than other launch vehicles.

      The loss of a satellite due to a launch failure could result in significant delays in revenue anticipated to be generated by the satellite. The construction of a satellite typically takes more than three years. Even after the satellite has been manufactured, an appropriate launch date may not be available at that time. Any significant delay in the commencement of service of a satellite due to a launch failure would delay and could potentially permanently reduce the revenue anticipated to be generated by the satellite and could give customers who have purchased or reserved capacity on that satellite a right to terminate their service contracts relating to the satellite. We may not be able to accommodate affected customers on other satellites until a replacement satellite is available. A customer’s termination of its service contracts with us as a result of a launch failure would reduce our contracted backlog. Any launch failure with respect to IA-8 could prevent us from achieving the full expected benefits of the Loral transaction. Delay caused by launch failures may also preclude us from pursuing new business opportunities and undermine our ability to implement our business strategy.

We may experience in-orbit satellite failures or degradations in performance that could impair the commercial performance of our satellites, which could lead to lost revenue.

      Satellites are subject to in-orbit failures after they have been successfully put into operation. Potential in-orbit failures that could affect our satellites include circuit and transponder failures and solar array and battery cell failures. Other potential failures include satellite control system failures and propulsion system failures. Failures can result from manufacturing errors or operational errors and can degrade performance, reduce available capacity or decrease the orbital maneuver lives of the affected satellites. Electrostatic or solar storms and collision with space debris or micro-meteoroids could also damage our satellites. We may experience future failures or performance degradation on any of our satellites as a result of any of these or other events.

      We have experienced some technical problems with our current satellite fleet. Most of these problems have been component failures and anomalies, such as the failure of several battery cells on our IS-706 and IS-709 satellites and damage to the north solar array structure of our IS-801 satellite described elsewhere in this prospectus. Because our satellites are designed to accommodate an anticipated rate of equipment failure, the technical problems experienced with the satellites in our fleet have not had a significant impact on the availability of our satellite capacity to date. However, this may not continue to be the case. Our satellites may experience technical problems in the future related either to the failures or anomalies that have already occurred or to other failures. In addition, our IS-10-02 satellite, which will be the first in our Intelsat X series to be launched, may face a slightly greater risk of in-orbit failures than a satellite that is not the first in its series to be launched, as the IS-10-02 satellite includes systems and components that have not been used previously in orbit. We have attempted to minimize this risk through the use of testing and qualification requirements that we believe exceed the recommendations of most manufacturers, as well as through thorough on-site monitoring of the construction and testing of the IS-10-02 satellite. However, we cannot be certain that the measures we have taken to mitigate this risk will be successful. Significant in-orbit failures could put at risk the revenue from the satellites suffering these failures to the extent that we are unable to move traffic on the affected satellites to other satellites.

      The satellites that we acquired from the Sellers have experienced technical problems as well, such as the solar array string failures on the IA-5 and IA-6 satellites described elsewhere in this prospectus. If any of the satellites that we acquired from the Sellers suffers a total or partial loss, our ability to generate revenue from the affected satellite may be permanently reduced or eliminated, which would prevent us from receiving the full expected benefits of the Loral transaction.

Insurance for the in-orbit operations of our satellites and for future satellite launches will not protect against all satellite-related losses. In addition, we do not have in-orbit insurance coverage for all of our satellites, and we may not renew our current in-orbit insurance coverage. A total loss of a satellite could have a material adverse effect on our business.

      Our current satellite insurance does not protect us against all satellite-related losses that we may experience, and we do not have in-orbit insurance coverage for all of the satellites in our fleet. We currently choose to insure the in-orbit operations of 10 of our 27 satellites. Accordingly, we would have to bear the entire cost of any loss to the 17 satellites for which we do not have in-orbit insurance coverage. The net book value of 16 of these satellites as of December 31, 2003 was $888.7 million. In addition, under the terms of our insurance policy for 7 of the 10 satellites that we currently insure, which expires in November 2004, we co-insure $150.0 million of the net book value of each satellite. The insurers cover the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. Accordingly, if any significant loss occurred to one of these satellites, we would bear up to $150.0 million of the cost. The satellites covered under this policy are the IS-901, IS-902, IS-903, IS-904, IS-905, IS-906 and IS-907 satellites.

      The in-orbit operations of three of the four satellites in orbit that we acquired from the Sellers are currently insured. The IA-5 satellite is covered under a policy that expires in May 2004, the IA-7 satellite is covered under a policy that expires in September 2004 and the IA-13 satellite is covered under a policy that expires in August 2004. Each of these satellites is insured for an amount in excess of its current net book value.

      We may determine not to obtain replacement insurance when the in-orbit insurance coverage for any of our satellites expires. We may also decide not to obtain in-orbit insurance for any of our future satellites. Any determination we make as to whether to purchase additional insurance will depend on a number of factors. These factors include the availability of insurance in the market and the cost of available insurance. We will also consider the exclusions to coverage, if any, required by insurers and the other terms and conditions upon which insurance is available. Our ability to provide back-up capacity from available satellites and our historical experience with launch and in-orbit malfunctions will also be considered.

      Even if we seek to extend existing in-orbit insurance coverage or seek to obtain new in-orbit insurance coverage in the future, we may not be able to obtain this insurance on reasonable terms and conditions. Moreover, this insurance coverage may be costly, if available at all. In the past three years, in-orbit insurance costs in general have ranged from 1.60% to 3.25% of the insured value of a satellite per year. The cost of insurance may increase or its terms may become disadvantageous with respect to exclusions and deductibles as a result of several factors, including the failure or degradation of performance of one of our in-orbit satellites or the failure of a similar satellite owned by another operator.

      Even where we have obtained launch and in-orbit insurance for a satellite, this insurance coverage will not protect against all losses to the satellite. Our current insurance policies contain specified exclusions and material change limitations. These exclusions relate to losses resulting from acts of war, insurrection or military action, as well as lasers, directed energy beams, or nuclear or anti-satellite devices. These exclusions also relate to losses resulting from government confiscation and nuclear reaction or radioactive contamination. Our in-orbit insurance policy covering the Intelsat IX series satellites and policies covering the IA-5 and IA-13 satellites contain exclusions for losses relating to acts of terrorism. Our in-orbit insurance policy covering the Intelsat IX series satellites also contains exclusions relating to existing anomalies on some of the satellites covered by the policy. The policy covering the IA-5 satellite contains exclusions relating to specified problems experienced on that satellite. In addition, our insurance does not protect us against lost or delayed revenue, business interruption or lost business opportunities. The total or partial loss of an uninsured satellite would cause us to recognize a loss equal to the book value of any such total loss or, in the case of a partial loss, equal to the proportion of the satellite’s book value corresponding to such partial loss.

      We also maintain third-party liability insurance. This insurance may not be adequate or available to cover all third-party liability damages that may be caused by any of our satellites, and we may not in the future be able to renew our third-party liability coverage on reasonable terms and conditions, if at all.

We may not be able to attract and retain qualified personnel, which may negatively impact our ability to operate and maintain our satellite fleet, to sustain our business and to implement our business strategy.

      We rely on management, professional and other personnel with significant experience in the fixed satellite services sector and the global telecommunications market to maintain our satellite fleet and manage our business. The success of our business depends in part on the skills, experience and efforts of these individuals. If we are not able to attract and retain qualified personnel, our ability to operate and maintain our satellite fleet, to sustain our business or to implement our business strategy could be negatively impacted.

      The construction, launch and in-orbit operations of a satellite involve complex processes and technology. We and other satellite operators compete for the services of those individuals with the skills needed to operate and manage a satellite fleet. If we are not able to attract and retain qualified technical personnel, the quality of our services and reliability of our satellite fleet may be negatively impacted. We believe that our history of high-quality, reliable service is a leading contributing factor to our ability to attract and retain our customers. Any sustained degradation in the quality or reliability of our services could result in the loss of customers, which would negatively impact our revenue and profitability. We also rely on experienced management, sales and other personnel to manage our technical staff, global customer base and business operations, as well as to implement our business strategy. The success of our business depends in part on our ability to attract and retain such personnel with an understanding of the technical aspects of our business and experience in the global telecommunications market. If we are not able to attract and retain such personnel, we may face difficulties in sustaining our business and implementing our business strategy, which could negatively impact our revenue and profitability.

      In connection with the assets we acquired in the Loral transaction, we will need to attract qualified personnel to sell and market satellite capacity directly to customers that provide cable programming distribution, video broadcasting services and private data networking services in North America. We will also need to attract qualified personnel to provide technical support for the assets that we have acquired. If we are not able to attract and retain qualified personnel for these purposes, we may not realize the full expected benefits of the Loral transaction as quickly as we currently expect, or at all.

Compliance with the Sarbanes-Oxley Act is likely to increase our operating expenses. If we fail to comply with the Sarbanes-Oxley Act, our business could be materially adversely affected.

      The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, referred to as the SEC, and the New York Stock Exchange, have required, and will require, changes to some of our corporate governance practices. These changes include developing financial and disclosure processes that satisfy Section 404 of the Sarbanes-Oxley Act. We expect that these new rules and regulations will increase our legal and financial compliance costs and will make some activities more difficult, time consuming and costly. We also expect that these new rules and regulations could make it more difficult and more expensive for us to obtain director and officer liability insurance. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and to attract and retain qualified executive officers. If we are unable to comply with the Sarbanes-Oxley Act and related rules and regulations, our business could be materially adversely affected.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

      Intelsat, Ltd. is a Bermuda-based company, and we believe that a significant portion of the income derived from our communications network will not be subject to tax in Bermuda, which currently has no corporate income tax, or in other countries in which we conduct activities or in which our customers are located, including the United States and the United Kingdom. However, this belief is based on the anticipated nature and conduct of our business, which may change. It is also based on our understanding of our position under the tax laws of the countries in which we have assets or conduct activities. This position is subject to review and possible challenge by taxing authorities and to possible changes in law that may have retroactive effect. For example, we and our non-U.S. subsidiaries intend to conduct our operations so that we and our non-U.S. subsidiaries are not engaged in a trade or business within the United States and therefore do not earn income effectively connected with such a business that would be subject to U.S. federal income tax. However, the U.S. Internal Revenue Service may conclude that we and our non-U.S. subsidiaries have engaged in a trade or business within the United States.

      In January 2001, the U.S. Department of the Treasury issued proposed regulations with respect to the source of international communications income. If the regulations are adopted in the form proposed, and if 50% or more of our ordinary shares are owned by U.S. persons, which may occur as a result of this offering, we may become subject to U.S. tax on a substantial portion of our income that is currently not subject to such taxation.

      Intelsat, Ltd. has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 of Bermuda that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits, income or any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to it or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property or leasehold interests in Bermuda held by it. However, Intelsat, Ltd. may become subject to Bermuda tax after that date.

      The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. For example, the telecommunications regulatory authority in one of the Latin American countries we serve has indicated that, as a result of our privatization, it believes that we are subject to taxation on revenue generated from services provided to customers in that jurisdiction. If the taxing authority in that jurisdiction asserts that we are so subject to taxation, we intend to contest that assertion. Although we believe that we have a reasonable basis for contesting such assertion, we may not be successful. If it is ultimately determined that we should have been paying taxes with respect to this revenue, we could be required to pay an amount equal to such taxes, together with interest and penalties. Revenue generated from services provided to customers located in that jurisdiction were approximately $20 million in each of 2002 and 2003. In India, we have been contesting a $1.7 million income tax assessment for 1996 and a $3.9 million assessment for 1997. The assessments were based on payments made to the IGO by one of its owners, which was also a customer of the IGO, that were made in connection with the customer’s use and resale in India of the IGO’s satellite capacity. We believe with respect to both years that, for a number of reasons including the IGO’s status as a public intergovernmental organization, the IGO was exempt from the obligation to pay income taxes in India. In each case, the tax commissioner has found in favor of our position, but the taxing agency has appealed the commissioner’s rulings. A hearing regarding the 1996 tax assessment has been held before an appellate tribunal, and in February 2004 this tribunal issued an order in our favor. However, this order could be subject to further appeal, and the taxing authority’s appeal relating to the 1997 tax assessment has not yet been heard. If it is ultimately determined that we must pay either of the assessed amounts, we believe we will also owe a significant amount of accrued interest. In addition, there can be no assurance that we will not face tax assessments in India for other periods prior to privatization. Our results of operations could be materially adversely affected if we become subject to a significant amount of unanticipated tax liabilities.

Our business, including the operation of our satellites, may be vulnerable to acts of terrorism.

      Our network may be vulnerable to acts of terrorism. If the facilities we use for operating our satellite fleet and managing the communications services that we provide to our customers become disabled or inaccessible, it would be necessary for us to assume operations from our back-up facility in order to control our satellites and continue providing service to our customers. We may not have the personnel available to assume operations from our back-up facility. If the facilities we use to operate our system are disabled by or made inaccessible because of a terrorist attack, or if we do not have the personnel available to assume operations from our back-up facility in the event of another emergency situation, we may not be able to avoid interruption of service. In addition, acts of terrorism could occur that might temporarily or permanently disable our system from operating altogether. Any acts of terrorism that substantially or totally disable our system would cause a loss of revenue, reducing our profitability, and could result in the recognition of an uninsured loss for any assets that are substantially or totally disabled.

We are subject to risks due to the unique international nature of our operations.

      We provide communications services in over 200 countries and territories, and we believe that this fact distinguishes us from our competitors. Accordingly, we may be subject to greater risks than our competitors as a result of the international nature of our business operations. We could be harmed financially and operationally by tariffs, taxes and other trade barriers that may be imposed on our services, or by political and economic instability in the countries in which we provide service. If we ever need to pursue legal remedies against our customers or our business partners located outside of Bermuda, the United States or the United Kingdom, it may be difficult for us to enforce our rights against them.

      Most of our customers are required to pay for our services in U.S. dollars. Fluctuations in the value of non-U.S. currencies may make payment in U.S. dollars more expensive for our non-U.S. customers. In addition, our non-U.S. customers may have difficulty obtaining or exporting U.S. currency due to currency exchange controls. For example, because of the current uncertainty in the Argentine economy, the Argentine government has from time to time imposed restrictions on the remittance of payments abroad. Any such restrictions or any events relating to political uncertainty in Argentina could put some of our backlog represented by contracts with Argentine customers or receivables due from Argentine customers at risk.

We are dependent on services provided by the Sellers and Space Systems/ Loral, Inc., referred to as SS/L, and their ability to retain highly skilled employees in order to integrate and operate the satellites as part of our business and operations and to complete construction of IA-8 and an additional satellite that we have ordered from SS/L.

      We are currently relying on the training and technical services provided by the Sellers under transition services agreements in order to integrate and operate the IA satellites as part of our business and operations. In addition, we are relying on SS/L to complete construction of IA-8. Any failure of the Sellers or SS/L to provide these services in accordance with their obligations or at all may increase the costs of integrating the Sellers’ assets or prevent us from realizing the benefits that we expect from the Loral transaction.

      If the Sellers fail to comply with the transition services agreements or if they fail to provide the required training and services in a timely, professional, workmanlike and consistent manner, the IA satellites may not be properly and effectively integrated into our business and operations. Similarly, if SS/L fails to comply with the procurement agreement relating to IA-8 or if SS/L fails to perform its obligations thereunder in a timely, professional, workmanlike and consistent manner, construction of the satellite may not be completed on a timely basis or at all. These failures may result from the pending bankruptcy proceedings relating to the Sellers and SS/L. For example, the bankruptcy proceedings may make it difficult for the Sellers or SS/L to maintain the highly skilled workforce that will be necessary to provide services under the transition services agreements or complete construction of IA-8. In addition, the Sellers and SS/L may fail to emerge from bankruptcy protection. If for either of these reasons SS/L fails to deliver IA-8, we are unlikely to achieve the full expected benefits of the Loral transaction. If for either of these reasons the Sellers fail to provide the services required under the transition services agreement, given the complexity of the services to be provided under those agreements, it could be difficult to engage an alternative service provider to mitigate the effect of this failure. If an alternative service provider could not be engaged on a timely basis or at all, we may incur unexpected costs in connection with integrating and operating the IA satellites as part of our business and operations, and we may not realize the full benefits that we expect from the Loral transaction.

      Pursuant to our asset purchase agreement with the Sellers, we have entered into a procurement agreement with SS/L for a new satellite. At the time of the closing of the Loral transaction, we made a deposit of $50.0 million as prepayment for a portion of the purchase price of this new satellite. SS/L’s obligations under this procurement agreement have been secured by SS/L’s and its affiliates’ interests in an in-orbit satellite, insurance proceeds relating to the satellite and other collateral. This satellite has experienced technical problems, and SS/L has filed an insurance claim relating to these problems. Although we expect that the insurance proceeds assigned to us as part of the collateral will be sufficient to protect our interests, there has been no final resolution of SS/L’s insurance claim. Accordingly, if we are required to foreclose, we may not be able to realize the full expected value of the collateral. If SS/L fails to perform its obligations under this procurement agreement in a timely, professional, workmanlike and consistent manner, construction of the new satellite may not be completed on a timely basis or at all. In addition, if SS/L fails to perform its obligations under this procurement agreement, we may not be able to recover our cash deposit and may be forced to foreclose on the collateral.

Risk Factors Relating to Our Privatization

The amendments to the INTELSAT Agreement necessary to enable the IGO to privatize have not been formally ratified and are being provisionally applied pending ratification.

      The INTELSAT Agreement, the international treaty that formally created the IGO, was required to be amended in order for the IGO to privatize. Formal ratification of the amendments to the INTELSAT Agreement has not yet occurred. Until these amendments are formally ratified, there is a risk that the legal validity of our privatization could be challenged.

      Formal entry into force of the amendments to the INTELSAT Agreement requires approval by the IGO’s Assembly of Parties, a governing body of the IGO, which has been obtained. It also requires formal ratification by the IGO’s member states, referred to as the Parties. Formal ratification of the amendments by a Party is carried out in accordance with the domestic laws of that Party. In many cases, this process requires legislative or comparable action by the applicable governmental body and may be lengthy. Because the ratification process was expected to be lengthy and the Assembly of Parties wanted to proceed with the IGO’s privatization, the Assembly of Parties decided to provisionally apply, or rapidly implement, the amendments to the INTELSAT Agreement with effect from July 18, 2001, pending formal entry into force of these amendments. Provisional application is an accepted principle of international law permitting rapid implementation of a treaty or other intergovernmental agreement pending its formal ratification.

      As of April 20, 2004, 89 Parties had formally ratified the amendments to the INTELSAT Agreement, with ratification by an additional 7 Parties required for the amendments to enter into force. As the ratification process is governed by the domestic laws of each Party, we are unable to predict the length of time it will take an additional seven Parties to ratify the amendments. Until the amendments to the INTELSAT Agreement are formally ratified, there is a risk that a Party or another person or entity might attempt to challenge the provisional application of the amendments. Based on prior use of the principle of provisional application in international law, we believe that provisional application is a legally valid and sustainable method of implementing our privatization pending formal ratification of the amendments. Nevertheless, if a challenge were to occur, a tribunal could determine that the principle of provisional application was not a legally valid method of implementing our privatization. If it was determined by a tribunal that provisional application was not legally valid, we believe that the tribunal would uphold the privatization on other legal grounds, including that the Assembly of Parties, acting within its authority, validly authorized the transfer of the IGO’s assets to us. However, we cannot be certain that a tribunal would either uphold provisional application or uphold our privatization on other legal grounds.

      If a tribunal did not uphold the provisional application of the amendments to the INTELSAT Agreement, we believe that the only remedy available in the event of such a challenge would be for a challenging Party to withdraw from the IGO, which is referred to post-privatization as ITSO. In this event, we believe that the withdrawing Party might be entitled to some portion of the assets of ITSO at the time of withdrawal but would not be entitled to any portion of our assets. However, we cannot be certain that a successful challenge to provisional application would not have a material adverse effect on our business overall.

We believe that our business realized certain advantages as a result of being operated by the IGO. Our business no longer enjoys these advantages following the privatization.

      Prior to July 18, 2001, our business was operated by the IGO. We believe that our business realized advantages as a result of being operated by the IGO. The loss of these advantages upon our privatization may adversely affect our business.

      As a public intergovernmental organization, the IGO enjoyed privileges, exemptions and immunities when operating in many of its member states, including the United States. The privileges, exemptions and immunities enjoyed by the IGO included immunity from government regulation and from competition laws, as well as tax exemptions. In addition, in many of the IGO’s member states, officers and employees of the IGO had immunity from suit and legal process relating to acts performed by them in their official capacities. Our business benefited from these privileges, immunities and exemptions and, following our privatization on July 18, 2001, we are no longer entitled to these benefits.

      In addition to the loss of these advantages as a result of our privatization, we no longer enjoy the financial backing of holders of investment share in the IGO, which virtually ensured the IGO’s ability to access the capital markets. The IGO also acted as trustee of its owners’ investment share, which served as collateral for service fees owed to us by these owners. We no longer have the benefit of this collateral.

      Also, the IGO’s owners held investment share in the IGO and were the IGO’s principal customers. Our shareholders, who were the IGO’s owners before privatization, accounted for approximately 89% of our revenue in 2001, 78% in 2002 and 53% in 2003. Because the IGO’s owners received investment share in the IGO based on their percentage use of the IGO’s satellite system, many of our customers had an incentive to use the IGO’s system. As a result, being operated as an IGO may have provided a competitive advantage to our business. Because ownership of our ordinary shares is no longer connected to our customers’ use of our system, our customers may increase their use of the systems of other telecommunications services providers, which could negatively impact our future revenue and profitability.

Some provisions of the service agreements we entered into with customers as part of our privatization are unfavorable to us.

      In connection with our privatization, we entered into various contractual arrangements with our customers that contain provisions unfavorable to us. These contractual arrangements may limit our flexibility in marketing our services and introducing new service offerings.

      We have agreed to provide most favored customer, or MFC, protection for the customer service commitments that were transferred from the IGO to our Intelsat Global Sales subsidiary pursuant to novation agreements. If we offer another customer a price on substantially similar satellite services that is more than 5% lower than the price the customer with MFC protection is currently paying for those services, then we are required to offer that lower price on like terms to the customer with MFC protection. Satellite services are considered to be substantially similar if they have the same or comparable nine contract parameters, including service term and bandwidth. Approximately 39% of the outstanding customer commitments represented in our December 31, 2003 backlog are entitled to MFC protection. MFC protection continues for up to five years after July 18, 2001. Accordingly, the MFC protection provision restricts our ability to set prices freely over the five-year period starting July 18, 2001 and may inhibit us from reducing the prices that we charge to our customers. This limitation could materially adversely affect our ability to respond to competition in a particular geographic or service area.

      We have also agreed to provide price protection for some of our customers, primarily those from low income or low teledensity countries, pursuant to lifeline connectivity obligation, or LCO, contracts. These customers have elected to have LCO protection instead of MFC protection with respect to particular service commitments. Approximately 18% of the outstanding customer commitments represented in our December 31, 2003 backlog are LCO-protected. LCO protection provides a customer the right to renew a covered service commitment at a price no higher than the price charged for that service on the privatization date. In some circumstances, we may be required by an LCO contract to reduce our prices for a covered service commitment. LCO protection can continue until July 18, 2013. Until LCO protection expires, it may adversely affect our ability to set prices freely.

      We also agreed to enter into non-exclusive service distribution agreements with our customers who wanted to be authorized distributors of services ordered from us after privatization. The distribution agreements place conditions on our ability to engage in some types of retail activities during the initial five-year term of the agreements. These retail business restrictions could hinder or delay our ability to provide new types of services to our customers or to implement our business strategies. The distribution agreements also contain a non- discriminatory treatment provision that requires us to treat all of our similarly situated distributors in a non-discriminatory fashion with respect to our services. Accordingly, the distribution agreements restrict our ability to offer services to our customers at different prices or according to different terms and conditions. Because customers have the option of renewing the initial five-year term of a distribution agreement for another five years, we may be subject to these non-discriminatory treatment restrictions for up to ten years after July 18, 2001.

      Because the contractual restrictions described above limit our flexibility in the operation of our business and the execution of our business strategy, they could have a material adverse effect on our ability to compete effectively and to implement our business strategies.

Risk Factors Relating to Regulation

Successful deployment of our satellites depends upon our ability to maintain existing regulatory authorizations to operate our satellites at certain locations and to obtain any required authorizations in the future. If we do not obtain all of the authorizations necessary to complete our satellite deployment plans on schedule, we will not be able to implement our business strategy and expand our operations as we currently plan.

      The operation of our existing and currently planned satellites is regulated by the U.S. Federal Communications Commission, referred to as the FCC, with two exceptions. Specifically, the BSS portion of our Ku-band operations on one satellite is regulated by the U.K. Office of Communications, referred to as Ofcom, and our C-band operations on another satellite are regulated by the Papua New Guinea Telecommunication Authority, referred to as PANGTEL. We have obtained authorizations from the FCC to operate our existing satellites and to construct, launch and operate our planned additional satellites. FCC authorization for our existing and currently planned satellites is conditioned on our compliance with the requirements of the Open-Market Reorganization for the Betterment of International Telecommunications Act, referred to as the ORBIT Act, described in the risk factor below. If we do not maintain FCC authorizations for our existing and currently planned satellites or do not obtain any required authorizations in the future, we would not be able to operate our satellites unless we obtained authorization from another licensing jurisdiction and therefore may not be able to continue as a going concern.

      The FCC reserves the right to require a satellite to be relocated to a different orbital location if it determines that relocation is in the public interest. In addition, if we do not place a satellite into service in a designated orbital location by the deadline set by the FCC, our rights to this orbital location could expire or be revoked by the FCC. The satellites in our fleet receive and transmit signals using two portions of the electromagnetic spectrum, called the C-band and the Ku-band. Our currently planned satellites will be able to receive and transmit signals using the C- and Ku-bands, and one of these satellites will also be able to use a portion of the electromagnetic spectrum called the Ka-band. The C-band refers to a range of frequencies in this spectrum from approximately 3,420 MHz to 6,650 MHz, and the Ku-band refers to frequencies from approximately 10,950 MHz to 14,500 MHz. The Ka-band refers to frequencies from approximately 17,700 MHz to 30,000 MHz. If we lose our rights to our C-, Ku- and Ka-band orbital location or any of our 26 C- and Ku-band orbital locations licensed by the FCC, the location could become available for use by another satellite operator. Similarly, if we lose our rights to our C-band orbital location licensed by PANGTEL, that location could become available for use by another satellite operator. We cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our orbital locations licensed by the FCC or PANGTEL could negatively affect our plans and our ability to implement our business strategy. Loss of an orbital location could cause us to lose the revenue from services located at that orbital location to the extent these services cannot be provided by satellites at other orbital locations.

We may not be able to complete an initial public offering on terms that meet the requirements of the ORBIT Act. If we fail to meet the requirements of the ORBIT Act, the FCC could withhold authorization for our pending applications or could limit the use of our satellite capacity for certain types of services. Moreover, because FCC authorizations for our existing satellites are conditional, our failure to complete an initial public offering on terms that meet the requirements of the ORBIT Act could result in the breach of covenants contained in our debt instruments. As a result, our revenue and the value of our business could be significantly adversely impacted.

      The ORBIT Act sets forth criteria that the FCC must evaluate in considering our license and renewal applications, and in connection with customer requests for authorization to use our satellite capacity to provide “non-core services” to, from or within the United States. “Non-core services” are defined in the ORBIT Act as any services other than public-switched voice telephony and occasional use television. One of the statutory criteria requires us to make an initial public offering that will “substantially dilute” the ownership interest in our company held by the IGO’s former Signatories, which were its primary owners. In addition, the ORBIT Act requires that our shares “be listed for trading on a major stock exchange” but does not specify how long a listing must be maintained. It is unclear how the FCC would interpret our compliance with the ORBIT Act’s criteria relating to our initial public offering if we explore another party’s investment in, or acquisition of, our company after completion of this offering and such a transaction results in the delisting of our ordinary shares. The ORBIT Act, as amended, sets a deadline for us to conduct an initial public offering of December 31, 2003, which may be extended to June 30, 2004 by the FCC. On December 17, 2003, the FCC extended this deadline to June 30, 2004. This deadline cannot be further extended unless the ORBIT Act is amended.

      In connection with our authorization from the FCC relating to the Loral transaction, in February 2004, the FCC interpreted the ORBIT Act to authorize it to take action to preclude us from providing certain defined “additional services” that we did not provide prior to March 17, 2000, the effective date of the ORBIT Act. “Additional services” are direct-to-home or direct broadcast satellite video services or services in the Ka- or V-band. Consequently, following the expiration of a special temporary authority on September 13, 2004, the FCC’s authorization relating to the Loral transaction prohibits our Intelsat North America LLC subsidiary from using the satellites acquired from the Sellers to provide direct-to-home video services, referred to as DTH services, until we have completed an initial public offering that meets the requirements of the ORBIT Act.

      In considering our applications and customer requests as described above, the FCC is required to determine whether we have complied with the criteria set forth in the ORBIT Act, including the criteria relating to our initial public offering. The ORBIT Act’s criteria for our initial public offering are subject to interpretation by the FCC, and we cannot be certain how the FCC will interpret these criteria. Even if we complete this offering prior to the ORBIT Act’s deadline, the FCC may determine after completion of the offering that it has not resulted in a substantial dilution of the former Signatories’ ownership in our company, or that it has failed to comply with the requirements of the ORBIT Act in some other way. If the FCC determines that we have failed to comply with the criteria set forth in the ORBIT Act, including the criteria relating to our initial public offering, the ORBIT Act directs the FCC to impose limitations on or deny our applications for satellite licenses and for the renewal of satellite licenses, as well as to limit or revoke previous authorizations to use our satellite capacity to provide “non-core services,” as defined above, to, from or within the United States. The FCC may also deny licensing for “additional services,” as described above. Accordingly, we could be prevented from providing capacity for services such as Internet access and high-speed data and video transmission. If we were prevented from providing capacity for these services, our revenue and the value of our business would be significantly adversely impacted, and we could fail to realize almost entirely the positive impact on our revenue that we expect as a result of the Loral transaction. In 2003, revenue derived from U.S. customers for the use of our capacity for services that we believe would be characterized as “non-core services” was approximately $154.9 million. In addition, over 90% of revenue from the assets we acquired from the Sellers is generated by services that we believe could be deemed “non-core services” or “additional services” under the ORBIT Act. We would also be unable to implement important aspects of our business strategy, including our strategy to expand our customer base for video applications. Our failure to complete an initial public offering on terms that meet the requirements of the ORBIT Act could result in the breach of covenants that are contained in our existing debt instruments and that may be contained in our future debt instruments, such as covenants to comply with applicable laws.

The results of any International Telecommunication Union coordination process may interfere with our use of orbital locations for our future satellites or prevent us from operating satellites in those orbital locations as contemplated by our business plan. Also, our rights to orbital locations may change or expire.

      We are required to coordinate the use of our satellites at particular orbital locations through the International Telecommunication Union coordination process in order to prevent interference between our satellite system and other existing or planned satellite systems. The coordination process may negatively impact our ability to provide the services we intend to provide using a satellite located at a given orbital location. In addition, the coordination process may result in modifications of our proposed coverage areas or satellite deployment plans. We may be required to accept modifications that significantly restrict our use of a particular orbital location, possibly to the extent that our use of the orbital location would no longer be financially viable. Moreover, the coordination of our future satellites may not be successful and may not allow us to operate our satellites in accordance with our desired satellite deployment plans.

      In accordance with the Radio Regulations of the International Telecommunication Union, the FCC has reserved on our behalf rights to 27 C-band and Ku-band orbital locations, including rights to 5 orbital locations acquired in the Loral transaction. The FCC has also reserved on our behalf the rights to operate in the Ka-band at one of these locations. In addition, in the Loral transaction, we acquired rights to operate in the C-band at a sixth orbital location that are reserved by PANGTEL. Our in-orbit satellites do not currently occupy all of these orbital locations. If we are unable to place satellites into currently unused orbital locations by specified deadlines imposed by the International Telecommunication Union or the FCC, or if we are unable to maintain satellites at the orbital locations that we currently use, we may lose our rights to use these orbital locations and the locations could become available for other satellite operators to use. As noted above, we cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our orbital locations licensed by the FCC or PANGTEL could significantly affect our plans and impact our ability to implement our business strategy. Such a loss could therefore have a material adverse effect on our revenue and profitability, as well as on the value of our business.

      Ofcom has made filings on our behalf with the International Telecommunication Union for the rights to use a number of Ka-band orbital locations other than the one to which rights are reserved on our behalf by the FCC. We are not currently utilizing any of the filings made on our behalf by Ofcom. Under the Radio Regulations of the International Telecommunication Union, which Ofcom applies to satellite operators subject to its jurisdiction, we must bring into use these filings by specified deadlines or we will lose our rights to the associated orbital locations. We are required to use all but one of our Ka-band orbital locations for which Ofcom has made filings by 2005. If we do not deploy any Ka-band satellites in these locations by that time, we may lose our rights to these Ka-band orbital locations. We must occupy the remaining location by 2008. We may decide not to deploy any Ka-band satellites at these locations at all. Even if we do decide to deploy one or more Ka-band satellites at these locations, we may not be able to manufacture and launch any of them before the expiration of our rights to use the locations. If we lose our rights to use these Ka-band orbital locations, the locations would then become available for use by other satellite operators.

We are subject to regulatory and licensing requirements in each of the countries in which we provide services, and our business is sensitive to regulatory changes in those countries.

      The telecommunications industry is highly regulated, and, in connection with operating our business, we need to obtain various local, national and international regulatory approvals from time to time. If we cannot comply with the laws and regulations that apply to us, we could lose our revenue from services provided to the countries and territories covered by these laws and regulations.

      Before privatization, our operations were limited primarily to providing wholesale satellite capacity to our customers, and we did not provide any ground network uplinks, downlinks or other value-added services. Pursuant to our business strategy, we have expanded our operations to provide these services for some of our customers, and accordingly have become subject to additional regulatory requirements. If we cannot obtain or are delayed in obtaining the regulatory approvals needed to provide new services to our customers and to engage in these operations, we may not be able to implement elements of our business strategy according to our current schedule. If we are not able to expand into new services and operations, or are significantly delayed in doing so, the revenue associated with these new services will also be delayed or may not be realized at all.

      We also need to maintain our existing regulatory approvals, and from time to time obtain new regulatory approvals, in connection with the satellite and other services that we provide to our customers. We are subject to the regulatory and licensing requirements of each of the countries in which we provide our services, as well as to certain international regulatory regimes. For example, we are subject to and need to comply with:

•	the laws and regulations administered by the FCC;

•	other U.S. laws and regulations, including U.S. export control laws and U.S. sanctions regulations;

•	regulation by the Bermuda Monetary Authority and the Minister of Finance of Bermuda and other Bermuda laws and regulations;

•	regulation by the U.K.’s Office of Communications;

•	regulation by PANGTEL, the Papua New Guinea Telecommunication Authority;

•	the economic sanctions imposed by the United Nations;

•	the International Telecommunication Union coordination process; and

•	the laws and regulations of the over 200 countries and territories in which we provide our services.

      Obtaining and maintaining these approvals can involve significant time and expense. If we fail to obtain particular regulatory approvals, this failure may delay or prevent our ability to provide services to our customers. In addition, the laws and regulations to which we are subject could change at any time. The countries, territories and institutions that regulate us could adopt new laws, policies or regulations or change their interpretation of existing laws, policies or regulations at any time. Any of these changes could make it more difficult for us to obtain or maintain our regulatory approvals or could cause our existing authorizations to be revoked or terminated. If we fail to obtain regulatory authorizations important to our current business or our business strategy, this failure could result in decreased revenue, increased costs and a decline in our profitability.

      Finally, we are subject to fees associated with the regulatory and licensing requirements discussed above. The countries, territories and institutions that regulate us could change these fees at any time. Significant increases in the fees to which we are subject in a particular jurisdiction could negatively impact our plans to provide services in that jurisdiction or our profitability.

If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the United States, we may be unable to export technical information or equipment that we are required to provide to non-U.S. persons and companies under our contracts, including our satellite construction and launch contracts. Additionally, if we do not maintain our existing authorizations or obtain necessary future authorizations under the trade sanctions laws and regulations of the United States, we may not be able to provide satellite capacity and related administrative services to certain countries subject to U.S. sanctions. Failure to obtain authorizations under the U.S. export control and trade sanctions laws and regulations or revocation of any of these authorizations could have a material adverse effect on our business.

      As a company with subsidiaries located in the United States, we are required to comply with U.S. export control laws and regulations in the operation of our business. If we do not maintain our existing authorizations or obtain necessary future authorizations under these export control laws and regulations, we may be unable to export technical information or equipment as required under our satellite construction, launch and insurance contracts.

      Satellites and related equipment, as well as technical information relating to satellites, are regulated under U.S. export control laws and regulations as defense articles. Many of our current contracts for the manufacture, launch, operation and insurance of our satellites require the export of satellite hardware or technical information to locations outside of the United States or to non-U.S. persons or companies. U.S. export control laws and regulations require that we obtain a license from the U.S. Department of State’s Directorate of Defense Trade Controls in order to export any satellites or related equipment or technical information to non-U.S. persons or to locations outside of the United States. We also have to obtain licenses from the U.S. Department of Commerce’s Bureau of Industry and Security in connection with the export of some of the equipment relating to our satellite network. We have obtained the licenses we currently need in order to export the equipment and information required by our contracts and by our current operations, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain. However, these licenses could be suspended or revoked for cause. Although we do not currently believe we are at risk of having our current licenses suspended or revoked due to any action or inaction on our part or on the part of any of the foreign persons covered by our licenses, the U.S. government could nevertheless determine to suspend or revoke these licenses. In addition, we may not be able, on a timely basis or at all, to renew any licenses that are due to expire but are necessary to our business operations or to obtain any new licenses that we require in the future. The average time it takes to obtain an authorization from the Directorate of Defense Trade Controls or the Bureau of Industry and Security is between 30 and 90 business days, although in specific cases authorization may take longer, and timely receipt of authorizations is often critical to our business operations. There could be delays in the processing of renewal or new license applications that we submit in the future, or our applications could be denied. If we are delayed in obtaining or cannot obtain these renewals or new licenses in the future, or if any of the licenses already granted to us are suspended or revoked, it could have a significant negative impact on our ability to acquire new satellites, launch new satellites, insure our satellites or operate the satellites in our network, which would have a material adverse effect on our revenue and profitability. It would also increase our risk, as insurance may be unavailable to us.

      Many of our employees are non-U.S. nationals. Access to technical information relating to our satellites by these non-U.S. national employees is also regulated by U.S. export control laws and regulations. We have obtained export authorization from the Directorate of Defense Trade Controls to allow all necessary non-U.S. national employees to have access to our technical information that is subject to U.S. export control laws. However, this authorization could be revoked for cause, which could prevent us from obtaining a new authorization in the future. In addition, the authorization requires us to maintain certain internal controls relating to this technical information. Because the United States has grown more restrictive in the past few years in granting such authorizations, we may face a greater risk of U.S. government audit of our internal controls. If we do not properly manage our internal compliance or if any of our employees violates applicable laws or regulations, we could be exposed to civil and criminal liability or could lose our current export authorization. Because of the broad scope of activities covered by this authorization and the functions performed by our non-U.S. national employees covered by the authorization, the loss of the authorization could materially adversely impact our operations.

      In addition, because we conduct management activities from Bermuda, our U.S. suppliers must comply with U.S. export control laws and regulations in connection with their export of satellites and related equipment and technical information to us. Our ability to acquire new satellites, launch new satellites or operate our satellites could also be negatively affected if our suppliers do not obtain needed authorizations from the Directorate of Defense Trade Controls or the Bureau of Industry and Security.

      With U.S. subsidiaries subject to U.S. laws and regulations, we must obtain the necessary authorizations from the U.S. Department of the Treasury’s Office of Foreign Assets Control, referred to as OFAC, in order to provide services to certain countries subject to U.S. trade sanctions. Where required, OFAC has granted our U.S. subsidiaries the authorizations needed to provide satellite capacity and certain related administrative services to U.S.-sanctioned countries. However, these licenses are strictly limited to the provision of public international telecommunications services as defined in the INTELSAT Agreement. If we were to violate the terms of these authorizations, we could be exposed to criminal and civil liability, or OFAC could revoke our authorizations to provide services to sanctioned countries, and our business could be adversely affected.

Risk Factors Relating to this Offering and Our Ordinary Shares

Provisions of our organizational documents may discourage an acquisition of us and may adversely affect the market price of our shares.

      Our organizational documents contain provisions that impede the removal of directors and may discourage a third party from making a proposal to acquire us. For example, the election of our directors is staggered, meaning that the members of only one of three classes are elected each year, which could make it difficult for a potential acquiror to change the composition of our board of directors. Our bye-laws also provide that, after the date of our initial public offering, in general:

•	directors may be removed only for cause by a majority of the directors then in office, and any amendment to the bye-law limiting the removal of directors must be approved by both the board of directors and shareholders representing not less than 75% of the voting power of all voting shares issued and outstanding;

•	a shareholder is required to provide advance notice of any proposal to be presented by the shareholder at an annual or special general meeting of shareholders or the name of any person to be nominated by the shareholder for election as a director at an annual or special general meeting of shareholders at least 60 days, but not more than 90 days, prior to the date of the meeting; provided that, in the case of a special general meeting, notice of any such proposal must be given not more than 7 days after notice of the meeting has been given;

•	shareholders are not permitted to take action by written consent;

•	a merger, consolidation or amalgamation of us or any of our subsidiaries with or into any other entity, other than in an intercompany transaction, where the value of the business or assets acquired or disposed of exceeds 25% of the total consolidated assets of us and our subsidiaries, must be approved by shareholders representing not less than a majority of the votes cast at a general meeting of our shareholders at which the quorum is at least two persons present in person or by proxy representing not less than two thirds of our total issued and outstanding voting shares; and

•	specified business combinations involving us and an interested party or any of its affiliates generally require the approval of shareholders holding at least 75% of the total voting power of all of our then issued and outstanding voting shares, voting as a single class, including the affirmative vote of at least two thirds of the total voting shares held by shareholders other than the interested party; these specified business combinations include:

—	a merger, consolidation, amalgamation or binding share exchange of us or any of our subsidiaries with an interested party or any of its affiliates;

—	a sale, lease, exchange, charge, mortgage, pledge, transfer or other disposition to or with an interested party or any of its affiliates of our assets or any of our subsidiaries’ assets having a fair market value of $25.0 million or more;

—	the issuance or transfer of our securities or those of any of our subsidiaries to an interested party or any of its affiliates in exchange for consideration of $25.0 million or more, other than issuances upon conversion of convertible securities in the circumstances set forth in our bye-laws;

—	the adoption of a plan or proposal for the liquidation or dissolution of us proposed by or on behalf of an interested party or any of its affiliates; or

—	any other transaction involving us or any of our subsidiaries that has the effect, directly or indirectly, of increasing the proportionate share of our or any of our subsidiaries’ issued and outstanding equity securities or securities convertible into equity securities held by an interested party or any of its affiliates.

      In addition, our board of directors has adopted a member protection rights agreement that entitles shareholders to purchase our ordinary shares at a discount to market value if any person acquires beneficial ownership of 15% or more of our ordinary shares, subject to some exceptions. In some circumstances, our shareholders are also entitled to purchase at a discount to market value the common stock of a company issuing shares in exchange for our ordinary shares in a consolidation, merger or statutory share exchange or of a company acquiring most of our assets.

      These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer is considered beneficial by a number of our shareholders. As a result, the market price of our shares may be adversely affected.

Investors will experience immediate dilution.

      The initial public offering price of our ordinary shares is higher than the pro forma net tangible book value per ordinary share. As a result, investors who purchase shares in this offering will:

•	incur immediate dilution of $ per share;

•	pay a price per share that exceeds the value of our assets after subtracting our liabilities; and

•	contribute % of our total funding but own only % of our issued and outstanding ordinary shares.

      If we issue additional ordinary shares in the future, investors will experience further dilution.

Our share price may be negatively impacted due to the large number of shares eligible for future sale.

      The price of our ordinary shares could decline as a result of sales of our shares by our shareholders after this offering, or as a result of the perception that these sales could occur. These factors might also negatively impact the timing of any future offering of equity securities contemplated by us, as well as the price of any such securities. In addition, we have granted registration rights to many of our existing shareholders.

      The shares being sold in this offering will be freely transferable under the U.S. securities laws immediately after this offering, except for any shares sold to our affiliates and shares reserved for sale to our directors, our employees and certain other purchasers pursuant to the directed offering described under “Underwriting.” Our shareholders agreement with existing shareholders contains an agreement by the shareholders to a “lock-up” period of 180 days after the date of this prospectus with respect to their ordinary shares, subject to specified exceptions. In addition, we and our directors and executive officers and the selling shareholders will agree that, subject to specified exceptions, we and they will not sell ordinary shares during the 180-day period after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to in this prospectus as the joint book-running managers. Any person other than our directors, executive officers and senior employees who purchases shares in the directed offering will agree to a similar lock-up agreement for the 90-day period following the date of this prospectus, subject to release, with the consent of the joint book-running managers, by Citigroup Global Markets Inc. as the administrator of the directed offering. Any of our directors, executive officers and senior employees who purchases shares in the directed offering will be subject to a similar 180-day lock-up agreement.

      After the offering, we will have approximately  ordinary shares outstanding, assuming no exercise of the underwriters’ over-allotment option and excluding 10,053,333 ordinary shares reserved for issuance pursuant to our share incentive plans. Approximately                     of the                      ordinary shares sold in the offering will be freely tradable. Upon expiration of the 90-day period described above, approximately                      ordinary shares will be eligible for sale in the public market. Upon expiration of the 180-day period described above, approximately                      ordinary shares will be eligible for sale in the public market, subject in some cases to volume and manner of sale restrictions pursuant to Rule 144.

We are a Bermuda company and therefore the rights of our shareholders under Bermuda law may be more limited than the rights of shareholders of companies incorporated in other jurisdictions.

      We are a limited liability company incorporated under the laws of Bermuda. As a result, the rights of holders of our ordinary shares will be governed by Bermuda law and our memorandum of association and bye-laws, which are described elsewhere in this prospectus. The rights of shareholders under Bermuda law may be more limited than the rights of shareholders of companies incorporated in U.S. jurisdictions. The following is a general summary of those aspects of Bermuda law and our bye-laws that may be materially less favorable than comparable provisions of Delaware corporate law.

      Interested Directors. Bermuda law provides that if a director has a personal interest in a transaction to which we are also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then we will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, Bermuda law and our bye-laws provide that, after a director has made the declaration of interest referred to above, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law, a corporation may be able to declare a transaction with an interested director to be void unless one of the following conditions is fulfilled:

•	the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors,

•	the material facts are disclosed or are known to the stockholders entitled to vote on the transaction and the transaction is specifically approved in good faith by the holders of a majority of the voting shares, or

•	the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

      Under Delaware law, an interested director could be held liable for a transaction in which that director derived an improper personal benefit.

      Limitation of Liability of Directors and Officers. Our bye-laws provide that each of our shareholders agrees to waive any claim or right of action, individually or in our right, against any of our directors or officers on account of any action taken by such director or officer, or the failure of such director or officer to take any action, in the performance of his duties with us, other than with respect to any matter involving fraud or dishonesty by the director or officer. Under Delaware law, a corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its stockholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or stock redemptions, or any transaction from which a director derived an improper personal benefit.

      Shareholders’ Suits. The rights of shareholders under Bermuda law may not be as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to bring an action in our name to remedy a wrong done to us where the act complained of is illegal, is alleged to be beyond the corporate power of the company or would result in the violation of our memorandum of association or bye-laws. Furthermore, the court would give consideration to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. Under Delaware law, class actions and derivative actions generally are available to stockholders for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.

      Indemnification of Directors and Officers. Bermuda law permits a Bermuda company to indemnify its directors and officers, except in respect of their fraud or dishonesty. We have provided in our bye-laws that our directors and officers and their heirs, executors and administrators will be indemnified and held harmless to the fullest extent permitted by law out of our assets from and against all actions, costs, charges, losses, damages and expenses they will or may incur or sustain by reason of any act done, concurred in or omitted to be done in the execution of their duties, other than in the case of their fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer who becomes a party to an action, suit or proceeding because of his position as a director or officer if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) if the action or proceeding involves a criminal offense, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

      Minority Holder Force-Outs. Under Bermuda law, if an acquiror makes an offer for all of the shares of a Bermuda company not owned by it and, within four months of making the offer, the holders of not less than 90% of the shares that are the subject of the offer tender their shares, the acquiror may give the non-tendering shareholders notice requiring them to transfer their shares on the terms of the offer. Within one month of receiving the notice, dissenting shareholders may apply to the court objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the transfer. Under another provision of Bermuda law, the holder or holders of not less than 95% of the shares of a Bermuda company, whom we refer to as the acquiring shareholder or shareholders, may give notice to the remaining shareholders requiring them to sell their shares on the terms described in the notice. Within one month of receiving the notice, dissenting shareholders may apply to the court for an appraisal of their shares. Within one month of the court’s appraisal, the acquiring shareholder or shareholders are entitled to either acquire all of the shares involved at the price fixed by the court or to cancel the notice given to the remaining shareholders. If shares were acquired pursuant to the notice at a price below the court’s appraisal price, the acquiring shareholder or shareholders must either pay the difference in price or cancel the notice and return the shares thus acquired to the remaining shareholders, who must then refund the purchase price. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

      Transactions with Significant Shareholders. As a Bermuda company, we may enter into some business transactions with significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. However, as described in a prior risk factor, our bye-laws provide that specified business combinations involving an interested party or its affiliate generally require approval by a supermajority vote of our shareholders. Under Delaware law, any business combination between a corporation and an interested shareholder within a period of three years from the time the person became an interested shareholder would require prior approval from shareholders holding at least 66 2/3% of the outstanding common stock of the corporation not owned by the interested shareholder, unless the transaction qualified for one of the exemptions in the relevant Delaware statute or the corporation opted out of the statute.

      Inspection of Corporate Records. Members of the general public have the right to inspect our public documents at the office of the Registrar of Companies and the company’s registered office, both in Bermuda. These documents include our memorandum of association, including our objects and powers and any alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings of shareholders and the audited financial statements that must be presented to shareholders at annual general meetings. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register at our registered office in Bermuda. We are required to keep at our registered office a register of our directors and officers that is open for inspection by members of the public without charge. However, Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records. Under Delaware law, any shareholder may inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to that person’s interest as a shareholder.

      Dividends. Bermuda law does not allow a company to declare or pay a dividend or make a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or after the payment would be, unable to pay its liabilities as they become due or that the realizable value of the company’s assets would thereby be less than the aggregate of the company’s issued share capital and share premium accounts. The share capital account represents the aggregate par value of the company’s issued shares, and the share premium account represents the aggregate amount paid for issued shares over and above their par value. The excess of the consideration paid on the issue of shares over the aggregate par value of such shares must, except in certain limited circumstances, be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example, to pay for unissued shares that may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. Under Delaware law, subject to any restrictions contained in a corporation’s certificate of incorporation, a company may pay dividends out of the surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is the amount by which the net assets of a corporation exceed its stated capital. Delaware law also provides that dividends may not be paid out of net profits at any time when stated capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Concentration of ownership by our current principal shareholders may prevent new investors from influencing significant corporate decisions.

      Upon completion of this offering, Lockheed Martin Corporation, Tata Sons Limited and France Telecom will beneficially own, in the aggregate, approximately                         , or       %, of our outstanding ordinary shares. As a result, these shareholders may be able to exercise control over matters requiring shareholder approval, including the election of directors, amendment of our memorandum of association and bye-laws and approval of significant corporate transactions. This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management or limiting the ability of our other shareholders to approve transactions that they may deem to be in their best interests.

FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements.

      When used in this prospectus, the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: our intent to leverage our solid financial position and our leadership position in our industry to grow our business; our ability to sustain our leadership position in the fixed satellite services sector; our belief that video, corporate and broadband data and government/ military applications represent opportunities for stable growth over the long term; our ability to build new broadcast communities for video services in certain markets; our belief that the demand for direct-to-home transmission of television programming could contribute to future growth in the demand for satellite services in certain markets; our belief that we can use strategic transactions to achieve our strategic objectives; our belief that the globalization of business will result in increased demand for communications capacity; our belief that our customer base provides us with a competitive advantage in local markets around the world and credibility as we introduce new services; our belief that our customers increasingly require integrated and managed services best addressed by a hybrid network that combines space and terrestrial infrastructure; our expectation that the fixed satellite services sector will experience relatively flat to moderate growth over the next few years; our intent to leverage our hybrid infrastructure to grow our business; our belief that deregulation will present additional opportunities for us; our expectation that the introduction of HDTV in developed markets will increase demand for wholesale satellite capacity; the trends that we believe will impact our revenue and operating expenses in the future; statements about our expectations regarding the acquisition of satellites and other related assets from Loral Space & Communications Corporation and certain of its affiliates; our belief that the Loral transaction will increase our revenue from broadcasting, cable television, private data networking and other point-to-multipoint traffic and enable us to maintain our global leadership position in the fixed satellite services sector; our belief that the Loral transaction will enable us to increase our customer base for point-to-multipoint video and data applications; our belief that the Loral transaction will expand our market share in the video business segment; our belief that the Loral transaction will increase our operating expenses; our expectation that the Loral transaction will positively impact our revenue; our expectation that, although the Loral transaction will positively impact our revenue, the transaction will negatively impact our net income in the near term; our expectation that the Loral transaction will have a positive impact on our net income in the medium term as a result of the expected positive impact on our revenue, our expectation that the increase in our operating costs as a result of the transaction will be incremental in nature and our expectation that the transition costs in connection with the transaction will be short-term in nature; our expected capital expenditures in 2004; our expectation that the $961.1 million purchase price paid for the satellites and related assets that we acquired in the Loral transaction will be our most significant cash outlay in 2004; our belief that our geographically diverse revenue base provides some protection from adverse regional economic conditions; our belief that some of our customers could not move all of their business with us to another satellite services provider without incurring high costs; and our belief that our strategy will allow us to strengthen our core operations and maximize our ability to capitalize on new and emerging growth trends in our industry.

      The forward-looking statements made in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors.”

      Other factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to:

•	the quality and price of comparable communications services offered or to be offered by our competitors;

•	the perceptions of our business, operations and financial condition and the industry in which we operate by the financial community and ratings agencies;

•	political, economic and legal conditions in the markets we are targeting for communications services or in which we operate; and

•	other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

      In connection with our acquisition of satellites and other related assets from Loral Space & Communications Corporation and certain of its affiliates as described in this prospectus under “Recent Developments — Purchase of the North American Satellite Assets of Loral,” factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to, the failure to retain customers we acquired in connection with the Loral transaction and the failure to achieve our strategic and financial objectives for the transaction.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this prospectus and to view all forward-looking statements made in this prospectus with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

      We are incorporated under the laws of Bermuda. In addition, certain of our directors and officers reside outside of the United States and most of our assets and some of their assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

ABOUT INTELSAT, LTD.

Our History

      We are the successor entity to the International Telecommunications Satellite Organization. The IGO was a public intergovernmental organization created on an interim basis by its initial member states in 1964 in order to establish and operate a global satellite system that would provide, on a commercial basis, the space segment required for international public telecommunications services. These services were to be available on a global and non-discriminatory basis. The IGO was formally established in February 1973 upon entry into force of an intergovernmental agreement.

      Immediately before the privatization, the IGO had 148 member states, known as the Parties. The Parties designated certain entities, known as the Signatories, to market and use the IGO’s communications system within their territories and to hold investment share in the IGO. Signatories were either private telecommunications entities or governmental agencies of the applicable Party’s country or territory. Some Signatories authorized certain other entities located within their territories that used the IGO’s satellite system, known as the Investing Entities, to invest in the IGO as well. Both Signatories and Investing Entities made capital contributions to the IGO and received capital repayments from the IGO in proportion to their investment share in the IGO. Signatories and Investing Entities were also the IGO’s principal customers. Each Signatory’s and Investing Entity’s investment share in the IGO was based on its level of use of the IGO’s satellite system as compared to the use by other Signatories and Investing Entities.

      As a public intergovernmental organization, the IGO was exempt from various taxes and enjoyed privileges, exemptions and immunities in many of its member states. However, due to its status as an intergovernmental organization, the IGO’s business was subject to certain operating restrictions. For example, the IGO could not own or operate its own earth stations or provide retail services directly to end users in certain countries. It also could not set market-based pricing for its services or engage in business relationships with non-Signatories without first obtaining Signatory approval.

The Privatization

      Our management began contemplating privatization in the mid-1990s in order to be able to operate our business free of the restrictions described above and to better position us to be responsive to a number of commercial, competitive and regulatory forces. In November 2000, the Assembly of Parties unanimously approved our management’s specific plan for our privatization and set the date of privatization for July 18, 2001. On July 18, 2001, substantially all of the assets and liabilities of the IGO were transferred to us.

      The privatization required the amendment of the two formal agreements establishing the IGO. These two agreements were the Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the INTELSAT Agreement, and the Operating Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the Operating Agreement, which both entered into force in February 1973. Because the process to formally ratify the amendments to the INTELSAT Agreement was expected to be lengthy, the IGO’s Assembly of Parties decided to provisionally apply, or rapidly implement, the amendments on a consensus basis with effect from July 18, 2001, pending their formal ratification. See “Risk Factors” for a discussion of the risks associated with our privatization.

      Formal entry into force of the amendments to the INTELSAT Agreement will occur 90 days after the depositary to the INTELSAT Agreement notifies all of the Parties that it has received formal notice of approval, acceptance or ratification of the amendments from the required number of Parties. At that time, the amendments will formally enter into force for all Parties that have not withdrawn from the IGO, including those that have not yet accepted, approved or ratified the amendments. The required approval will be obtained once two thirds of the Parties that were parties to the INTELSAT Agreement on November 17, 2000, or 96 Parties, have notified the depositary of their formal approval, provided that those Parties or the Signatories they designated to hold an investment share in the IGO held at least two thirds of the total investment share of the IGO as of that date. As of April 20, 2004, the depositary to the INTELSAT Agreement had received formal notice of ratification from 89 Parties, representing over two thirds of the total investment share of the IGO as of November 17, 2000.

      Upon our privatization, the IGO’s Signatories and Investing Entities became the shareholders of all of the outstanding ordinary shares of Intelsat, Ltd. Ordinary shares were allocated among the IGO’s Signatories and Investing Entities in proportion to their investment share in the IGO. Each Signatory and Investing Entity that executed and delivered the required privatization agreements, including a shareholders agreement, received shares in Intelsat, Ltd. in proportion to its investment share in the IGO. The ordinary shares allocated to those Signatories and Investing Entities that had not executed and delivered the required privatization agreements by July 18, 2001 were transferred to a trust. These former Signatories and Investing Entities generally may receive their shares in Intelsat, Ltd. once they execute and deliver the required agreements and related documentation.

      The IGO, referred to post-privatization as ITSO, will continue to exist as an intergovernmental organization for a period of at least 12 years after July 18, 2001, and then may be terminated by a decision of the Assembly of Parties. Pursuant to an agreement among ITSO and Intelsat, Ltd. and certain of our subsidiaries, we have an obligation to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access, and ITSO monitors our implementation of this obligation. These core principles are described under “Business — Certain Customer Service Agreements — Novation Agreements — Lifeline Connectivity Obligation Contracts.”

Current Corporate Structure

      Intelsat, Ltd., a limited liability company incorporated under the laws of Bermuda, is a holding company and is the issuer of the ordinary shares being offered by this prospectus. Intelsat, Ltd. was incorporated on December 14, 1999 and is subject to the Companies Act 1981 of Bermuda. The corporate structure of Intelsat, Ltd. and its principal subsidiaries is as follows:

      Intelsat (Bermuda), Ltd., a limited liability company incorporated under the laws of Bermuda, is a wholly owned subsidiary of Intelsat, Ltd. Intelsat Bermuda is responsible for the oversight of satellite procurement and operational matters. This subsidiary contracts with Intelsat LLC to buy all of Intelsat LLC’s satellite capacity and sells satellite capacity to Intelsat Global Sales and Intelsat Government Solutions Corporation.

      Intelsat Holdings LLC, a limited liability company organized under the laws of Delaware, is a wholly owned subsidiary of Intelsat Bermuda that in turn holds all of the membership interests in Intelsat LLC.

      Intelsat LLC, a limited liability company organized under the laws of Delaware, directly or indirectly holds our satellites, satellite licenses, rights to use orbital locations and other related assets. Intelsat LLC sells all of its satellite capacity to Intelsat Bermuda. Intelsat LLC is wholly owned by Intelsat Holdings LLC.

      Intelsat Global Sales & Marketing Ltd., a company organized under the laws of England and Wales, buys all of the satellite capacity that it requires from Intelsat Bermuda. Intelsat Global Sales, as the contracting party to most of our customer contracts, sells this satellite capacity directly to our customers and also sells satellite capacity to certain of our subsidiaries. Intelsat Global Sales is a wholly owned subsidiary of Intelsat Bermuda.

      Intelsat Global Service Corporation, a corporation organized under the laws of Delaware, provides technical, marketing and business support services to Intelsat, Ltd. and its subsidiaries pursuant to intercompany contracts. Intelsat Global Service Corporation is a wholly owned subsidiary of Intelsat Bermuda.

      Intelsat USA Sales Corp., a corporation organized under the laws of Delaware, is the contracting party with our U.S., Canadian and Caribbean customers. Intelsat USA Sales Corp. is a wholly owned subsidiary of Intelsat Global Sales.

      Intelsat Government Solutions Corporation, a corporation organized under the laws of Delaware, is the contracting party for our government customers in North America and Europe. Intelsat Government Solutions Corporation is a wholly owned subsidiary of Intelsat USA Sales Corp.

RECENT DEVELOPMENTS

Potential Investment in or Acquisition of Our Company

      We have recently had discussions with potential investors relating to a possible investment in, or acquisition of, our company. Some of these investors or groups of investors submitted non-binding preliminary indications of interest. However, for a number of reasons including the June 30, 2004 deadline under the ORBIT Act by which we must conduct an initial public offering and the resulting time constraints and limitations placed on the process, we have suspended this process. After the completion of this offering, we may explore the possibility of another party’s investment in, or acquisition of, our company, but we are under no obligation to do so. Even if we do so, we may ultimately decide not to pursue any such transaction. If such a transaction were to occur, it could materially affect the value of your ordinary shares and could result in the sale of your ordinary shares at a price that is different from the price at which you purchase ordinary shares in this offering. Any such transaction could materially impact our business, financial condition, methods of operation and future business strategies. We cannot determine today whether or when such a transaction might occur or, if it were to occur, what its structure or terms might be. Whether we decide to pursue such a process following completion of this offering and the outcome of any such process will depend on a number of factors. Many of these factors, such as the level of interest by potential investors and economic and market conditions at the time that we analyze whether to pursue such a process, are beyond our control.

      Before making any investment decision with respect to our ordinary shares, you should take into account the possibility that such a transaction may occur and, if it were to occur, the possible impact of any such transaction on us, the value of any of our ordinary shares that you acquire and your ability to continue to hold those ordinary shares. You should not make any assumptions as to whether, when or on what terms any such transaction may occur.

Purchase of the North American Satellite Assets of Loral

      In March 2004, we completed our purchase of certain of the Sellers’ satellites and other assets related to the satellites and the business conducted by the Sellers on those satellites. We purchased these satellites and related assets pursuant to an asset purchase agreement, dated as of July 15, 2003, as amended, among Intelsat, Ltd., Intelsat Bermuda and the Sellers.

      We believe that the Loral transaction has furthered our strategic objectives of enhancing our service application mix and geographic coverage and expanding our market share in the video business segment.

      The Loral transaction has enabled us to expand our global network to include a North American franchise. Given the scarcity of orbital locations, a North American franchise would have been difficult to build by other means. The transaction has also enabled us to increase our customer base for point-to-multipoint video and data applications. Going forward, we believe that the transaction will enable us to maintain our leadership position by:

•	increasing our revenue from broadcasting, cable television, private data networking and other point-to-multipoint applications that we believe are the leading service applications for satellite capacity; and

•	enabling us to offer content distribution services into and throughout the continental United States, the largest broadcasting market in the world, thereby permitting us to provide enhanced services to customers in the broadcasting segment worldwide.

      The primary assets that we acquired from the Sellers include the IA-5, IA-6 and IA-7 satellites in orbit, as well as the C-band payload and a portion of the common elements of the IA-13 satellite in orbit. The remainder of IA-13 is owned by EchoStar Communications Corporation. In addition, we acquired the IA-8 satellite, which is currently under construction. Under the original terms of the asset purchase agreement, we had also agreed to acquire the Telstar 4 satellite, which was declared a total loss in September 2003 due to a significant anomaly. In October 2003, we and the Sellers amended the asset purchase agreement to provide that we would not acquire ownership of Telstar 4. As a result of the loss of Telstar 4, as of December 31, 2003, the Sellers’ customers had cancelled contracts representing approximately $47 million of the Sellers’ future minimum lease receipts due from customers under long-term operating leases. The Sellers have announced that Telstar 4 was insured for $141.0 million, and we understand that the Sellers have filed an insurance claim for that amount. Under the asset purchase agreement, we are entitled to insurance proceeds relating to the Telstar 4 failure, net of specified warranty payments to customers. If warranty claims are made after we receive these insurance proceeds, we will be required to reimburse the Sellers for payments made in respect of these claims. To the extent the insurance proceeds in respect of Telstar 4 are less than $141.0 million, not taking into account warranty payments, we will receive a credit in the amount of such shortfall for payments we are required to make under the new procurement agreement with SS/L described further below. We currently expect the warranty payments owed to customers to be approximately $1.2 million. These warranty payments may increase if customers that previously leased capacity on the Telstar 4 satellite exercise termination rights.

      Satellites in the North American orbital arc are used primarily to provide cable programming distribution, video broadcasting services and private data networking services. Satellites in the 121°W to 139°W orbital locations are typically used for the distribution of cable programming, with C-band capacity on satellites in those orbital locations being used primarily by cable content providers for distribution to cable head-ends. Satellites in the 72°W to 103°W orbital locations are typically used for video broadcasting, private data networking and video contribution, with C- and Ku-band capacity on satellites in those orbital locations being used primarily by major broadcast networks to deliver content to affiliates across the United States.

      The in-orbit satellites that we acquired from the Sellers are used for cable programming distribution from the 121°W and 129°W orbital locations and for video broadcasting from the 93°W orbital location. The satellite in the 97°W orbital location is used by broadcasters and content providers for the direct-to-home broadcasting of specialty ethnic and regional programming. Together, the acquired satellites carry traffic for broadcasters, cable operators and private data network operators, including CBS Broadcasting Inc. and the Hughes Network Systems, Inc. division of Hughes Electronic Corporation. In addition, as of December 31, 2003, the acquired satellites had future minimum lease receipts due from customers under long-term operating leases of approximately $446 million. We understand that, in calculating future minimum lease receipts due from customers under long-term operating leases, Loral did not separately track what percentage was attributable to cancelable and non-cancelable contracts. Future minimum lease receipts due from Loral’s customers under long-term operating leases have been declining, and, as discussed in “Risk Factors,” portions of these future minimum lease receipts may be at risk as a result of financial difficulties experienced by several of the customers we acquired in the Loral transaction.

      The IA-8 satellite is expected to be launched into the 89°W orbital location, which had been occupied by Telstar 4, in the third quarter of 2004. Telstar 4 had been scheduled to move to the 77°W orbital location at that time. Under the terms of the asset purchase agreement, we acquired the rights to the 77°W orbital location, but no satellite is currently scheduled to be moved or launched into that orbital location.

      See “Business — Network” below for more information relating to the satellites we acquired from the Sellers, including their orbital locations and launch dates.

      In addition to these satellites, we acquired various assets relating to the satellites and the business that the Sellers conducted on these satellites. These assets include customer contracts, ground encryption units, ground control systems, software and satellite restoration plans. They also include FCC licenses, rights to the use of the orbital locations associated with the satellites and other governmental authorizations relating to the satellites, as well as related insurance policies.

      Total revenues generated by the in-orbit satellites that we acquired from the Sellers and Telstar 4 were, in the aggregate, $227.4 million for the year ended December 31, 2001, $200.1 million for the year ended December 31, 2002 and $143.6 million for the year ended December 31, 2003. Total revenues refers to the aggregate revenues recognized by the Sellers for the periods indicated in accordance with U.S. generally accepted accounting principles, consistently applied, for services rendered under customer service contracts and on an incremental or short-term basis. For further financial information relating to the satellites and related assets acquired from the Sellers, see “Selected Financial Data of the Loral Transferred Satellites.”

      Pursuant to the asset purchase agreement, in March 2004 we entered into a procurement agreement with SS/L for a new satellite to be launched into one of our existing orbital locations. At the time of the closing of the Loral transaction, we paid to SS/L a deposit of $50.0 million as prepayment for a portion of the purchase price of the new satellite. SS/L’s obligations under the procurement agreement have been secured by SS/L’s and its affiliates’ interests in an in-orbit satellite, insurance proceeds relating to the satellite and other collateral. SS/L manufactured the last seven of our IS satellites.

      The purchase price for the assets we acquired from the Sellers was $961.1 million. This amount is subject to adjustment if either we or the Sellers object to the determination of the final purchase price within 60 days after the closing of the transaction. If we and the Sellers are unable to resolve all disputes within 15 days after notice of an objection is delivered, we or the Sellers may submit the matters in dispute to an arbiter for determination. The arbiter is required to render a report as to the matters in dispute and determine the final purchase price within 30 days of its appointment.

      We have also assumed specified contractual commitments of the Sellers under contracts relating to the acquired satellites. For example, we have agreed to pay up to $130.0 million under the procurement agreement relating to IA-8 and have agreed to assume specified contractual commitments under other procurement agreements. The assumed liabilities also generally include liabilities arising under the customer contracts and other contracts relating to the acquired satellites, warranty claims made after the closing and other specified contractual commitments relating to the satellites arising after the closing in connection with the operation of the satellites.

      The Sellers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and will continue to operate as debtors in possession. The sale of the Sellers’ North American satellite assets to us was approved by the bankruptcy court. The bankruptcy court’s order approving the sale contained findings including, among others, that the sale was in the best interests of the Sellers, that we acted in “good faith” as purchaser and that the assets would be transferred to us free and clear of liens, claims and encumbrances and other interests, except with respect to liabilities that we expressly agreed to assume in the asset purchase agreement. We are dependent on services provided by the Sellers in order to, among other things, integrate and operate the acquired satellites as part of our business. The Sellers’ pending bankruptcy proceedings may negatively impact their ability to provide services to us. See “Risk Factors” for a discussion of the risks associated with our dependence on services provided by the Sellers.

      We are accounting for the Loral transaction under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Therefore, the total consideration paid, together with the direct costs of the transaction, are being allocated to the acquired tangible and identifiable intangible assets and liabilities based on their estimated fair market values, with any excess being treated as goodwill. The assets, liabilities and results of operations of the acquired business are being consolidated into our assets, liabilities and results of operations beginning on the date that the Loral transaction was completed.

      See “Risk Factors” for a discussion of risks relating to the Loral transaction.

USE OF PROCEEDS

      We estimate the net proceeds to us from the sale of                      ordinary shares in this offering at an assumed initial offering price of $13.00 per ordinary share, which is the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus, will be approximately $                      million, assuming no exercise by the underwriters of the over-allotment option, after deducting the estimated underwriting discount and offering expenses payable by us. We will not receive any proceeds from the sales of ordinary shares by the selling shareholders. To the extent we do not have sufficient cash on hand, we intend to use the net proceeds from this offering to repay $200.0 million in principal amount of our Eurobond 8 3/8% Notes due October 14, 2004. In addition, we intend to use the net proceeds to us from this offering for general corporate purposes and to fund any future strategic transactions.

DILUTION

      If you purchase ordinary shares in this offering, you will experience immediate dilution to the extent of the difference between the initial public offering price per ordinary share and the pro forma as adjusted net tangible book value per ordinary share upon the completion of this offering.

      Pro forma net tangible book value represents the amount of our total shareholders’ equity less our intangible assets, after giving pro forma effect to the Loral transaction. Pro forma net tangible book value per share is determined by dividing our pro forma net tangible book value by the number of our outstanding ordinary shares.

      As of December 31, 2003, our pro forma net tangible book value was $2,010.4 million, or approximately $12.54 per ordinary share, after giving effect to our completion of the Loral transaction as if such transaction had been completed on December 31, 2003. Based on an assumed initial public offering price of $13.00 per ordinary share, which is the midpoint of the range of the initial public offering prices set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2003 would have been $          , or $           per ordinary share. This figure represents an immediate increase in net tangible book value of $          per ordinary share to existing shareholders and an immediate dilution of $            per share to new investors. Dilution is determined by subtracting the net tangible book value per ordinary share after the offering from the amount of cash a new investor pays for an ordinary share.

      The following table illustrates this per share dilution to new investors:

Initial public offering price per ordinary share			$
Pro forma net tangible book value per ordinary share as of December 31, 2003		$12.54
Increase per ordinary share attributable to this offering	$

Pro forma as adjusted net tangible book value per ordinary share after this offering			$

Dilution per ordinary share to new investors in this offering			$

      If we sell additional ordinary shares to the underwriters pursuant to their exercise of the over-allotment option, there will be further dilution to new investors. In addition, to the extent outstanding share options are exercised, there will be further dilution to new investors.

DIVIDENDS AND DIVIDEND POLICY

      Since our formation in connection with the privatization of the IGO, we have not declared or paid cash dividends on our ordinary shares. The holders of ordinary shares will share proportionately on a per share basis in all dividends and other distributions, if any, declared by our board of directors. The declaration of dividends by Intelsat, Ltd. is subject to the discretion of our board of directors. Our board of directors currently intends to pay regular quarterly dividends on our ordinary shares. The first dividend is expected to be declared in the first full fiscal quarter following the consummation of this offering. Our board of directors will determine the exact amount of any such dividend, and will review our dividend policy from time to time in light of the conditions existing at the time, including our financial condition, results of operations, capital requirements, any contractual and other relevant legal and regulatory restrictions, general business conditions and such other factors as our board of directors deems relevant.

      Under Bermuda law, a Bermuda company may not declare or pay dividends if there are reasonable grounds for believing that the company is, or after the payment would be, unable to pay its liabilities as they become due or that the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. In addition, under our $800.0 million credit facility, we are restricted from paying any cash dividend if we are in default under the credit facility or if the aggregate amount of cash dividends we have paid from April 1, 2004 through and including the last day of the fiscal quarter most recently ended prior to the dividend payment date exceeds the sum of 50% of the consolidated net income of us and some of our subsidiaries for such period plus $200.0 million.

CAPITALIZATION

      The following table sets forth our capitalization as of February 29, 2004:

•	on an actual basis,

•	on a pro forma basis to give effect to the Loral transaction as if such transaction had been completed on February 29, 2004, and

•	on a pro forma, as adjusted basis to give effect to the Loral transaction, the sale by us of ordinary shares in this offering at an assumed initial public offering price of $13.00 per share, which is the midpoint of the range of the initial public offering prices set forth on the cover page of this prospectus, and payment of the underwriting discounts and estimated expenses payable by us, in each case as if such event had occurred on February 29, 2004.

      You should read this table in conjunction with our consolidated financial statements and their notes included elsewhere in this prospectus. As described in “Use of Proceeds,” we intend to use our net proceeds from this offering for general corporate purposes and, if necessary, to repay outstanding indebtedness.

	As of
	February 29, 2004

			Pro Forma,
	Actual	Pro Forma	As Adjusted

	(in millions)
Long-term debt, including current portion:
$500.0 million three-year unsecured revolving credit facility(1)	$—	$	$
Commercial paper	—
Senior notes due 2008	399.9
Senior notes due 2012	596.3
Senior notes due 2013	697.9
Bonds payable	600.0
Notes payable	34.9
Capital lease obligations	40.2

Total long-term debt, including current portion	2,369.2

Shareholders’ equity:
Preference shares, $3.00 par value, 2,500,000 shares authorized, no shares issued or outstanding	—
Ordinary shares, $3.00 par value, 216,666,666 2/3 shares authorized, 166,666,755 shares issued actual and pro forma, shares issued pro forma, as adjusted	500.0
Paid-in capital	1,301.9
Retained earnings	663.8
Ordinary shares purchased by subsidiary, 6,284,635 shares	(106.8)
Accumulated other comprehensive income	0.1

Total shareholders’ equity(2)	2,359.0

Total capitalization	$4,728.2	$	$

(1)	As of February 29, 2004, we had $500.0 million in available capacity and no borrowings outstanding under our $500.0 million three-year unsecured revolving credit facility. In December 2003, we entered into a credit agreement for an $800.0 million three-year unsecured credit facility, consisting of a $400.0 million term loan facility and a $400.0 million revolving facility. Upon the closing of this new credit facility in March 2004, the $400.0 million revolving facility replaced our $500.0 million three-year unsecured revolving credit facility entered into on March 21, 2002. We intend to use the new revolving credit facility for working capital requirements and to support our commercial paper program. In March 2004, we borrowed $200.0 million under the $400.0 million term loan facility in order to repay $200.0 million in principal amount of Dragon bond 6 5/8% Notes due March 22, 2004. We may also use the new credit facility to pay other near-term debt obligations as they become due. Our new credit facility is described further below under “Description of Material Indebtedness — $800.0 Million Credit Facility.”

(2)	Does not include 10,053,333 ordinary shares reserved for issuance pursuant to share incentive plans.

SELECTED FINANCIAL DATA OF INTELSAT, LTD.

      The following selected financial data should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and their notes included elsewhere in this prospectus. The consolidated statement of operations data for each of the years in the five-year period ended December 31, 2003 and the consolidated balance sheet data for the years ended December 31, 2000, 2001, 2002 and 2003 have been derived from consolidated financial statements audited by KPMG LLP, independent auditors. The consolidated statement of operations data for the years ended December 31, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999, 2000 and 2001 have been derived from financial statements that are not included in this prospectus.

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue	$979,032	$1,099,751	$1,084,009	$991,956	$952,781

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	93,180	93,162	101,985	117,405	136,223
Selling, general and administrative	47,362	61,900	95,600	121,077	132,750
Depreciation and amortization(1)	441,183	414,250	340,449	361,322	403,234
Privatization initiative	11,433	21,575	33,576	—	—
IS-10-01 contract termination costs	—	—	—	34,358	(3,000)
Restructuring costs	—	—	7,300	5,522	(837)

Total operating expenses	593,158	590,887	578,910	639,684	668,370

Income from operations	385,874	508,864	505,099	352,272	284,411
Interest expense, net	(59,263)	(24,859)	(13,050)	(55,053)	(97,789)
Other income, net	29,561	20,885	12,293	9,942	20,626

Income before income taxes	356,172	504,890	504,342	307,161	207,248
Provision for income taxes(2)	—	—	5,359	33,021	26,129

Net income	$356,172	$504,890	$498,983	$274,140	$181,119

Basic and diluted net income per ordinary share(3)	$2.14	$3.03	$2.99	$1.66	$1.13
Dividends per ordinary share	—	—	—	—	—
Basic and diluted weighted average ordinary shares outstanding(3)	166,666,755	166,666,755	166,666,755	164,893,283	160,382,120
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$820,886	$933,048	$856,388	$657,985	$604,605
Net cash used in investing activities	(330,327)	(546,020)	(663,671)	(678,222)	(968,317)
Net cash (used in) provided by financing activities	(464,855)	(411,828)	(191,161)	31,504	956,425

	As of December 31,

	1999	2000	2001	2002	2003

	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Current assets	$324,188	$300,491	$264,697	$280,926	$1,519,467
Non-current assets	2,839,901	2,898,672	3,311,438	3,684,506	3,553,250

Total assets	3,164,089	3,199,163	3,576,135	3,965,432	5,072,717

Current liabilities	426,013	471,798	260,607	307,651	1,347,575
Non-current liabilities	1,186,669	1,025,725	1,319,702	1,507,547	1,365,627

Total liabilities	1,612,682	1,497,523	1,580,309	1,815,198	2,713,202

Total shareholders’ equity	1,551,407	1,701,640	1,995,826	2,150,234	2,344,400
Book value per ordinary share	$9.31	$10.21	$11.97	$13.41	$14.62

(footnotes on following page)

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(in thousands)
Other Data (unaudited):
EBITDA(4)(5)	$856,618	$943,999	$857,841	$723,536	$708,271
Reconciliation of Net Income to EBITDA:
Net income	$356,172	$504,890	$498,983	$274,140	$181,119
Add:
Interest expense, net	59,263	24,859	13,050	55,053	97,789
Provision for income taxes(2)	—	—	5,359	33,021	26,129
Depreciation and amortization	441,183	414,250	340,449	361,322	403,234

EBITDA(4)(5)	$856,618	$943,999	$857,841	$723,536	$708,271

(1)	As of January 1, 2001, we revised the estimated useful lives for certain satellites. The effect of these revised estimates was to increase the useful lives of substantially all of our Intelsat VII and VIII series satellites and thereby decrease depreciation expense by approximately $60,507 for the year ended December 31, 2001.

(2)	Prior to privatization, the IGO was not subject to income taxes. Upon privatization, Intelsat, Ltd. and its subsidiaries became subject to taxes in various jurisdictions. Results of operations for the period from privatization through December 31, 2003 include a provision for these taxes. Intelsat, Ltd. and its subsidiaries also recognized a deferred tax benefit upon privatization as a result of the change in taxable status.

(3)	Basic and diluted net income per ordinary share for each of the three years ended December 31, 2001 has been computed assuming 166,666,755 ordinary shares had been outstanding for those periods. Basic and diluted net income per ordinary share for each of the four years ended December 31, 2002 also assumes that our June 4, 2002 share consolidation occurred at the beginning of the earliest period presented. On June 4, 2002, we amended our bye-laws to decrease the number of authorized ordinary shares from 650,000,000 ordinary shares with a par value of $1.00 per share to 216,666,666 2/3 ordinary shares with a par value of $3.00 per share, and to decrease the number of authorized preference shares from 7,500,000 preference shares with a par value of $1.00 per share to 2,500,000 preference shares with a par value of $3.00 per share. Prior to our share consolidation, we had 500,000,000 ordinary shares outstanding and no preference shares outstanding. At December 31, 2003, we had, for accounting purposes, 160,382,120 ordinary shares outstanding and no preference shares outstanding. This number of ordinary shares outstanding excludes the 6,284,635 ordinary shares purchased from Teleglobe Inc. by our Intelsat Global Sales subsidiary.

(4)	EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies. You should not consider EBITDA as an alternative to operating or net income, determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with generally accepted accounting principles, as an indicator of cash flows, or as a measure of liquidity.

(5)	EBITDA for 2002 and 2003 includes non-operating other income related to an obligation payable by us to Teleglobe Inc. of $6,080 and $19,780, respectively.

SELECTED FINANCIAL DATA OF THE LORAL TRANSFERRED SATELLITES

      The following selected historical financial data related to the Loral Transferred Satellites should be read in conjunction with, and is qualified by reference to, the combined statements of net assets sold and the related combined statements of revenues and direct expenses of the Loral Transferred Satellites and their notes included elsewhere in this prospectus. The combined statements of net assets sold as of December 31, 2002 and 2003 and the combined statements of revenues and direct expenses for each of the three years in the period ended December 31, 2003 have been derived from the combined statements of net assets sold and the related combined statements of revenues and direct expenses of the Loral Transferred Satellites audited by Grant Thornton LLP and included elsewhere in this prospectus.

	As of December 31,

	2002	2003

	(in thousands)
Combined Statements of Net Assets Sold:
Assets
Total assets sold	$1,027,198	$1,012,377
Liabilities
Total liabilities transferred	62,647	58,910

Net assets sold	$964,551	$953,467

	Year Ended December 31,

	2001	2002	2003

	(in thousands)
Combined Statements of Revenues and Direct Expenses:
Revenues from satellite services	$227,389	$200,122	$143,564
Costs of satellite services:
Insurance	14,992	14,585	18,715
Insurance recoveries	—	—	(8,895)
Depreciation	57,259	57,487	53,764
Amortization	5,141	3,524	3,523
Other costs of satellite services	8,180	7,621	10,065

Total costs of satellite services	85,572	83,217	77,172

Gross profit	141,817	116,905	66,392

Other direct expenses:
Sales and marketing	6,326	5,554	3,778
General and administrative	14,800	17,137	15,839
Interest expense on orbital incentives	2,523	2,337	2,209

Total other direct expenses	23,649	25,028	21,826

Excess of revenues over direct expenses before cumulative effect of change in accounting principle	118,168	91,877	44,566
Cumulative effect of change in accounting principle	—	(56,884)	—

Excess of revenues over direct expenses	$118,168	$34,993	$44,566

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2003 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 are based on our historical consolidated financial statements and the historical combined financial statements of the Loral Transferred Satellites after giving effect to our March 2004 acquisition of the Loral Transferred Satellites as if such acquisition had occurred on December 31, 2003 for purposes of the pro forma condensed consolidated balance sheet and on January 1, 2003 for purposes of the pro forma condensed consolidated statement of operations. The unaudited pro forma condensed consolidated statement of operations also gives effect to our issuance and sale in November 2003 of $400.0 million in aggregate principal amount of 5 1/4% Senior Notes due 2008 and $700.0 million in aggregate principal amount of 6 1/2% Senior Notes due 2013 in order to finance the Loral transaction, and the application of the net proceeds therefrom, as if these events had occurred on January 1, 2003. References in this “Unaudited Pro Forma Condensed Consolidated Financial Statements” section to the historical combined financial statements of the Loral Transferred Satellites refer to the combined statements of net assets sold and the related combined statements of revenues and direct expenses of the Loral Transferred Satellites and their notes included elsewhere in this prospectus. Our acquisition of the Loral Transferred Satellites is being treated as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, which is described elsewhere in this prospectus.

      The pro forma information presented is based on preliminary estimates, available information and assumptions and may be revised as additional information becomes available. The pro forma information is being furnished solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or date indicated, nor is it necessarily indicative of future results. For example, the pro forma information does not reflect cost savings that we expect to realize from operational synergies, as these expected cost savings and operational synergies may not be realized, and does not reflect integration costs, in each case as of the date or for the period presented.

      Because the Loral Transferred Satellites were a part of Loral Space & Communications Ltd. rather than a stand-alone company, sales and marketing and other general and administrative expenses, as well as other costs of satellite services, were allocated to the Loral Transferred Satellites in the periods covered by the historical combined financial statements of the Loral Transferred Satellites. These expenses may not be indicative of, and it is not feasible to estimate, the nature and level of expenses that might have been incurred had the Loral Transferred Satellites been operated as a stand-alone entity for the period presented. The historical combined financial statements of the Loral Transferred Satellites also do not include any debt or related interest expense of Loral Space & Communications Ltd. for the period presented.

      Pro forma adjustments are necessary to reflect the estimated purchase price for the assets acquired from the Sellers and the issuance of our 5 1/4% Senior Notes due 2008 and 6 1/2% Senior Notes due 2013, as well as to adjust amounts related to the acquired net tangible and intangible assets to their estimated fair values. Pro forma adjustments are also necessary to reflect the changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, the amortization expense related to amortizable intangible assets, interest expense and the income tax effect related to the pro forma adjustments. In addition, pro forma adjustments are necessary with respect to the recording of deferred revenue, as well as to eliminate the cumulative effect of a change in accounting principle recorded in the historical combined financial statements of the Loral Transferred Satellites relating to the valuation of goodwill. Finally, pro forma adjustments are necessary to reflect the elimination of an insurance recovery due to a partial in-orbit failure recorded in the historical combined financial statements of the Loral Transferred Satellites, as it is our policy to account for insurance recoveries as a reduction in the book value of the affected satellite, rather than as a gain.

      The pro forma adjustments and allocation of the purchase price are preliminary and are based on our estimates of the fair values of the assets acquired and liabilities assumed. The preliminary work performed by independent third-party appraisers has been considered in our estimates of the fair values reflected in these unaudited pro forma condensed consolidated financial statements.

      The final purchase price allocation is dependent on whether there is any post-closing adjustment to the purchase price and on the finalization of asset and liability valuations. A final determination of these fair values will include our consideration of a final valuation prepared by the independent third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets of the Loral Transferred Satellites that existed as of the closing date of the Loral transaction. Any final adjustment may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial statements, including the creation of goodwill.

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical consolidated financial statements and their notes and the historical combined financial statements of the Loral Transferred Satellites included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition that we would have reported had the Loral transaction been completed as of the dates presented, and should not be taken as representative of our consolidated results of operations or financial condition following the completion of the transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2003

			Pro Forma Adjustments
	Historical
			Loral
		Loral	Transferred		Issuance and
		Transferred	Satellites		Sale of	Pro Forma,
	Intelsat	Satellites	Purchase		Senior Notes	As Adjusted

	(in thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$601,296	$—	($278,376	) (1)	$—	$322,920
Restricted cash	700,000		(700,000	) (1)		—
Receivables, net of allowance of $32,110	203,647	—	—		—	203,647
Deferred income taxes	14,524	—	—		—	14,524
Other current assets	—	122,339	23,210	(2)	—	145,549

Total current assets	1,519,467	122,339	(955,166)		—	686,640
Satellites and other property and equipment, net	3,293,008	872,622	(233,813	) (3)	—	3,931,817
Goodwill	58,202	—	—		—	58,202
Intangible assets, net	25,205	17,416	233,167	(4)		275,788
Deferred income taxes	1,943	—	—		—	1,943
Investment in affiliate	56,916	—	—		—	56,916
Other assets	117,976	—	12,011	(5)	—	129,987

Total assets	$5,072,717	$1,012,377	($943,801)		$—	$5,141,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,098,591	$—	($698,591	) (6)	$—	$400,000
Accounts payable and accrued liabilities	207,941	4,362	119	(7)	—	212,422
Deferred satellite performance incentives	7,118	28,018	(28,018	) (8)	—	7,118
Deferred revenue	28,635	26,530	(13,531	) (7)	—	41,634
Capital lease obligations	5,290	—	—		—	5,290

Total current liabilities	1,347,575	58,910	(740,021)		—	666,464
Long-term debt, net of current portion	1,265,349	—	698,591	(6)	—	1,963,940
Deferred satellite performance incentives, net of current portion	45,296	—	—		—	45,296
Deferred revenue, net of current portion	6,801	—	51,096	(7)	—	57,897
Accrued retirement benefits	48,181	—	—		—	48,181

Total liabilities	2,713,202	58,910	9,666		—	2,781,778

Minority interest in consolidated affiliate	15,115	—	—		—	15,115
Shareholders’ equity:
Preference shares, $3.00 par value, 2,500,000 shares authorized, no shares issued or outstanding	—	—	—		—	—
Ordinary shares, $3.00 par value, 216,666,666 2/3 shares authorized, 166,666,755 shares issued	500,000	—	—		—	500,000
Paid-in capital	1,301,886	—	—		—	1,301,886
Retained earnings	649,199	—	—		—	649,199
Accumulated other comprehensive (loss) income:
Minimum pension liability, net of tax	(1,270)	—	—		—	(1,270)
Unrealized gain on available-for-sale securities, net of tax	1,403	—	—		—	1,403
Ordinary shares purchased by subsidiary, 6,284,635 shares	(106,818)		—		—	(106,818)

Total shareholders’ equity	2,344,400		—		—	2,344,400

Total liabilities and shareholders’ equity	$5,072,717		$9,666		$—	$5,141,293

Net assets sold		$953,467

(amounts in thousands)

(1)	Reflects the cash consideration and estimated transaction costs of the Loral transaction and is comprised of the following:

Cash purchase price	$952,784
Cash paid for in-orbit insurance	11,054
Estimated transaction costs	14,538

$978,376

The cash purchase price reflects the purchase price paid for the acquired assets on the closing date of the transaction and assumes that no post-closing adjustment to the purchase price will be required under the terms of the asset purchase agreement. See “Recent Developments — Purchase of the North American Satellite Assets of Loral” for information about possible post-closing adjustments to the purchase price.

The cash paid for in-orbit insurance of $11,054 reflects the increase in the purchase price as provided for under the asset purchase agreement relating to in-orbit insurance premiums already paid by the Sellers for periods following the completion of the Loral transaction.

Estimated transaction costs of $14,538 reflect our estimate of the financial advisory fees, legal fees and expenses, fees and expenses of independent accountants, expenses associated with due diligence and other expenses associated with the Loral transaction.

(2)	Reflects an increase in a receivable from $109,507 relating to insurance proceeds that the Sellers expect to receive to estimated insurance proceeds of $141,000 in connection with the total loss of Telstar 4. The adjustment assumes that the full insured value of Telstar 4 will be recovered. We have assumed the insurance receivable as provided under the asset purchase agreement, and the estimated insurance proceeds related to the Telstar 4 loss are reflected in the pro forma balance sheet presented above as an other asset. If we are unable to collect the full amount of the estimated insurance proceeds, the uncollected amount will be treated as a reduction to the purchase price payable under our new procurement agreement with SS/L in the form of a credit against milestone payments due under the agreement.

Also reflects an adjustment to prepaid in-orbit insurance of $6,505 to reflect the carrying amount pursuant to our accounting policy on in-orbit insurance. Additionally, reflects adjustments to eliminate deferred charges of $1,635 arising from timing differences between revenue recognized and receipt of cash from Loral customers and other assets of $143, in each case as reflected in the historical combined financial statements of the Loral Transferred Satellites and for which we will derive no future benefit.

(3)	Reflects the adjustments required to record the acquired satellite assets at their estimated fair values.

(4)	Reflects the adjustment to other intangible assets for the recording of the estimated fair value of identifiable intangible assets acquired in the Loral transaction, which consist of orbital locations with an estimated aggregate fair value in the amount of $202,459 and customer relationships with an estimated aggregate fair value in the amount of $48,124. The orbital locations are estimated to have indefinite useful lives and the customer relationships are estimated to have an average useful life of 14 years. In connection with an International Telecommunication Union priority issue relating to one of these orbital locations, there was a decrease in the value of this location. We have estimated the decrease in value as a result of this issue and the impact that this decrease has had on the unaudited pro forma condensed consolidated financial statements. The amount of this decrease is subject to adjustment based on final resolution of the priority issue. Any adjustment would result in a reallocation of the purchase price for the Loral transaction, which could result in a change in depreciation and amortization.

The adjustment to other intangible assets also reflects the elimination of the historical other acquired intangible assets balance of the Loral Transferred Satellites of $17,416. The other acquired intangible assets that have been eliminated relate to satellite-related intangible assets, regulatory fees and fees paid for the rights to use transponders on one of the acquired satellites.

(5)	Represents notes receivable acquired under the asset purchase agreement with the Sellers.

(6)	Represents the reclassification upon the closing of the Loral transaction as long-term debt of a portion of the proceeds from our issuance of Senior Notes in November 2003 that was classified as current as of December 31, 2003 because it was subject to mandatory redemption as of that date if, among other things, the Loral transaction was not completed by April 30, 2004.

(7)	Reflects adjustments for the recording of deferred revenue of $64,095 relating to transponders that have been sold and prepaid amounts for transponder capacity, in each case on the acquired satellites, as well as the elimination of the historical deferred revenue balance of the Loral Transferred Satellites. Current deferred revenue reflects the elimination of the historical deferred revenue balance of the Loral Transferred Satellites of $26,530 and the recording of deferred revenue of $12,999 to reflect the amount that will be amortized into revenue within one year, for a net adjustment of $13,531. The recording of deferred revenue, net of current portion, of $51,096 reflects the expected revenue to be amortized beyond this one-year period. Deferred revenue has been recorded because we are obligated to provide services under acquired customer contracts.

Accounts payable and accrued liabilities reflect the elimination of accrued liabilities that will not result in cash payments by us of $4,362, the addition of liabilities assumed by us of $3,324 and the recording of expected cash warranty payments to customers related to the total loss of Telstar 4 described in Note 2 above of $1,157. The expected cash warranty payment of $1,157 is subject to adjustment. For example, expected warranty payments may increase if customers that previously leased capacity on the Telstar 4 satellite exercise termination rights. Any adjustment in the expected cash warranty payment would result in a reallocation of the purchase price for the Loral transaction.

(8)	Reflects the elimination of the orbital incentives payable reflected on the historical combined financial statements of the Loral Transferred Satellites, as we did not assume these payment obligations as part of the Loral transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

	Historical		Pro Forma Adjustments

			Loral
		Loral	Transferred		Issuance and
		Transferred	Satellites		Sale of		Pro Forma,
	Intelsat	Satellites	Purchase		Senior Notes		As Adjusted

	(in thousands, except per share data)
Revenue	$952,781	$143,564	$13,004	(3)	$—		$1,109,349
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	136,223	28,780 (1)	(2,012	) (4)	—		162,991
Selling, general and administrative	132,750	19,617 (2)	—		—		152,367
Depreciation and amortization	403,234	57,287	(7,617	) (5)	—		452,904
IS-10-01 contract termination costs	(3,000)	—	—		—		(3,000)
Restructuring costs	(837)	—	—		—		(837)
Insurance recovery	—	(8,895)	8,895		—		—

Total operating expenses	668,370	96,789	(734)		—		764,425

Income from operations	284,411	46,775	13,738		—		344,924
Interest expense, net	(97,789)	(2,209)	—		(44,557	)(7)	(144,555)
Other income, net	20,626	—	—		—		20,626

Income before income taxes	207,248	44,566	13,738		(44,557)		220,995
Provision for income taxes	26,129	—	1,724	(6)	—		27,853

Net income	$181,119	$44,566	$12,014		($44,557)		$193,142

Basic and diluted net income per ordinary share	$1.13						$1.20
Weighted average shares outstanding: basic and diluted	160,382,120						160,382,120

(amounts in thousands, except percentages)

(1)	Includes insurance and other costs of satellite services as presented on the historical combined financial statements of the Loral Transferred Satellites to conform to our presentation.

(2)	Includes sales and marketing and general and administrative expenses as presented on the historical combined financial statements of the Loral Transferred Satellites to conform to our presentation.

(3)	Reflects adjustment to amortize deferred revenue earned during the period relating to sold transponders and prepaid amounts for transponder capacity on the acquired satellites.

(4)	Reflects adjustment to amortize pre-paid in-orbit insurance pursuant to our accounting policy relating to in-orbit insurance.

(5)	Represents adjustment to reflect the depreciation and amortization resulting from fair value adjustments to the satellites and amortizable intangible assets that we acquired as indicated below:

Increase/(Decrease)

Historical depreciation of the Loral Transferred Satellites	($57,287)
Depreciation on acquired satellites	46,233
Amortization on customer relationships	3,437

Net adjustment to depreciation and amortization	($7,617)

(6)	Reflects the estimated tax effect on the historical results of operations of the Loral Transferred Satellites.

(7)	Reflects incremental interest expense related to the incurrence of additional indebtedness, consisting of the issuance of Senior Notes in the principal amount of $400,000, bearing interest at 5 1/4%, and $700,000, bearing interest at 6 1/2%, respectively. The adjustment assumes amortization of debt issuance costs using the effective interest method, including the amortization of the discount on the notes, net of interest capitalized of $13,742.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read together with the “Selected Financial Data of Intelsat, Ltd.” and our consolidated financial statements and their notes included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. See “Risk Factors” and “Forward-Looking Statements” for a discussion of factors that could cause our future financial condition and results of operations to be different from those discussed below.

      Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

      Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and all monetary amounts in this prospectus are presented in, U.S. dollars. Unless otherwise indicated, the financial information contained in this prospectus has been prepared in accordance with accounting principles generally accepted in the United States.

Overview

      We are a leading provider of satellite communications services worldwide, supplying video, voice and data connectivity in over 200 countries and territories. Our global communications network includes 27 satellites in orbit, leased capacity on 2 additional satellites owned by other satellite operators in the Asia-Pacific region and ground facilities related to the operation and control of our satellites. Our network also includes ground network assets consisting of teleports, points of presence and fiber connectivity in locations around the world that we are using to provide integrated end-to-end services. We are a Bermuda holding company and conduct our operations through our sales, service and license subsidiaries, supported by our regional sales and marketing support offices. In March 2004, we acquired the North American satellite assets of Loral Space & Communications Corporation and certain of its affiliates. For information about the Loral transaction, see “Recent Developments — Purchase of the North American Satellite Assets of Loral.”

Revenue

      We earn revenue primarily by selling satellite transponder capacity to our customers. Communications satellites generally, including the satellites in our fleet, have components referred to as transponders that receive communications signals from the ground, convert signal frequency and amplify and retransmit signals back to earth. The number of transponders on a satellite can be used as a measure of the communications capacity of that satellite.

      We also earn revenue by providing managed services to our customers. Managed services combine satellite capacity, teleport facilities, satellite communications hardware and fiber optic cable and other ground facilities to provide bundled, broadband and private network services to our customers. Managed services include monitoring the performance of our customers’ networks as part of the service.

      According to transmission plans and traffic information supplied by our customers, we believe that our satellite capacity is used by our customers for five main service applications: carrier services, which are primarily point-to-point services; corporate network services; video services; Internet services; and government/ military services. We have included government/ military services as a fifth service application category since January 1, 2003. See “Business — Our Customers and Service Applications” for descriptions of these five service applications and the percentage of our revenue we believe each represents.

      Our customers obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. These agreements offer different service commitment types, including lease, channel and carrier, and managed services.

      The various master customer agreements and related service orders under which we sell our services specify, among other things, the amount of satellite capacity to be provided, whether service will be preemptible or non-preemptible and the service term. The service term can vary from occasional use service measured in minutes to periods ranging from 1 day to as long as 15 years.

      We believe our geographically diverse revenue base provides some protection from adverse regional economic conditions, although not from a general global economic downturn. See “Business — Geographic Distribution of Our Revenue” for a discussion of our revenue by geographic region.

      Our revenue at any given time is partially dependent on the communications capacity supply available in the market, including capacity from other satellite providers and from competing technologies such as fiber optic cable networks, and the level of demand for that capacity. The launch of new satellites can enhance revenue when these satellites are placed into orbital locations where demand for communications capacity exceeds the supply. However, the expected positive impact on revenue will not be realized fully when the increase in supply that comes with the launch of a new satellite exceeds the increase in demand.

      There are a number of trends affecting our revenue. For example, revenue from carrier applications has been declining in recent years, and the decline in future years could be significant. This trend is principally due to the build-out of fiber optic cable capacity, which is generally less expensive than satellite capacity when it is available to provide service between two fixed points. We expect revenue from our carrier applications to continue to decline because of the competition from fiber optic cable. See “Risk Factors” for a discussion of the potential impact of this competition on our revenue. Despite the decline in revenue on affected routes, we believe we will continue to earn a significant percentage of our revenue from carrier applications in the near term. We believe we will generate this revenue by, among other things, servicing our backlog, serving customers using satellite capacity for thin-route and middle-mile applications, and developing relationships with new customers in deregulating markets. We also believe that we will generate this revenue by supporting customers providing alternatives to traditional voice and data services, and by introducing new, more cost-effective technologies and offering integrated and managed services. See “Business — Our Strategy — Sustain Our Leadership Position in the Voice and Data Customer Segments” for a discussion of our strategy with respect to carrier services.

      Another trend affecting our revenue is the general downturn in the telecommunications sector that has primarily impacted incumbent telecommunications providers, many of which are our customers. The financial difficulties of some of our customers such as MCI, Inc., Teleglobe Inc. and Verestar, Inc. have had a negative impact on our revenue. We believe that the market and financial pressures faced by incumbent telecommunications providers have resulted in these providers seeking to optimize their networks, in part by consolidating their use of our capacity, particularly their traditional carrier service commitments, into service commitments that are more economical to them and that reduce our revenue. Our business strategy includes offering a more diverse portfolio of services, including integrated and managed services. It also includes marketing services to competitive providers, including wireless service providers, in deregulating markets to mitigate the risks associated with reduced revenue from incumbent providers and to diversify our customer base. See “Risk Factors” for a description of the risks associated with our customers that are telecommunications services providers.

      We believe that the flexibility we have as a private company in pricing our services and in offering new services should positively affect our revenue from certain geographic regions over the long term. As the IGO, we priced our services solely on the basis of three factors: the amount of capacity obtained, whether the services were preemptible or non-preemptible and the duration of the commitment. Although the pricing of our services is fixed for the duration of existing service commitments, we have sought to price new service commitments competitively to reflect regional demand and other differentiating factors to the extent permissible under the contractual restrictions noted in the paragraph below. Also, as the IGO, we were restricted solely to providing satellite capacity to our customers to the exclusion of other service offerings. As a private company, we have no such restrictions and currently provide a number of integrated and managed services. We believe that this flexibility in pricing our services and in offering new services will have a positive effect on our revenue from certain geographic regions over the long term. See “Business — Our Strategy” for a discussion of our strategy for new service offerings. However, we have recently been experiencing pricing pressure for services in the Asian and Latin American markets that has negatively impacted our revenue in these markets. Pricing for our services has also been negatively impacted by consolidation among users of our satellite capacity. Mergers in the telecommunications industry have contributed to reduced demand for wholesale satellite capacity, which has triggered price competition among fixed satellite services providers.

      Although as a private company we are no longer subject to the restrictions on pricing our services that we were subject to as the IGO, we are subject to contractual restrictions that constrain our ability to price services in some circumstances. These contractual restrictions include the MFC protection provisions of the novation agreements. MFC protection entitles eligible customers to the lowest rate that we charge after July 18, 2001 for satellite capacity having substantially the same technical and commercial terms, subject to limited exceptions. As of December 31, 2003, our MFC terms had resulted in total reductions in our backlog of less than $200,000. We do not believe that our MFC terms significantly restrict our ability to price our services competitively. MFC protection continues until July 18, 2006. Similarly, our LCO contracts require us to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, we may also be required by an LCO contract to reduce our price for a service commitment covered by the contract. As of December 31, 2003, we had not been required to reduce prices for our LCO-protected service commitments. LCO protection may continue until July 18, 2013. See “Business — Certain Customer Service Agreements” for a description of these contractual restrictions and “Risk Factors” for a description of risks relating to these restrictions.

      Our revenue may also be affected by the ORBIT Act, which sets forth criteria that the FCC must evaluate in considering our license and renewal applications and in connection with customer requests for authorization to use our satellite capacity to provide “non-core services” to, from or within the United States and to provide “additional services.” “Non-core services” are defined in the ORBIT Act as any services other than public-switched voice telephony and occasional use television. The FCC defines “additional services” as direct-to-home or direct broadcast satellite video services or services in the Ka- or V-band. One of the statutory criteria requires us to make an initial public offering by no later than June 30, 2004. If the FCC determines that we have failed to comply with the requirements of the ORBIT Act, the FCC may impose limitations on or deny our applications for satellite licenses and for the renewal of these licenses and may limit or revoke previous authorizations to provide “non-core services” to, from or within the United States. The FCC may also deny licensing for “additional services.” Over 90% of revenue from the assets we acquired in the Loral transaction is generated by services that we believe could be deemed “non-core services” or “additional services.” Accordingly, if the FCC were to limit or revoke previous authorizations to provide non-core services to, from or within the United States and were to deny licensing for additional services, we could fail to realize almost entirely the positive impact on our revenue that we expect as a result of the Loral transaction. Pending our completion of an initial public offering that complies with the requirements of the ORBIT Act, the FCC granted special temporary authority to Intelsat North America LLC to provide DTH services to the customers we acquired from the Sellers until September 13, 2004.

      The regulatory requirements to which we are subject in each of the countries in which we provide services is another factor affecting our revenue. The telecommunications industry is highly regulated, and, in connection with operating our business, we need to obtain various local, national and international regulatory approvals from time to time. If we fail to obtain particular regulatory approvals, this failure may delay or prevent our ability to provide services to our customers, thereby impacting our revenue.

      If we are able to reposition our business toward providing more video services, we may benefit from the introduction of HDTV services in developed markets, which is expected to increase demand for wholesale satellite capacity. However, short-term demand for HDTV services has been lower than anticipated. Moreover, increased demand for wholesale satellite capacity may be offset in the near term as broadcasters complete the migration of their transmission signals from analog signals to digital signals, which require less satellite capacity than analog signals to transmit a given amount of content. However, approximately 90% of the channels on the IA satellites acquired from the Sellers have completed the migration from analog to digital, as have virtually all of the channels on our IS satellites.

      We expect that the Loral transaction will positively impact our revenue from lease services. First, the transaction has expanded our customer base in North America, thereby enhancing the geographic diversity of our revenue base. We believe that our balanced geographic mix provides some protection from adverse regional economic conditions. Second, the transaction has increased the use of our system for broadcasting, cable television, private data networking and other point-to-multipoint applications. We believe that enhancing our service application mix to include more point-to-multipoint traffic will have a positive impact on our revenue, as this traffic is less susceptible to competition from fiber optic cable than point-to-point traffic and as certain point-to-multipoint applications are expected to increase demand for wholesale satellite capacity in the future. Third, the assets we acquired from the Sellers have expanded our coverage of the continental United States. This expanded coverage will enhance our ability to provide customers with the integrated and managed services described above. However, we may not realize the positive impact on our revenue that we expect from the Loral transaction for a number of reasons, as described in “Risk Factors.” Moreover, although we expect that the Loral transaction will positively impact our revenue, the transaction is expected to negatively impact our net income in the near term, principally due to the interest expense associated with the financing of the transaction and the depreciation expense of the satellites acquired from the Sellers.

Operating Expenses

      Our ongoing operating expenses include direct costs of revenue (exclusive of depreciation and amortization); selling, general and administrative expenses; and depreciation and amortization. Direct costs of revenue (exclusive of depreciation and amortization) and selling, general and administrative expenses have increased substantially in recent years. The increases reflect our transition from the IGO, which was restricted solely to providing satellite capacity and which benefited from certain privileges, exemptions and immunities, including exemption from taxation and regulatory oversight, to a private company capable of offering expanded services and addressing new customers and market segments. These new activities require a higher level of operating expenses than those required by our historical business. We have also been required to develop new staff capabilities as a private company, particularly in areas such as sales and marketing, legal, tax and administration, to ensure that we have the appropriate staff to market our services and to ensure that we are compliant with the regulatory and legal requirements to which we are now subject. In addition, certain of our employee-related expenses have increased due to the change in our status to a private company. For example, we have made gross salary adjustments for employee income taxes and we now incur employer payroll taxes for our employees who are non-U.S. citizens and who were previously exempt from these income and payroll taxes. Upon privatization, we also became subject to license fees and other duties in the jurisdictions in which we operate.

      Depreciation and amortization has also increased in recent years due primarily to depreciation expense associated with the seven Intelsat IX series satellites that we have launched during the period from June 2001 through February 2003.

      We expect that our operating expenses will increase in the future as we expand our business and react to market opportunities. For example, we expect to incur additional costs associated with providing managed services, as discussed further below under “— Direct Costs of Revenue (Exclusive of Depreciation and Amortization).” We also expect that costs incurred by Galaxy, our consolidated affiliate, associated with its pay television service in Hong Kong will contribute significantly to future increases in our operating expenses.

      We believe that our operating expenses will increase in the future as a result of the Loral transaction. However, we already perform many of the functions required to operate and generate revenue from the satellites that we acquired from the Sellers, and SS/L is the manufacturer of both the satellites that we acquired from the Sellers as well as our 14 Intelsat VII/VIIA and IX series satellites. We anticipate that these factors will facilitate our integration of the satellites that we acquired from the Sellers and that any increase in our operating costs will be incremental in nature. However, we expect to incur other additional costs related to integration of the acquired assets into our business, and the increase in our expenses as a result of the Loral transaction may be greater than we anticipate.

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

      Direct costs of revenue (exclusive of depreciation and amortization) relate to costs associated with the operation and control of our satellites, our communications network operations and engineering support. These costs also include costs related to the expansion of our services, as described below. Our direct costs of revenue consist principally of salaries and related employment costs, in-orbit insurance premiums, earth station operating costs and facilities costs.

      Our direct costs of revenue fluctuate based on the number and type of services offered and under development. In connection with our transition to a private company, our direct costs of revenue grew because of increased spending on the development of new services, such as our GlobalConnexSM Solutions services that combine satellite capacity, teleport facilities, satellite communications hardware, and fiber optic cable and other ground facilities. In connection with the development of new services, we acquired three teleport facilities in 2002 and built an additional teleport facility in 2003. We have also leased fiber capacity to connect these teleports with our satellite network and to provide network connectivity to our managed services customers. During 2003, we incurred additional personnel, maintenance and other infrastructure costs associated with operating these facilities. We have also incurred costs in connection with designing and implementing customized communications services for our managed services customers, such as establishing a customized broadband service platform for a direct-to-home service provider in the Middle East.

      In addition, we have expanded our managed services by entering into joint marketing, sales referral and other types of sales alliance agreements. Under these arrangements, we pay our marketing and alliance partners a percentage of the revenue we earn from new customer relationships established under these agreements. We incurred additional costs associated with these arrangements during 2003 and expect to incur additional costs in the future as we expand our alliance programs and add new customers pursuant to these arrangements.

      We expect this trend of higher direct costs of revenue to continue as we add customers, expand our portfolio of managed services and provide customized communications services to our customers. Due to the higher costs of providing managed services to our customers, managed services typically have lower revenue margins than the other services we provide. Accordingly, to the extent that we are successful in our strategy to replace part of our declining carrier business with our new managed services business, we expect our revenue margins to decrease in the future.

      In addition, we have incurred other incremental expenses in connection with our operations as a private company, as discussed above, and have incurred additional costs associated with the business we acquired from COMSAT World Systems in November 2002, which we expect to be recurring.

      As a result of the Loral transaction, we will require staff increases, incrementally increasing our direct costs of revenue, and will incur additional direct costs of revenue in order to operate the acquired satellites and manage customer transmissions on the acquired satellites. As described above, this increase in our direct costs of revenue may be greater than we anticipate.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses relate to costs associated with our sales and marketing staff and our administrative staff, which includes legal, finance and human resources staff. Selling, general and administrative expenses also include building maintenance and rent expenses, and the provision for uncollectible accounts. The staff expenses consist primarily of salaries and related employment costs, travel costs and office occupancy costs. Other costs include advertising expenses and third-party consultant costs associated with sales and marketing and administrative activities.

      Selling, general and administrative expenses fluctuate with the number of customers served and the number and types of services offered. These costs also fluctuate with the number of jurisdictions and markets in which we operate, as well as the number of regional offices we operate. However, fluctuations in these expenses are not always directly proportional to changes in these factors, because our systems have been designed to accommodate some level of growth.

      Selling, general and administrative expenses have increased significantly following privatization. The increases primarily resulted from our efforts to improve our competitive position as a private company and from changes in our legal structure. These increases were driven by the objectives of decentralizing our marketing activities by expanding regional support offices, expanding the core skill sets of our marketing team by recruiting new marketing staff, including staff acquired in connection with our November 2002 acquisition of COMSAT World Systems, and enhancing brand awareness by engaging in new promotional activities. This decentralization included establishing additional offices, and we now have sales-related offices in 11 different countries. We have also added product management capabilities in order to accelerate the introduction of new services and entry into new markets. In addition, we incurred higher levels of spending on marketing, advertising and other promotional activities. We have also incurred other incremental expenses in connection with our operations as a private company, as discussed above. As a result of the Loral transaction, we expect to add sales staff and incur other sales and marketing costs as a result of the increased level of activity in the North American region. We also expect to add staff in various administrative areas to meet the increased administrative requirements of the new business. As described above, the increase in our selling, general and administrative expenses as a result of the Loral transaction may be greater than we anticipate.

Depreciation and Amortization

      Our capital assets consist primarily of our satellites and associated ground network infrastructure. Included in capitalized satellite costs are the costs for satellite construction and launch services and the insurance premiums for satellite launch and the satellite in-orbit testing period. These costs also include the net present value of satellite performance incentives payable to satellite manufacturers, as described under “— Critical Accounting Policies — Satellites and Other Property and Equipment.” Other expenses directly associated with satellite construction and interest incurred during the period of satellite construction are also included in these costs.

      Capital assets are depreciated or amortized on a straight-line basis over their estimated useful lives. These estimates are subject to change. In 2001, we changed our estimate of the useful lives for most of our satellites effective January 1, 2001. Previously, our estimate of a satellite’s depreciable life was generally between 10 and 11 years. Based on experience with our fleet, as well as engineering estimates of the remaining useful lives and calculations of fuel requirements, we extended the useful lives of most of our Intelsat VII and VIII series satellites to between 12 and 13 years. The effect of this change in estimate was to decrease depreciation and amortization by approximately $60.5 million for the year ended December 31, 2001. Additionally, we have estimated the depreciable lives of 6 of our 7 Intelsat IX series satellites to be 15 years and the depreciable life of the seventh satellite to be 14 years. As a result of the Loral transaction, we expect that our depreciation and amortization costs will increase in the future, principally due to depreciation costs we will incur on the acquired satellites and the amortization of acquired intangible assets. Actual costs will depend on the estimated useful lives of the acquired satellites, the price paid for the satellites and the allocation of the purchase price between the acquired assets and goodwill.

Liquidity and Capital Resources

      We expect that the $961.1 million purchase price we paid for the satellites and related assets that we acquired from the Sellers in the Loral transaction will be our most significant cash outlay in 2004. We financed the Loral transaction with cash on hand from our sale in November 2003 of $400.0 million in principal amount of 5 1/4% Senior Notes due 2008 and $700.0 million in principal amount of 6 1/2% Senior Notes due 2013. Other significant liquidity requirements in 2004 arise in connection with the payment of $400.0 million in debt maturing in 2004, $200.0 million of which has already been paid, and the funding of capital expenditures. We expect that the majority of our liquidity requirements in 2004 will be funded by cash on hand and cash provided by operating activities. In March 2004, we borrowed $200.0 million under our $800.0 million three-year unsecured credit facility obtained in December 2003 in order to repay our $200.0 million in principal amount of Dragon bond 6 5/8% Notes due March 22, 2004. The $200.0 million borrowing under our $800.0 million credit facility matures in March 2007, but we have the option to repay this borrowing at any time prior to its maturity. If additional cash is needed to fund our liquidity requirements, we may borrow additional amounts under our new credit facility. In particular, an additional $200.0 million is available under this facility for the repayment of our $200.0 million in principal amount of Eurobond notes maturing in October 2004 and $400.0 million is available under a revolving credit facility. In addition to the sources of funding described above, we expect to receive cash in 2004 in an amount equal to the net proceeds from our sale of ordinary shares in this offering. However, the exact amount and timing of our receipt of proceeds from the sale of shares in this offering cannot be known at this time.

      We may also require funding for currently unplanned strategic transactions. To the extent these requirements could not be met with the sources of funding described above, we could use our ordinary shares as part or all of the purchase price or, to the extent necessary, obtain additional external financing. We may be required to obtain additional financing for strategic transactions to the extent that cash, rather than our ordinary shares, is used to fully or partially finance any such transaction. In addition, we may be required to seek external financing for other projects requiring significant capital expenditures or if our capital requirements are greater than we currently anticipate as a result of other unanticipated expenses. A number of factors would influence our ability to obtain any such financing, including our credit rating and financial performance and general market conditions. Both our credit rating and our ability to obtain financing generally may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the fixed satellite services sector in particular. Our backlog and the business conditions faced by our customers are among the factors considered when evaluating our credit. Other factors that could impact our credit rating include the amount of debt in our capital structure, activities associated with our strategic initiatives, our expected future cash flows and the capital expenditures required to execute our business strategy. A credit rating downgrade or deterioration in our financial performance could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available.

Insurance

      We currently have in place an insurance policy expiring in November 2004 that covers the in-orbit operations of our seven Intelsat IX series satellites. Under the terms of this policy, we co-insure $150.0 million of the net book value of each covered satellite, and the insurers cover the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. The net book value of the seven satellites covered under this policy was $1.7 billion as of December 31, 2003. Three of the four in-orbit satellites we acquired from the Sellers are currently insured under policies expiring between May 2004 and September 2004. We do not have in-orbit insurance coverage for the 16 IS satellites not covered under the insurance policies described above. These 16 satellites individually have net book values of less than $150.0 million and in the aggregate had a net book value of $888.7 million as of December 31, 2003. In addition, we do not have in-orbit insurance coverage for IA-6. For a further discussion of the insurance we have relating to our satellites, see “Business — Network — Sparing; Insurance.”

      Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites.

      In the past three years, in-orbit insurance costs in general have ranged from 1.60% to 3.25% of the insured value of a satellite per year. These insurance premiums may increase in the future as a result of future launch vehicle failures or in-orbit satellite failures or due to other factors. See “Risk Factors” for a further discussion of our insurance and a discussion of insurance matters relating to the satellites we acquired from the Sellers.

Backlog

      Our expected future revenue under our various customer service agreements, referred to in the fixed satellite services sector as backlog, was approximately $4.0 billion as of December 31, 2002 and approximately $3.6 billion as of December 31, 2003. The primary reasons for the decrease in our backlog are the renewal of expiring contracts under different terms and conditions, including shorter contract durations, the expiration of contracts that were not renewed due to our customers’ optimization of their networks and the migration of our point-to-point customers from satellite to fiber optic cable on certain routes as their contracts expire. As of December 31, 2003, the weighted average remaining duration of the outstanding customer agreements included in our backlog was approximately 4.4 years. We expect to deliver services associated with $775.2 million, or 22%, of our December 31, 2003 backlog by December 31, 2004.

      Backlog includes both non-cancelable contracts and contracts that are cancelable upon payment of early termination penalties. Backlog does not include contracts that may be canceled by a customer without penalty. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. As of December 31, 2003, 88% of the customer contracts included in our backlog, representing approximately $3.2 billion in future revenue, were non-cancelable and 12% of the customer contracts included in our backlog, representing approximately $435 million in future revenue, could be canceled by the customer upon the payment of early termination penalties. Our termination penalties generally require customers that cancel within the first two years of their contracts to pay termination fees equal to any remaining charges due during the two-year period plus 25% of any charges due under the balance of the contracts. Customers that cancel after the first two years of a contract must still pay 25% of any remaining charges due under the contract.

      Our expected future revenue under contracts with customers as of December 31, 2003 was approximately as follows:

Period	(in millions)

2004	$775
2005	583
2006	449
2007	345
2008	294
2009 and thereafter	1,138

Total	$3,584

      A majority of our backlog as of December 31, 2003 was eligible for either MFC protection or LCO protection. See “Business — Certain Customer Service Agreements” for a description of MFC and LCO protections. The backlog figures set forth above could potentially be reduced if our MFC or LCO protection obligations are triggered and we are required to lower the prices for certain of our existing customer service commitments.

      In connection with our acquisition on November 25, 2002 of COMSAT World Systems’ service contracts for the sale of our capacity, we terminated our customer contracts with COMSAT. Our contracts with COMSAT World Systems were generally longer-term contracts than the customer contracts that we acquired. As a result, our backlog decreased by $263.1 million in connection with the COMSAT transaction. See “— Related Party Transactions — COMSAT Asset Purchase Agreement” below for further information about this transaction.

      Upon the closing of the COMSAT transaction described above, MCI, Inc. became one of our largest customers. On July 21, 2002, MCI, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As of December 31, 2003, MCI, Inc. and its affiliates accounted for $73.5 million, or 2.1%, of our backlog. In March 2004, MCI, Inc. repudiated some of its service contracts with us in connection with its reorganization, resulting in a $3.3 million reduction in our backlog. The loss of MCI, Inc. as a customer would further reduce our revenue and backlog and could materially adversely affect our business.

      On May 15, 2002, one of our largest customers, Teleglobe Inc., filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. On August 21, 2002, our Intelsat Global Sales subsidiary entered into a share purchase agreement with Teleglobe Inc. The closing of the share purchase transaction took place on September 20, 2002. In connection with the share purchase transaction, Intelsat Global Sales agreed to terminate some of Teleglobe Inc.’s and its affiliate’s service orders with us. The terminated service orders represented approximately $47.4 million, or 1%, of our backlog as of the closing date of the share purchase transaction. For a description of the share purchase transaction with Teleglobe Inc., see “— Related Party Transactions — Teleglobe Share Purchase Agreement” below.

      Verestar, Inc., one of our largest customers, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on December 22, 2003. As of December 31, 2003, Verestar, Inc. and its affiliates accounted for $53.9 million, or 1.5%, of our backlog. One of our competitors, SES, made a bid to buy substantially all of the assets of Verestar, Inc. that was approved by the bankruptcy court in April 2004. The transaction remains subject to a number of conditions, including FCC approval. If the transaction is successfully completed, we believe that, for operational reasons, SES would likely assume our existing contracts with Verestar, Inc. Nevertheless, we could lose Verestar, Inc. as a customer. Such a loss could reduce our revenue and backlog.

      Approximately $112.0 million of our backlog as of December 31, 2003 is with customers located in Argentina. Because of the current uncertainty in the Argentine economy and restrictions imposed from time to time by the Argentine government on the remittance of payments abroad, as well as other events that may occur as a result of political uncertainty in Argentina, some of the backlog represented by contracts with our Argentine customers is potentially at risk.

      As of December 31, 2003, the satellites that we acquired in the Loral transaction had future minimum lease receipts due from customers under long-term operating leases of approximately $446 million. We understand that, in calculating future minimum lease receipts due from customers under long-term operating leases, Loral did not separately track what percentage was attributable to cancelable and non-cancelable contracts. In addition, as discussed in “Risk Factors,” portions of these future minimum lease receipts may be at risk as a result of financial difficulties experienced by several of the customers we acquired in the Loral transaction.

Results of Operations

      The following table sets forth our comparative statements of operations data for the years ended December 31, 2002 and 2003, and the increase or decrease and percentage change between the periods presented.

			Year Ended
			December 31, 2003
			Compared to Year Ended
	Year Ended		December 31, 2002
	December 31,
			Increase	Percentage
	2002	2003	(Decrease)	Change

	(in thousands)
Revenue	$991,956	$952,781	($39,175)	(4%)

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	117,405	136,223	18,818	16
Selling, general and administrative	121,077	132,750	11,673	10
Depreciation and amortization	361,322	403,234	41,912	12
IS-10-01 contract termination costs	34,358	(3,000)	(37,358)	(109)
Restructuring costs	5,522	(837)	(6,359)	(115)

Total operating expenses	639,684	668,370	28,686	5

Income from operations	352,272	284,411	(67,861)	(19)
Interest expense, net	(55,053)	(97,789)	42,736	78
Other income, net	9,942	20,626	10,684	107

Income before income taxes	307,161	207,248	(99,913)	(33)
Provision for income taxes	33,021	26,129	(6,892)	(21)

Net income	$274,140	$181,119	($93,021)	(34%)

     The following table sets forth our comparative statements of operations data for the years ended December 31, 2001 and 2002, and the increase or decrease and percentage change between the periods presented.

			Year Ended
			December 31, 2002
			Compared to Year Ended
	Year Ended		December 31, 2001
	December 31,
			Increase	Percentage
	2001	2002	(Decrease)	Change

	(in thousands)
Revenue	$1,084,009	$991,956	($92,053)	(9%)

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	101,985	117,405	15,420	15
Selling, general and administrative	95,600	121,077	25,477	27
Depreciation and amortization	340,449	361,322	20,873	6
Privatization initiative	33,576	—	(33,576)	—
IS-10-01 contract termination costs	—	34,358	34,358	—
Restructuring costs	7,300	5,522	(1,778)	(24)

Total operating expenses	578,910	639,684	60,774	11

Income from operations	505,099	352,272	(152,827)	(30)
Interest expense, net	(13,050)	(55,053)	42,003	(322)
Other income, net	12,293	9,942	(2,351)	(19)

Income before income taxes	504,342	307,161	(197,181)	(39)
Provision for income taxes	5,359	33,021	27,662	516

Net income	$498,983	$274,140	($224,843)	(45%)

      As described above, our customers obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. These agreements offer different service commitment types, including lease, channel and carrier, and managed services commitments. The following table sets forth our revenue by service commitment type and the percentage of our total revenue represented by each. The “other” category below includes revenue from demand-based and other service commitment types, as well as revenue that we record as a result of our consolidation of Galaxy.

	Year Ended December 31,

	2001		2002		2003

	(in thousands, except percentages)
Lease services	$669,648	62%	$640,157	64%	$596,302	63%
Channel and carrier services	395,971	36	334,466	34	302,278	32
GlobalConnexSM Solutions services and other managed services	9,394	1	8,068	1	34,579	3
Other services	8,996	1	9,265	1	19,622	2

Total	$1,084,009	100%	$991,956	100%	$952,781	100%

Years Ended December 31, 2003, 2002 and 2001

Revenue

      Revenue decreased $39.2 million, or 4%, for the year ended December 31, 2003 from the year ended December 31, 2002. Of this decrease in revenue, lease services revenue decreased by $43.9 million during the year as compared to the same period in 2002. The decrease was primarily due to the expiration of lease service agreements since December 31, 2002, lower prices due to price pressure in the Asian and Latin American markets and a decrease in the volume of capacity sold as leases, reflecting the reduced capacity requirements of our customers due to the optimization of their networks. Also contributing to the overall decline was a decrease in revenue from channel and carrier services of $32.2 million. This decrease in revenue from channel and carrier services was primarily due to a decline in the volume of capacity sold as channel and carrier services, which reflects the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, the reduced capacity requirements of our customers due to the general economic downturn and the optimization of their networks, and a reduction in the amount of capacity held in inventory by distributors for future sale. Because fiber connectivity on major point-to-point routes is generally more cost-effective than satellite connectivity, we expect this trend in our carrier business to continue. However, we believe that we will be able to mitigate this trend by taking certain actions. For example, we are targeting customers requiring capacity for thin-route and middle-mile applications and emerging carriers in deregulating markets. See “Risk Factors” for a discussion of the factors impacting our revenue, such as competition from fiber optic cable. Partially offsetting the overall decline in our revenue during the year ended December 31, 2003 was a $26.5 million increase in revenue from our GlobalConnexSM Solutions services, which are part of our managed services offerings, an increase in revenue of $6.8 million as a result of our consolidation of Galaxy and an increase in revenue relating to the COMSAT World Systems transaction. The increase in revenue relating to the COMSAT transaction is due to the fact that the contracts that COMSAT World Systems assigned to us, although for shorter durations than our contracts with COMSAT World Systems, were for higher values. See “— Overview — Revenue” above for a discussion of the factors expected to impact our revenue in the future.

      Revenue decreased $92.1 million, or 9%, for the year ended December 31, 2002 from the year ended December 31, 2001. The decrease was primarily attributable to lower revenue from channel and carrier services of $61.5 million, which consisted of a $66.4 million decrease in revenue from channel and carrier services, partially offset by $4.9 million in termination fees received. The decline in revenue from channel and carrier services was primarily due to a decrease in the volume of capacity sold as channel and carrier services, which reflects the factors discussed above relating to the decrease in the volume of capacity sold as channel and carrier services during 2003 as compared to 2002. Another factor in the decline in revenue from channel and carrier services for the year ended December 31, 2002 was a reduction in the level of services provided to Teleglobe Inc. as a result of Teleglobe Inc.’s filing for creditor protection and our subsequent share purchase agreement with Teleglobe Inc., pursuant to which Teleglobe Inc. and one of its affiliates terminated some of their service orders with us. The share purchase transaction with Teleglobe Inc. and its impact on our consolidated financial statements are discussed further below under “— Related Party Transactions — Teleglobe Share Purchase Agreement.” Contributing to the overall decline in revenue was a decrease in revenue from lease services of $29.5 million due to a decrease in the volume of capacity sold as lease services as a result of the expiration of several video services leases and a reduction in the level of services provided to Teleglobe Inc. A decrease in occasional-use video services of $5.6 million also contributed to the overall decrease in revenue during this period. This decline in revenue was primarily attributable to a decline in the volume of capacity sold as a result of lower demand for these services as customers optimize their networks.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

      Direct costs of revenue (exclusive of depreciation and amortization) increased $18.8 million, or 16%, for the year ended December 31, 2003 from the year ended December 31, 2002. The increase was principally due to increases in costs of services of $6.4 million, facility and operational costs of $4.3 million, staff costs of $3.0 million and other expenses of $5.1 million. The increase in costs of services was primarily due to costs relating to our lease of communications capacity from third-party providers, as well as expenses incurred during the year for customer incentives and promotional equipment that we did not incur during the year ended December 31, 2002. The increase in facility and operational costs during 2003 are associated primarily with our GlobalConnexSM Solutions services and other managed services initiatives, as discussed above under “— Overview — Operating Expenses — Direct Costs of Revenue (Exclusive of Depreciation and Amortization).” These facility and operational costs include the personnel cost of technical support contractors who support these communications services, the cost of operating two tracking, telemetry, command and monitoring stations, referred to as TTC&M stations, and a teleport facility that we acquired during the fourth quarter of 2002 and the cost of activating an additional teleport. The increase in facility and operational costs for the year ended

December 31, 2003 from the year ended December 31, 2002 was also due in part to our acquisition of the business of COMSAT World Systems in November 2002. We incurred a full twelve months of operating and maintenance expense during the year ended December 31, 2003 for the facilities we acquired in the COMSAT transaction. This expense was partially offset by the elimination after the closing of the COMSAT transaction of the amounts that we incurred in connection with COMSAT’s provision to us of certain services and its lease to us of certain facilities. The increase in staff costs is due in large part to an increase in the number of our employees to support our new service initiatives, as well as higher employee benefit costs associated with these employees. In addition, we incurred increased staff costs due to the completion of our Intelsat IX satellite construction program in 2003. In prior years, some of our employees were directly involved in on-site supervision of the construction of the Intelsat IX satellites, and the costs associated with these employees were considered part of the cost of the satellites and included in the depreciation and amortization expense relating to these satellites. Following the completion of the Intelsat IX satellite construction program in 2003, the role of these employees changed to the maintenance of the satellites’ operations and accordingly costs associated with these employees are now categorized as direct costs of revenue.

      We anticipate that our direct costs of revenue (exclusive of depreciation and amortization) will continue to increase as we continue to develop and invest in our GlobalConnexSM Solutions and other managed services initiatives. See “Overview — Operating Expenses — Direct Costs of Revenue (Exclusive of Depreciation and Amortization)” above for a discussion of the expected impact of our provision of managed services on our direct costs of revenue (exclusive of depreciation and amortization), as well as other factors expected to impact our direct costs of revenue (exclusive of depreciation and amortization) in the future.

      Direct costs of revenue (exclusive of depreciation and amortization) increased $15.4 million, or 15%, for the year ended December 31, 2002 from the year ended December 31, 2001. This increase was due primarily to an increase in in-orbit insurance premiums of $18.8 million incurred during this period, which was partially offset by the elimination in 2002 of non-recurring charges we incurred in 2001 of $4.8 million to terminate a satellite construction contract and of $1.6 million as incentive payments on leased satellite capacity. Also contributing to the increase was an increase in staff costs of $1.5 million, which was largely due to gross salary adjustments for employee income taxes and employer payroll taxes associated with our employees who are non-U.S. citizens and who were exempt from these taxes prior to our privatization. These gross salary adjustments and employer payroll taxes were partially offset by reductions in staff costs primarily resulting from our workforce reduction in October 2001. Increases in other expenses of $1.5 million also contributed to the overall increase in direct costs of revenue.

          Selling, General and Administrative

      Selling, general and administrative expenses increased $11.7 million, or 10%, for the year ended December 31, 2003 from the year ended December 31, 2002. The increase was due primarily to increases in staff costs of $10.8 million, the provision for uncollectible accounts of $4.4 million, other expenses of $0.8 million and a $2.5 million charge related to the resolution of a contract dispute. The increase in staff costs was due primarily to an increase in our sales and marketing staff, as we continue to deploy additional sales staff to regional offices to provide increased customer contact, and higher employee benefit costs. In addition, in connection with the COMSAT World Systems acquisition, we added 64 employees to our payroll in 2002 following the closing of the acquisition, for whom we incurred a full twelve months of personnel and benefits costs during the year ended December 31, 2003, as compared to only one month of these expenses during the year ended December 31, 2002. Offsetting these increases in selling, general and administrative expenses was a decrease in professional fees of $6.8 million. The higher professional fees in the year ended December 31, 2002 were due to fees associated with, among other things, merger and acquisition activities and our share purchase agreement with Teleglobe Inc.

      We anticipate that our selling, general and administrative expenses will continue to increase as we add sales staff and incur other sales and marketing costs as a result of the Loral transaction. We also expect to add staff in various administrative areas to meet the increased administrative requirements of the new business acquired from the Sellers. See “— Overview — Operating Expenses — Selling, General and Administrative Expenses” above for a discussion of the other factors expected to impact our selling, general and administrative expenses in the future.

      Selling, general and administrative expenses increased $25.5 million, or 27%, for the year ended December 31, 2002 from the year ended December 31, 2001. This increase was largely attributable to an increase in the provision for uncollectible accounts of $9.5 million, which we did not incur in 2001, and professional fees of $8.6 million related primarily to activities associated with our strategic initiatives. We also incurred increases in marketing and promotional activities of $5.2 million and other expenses of $2.2 million. An increase in staff costs, largely due to gross salary adjustments for employee income taxes and employer payroll taxes associated with our employees who are non-U.S. citizens and who were exempt from these taxes prior to our privatization, was offset by reductions in staff costs resulting from our workforce reduction in October 2001.

          Depreciation and Amortization

      Depreciation and amortization increased $41.9 million, or 12%, for the year ended December 31, 2003 from the year ended December 31, 2002. This increase was primarily due to depreciation of $46.2 million recorded on Intelsat IX series satellites that were not in service during the comparable period in 2002. Partially offsetting this increase was a decrease of $18.1 million attributable to two Intelsat VI series satellites being fully depreciated during 2002. Also contributing to the increase during the period was a net increase in depreciation and amortization expense relating to the ground segment and infrastructure to support our Intelsat IX series satellites and managed services and other satellites and intangible assets totaling $13.8 million.

      For a discussion of factors expected to impact depreciation and amortization expense in the future, see “— Overview — Operating Expenses — Depreciation and Amortization.”

      Depreciation and amortization increased $20.9 million, or 6%, for the year ended December 31, 2002 from the year ended December 31, 2001. This increase was due primarily to depreciation of $72.5 million recorded on Intelsat IX series satellites that either were not in service in 2001 or were only in service during the fourth quarter of 2001. An increase in depreciation of $4.6 million on information systems and ground infrastructure assets, due to the placement in service of several assets in 2001 and 2002, and an increase in depreciation of $1.4 million on other satellites, property and equipment also contributed to the increase. These increases were partially offset by a decrease in depreciation attributable to the completion of depreciation on two Intelsat VI series satellites in 2001 of $57.6 million.

          Privatization Initiative

      For the year ended December 31, 2001, we incurred privatization initiative expenses of $33.6 million. Privatization initiative expenses refer to the non-recurring costs associated with our privatization in July of 2001. Accordingly, we incurred no privatization initiative expenses after the year ended December 31, 2001.

          IS-10-01 Contract Termination Costs

      In November 2002, we terminated our order for the IS-10-01 satellite, due to the manufacturer’s significant postponement in the delivery date of the satellite. As a result of this termination, we recorded a charge to our consolidated statement of operations of approximately $34.4 million, representing the write-off of capitalized satellite program costs, including satellite construction costs, launch vehicle costs, program office costs, capitalized interest and ground network costs, net of the refund due from the manufacturer of the satellite and the launch vehicle deposit described below. In connection with our decision to terminate our order for the IS-10-01 satellite, we agreed with one of our launch vehicle providers, Sea Launch Limited Partnership, referred to as Sea Launch, to treat most of the payments made for the launch vehicle that could have been used for the launch of the IS-10-01 satellite as a credit for a future launch. Our agreement with Sea Launch provided that this credit would decrease over time until we or another entity placed an order for a future launch with Sea Launch. Based on our estimate of when we might place such an order, we recorded a deposit of the minimum possible credit under our agreement with Sea Launch, net of certain expenses, of approximately $23.2 million. During 2003, we were notified by Sea Launch that another entity had placed a launch order and therefore that the credit to which we are entitled under our agreement with Sea Launch will not be subject to further reduction. Because our credit with Sea Launch was fixed at an amount greater than the expected credit based on which we recorded our $23.2 million deposit, during the year ended December 31, 2003, we reversed $3.0 million of the $34.4 million charge recorded for the year ended December 31, 2002. However, if we do not place an order for a future launch by July 31, 2005, Sea Launch has the right to terminate the agreement, in which case we will incur a termination liability of up to $19.1 million, in addition to forfeiture of our deposit. We currently expect that we will place an order for a launch by July 31, 2005.

          Restructuring Costs

      In December 2002, we incurred restructuring costs of $5.5 million for severance and related benefit costs as a result of reducing the size of our workforce by 130 employees, or approximately 12%. Due to a change in estimate of our restructuring expenses, during the year ended December 31, 2003, we reversed $0.8 million of the $5.5 million accrued in 2002. All costs were substantially paid by the end of the second quarter of 2003. We believe these actions have improved our competitive position by better aligning the capabilities of our staff to our business strategy.

      We also incurred restructuring costs of $7.3 million in October 2001 as a result of reducing the size of our workforce by 105 employees, or 11%. The workforce reduction initiative was required to eliminate positions that we no longer needed as a private company and to streamline operations in response to market and industry conditions.

Interest Expense, Net

      We incurred $115.7 million of gross interest costs during 2003. Interest expense, net consists of the gross interest costs we incur less the amount of interest we capitalize related to capital assets under construction. Interest expense, net increased $42.7 million, or 78%, for the year ended December 31, 2003 from the year ended December 31, 2002. This increase was principally due to a $34.5 million decrease in interest capitalized during the year ended December 31, 2003 as compared to the amount capitalized during the year ended December 31, 2002. The decrease in interest capitalized was attributable to lower construction-in-progress balances in 2003 as compared to those balances in 2002, principally due to the placement into service during 2002 and 2003 of five Intelsat IX series satellites that were under construction during the year ended December 31, 2002. Also contributing to the increase in interest expense, net in 2003 was $11.1 million in interest costs associated with the 2008 Senior Notes and 2013 Senior Notes sold in November 2003.

      We anticipate that interest expense will increase significantly as a result of the Loral transaction, as we have incurred additional indebtedness in order to purchase the assets. Additionally, we expect the amount of interest capitalized to decrease as a result of our expected lower construction-in-progress activity.

      Interest expense, net increased $42.0 million, or 322%, for the year ended December 31, 2002 from the year ended December 31, 2001. This increase was due to an increase in gross interest costs of $18.9 million, resulting primarily from the issuance of our 7 5/8% Senior Notes due 2012 in April 2002, and a decrease in interest capitalized during 2002 of $23.1 million as compared to the amount capitalized in 2001. The decrease in interest capitalized was attributable to lower construction-in-progress balances in 2002 as compared to those balances in 2001. The decrease in construction-in-progress balances in 2002 was principally due to the placement into service during 2002 of four Intelsat IX series satellites that were under construction during 2001.

Other Income, Net

      Other income, net consists of non-operating income less non-operating expenses. Other income, net increased $10.7 million, or 107%, for the year ended December 31, 2003 from the year ended December 31, 2002. The increase was principally due to an increase in other income of $13.7 million during the year ended December 31, 2003 in connection with a reduction in an obligation payable by us under our share purchase agreement with Teleglobe Inc. At December 31, 2003, we have no further obligation payable by us to Teleglobe Inc. under the share purchase agreement.

      Other income, net decreased $2.4 million, or 19%, for the year ended December 31, 2002 from the year ended December 31, 2001. This decrease was principally attributable to a reduction of $5.6 million in other income from satellite support services we provided to New Skies Satellites, N.V., referred to as New Skies, to which the IGO transferred a portion of its assets and liabilities in November 1998. Also contributing to the decrease in other income during 2002 was an increase in foreign currency exchange losses of $3.4 million, which were primarily attributable to transactions entered into with our customers in Brazil under contracts denominated in Brazilian reais. These decreases were partially offset by other income increases of $6.6 million, of which $6.1 million was due to other income recorded in connection with a decrease in an obligation payable by us under our share purchase agreement with Teleglobe Inc. See “— Related Party Transactions — Teleglobe Share Purchase Agreement” for a discussion of our transaction with Teleglobe Inc. and Note 21(b) to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of the accounting for this transaction.

Income Taxes

      We became subject to certain income taxes in the various jurisdictions in which we operate when we became a private company on July 18, 2001. Our provision for income taxes totaled $26.1 million for the year ended December 31, 2003 and $33.0 million for the year ended December 31, 2002. Our effective tax rate was approximately 13% for the year ended December 31, 2003 and approximately 11% for the year ended December 31, 2002. This increase in our effective tax rate for 2003 as compared to 2002 was due to the proportion of our income taxable in higher rate jurisdictions.

      For the year ended December 31, 2001, our provision for income taxes of $5.4 million consisted of income tax expense of $29.9 million for the period in 2001 subsequent to privatization and an offsetting deferred tax benefit of $24.5 million related to the recording of a net deferred tax asset that arose from our change in taxable status on the privatization date.

      Because Bermuda does not currently impose an income tax, our statutory tax rate was zero. The difference between tax expense reported in our statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes.

Net Income

      Net income decreased by $93.0 million, or 34%, for the year ended December 31, 2003 from the year ended December 31, 2002. The decrease in net income during the year ended December 31, 2003 was primarily due to lower revenue, higher total operating expenses and higher interest expense as compared to the same period in 2002, as discussed above.

      We expect that the Loral transaction will negatively impact our net income in the near term, principally due to the interest expense associated with the financing of the transaction and the depreciation expense of the satellites acquired from the Sellers. However, we expect that the Loral transaction will have a positive impact on our net income in the medium term as a result of the expected positive impact on our revenue, the expected incremental nature of increases in our operating costs and the expected short-term nature of transition costs in connection with the transaction. The impact on our results of operations that we anticipate in connection with the transaction are described above.

      Net income decreased $224.8 million, or 45%, for the year ended December 31, 2002 from the year ended December 31, 2001. The reduction in net income during the period was due principally to lower revenue and higher total operating expenses as compared to the same period in 2001, as described above. Also contributing to the decrease during the period was an increase in interest expense of $42.0 million and an increase in the provision for taxes of $27.6 million as compared to the same period in 2001.

EBITDA

      EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies. You should not consider EBITDA as an alternative to operating or net income, determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with generally accepted accounting principles, as an indicator of cash flows, or as a measure of liquidity.

      EBITDA decreased $15.3 million, or 2%, for the year ended December 31, 2003 from the year ended December 31, 2002. The decrease was primarily due to lower revenue and higher total operating expenses, excluding depreciation and amortization, during the year ended December 31, 2003 as compared to the same period in 2002, as discussed above.

      EBITDA decreased $134.3 million, or 16%, for the year ended December 31, 2002 from the year ended December 31, 2001. The principal causes of the decrease were lower revenue coupled with higher operating expenses during 2002 as compared to the same period in 2001, as discussed above.

      The trends we have experienced in EBITDA are a direct result of the trends we have experienced in revenue and operating expenses. See “— Overview — Revenue” for a further explanation of trends in our revenue and “— Overview — Operating Expenses” for a further explanation of trends in our operating expenses. We expect EBITDA to continue to be directly impacted by the trends that we experience in revenue and operating expenses.

      A reconciliation of net income to EBITDA for the three-year period ended December 31, 2003 is as follows (in thousands):

	Year Ended December 31,

	2001	2002	2003

Net income	$498,983	$274,140	$181,119
Add:
Interest expense, net	13,050	55,053	97,789
Provision for income taxes	5,359	33,021	26,129
Depreciation and amortization	340,449	361,322	403,234

EBITDA	$857,841	$723,536	$708,271

Liquidity and Capital Resources

      We have historically had and currently have a substantial backlog, which provides some assurance regarding our future revenue expectations. In addition, the capital-intensive nature of the fixed satellite services business produces a relatively predictable level of non-cash depreciation expense, especially in the near term. These factors taken together reduce the volatility of the net cash provided by operating activities more than would otherwise be the case. On the other hand, the construction period for satellites and the long revenue-producing lifetime of a satellite, which may exceed 15 years, can lead to significant volatility in capital expenditures from year to year and for periods that may last several years, making it more difficult to forecast liquidity needs. In addition, the anticipated consolidation in the fixed satellite services sector may require that we obtain funding for currently unplanned strategic transactions.

      We expect that the $961.1 million purchase price paid for the satellites and related assets that we acquired from the Sellers in the Loral transaction will be our most significant cash outlay in 2004. Other than in connection with the Loral transaction, our most significant cash requirements in 2004 arise from the payment of $400.0 million in debt maturing in 2004, $200.0 million of which has already been repaid, and the funding of capital expenditures.

Cash Flow Items

Net Cash Provided By Operating Activities

      Net cash provided by operating activities decreased $53.4 million, or 8%, to $604.6 million for the year ended December 31, 2003 from $658.0 million for the year ended December 31, 2002. The decrease was primarily due to a $40.0 million payment we made to our defined benefit retirement plan in 2003 and reduced customer payments associated with our $39.2 million reduction in revenue during the year ended December 31, 2003 as compared to the prior year. For the year ended December 31, 2003, net cash provided by operating activities was principally comprised of $181.1 million in net income and $403.2 million in depreciation and amortization, partially offset by non-cash other income of $19.8 million recorded in connection with a decrease in the amount due to Teleglobe Inc. and a $40.0 million contribution to our defined benefit retirement plan.

      For the year ended December 31, 2002, net cash provided by operating activities decreased $198.4 million, or 23%, to $658.0 million from $856.4 million for the year ended December 31, 2001. The decrease was primarily due to reduced customer payments associated with our $92.1 million reduction in revenue during the year ended December 31, 2002 as compared to the prior year. Net cash provided by operating activities for the year ended December 31, 2002 was principally comprised of $274.1 million in net income and $361.3 million in depreciation and amortization. In addition, an increase in non-cash items of $46.8 million, offset by a decrease in operating assets and liabilities of $24.3 million, contributed to the net cash provided by operating activities in 2002. Net cash provided by operating activities in 2001 was principally comprised of $499.0 million in net income and $340.4 million in depreciation and amortization. In addition, an increase in operating assets and liabilities of $47.5 million, offset by the recording of deferred taxes of $30.6 million, contributed to the net cash provided by operating activities in 2001.

      During the year ended December 31, 2003, we recorded a foreign currency exchange loss of $0.9 million. During the year ended December 31, 2002, we recorded a foreign currency exchange loss of $4.1 million. The loss in each period was primarily attributable to the conversion of our Brazilian reais cash balances held in Brazil and other working capital account balances to U.S. dollars at the exchange rate in effect on the last day of the applicable period or, with respect to exchange transactions effected during the period, at the time the exchange transactions occurred. Because of continuing business in Brazil under customer contracts denominated in Brazilian reais, our exposure to foreign exchange fluctuations is ongoing. In each of the years ended December 31, 2003 and 2002, our Brazilian customers represented approximately 2% of our revenue.

Net Cash Used In Investing Activities

      Net cash used in investing activities increased $290.1 million, or 43%, to $968.3 million for the year ended December 31, 2003 from $678.2 million for the year ended December 31, 2002. The increase was primarily due to the inclusion of $700.0 million in restricted cash relating to the portion of our senior notes issued in November 2003 that was subject to mandatory redemption as of December 31, 2003. Our investing activities during the year ended December 31, 2003 consisted of $72.9 million of capital expenditures for satellites and associated launch services, $131.7 million of capital expenditures for infrastructure projects and other ground network costs, $17.9 million of capitalized interest, $700.0 million of restricted cash and a $58.0 million investment in WildBlue, offset by $17.9 million of cash acquired as a result of the consolidation of our indirect investment in Galaxy.

      Net cash used in investing activities increased $14.5 million, or 2%, to $678.2 million for the year ended December 31, 2002 from $663.7 million for the year ended December 31, 2001. This increase was primarily due to satellite construction payments made pursuant to our Intelsat IX satellite construction program. Our investing activity in 2002 consisted of $467.4 million of capital expenditures for satellites and associated launch services, $97.0 million of capital expenditures for infrastructure projects and other ground network costs, $52.4 million of capitalized interest and $61.4 million for payments on asset acquisitions. Our investing activity in 2001 consisted of $522.5 million of capital expenditures for satellites and associated launch services, $65.0 million of capital expenditures for infrastructure projects and other ground network costs, and $76.2 million of capitalized interest.

Net Cash Provided By Financing Activities

      Net cash provided by financing activities increased $924.9 million to $956.4 million for the year ended December 31, 2003 from $31.5 million for the year ended December 31, 2002. This increase was principally due to our issuance of a greater amount of indebtedness during the year ended December 31, 2003 as compared to the prior year, together with the payment during the prior year of $200.0 million in outstanding bonds upon their maturity and $266.1 million in commercial paper borrowings. Our financing activities for the year ended December 31, 2003 consisted primarily of the receipt of $1,097.8 million in net proceeds from the issuance of our 5 1/4% Senior Notes due 2008 and 6 1/2% Senior Notes due 2013, repayments of commercial paper borrowings of $44.0 million and principal payments on deferred satellite performance incentives of $65.8 million. These payments on deferred satellite performance incentives of $65.8 million consisted primarily of a $60.0 million cash payment made under an agreement to extinguish a portion of our deferred satellite performance incentive liability, as discussed below.

      Net cash provided by financing activities increased $222.7 million to $31.5 million for the year ended December 31, 2002 from $191.2 million used in financing activities for the year ended December 31, 2001. This increase was primarily due to a final pre-privatization distribution in 2001 to the IGO’s Signatories and Investing Entities of $425.0 million. Our financing activity in 2002 principally consisted of $595.8 million in proceeds, net of discount, received from the issuance of our 7 5/8% Senior Notes due 2012, offset by repayment of commercial paper borrowings of $266.1 million, repayment of our $200.0 million Eurobond 7 3/8% Notes due 2002, payment of $65.0 million for the purchase of our ordinary shares from Teleglobe Inc. and principal payments on deferred satellite performance incentives of $15.3 million. At December 31, 2002, commercial paper borrowings outstanding totaled $44.0 million. Our financing activities in 2001 consisted primarily of $293.5 million in commercial paper borrowings and the final pre-privatization distribution to the IGO’s Signatories and Investing Entities noted above.

Debt and Other Liabilities

      At December 31, 2003, we had debt, including the current portion of such debt, of $2,369.2 million. Our total debt at December 31, 2003 consisted of $600.0 million of U.S. dollar denominated bonds issued in the European and Asian capital markets, $400.0 million of U.S. dollar denominated 5 1/4% Senior Notes due 2008 offset by an unamortized discount of $0.1 million, $600.0 million of U.S. dollar denominated 7 5/8% Senior Notes due 2012 offset by an unamortized discount of $3.7 million, $700.0 million of U.S. dollar denominated 6 1/2% Senior Notes due 2013 offset by an unamortized discount of $2.1 million, $45.6 million in capital lease obligations, a $20.0 million note payable to Lockheed Martin Corporation and a $14.9 million note payable to TVB Holdings, which holds an indirect minority interest in Galaxy. The note payable to TVB Holdings is a note payable by Galaxy that is included in our consolidated balance sheet because Galaxy is a consolidated affiliate. We incurred gross interest costs of $115.7 million for the year ended December 31, 2003. We expect our gross interest costs to increase, primarily as a result of our issuance of $1.1 billion in debt in connection with the Loral transaction.

      In November 2003, we issued and sold in a private placement $400.0 million in aggregate principal amount of 5 1/4% Senior Notes due 2008 and $700.0 million in aggregate principal amount of 6 1/2% Senior Notes due 2013. The proceeds from the sale of the 2008 Senior Notes and the 2013 Senior Notes, net of discount and after deducting $23.6 million of debt issuance costs, were approximately $1,074.1 million. The discount on each of the 5 1/4% Senior Notes due 2008 and the 6 1/2% Senior Notes due 2013 represents the difference between the issue price and the face value of the notes on the date of issuance. Both the discount and the debt issuance costs are amortized as interest expense over the life of each of the 2008 Senior Notes and 2013 Senior Notes utilizing the effective interest method. As described above, we used substantially all of the net proceeds from the sale of the 2008 Senior Notes and the 2013 Senior Notes to finance the Loral transaction. In February 2004, we completed an exchange offer pursuant to which we exchanged substantially all of the 2008 Senior Notes and the 2013 Senior Notes for newly issued 2008 Senior Notes and 2013 Senior Notes that are registered under the Securities Act of 1933, as amended, referred to as the Securities Act.

      Of our notes outstanding as of December 31, 2003, $400.0 million mature in 2004, $200.0 million mature in 2005, $400.0 million mature in 2008, $600.0 million mature in 2012 and $700.0 million mature in 2013. In addition, $20.0 million matures in $5.0 million annual installments between 2007 and 2010, and $14.9 million matures in two payments of $6.6 million in 2007 and $8.3 million in 2008. Our capital lease obligations mature in 2009.

      The 7 5/8% Senior Notes due 2012 were issued in April 2002. Proceeds received from the issuance of the notes were used to repay commercial paper borrowings outstanding at the time of receipt of those proceeds, for general corporate purposes and to repay on August 6, 2002 our $200.0 million principal amount of Eurobond 7 3/8% Notes due 2002 that had been outstanding. The discount on the 7 5/8% Senior Notes due 2012 represents the difference between the issue price and the face value of the notes on the date of issuance. In addition, we incurred debt issuance costs of $7.6 million. Both the discount and the debt issuance costs are amortized as interest expense over the life of the 2012 Senior Notes utilizing the effective interest method.

      Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, we account for these payments as deferred financing. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. These costs are amortized over the useful lives of the satellites and the liability is reduced as the payments are made. Our total satellite performance incentive payment liability was $52.4 million as of December 31, 2003 and $144.6 million as of December 31, 2002.

      On June 26, 2003, our Intelsat LLC subsidiary entered into amendments to its satellite construction agreements with SS/L, pursuant to which we extinguished a portion of our liability to SS/L to make satellite performance incentive payments for the Intelsat VII/VIIA and IX series satellites manufactured by SS/L in exchange for a total cash payment of $60.0 million. In connection with this transaction, we recorded a $95.0 million reduction in our total satellite performance incentive payment liability. This transaction with SS/L is discussed further in Note 11 to our audited consolidated financial statements included elsewhere in this prospectus.

Receivables

      Our receivables, net totaled $203.6 million at December 31, 2003 and $265.8 million at December 31, 2002. Of these amounts, our gross trade receivables, consisting of total billed and unbilled satellite utilization charges, were $223.1 million at December 31, 2003 and $227.4 million at December 31, 2002. The remaining balance in both periods represented the allowance for doubtful accounts and other receivables. Other receivables as of December 31, 2002 included $47.8 million due from EADS Astrium as a result of our decision to terminate our order for the IS-10-01 satellite as described above. This amount was collected during the year ended December 31, 2003.

      Our pre-privatization billing policy required payments from customers to be made quarterly in arrears. Our billing policy applicable to service agreements entered into after privatization generally requires payments to be made monthly in arrears. We expect a continued downward trend in receivables as the portion of our services being provided under service agreements with monthly, as compared to quarterly, in arrears payment terms increases. In addition to our billing policy, our collateral profile has changed as a result of the privatization. Previously, the investment share of the Signatories and Investing Entities, which were also our principal customers, was considered to be collateral for services provided. As a result of the privatization, we no longer hold this investment share as collateral, although some of our customers have pledged our ordinary shares held by them as collateral for services provided.

Capital Expenditures

      Excluding the $961.1 million that we have paid for the satellites and related assets acquired from the Sellers, we expect that our capital expenditures in 2004 will total approximately $500 million. This amount includes approximately $200 million in expenditures relating to the Loral transaction and approximately $300 million in other capital expenditures. In 2004 and future years, our actual capital expenditures may differ from our expected capital expenditures as we pursue our business strategies and seek to respond to opportunities and trends in our industry. Our actual capital expenditures may differ from our expected capital expenditures if, among other things, we enter into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which we determine to procure new satellites and have satellites under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the operational life of the satellite to be replaced. As a result of these factors, we frequently experience significant variances in our capital expenditure outlays from year to year.

      Our capital expenditures totaled $222.5 million in 2003 and consisted of $204.6 million of asset costs and $17.9 million of capitalized interest.

      With respect to the Intelsat IX series satellites, the total costs for the five satellites launched in 2002 and in February 2003 were approximately $1,248 million, which includes the costs of satellite construction, launch services, insurance and capitalized performance incentives. Of this amount, $49.8 million was spent in 2003, excluding capitalized interest. Our deployment of the Intelsat IX series satellites was completed in February 2003 when we successfully launched the IS-907 satellite. As of December 31, 2003, $40.6 million of expected costs for the Intelsat IX series satellites were covered by contractual commitments.

      We estimate the total costs for our IS-10-02 satellite to be approximately $330 million, which includes the costs of satellite construction, launch services, insurance and capitalized performance incentives. In 2003, we spent approximately $33.0 million, excluding capitalized interest, on the IS-10-02 satellite. We expect to launch our IS-10-02 satellite in the second quarter of 2004. As of December 31, 2003, $136.1 million of expected costs for the IS-10-02 satellite were covered by contractual commitments.

      Infrastructure and other projects during 2003 consisted primarily of projects relating to our back-up facility and data center for our satellite and other business operations, as well as teleport and other facilities for our GlobalConnexSM Solutions services and other managed services. These projects also included acquiring ground network infrastructure in connection with integrating the assets acquired from the Sellers. Spending for these projects, excluding capitalized interest, for the year ended December 31, 2003 was $131.7 million. These expenditures are expected to decrease in 2004. See “Business — Our Strategy” for a discussion of our strategic plans relating to our service offerings and the markets we serve. As of December 31, 2003, we had $59.3 million in contractual commitments with respect to these infrastructure and other project initiatives.

      As of December 31, 2003, we had other contractual commitments of $105.9 million, including cash contributions required in connection with our investment in Galaxy, satellite performance incentive obligations related to satellites in orbit and lease payment obligations for one of the two satellites on which we lease capacity.

      Expected capital expenditures in 2004 relating to the Loral transaction include expenditures for launch services and launch insurance for the IA-8 satellite currently under construction and in connection with integration of the acquired assets. Capital expenditures relating to IA-8 may be higher than we currently anticipate if there is a delay in the expected schedule for the launch of IA-8. Capital expenditures relating to integration of the acquired assets include expenditures for the terrestrial infrastructure and software required to support the transition and ongoing operation of the acquired satellites and for associated business functions, including provisioning and billing. These expenditures may be higher than we anticipate if integration of the acquired satellites is more difficult or time-consuming than we currently expect. Expected capital expenditures in 2004 relating to the Loral transaction also include amounts we expect to pay in connection with resolving an International Telecommunication Union priority issue relating to an orbital location to which we acquired rights from the Sellers.

      Pursuant to the asset purchase agreement relating to the Loral transaction, in March 2004, we entered into a procurement agreement with SS/L for a new satellite to be launched into one of our existing orbital locations. This satellite is expected to replace a satellite in our fleet that is nearing the end of its orbital maneuver life. We have made a deposit of $50.0 million as prepayment for a portion of the purchase price of this new satellite, which deposit is secured by SS/L’s and its affiliates’ interests in an in-orbit satellite, insurance proceeds relating to the satellite and certain other collateral. This deposit will be accounted for in our financial statements in other assets, and will only be treated as a capital expenditure to the extent that we actually incur costs under the procurement agreement. We expect to incur approximately $25 million in costs under the procurement agreement in 2004 and have included this amount in the $300 million in expected other capital expenditures described above. For more information about the asset purchase agreement, see “Recent Developments — Purchase of the North American Satellite Assets of Loral.”

Capital Resources

      We financed the Loral transaction, including the $50.0 million deposit we made to SS/L as prepayment for a portion of the purchase price of a new satellite, with the proceeds from our sale in November 2003 of our 5 1/4% Senior Notes due 2008 and 6 1/2% Senior Notes due 2013. We repaid $200.0 million in principal amount of outstanding bonds due in March 2004 by borrowing $200.0 million under our $800.0 million credit facility. We expect that our other liquidity requirements in 2004, including the repayment of $200.0 million in outstanding bonds maturing in October 2004, will be met with cash on hand and cash provided by operating activities. Other sources of funding, if needed, include proceeds from our sale of ordinary shares in this offering and, if necessary, commercial paper borrowings or additional borrowings under our $800.0 million credit facility, which is described below. Any credit rating downgrade that we may experience could limit our ability to issue commercial paper, although in that event we believe our credit facility would provide us with sufficient liquidity.

      The following table sets forth our contractual obligations and capital commitments as of December 31, 2003.

	Less than			After
	1 year	1-3 years	3-5 years	5 years	Total

	(in millions)
Contractual obligations:
Long-term debt(1)	$555.1	$450.8	$667.4	$1,686.1	$3,359.4
Capital commitments(2)	154.5	22.9	16.5	37.9	231.8
Operating leases and other expense commitments	62.3	119.0	170.5	220.9	572.7
Investment	20.4	10.4	—	—	30.8

Total contractual obligations	$792.3	$603.1	$854.4	$1,944.9	$4,194.7

(1)	Includes principal and interest on long-term debt.

(2)	Includes contractual commitments for satellites and principal and interest on deferred satellite performance incentives.

      To support our commercial paper program and to provide funding for general corporate purposes, we entered into an agreement in March 2002 with a group of financial institutions for a $500.0 million three-year unsecured revolving credit facility. This $500.0 million revolving credit facility was terminated in March 2004 upon the closing of the new $800.0 million credit facility described below. Excluding specified financial covenants for which we received waivers from the lenders in connection with our issuance of $1.1 billion in senior notes in November 2003, at December 31, 2003, we were in compliance with the covenants under this revolving credit facility. At December 31, 2003, there were no borrowings outstanding under this revolving credit facility. Our policy is to classify commercial paper borrowings supported by our revolving credit facility as long-term debt if we have both the ability and the intent to maintain these obligations for longer than one year. At December 31, 2003, there were no commercial paper borrowings outstanding.

      In December 2003, we entered into a credit agreement with a group of banks for an $800.0 million three-year unsecured credit facility, consisting of a $400.0 million term loan facility and a $400.0 million revolving facility. The credit facility expires in March 2007. Upon the closing of the new $800.0 million credit facility in March 2004, the $400.0 million revolving facility replaced our $500.0 million three-year unsecured revolving credit facility described above. We used $200.0 million of the $400.0 million term loan portion of the facility to repay our $200.0 million in principal amount of Dragon bond 6 5/8% Notes due March 22, 2004 and we may only use the remaining $200.0 million of the term loan portion of the facility to repay our $200.0 million in principal amount of Eurobond 8 3/8% Notes due October 14, 2004. We expect that the revolving credit facility will be used for working capital requirements and to support our commercial paper program. Our new credit facility contains financial and operating covenants that, among other things, require us to maintain financial coverage ratios, limit our ability to pledge assets as security for additional borrowings and limit our ability to pay dividends on our ordinary shares, as described further below under “Description of Material Indebtedness — $800.0 Million Credit Facility.”

      We may be required to seek external financing if our capital requirements are greater than we currently anticipate as a result of unplanned strategic transactions or other unanticipated expenses.

Currency and Exchange Rates

      Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material currency exchange risk. However, our service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian real as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating our risk. For the year ended December 31, 2003, our Brazilian customers represented approximately 2% of our revenue.

      Galaxy’s functional currency is the Hong Kong dollar and our future cash and in-kind contribution commitments to Galaxy are denominated in Hong Kong dollars. As a result, we are subject to exposure with regard to changes in the value of the Hong Kong dollar as compared to the U.S. dollar. To date, the cumulative foreign currency translation adjustment has been insignificant.

      Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

Disclosures about Market Risk

      We have existing obligations related to our long-term debt agreements. These financial instruments are discussed further in Note 12 to our audited consolidated financial statements included elsewhere in this prospectus. As of December 31, 2003, we did not have significant cash flow exposure to changing interest rates on our long-term debt because the interest rates of those securities are fixed. However, the estimated fair value of the fixed-rate debt is subject to market risk. As of December 31, 2003, we had approximately $2.4 billion in fixed-rate debt. To the extent that we fund working capital needs or our capital expenditures using commercial paper, we will be subject to interest rate and related cash flow risk. In March 2004, we borrowed $200.0 million under our $800.0 million credit facility. This borrowing bears interest at a floating rate; therefore, we are subject to some interest rate risk in respect of this borrowing. However, we do not believe we are subject to significant interest rate risk, as the interest rate applicable to this borrowing resets every three months and is tied to the London Interbank Offered Rate. We are not currently engaged in the use of off-balance sheet derivative financial instruments to hedge or partially hedge interest rate exposure arising from changes in interest rates. To the extent that we become subject to significant interest rate risk in the future, we will evaluate the appropriateness of using various hedging instruments.

      Presented below is an analysis of our financial instruments as of December 31, 2003 that are sensitive to changes in interest rates. The tables demonstrate the change in market value of the instruments calculated for an instantaneous parallel shift in interest rates, plus or minus 50 basis points, or BPS, 100 BPS and 150 BPS. With respect to our fixed-rate debt, the sensitivity table below illustrates “market values,” or the price at which the debt would trade should interest rates fall or rise in the range indicated, assuming similar terms and similar assessment of risk by our lenders. Market values are determined using market rates on comparable instruments as of December 31, 2003.

	Interest Rate Risk (in millions) as of December 31, 2003

	Valuation of Securities			No Change	Valuation of Securities
	Given an Interest Rate Decrease			in Interest	Given an Interest Rate Increase
	of X Basis Points			Rates	of X Basis Points

	(150 BPS)	(100 BPS)	(50 BPS)	Fair Value	(50 BPS)	(100 BPS)	(150 BPS)

$700 million principal 6.5% senior notes due 11/01/13	$818.8	$789.1	$760.7	$734.0	$707.8	$683.2	$659.6
$600 million principal 7.625% senior notes due 04/15/12	$745.0	$721.7	$699.3	$678.7	$657.1	$637.2	$618.2
$400 million principal 5.25% senior notes due 11/01/05	$436.7	$427.5	$418.5	$410.0	$401.3	$393.0	$384.9
$200 million principal Eurobond 8.125% notes due 02/28/05	$216.1	$214.9	$213.7	$211.8	$211.3	$210.1	$208.9
$200 million principal Eurobond 8.375% notes due 10/14/04	$211.5	$210.6	$209.8	$209.0	$208.2	$207.4	$206.6
$200 million principal Dragon bond 6.625% notes due 03/22/04	$202.6	$202.4	$202.1	$201.9	$201.6	$201.4	$201.2

      This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of our financial instruments. The actual impact of market interest rate changes on our financial instruments may differ significantly from the impact shown in the sensitivity analysis.

      As of December 31, 2002, we did not have significant cash flow exposure to changing interest rates on our long-term debt because the interest rates of those securities were fixed. As of December 31, 2003, we had approximately $1.1 billion more in long-term fixed-rate debt than we had as of December 31, 2002. Accordingly, any changes in interest rates would be more significant as of December 31, 2003 in comparison to December 31, 2002.

Critical Accounting Policies

      Our significant accounting policies are described fully in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus. We consider a number of accounting policies to be critical to the understanding of our results of operations. These accounting policies relate to revenue recognition, our satellites and other property and equipment, investments in affiliated companies, business combinations, goodwill, impairment of long-lived and amortizable intangible assets, income taxes, deferred satellite performance incentives and retirement plans and other postretirement benefits. The impact of any risks related to these policies on our business operations is discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” where these policies affect our reported and expected financial results. Our preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      We recognize revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to our customers. We recognize revenue over the period during which services are provided, as long as collection of the related receivable is reasonably assured. We make estimates regarding the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined that the collection of payments for satellite utilization is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time that collection is believed to be reasonably assured or the payment is received. We also maintain an allowance for doubtful accounts for customers’ receivables where the collection of these receivables is uncertain. If our estimate of the likelihood of collection is not accurate, we may experience lower revenue or an increase in our bad debt expense.

      We receive payments for satellite utilization charges from some customers in advance of our providing services. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the agreement terms.

      Our revenue recognition policy as described above complies with the criteria set forth in Staff Accounting Bulletin No. 101, Revenue Recognition, as amended by Staff Accounting Bulletin No. 104.

Satellites and Other Property and Equipment

      Satellites and other property and equipment are stated at cost. These costs consist primarily of the cost of satellite construction and launch, including premiums for launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction and interest costs incurred during the period of satellite construction. Satellite construction and launch services are generally procured under long-term contracts that provide for payments by us over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites. Insurance premiums associated with in-orbit operations are expensed as incurred. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service.

      Satellites and other property and equipment are depreciated and amortized on a straight-line basis over their estimated useful lives. The depreciable lives of our satellites range from 11 years to 15 years. We make estimates of the useful lives of our satellites for depreciation and amortization purposes based upon an analysis of each satellite’s performance, including its orbital design life and its estimated orbital maneuver life. The orbital design life of a satellite is the length of time that the satellite’s hardware is guaranteed by the manufacturer to remain operational under normal operating conditions. In contrast, a satellite’s orbital maneuver life is the length of time the satellite is expected to remain operational as determined by remaining fuel levels and consumption rates. Our in-orbit satellites generally have orbital design lives ranging from 10 years to 13 years and orbital maneuver lives as high as 18 years. Although the orbital maneuver lives of our satellites have historically extended beyond their depreciable lives, this trend may not continue. We periodically review the remaining estimated useful lives of our satellites to determine if any revisions to our estimates are necessary based on the health of the individual satellites. For example, as of January 1, 2001, we revised the estimated useful lives for substantially all Intelsat VII and VIII series satellites based on our review of the performance of our satellite fleet. The effect of this change in estimate was to increase the useful lives of these satellites by approximately two years, and thereby decrease depreciation and amortization expense by approximately $60.5 million for the year ended December 31, 2001. As a result of this change, the useful lives of our satellites generally exceed the orbital design lives and are less than the orbital maneuver lives. Additional changes in our estimate of the useful lives of our satellites could have a material effect on our financial position or results of operations.

      We would charge to operations the carrying value of any satellite lost as a result of a launch or in-orbit failure upon the occurrence of the loss. In the event of a partial failure, we would record an impairment charge to operations upon the occurrence of the loss if the undiscounted future cash flows were less than the carrying value of the satellite. We would measure the impairment charge as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. We would reduce the charge to operations resulting from either a complete or a partial failure by the amount of any insurance proceeds that were either due and payable to or received by us. We would record any insurance proceeds received in excess of the carrying value of the satellite as a gain and no impairment loss would be recognized. In the event the insurance proceeds equal the carrying value of the satellite, neither a gain nor an impairment loss would be recognized.

Investments in Affiliated Companies

      We apply the equity method to account for investments in entities that are not variable interest entities under Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, as revised in December 2003 and referred to as FIN 46, and in which we have an ownership interest of between 20% and 50% and exercise significant influence over operating and financial policies. FIN 46 is described under “— New Accounting Pronouncements” below. Under the equity method, we record our share of an affiliate’s net income or loss in our consolidated financial statements.

      We consolidate the financial statements of our affiliates in which we have an ownership stake of greater than 50% and exercise control over operating and financial policies, or which are variable interest entities in which we are the primary beneficiary. We record the minority shareholders’ interests in the net assets of a consolidated affiliate as a minority interest in our consolidated financial statements. We recognize the minority interest’s share of losses in our consolidated financial statements if the minority shareholders have made a commitment to fund the affiliate’s operations.

      In accordance with Statement of Financial Accounting Standards, referred to as SFAS, No. 142, Goodwill and Other Intangible Assets, any goodwill arising from the excess of the cost of our investment over the fair value of net assets acquired at the acquisition date is not amortized. Any decline in value in the investment that is deemed to be other than a temporary decline would result in the recognition of a loss during the period in which the decline in value occurs.

Business Combinations

      Our business combinations are accounted for in accordance with the provisions set forth in SFAS No. 141, Business Combinations, whereby the net tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The portion of the purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to our business combinations involves estimates and judgments by our management that may be adjusted during the allocation period, but in no case beyond one year from the acquisition date. These allocations are made on the basis of appraisals prepared by independent third-party appraisers.

Goodwill and Other Intangible Assets

      Goodwill arising from our acquisitions represents the excess of costs over the estimated fair value of net tangible and separately identifiable intangible assets acquired. Our goodwill and other intangible assets are accounted for in accordance with the provisions set forth in SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized and that they instead be tested for impairment at least annually by applying a fair value-based test. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

      As of December 31, 2003, there had been no circumstances indicating a possible impairment of the goodwill we recorded in connection with our acquisition of certain assets and liabilities of COMSAT World Systems. We will perform the impairment analysis as required under SFAS No. 142, on an annual basis or more frequently if circumstances indicate a possible impairment has occurred, by assessing the fair value of our acquired assets using a discounted cash flow approach. An impairment loss would be recognized to the extent that the carrying amount of the assets exceeds the amount of the assets’ fair value. We have determined that we have one reporting unit, the enterprise level, under the criteria set forth by SFAS No. 142. If we are required to record an impairment charge in the future because of changes to the acquired business, it could have an adverse impact on our results of operations.

Impairment of Long-Lived and Amortizable Intangible Assets

      We review our long-lived and amortizable intangible assets to assess whether an impairment has occurred using the guidance established under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate, in our judgment, that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value.

      As of December 31, 2003, there had been no circumstances indicating a possible impairment to any of our long-lived and amortizable intangible assets.

Income Taxes

      We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

Deferred Satellite Performance Incentives

      Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, we account for these payments as deferred financing. Consequently, we capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. These costs are amortized over the useful lives of the satellites and the liability is reduced as the payments are made.

Retirement Plans and Other Postretirement Benefits

Defined Benefit Plan

      We maintain a noncontributory defined benefit retirement plan called the Intelsat Staff Retirement Plan. This plan covers, among others, substantially all of our employees hired before July 19, 2001. See “Management — Compensation — Pension Benefits” for information regarding the individuals covered by this plan. The cost under this plan is calculated by an actuary using a formula that is based on employees’ remuneration, dates of hire and years of service. In 2001 and 2002, global capital market conditions resulted in negative returns on the plan’s assets. Primarily due to this occurrence and to a reduction in the discount rate assumption for our plan as discussed further below, the plan’s accumulated benefit obligation at September 30, 2002 exceeded the fair value of its assets, which required us to record an additional minimum pension liability in accordance with SFAS No. 87, Employer’s Accounting for Pensions. The effect of this non-cash adjustment was to increase accrued retirement benefits by $23.8 million, increase other assets by $2.3 million and increase other comprehensive loss by $21.5 million, or $12.9 million after tax. During 2003, we made $40.0 million in cash contributions to the plan, which were reflected as reductions in accrued retirement benefits in our consolidated balance sheet at December 31, 2003, to improve the plan’s funded position. However, for our unfunded non-qualified pension plan, referred to as the Intelsat Restoration Plan, the accumulated benefit obligation at the end of the plan year in 2003 still exceeded the fair value of its assets. As a result, we adjusted the minimum pension liability such that, as of December 31, 2003, $19.5 million of the net additional minimum pension liability of $21.5 million was reversed along with the $2.3 million recorded in other assets. The effect of this adjustment resulted in us having an additional minimum pension liability of $2.1 million, or $1.3 million after tax, recorded as other comprehensive loss at December 31, 2003. See “Management — Compensation — Pension Benefits” for information regarding the Intelsat Restoration Plan. The amounts provided above and below for our noncontributory defined benefit retirement plan include amounts for the Intelsat Restoration Plan.

      We have historically funded the plan based on actuarial advice using the projected unit credit cost method. Concurrent with our privatization in 2001, our plan became subject to the provisions of the Employee Retirement Income Security Act of 1974, and, as such, we expect that our future contributions to the plan will be based on the minimum requirements of the Internal Revenue Service and on the plan’s funded position.

Other Postretirement Benefits

      We provide health benefits for employees hired prior to January 1, 2004 who retire at or after age 60 with five years of consecutive service or after age 55 with ten years of consecutive service. The cost under this unfunded plan is calculated by an actuary based on the level of benefits provided, years of service and other specified factors. A governing body of the IGO adopted a resolution prior to privatization stating that the retirees eligible for these benefits as of the date of privatization, as well as an additional number of named employees, would continue to receive the level of health benefits provided as of January 1, 2001. We provide these benefits under a plan that is unfunded. Benefits are paid as they become due. During 2003, we recorded a curtailment gain related to our December 2002 workforce reduction, as discussed in Note 19 to our audited consolidated financial statements, which resulted in a $2.6 million reduction in our accrued retirement benefits.

Defined Contribution Plans

      We maintain two defined contribution retirement plans in the United States, one such plan in Bermuda and one such plan in the United Kingdom. One of the U.S. plans provides benefits to, among others, employees based in the United States hired before July 19, 2001, and the other U.S. plan provides benefits to employees based in the United States hired on or after July 19, 2001. The Bermuda plan provides benefits to most of our employees based in Bermuda. The U.K. plan provides benefits to our employees based in the United Kingdom. We also maintain an unfunded deferred compensation plan for executives. However, benefit accruals under this plan were discontinued during 2001. See “Management — Compensation — Defined Contribution Plans” for information regarding these plans.

Key Plan Assumptions

      Net periodic pension and other postretirement benefits costs under our defined benefit and other postretirement benefits plans, as well as the related plan liabilities, are determined each year on an actuarial basis. As part of this process, we review our plans’ actual experience and make adjustments to key plan assumptions, if necessary. In 2002, we made a change to a key plan assumption. Specifically, as of September 30, 2002, we lowered the discount rate applicable to both our defined benefit plan and our other postretirement benefits plan to 6.75% from 7.25% in order to reflect the decline in long-term interest rates that had occurred since October 1, 2001. On September 30, 2003, we again lowered the discount rate applicable to both our defined benefit plan and our other postretirement benefits plan to 6.00% to reflect further declines in long-term interest rates. Our discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality, fixed-income investments. For our defined benefit plan, we elected to maintain the expected rate of return on pension assets at 9% for the plan year that began October 1, 2002. Our expected rates of return are based on historical capital market performance and on our investment policy. Notwithstanding the negative returns on plan assets that we experienced in 2001 and 2002, we believed at October 1, 2002 that the historical performance of the capital markets indicated that 9% was a reasonable expectation for long-term returns. For our other postretirement benefits plan, we elected to maintain the health care cost trend rate at 7% for the plan year that began October 1, 2002 because our review of claims data and expectations for the future indicated that this assumption was valid. As a result of our assumptions for the plan year ended September 30, 2003, including the change in the discount rate, our pension expense as measured in accordance with SFAS No. 87, Employers’ Accounting for Pensions, increased by $2.3 million, or 209%, to $3.4 million in 2003 from $1.1 million in 2002. In addition, our other postretirement benefits expense as measured in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, increased by $1.3 million, or 19%, to $8.1 million in 2003 from $6.8 million in 2002 and is expected to increase further in 2004. We estimate that a change in the assumed discount rate of 25 basis points would have increased or decreased our pension expense and other postretirement benefits expense by approximately $0.8 million and $0.4 million, respectively, in 2003. Also, we estimate that a change in the expected return of plan assets of 1% would have increased or decreased pension expense by approximately $2.5 million in 2003. Further, we estimate that a change in the assumed health care cost trend rate of 1% would have increased or decreased other postretirement benefits expense by approximately $2.0 million in 2003.

      Under the accounting guidance for pension plans and other postretirement benefit plans just described, the effects of revisions to assumptions or differences between assumed and actual experience are not immediately recognized as expense in the year of occurrence. Instead, both the favorable and the unfavorable effects of these revisions and differences that fall within an acceptable range are reflected as unrecognized net gains and losses and are amortized into pension expense and other postretirement benefits expense over a predetermined amortization period. For our defined benefit retirement plan, we had an unrecognized net loss of $56.8 million at December 31, 2003, compared to an unrecognized net loss of $60.1 million at December 31, 2002. For our other postretirement benefits plan, we had an unrecognized net loss of $7.6 million at December 31, 2003, compared to an unrecognized net gain of $12.1 million at December 31, 2002. A portion of these unrecognized net losses has been amortized into pension expense and other postretirement benefits expense, respectively, in 2003. However, the impact of the amortization on expense in future years will depend in large part on the actual experience of the plans in those years and, consequently, cannot be estimated.

Related Party Transactions

Our Shareholder Relationships

      Prior to privatization, the IGO’s owners made capital contributions to and received capital repayments from the IGO in proportion to their ownership in the IGO. The IGO’s owners were also its principal customers, and they received ownership interests in the IGO based on their percentage use of the IGO’s satellite system. As we are the successor entity to the IGO, a significant percentage of our customers are also shareholders in our company.

      Prior to privatization, prices for our services were set by a tariff schedule and determined on a non-discriminatory basis. As a private company, we are now able to set new, market-based prices for new services ordered by our customers. At privatization, the IGO’s Signatories and Investing Entities received shares in our company in proportion to their ownership in the IGO on the privatization date and became shareholders of 100% of our outstanding ordinary shares. Because our customers’ ownership of our ordinary shares is no longer connected to their use of our system, our customers may increase their use of the systems of other telecommunications services providers. However, we believe that some of our customers could not move all of their business with us to another satellite services provider without incurring high costs, due in part to technical differences between our network and the networks of most of our competitors.

      Our shareholders, formerly the IGO’s owners, accounted for approximately 53% of revenue in 2003 and 78% of revenue in 2002. See “Risk Factors” for a discussion of the potential impact of the privatization on our customer base.

COMSAT Asset Purchase Agreement

      On November 25, 2002, we acquired most of the assets and certain liabilities of COMSAT World Systems, a business unit of COMSAT, and of COMSAT Digital Teleport, Inc., a subsidiary of COMSAT. COMSAT is a wholly owned subsidiary of Lockheed Martin Corporation, which is our largest shareholder. COMSAT World Systems was a reseller of our capacity to customers located in the United States. The assets that we acquired included substantially all of COMSAT World Systems’ customer contracts for the sale of our capacity, two earth stations located in Clarksburg, Maryland and Paumalu, Hawaii that provide tracking, telemetry, command and monitoring services for our satellites, and a digital teleport facility located in Clarksburg, Maryland. The purchase price for this transaction consisted of $56.0 million in cash, the assumption of $57.7 million in liabilities and a $20.0 million 7% note payable due in four installments of $5.0 million each on January 1, 2007, 2008, 2009 and 2010. In the event that we are not operating tracking, telemetry, command and monitoring facilities at the Clarksburg, Maryland location and certain triggering events described in the asset purchase agreement have occurred, up to $15.0 million under the $20.0 million note payable would not be due. In addition, we incurred approximately $1.0 million in transaction costs in connection with this acquisition.

      We accounted for the acquisition under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible and intangible assets acquired. The purchase price allocation was finalized during the fourth quarter of 2003. Based upon the appraisals received and our estimates, the purchase price was allocated to the assets and liabilities acquired as follows (in millions):

Receivables, net of allowance of $13.7	$13.1
Property and equipment	26.8
Deferred tax asset	8.2
Other assets	1.6
Goodwill	57.6
Intangible assets	27.5
Accounts payable and accrued expenses	(57.7)

Total consideration, net of assumed liabilities	$77.1

      We believe that this transaction was completed on arm’s-length terms. For a further discussion of the asset purchase agreement with COMSAT, see “Certain Relationships and Related Party Transactions.”

      The service contracts assigned to us in connection with the COMSAT transaction included contracts with MCI, Inc. and Verestar, Inc., which became two of our largest customers upon the closing of the COMSAT transaction. On July 21, 2002, WorldCom, Inc., which subsequently changed its name to MCI, Inc., filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. For a description of our revenue from MCI, Inc., see “— MCI Reorganization.” On December 22, 2003, Verestar, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. For a description of our revenue from Verestar, Inc., see “— Verestar, Inc. Reorganization.”

TT&C Contracts

      Some of our customers also provide tracking, telemetry and command services, referred to as TT&C services, for our ground network or provide us with monitoring or host station facilities and services. We believe that these transactions are on arm’s-length terms and are not significant to our results of operations.

Teleglobe Share Purchase Agreement

      On May 15, 2002, one of our largest customers and one of our shareholders, Teleglobe Inc., filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. As a result, we recorded a reserve of $12.8 million against all of our accounts receivable from Teleglobe Inc. as of March 31, 2002, and did not recognize any revenue from Teleglobe Inc. from April 1, 2002 through May 15, 2002 because collection was not ensured. Revenue generated from Teleglobe Inc. and its affiliates was $35.1 million in 2002 and $28.1 million in 2003.

      On September 20, 2002, our Intelsat Global Sales subsidiary acquired Teleglobe Inc.’s 6,284,635 shares in Intelsat, Ltd. for $65.0 million. Pursuant to the share purchase agreement and a related escrow agreement, title to the shares acquired from Teleglobe Inc. was transferred to an escrow agent, which holds the shares in trust for Intelsat Global Sales, subject to specified limited voting and dividend rights of Teleglobe Inc. The share purchase agreement provides that the escrow agent will sell the shares in our contemplated initial public equity offering or in another manner set forth in the agreement, and will subsequently deliver the proceeds of any such sale to Intelsat Global Sales and, in some cases, to Teleglobe Inc. If all of the shares held in escrow are sold and the sale proceeds exceed $90.1 million, Intelsat Global Sales will receive $90.1 million, and Teleglobe Inc. will receive the portion of the sale proceeds that exceeds $90.1 million. If only a portion of the shares held in escrow are sold,

Intelsat Global Sales will receive the portion of the sale proceeds equal to the percentage of $90.1 million that is equal to the percentage the sold shares represent of the total number of shares originally held in escrow, and Teleglobe Inc. will receive any remaining sale proceeds. If we have not conducted a registered offering of our ordinary shares by December 31, 2003, or if we have conducted such an offering by that time but some of the escrowed shares remain unsold as of December 31, 2004, the share purchase agreement provides for the unsold shares and any cash held as escrow property to be distributed to Intelsat Global Sales up to the amount that would result in Intelsat Global Sales having received a total amount of cash and shares under the agreement valued at $90.1 million. If there are any shares or cash remaining after this distribution to Intelsat Global Sales, these shares and cash will be transferred to Teleglobe Inc. We did not conduct a registered offering of our ordinary shares by December 31, 2003 and, pursuant to an amendment to the share purchase agreement, the shares held in escrow will be valued pursuant to a formula based on the range for the initial public offering price set forth on the cover page of this prospectus. Based on this amendment, we expect that all of the shares held in escrow will be distributed to Intelsat Global Sales.

      We have accounted for the share purchase transaction similar to an acquisition of treasury stock. Under Financial Accounting Standards Board Technical Bulletin No. 85-6, Accounting for a Purchase of Treasury Shares at a Price Significantly in Excess of the Current Market Price of the Shares and the Income Statement Classification of Costs Incurred in Defending against a Takeover Attempt, amounts paid for treasury stock above fair value and additional rights and consideration received are allocated to the various components received. The estimated aggregate market value of the shares acquired by us exceeded the cash payments made to Teleglobe Inc. on September 20, 2002 by more than the amounts due to us. As a result, we were able to recover approximately $16.0 million of receivables owed by Teleglobe Inc., consisting of $12.8 million that was fully reserved in the first quarter of 2002 as well as $3.1 million related to revenue that had not been previously recognized since the collection of those amounts was not certain. We believe that the closing of the share purchase transaction enabled us to change our estimated reserve for uncollectible accounts and recognize the previously unrecognized service fees for which collection was uncertain, in accordance with Accounting Principles Board Opinion No. 20, Accounting Changes. The shares acquired by Intelsat Global Sales are deemed not to be outstanding for the purposes of our consolidated financial statements.

      Teleglobe Inc.’s remaining interest in the shares is deemed to be a free-standing derivative in accordance with Emerging Issues Task Force, referred to as EITF, Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. As a result, we recorded an obligation to Teleglobe Inc. on September 20, 2002 of $25.9 million, which reflected the estimated fair value of this derivative on that date. On December 31, 2002, we reduced our obligation to Teleglobe Inc. to $19.8 million based on a valuation of the derivative on that date. At December 31, 2003, we no longer had an obligation to Teleglobe Inc. based on a valuation of the derivative on that date and recorded other income of $19.8 million, for the amount of the adjustment, on our consolidated statement of operations. We do not currently expect that the distribution of the shares held in escrow as provided under the share purchase agreement with Teleglobe Inc. will impact our accounting for the share purchase transaction as of December 31, 2003.

      We believe that the share purchase transaction between Teleglobe Inc. and Intelsat Global Sales was executed on arm’s-length terms. The share purchase agreement and related escrow agreement, including the transaction price and other terms, were negotiated extensively by the parties to the agreements. The share purchase transaction provided Teleglobe Inc. with the ability to liquidate its investment in Intelsat, Ltd. and receive needed cash. The transaction also permitted Teleglobe Inc. to cancel some of its service orders with us without penalty. The share purchase transaction provided us with an opportunity to continue an important customer relationship with Teleglobe Inc. in which Teleglobe Inc. agreed not to repudiate nearly 75% of its service orders with us and agreed to payment terms more favorable to us. The transaction also allowed us to purchase outstanding Intelsat, Ltd. shares at what we estimate to be a reduction from the market value of these shares. The transaction price was determined by a combination of factors, including market conditions, the lack of a public market for the shares and the commercial relationship among the parties. Other relevant factors included the uncertainty as to when Intelsat Global Sales will have the opportunity to liquidate its investment in the shares, uncertainty as to the amount that it will receive for the shares and Teleglobe Inc.’s desire in connection with its insolvency proceeding to preserve the potential for additional payments from resale of the shares.

WildBlue Subscription Agreement

      In December 2002, we entered into an agreement to acquire a minority stake in WildBlue for a purchase price of $58.0 million. On April 21, 2003, we contributed $56.5 million in cash to WildBlue. This amount represented the $58.0 million purchase price net of a loan receivable for interim funding to WildBlue, plus accrued interest, and net of certain expenses we incurred that were reimbursable by WildBlue. In connection with this investment, we have agreed to purchase 50% of any shares sold by one of the minority investors, at the investor’s option, up to a maximum purchase price of $5.0 million. Other investors in this round of financing, which totaled $156.0 million including our investment, included the National Rural Telecommunications Cooperative and Liberty Satellite & Technology, Inc. One of our directors is a director of Liberty Media Corporation, which indirectly owns a minority interest in WildBlue and is the parent company of Liberty Satellite & Technology, Inc. One of our executive officers is a director of WildBlue.

Galaxy Note Payable to TVB Holdings

      Galaxy, our consolidated affiliate, has a note payable to TVB Holdings for $14.9 million. See “— Investment in Galaxy” below for a further description of our investment in Galaxy.

New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board, referred to as FASB, issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires an entity to recognize the fair value of an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement is incurred, the liability should be recognized when a reasonable estimate of fair value can be made. This new standard became effective during the first quarter of 2003. The adoption of SFAS No. 143 did not have a material impact on our results of operations or financial position.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 nullifies previous guidance on this issue and requires a liability for a cost associated with an exit or disposal activity to be recognized and measured at its fair value in the period in which the liability is incurred. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002 and could affect the timing of recognizing costs on future restructuring activities. The adoption of SFAS No. 146 did not have a material impact on our results of operations or financial position.

      In November 2002, the FASB issued Interpretation No. 45, referred to as FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FIN 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on our results of operations or financial position.

      In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 did not have an impact on our results of operations or financial position as of December 31, 2003. However, it could impact future revenue arrangements.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation, Transition and Disclosure. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements became effective during the first quarter of 2003. The adoption of SFAS No. 148 did not have a material impact on our results of operations or financial position.

      In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 was revised in December 2003 to clarify the characteristics of a variable entity. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The adoption of FIN 46 in 2003 did not have a material impact on our results of operations or financial position as of December 31, 2003. However, we will continue to evaluate the impact that FIN 46 will have on our results of operations and financial position in future periods.

      In April 2003, the FASB issued SFAS No. 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS No. 149 did not have a material impact on our results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how certain free-standing financial instruments with characteristics of both liabilities and equity are classified and measured. Financial instruments within the scope of SFAS No. 150 are required to be recorded as liabilities, or assets in certain circumstances, that may require reclassification of amounts previously reported in equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The cumulative effect of a change in accounting principle should be reported for financial instruments created before the issuance of this statement and still existing at the beginning of the period of adoption. The adoption of SFAS No. 150 did not have an impact on our results of operations or financial position.

      In December 2003, the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition, referred to as SAB 104. SAB 104 revises or rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on our results of operations or financial position. However, it could impact future revenue arrangements.

      In December 2003, the FASB issued a revision of SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106. The revision of SFAS No. 132 requires additional disclosures about plan assets, investment strategy, measurement dates, plan obligations, cash flows and components of net periodic benefit cost recognized in interim periods. The revision of SFAS No. 132 is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. The adoption of the revised SFAS No. 132 did not have a material impact on our results of operations or financial position.

MCI Reorganization

      Upon the closing of the COMSAT transaction described above, MCI, Inc. became one of our largest customers. On July 21, 2002, WorldCom, Inc., which subsequently changed its name to MCI, Inc., filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. MCI, Inc. emerged from bankruptcy protection in April 2004. As of December 31, 2003, MCI, Inc. and its affiliates accounted for $73.5 million, or 2.1%, of our backlog. In March 2004, MCI, Inc. repudiated some of its service contracts with us in connection with its reorganization, resulting in a $3.3 million reduction in our backlog. Revenue generated from MCI, Inc. and its affiliates as direct customers was $10.7 million, or 1.1%, for the year ended December 31, 2002 and $43.2 million, or 4.5%, for the year ended December 31, 2003. Based on information provided by Lockheed Martin Corporation, MCI, Inc. accounted for approximately $47.8 million of COMSAT’s revenue from the sale of our capacity for the period from January 1, 2002 to the date of closing of the COMSAT transaction. On a pro forma basis, MCI, Inc. and its affiliates would have accounted for approximately 6% of our revenue for the year ended December 31, 2002 had the COMSAT transaction occurred as of January 1, 2002. The loss of MCI, Inc. as a customer would further reduce our revenue and backlog and could materially adversely affect our business. At December 31, 2003, we had receivables of $13.0 million due from MCI, Inc. and its affiliates, of which $6.7 million was reserved for in our allowance for doubtful accounts and $8.4 million related to pre-petition receivables.

Verestar, Inc. Reorganization

      On December 22, 2003, Verestar, Inc., one of our largest customers, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As of December 31, 2003, Verestar, Inc. and its affiliates accounted for $53.9 million, or 1.5%, of our backlog. Revenue generated from Verestar, Inc. and its affiliates was $24.9 million, or 2.6%, for the year ended December 31, 2003. As of December 31, 2003, we had receivables of $7.9 million due from Verestar, Inc. and its affiliates. We believe we have adequate reserves to cover our exposure. One of our competitors, SES, made a bid to buy substantially all of the assets of Verestar, Inc. that was approved by the bankruptcy court in April 2004. The transaction remains subject to a number of conditions, including FCC approval. If the transaction is successfully completed, we believe that, for operational reasons, SES would likely assume our existing contracts with Verestar, Inc. Nevertheless, we could lose Verestar, Inc. as a customer. Such a loss could reduce our revenue and backlog.

Investment in Galaxy

      In February 2003, we entered into an agreement to acquire an indirect 51% stake in Galaxy for approximately U.S.$69.5 million in cash and in-kind contributions. Galaxy is licensed to provide pay television and teleport services in Hong Kong and launched a pay television service in February 2004. TVB Holdings indirectly holds the remaining 49% interest in Galaxy.

      Under the terms of the agreement, our cash contribution is payable in installments in 2003, 2004 and 2005. Our required cash contribution for 2003 was HK$173.9 million, or approximately U.S.$22.3 million. Our required cash contribution for 2004 was HK$158.3 million, or approximately U.S.$20.4 million, and our required cash contribution for 2005 will be HK$81.1 million, or approximately US$10.4 million. Under certain conditions, we and TVB Holdings could be required to make additional cash contributions to Galaxy up to an aggregate of HK$170.1 million, or approximately U.S.$21.8 million. The amount of any such additional cash contributions that we and TVB Holdings each would be required to make would be based on our and TVB Holdings’ ownership interests in Galaxy at the time of the contributions. Our agreement relating to Galaxy is discussed further in Note 9 to our audited consolidated financial statements included elsewhere in this prospectus.

Subsequent Events

Purchase of the North American Satellite Assets of Loral

      In March 2004, we completed our purchase of certain of the satellites and related assets of Loral Space & Communications Corporation and certain of its affiliates. We acquired these satellites and related assets for a purchase price of $961.1 million pursuant to an asset purchase agreement among Intelsat, Ltd., Intelsat Bermuda and the Sellers dated as of July 15, 2003, as amended. The assets we acquired include four in-orbit satellites, one satellite under construction, the rights to six orbital locations and various assets relating to the satellites and the business that the Sellers conducted on the satellites, including customer contracts. In addition, we assumed certain specified contractual commitments of the Sellers relating to the acquired assets.

      Under the terms of the asset purchase agreement, we had agreed to acquire the Telstar 4 satellite, which was declared a total loss in September 2003 due to a significant anomaly. In October 2003, we and the Sellers amended the asset purchase agreement to provide that we would not acquire ownership of Telstar 4. The Sellers have announced that the Telstar 4 satellite was insured for $141.0 million, and we understand that the Sellers have filed an insurance claim for that amount. Pursuant to the asset purchase agreement, we are entitled to any insurance proceeds paid in respect of the Telstar 4 failure, net of warranty payments to customers. To the extent the insurance proceeds in respect of Telstar 4 are less than $141.0 million, not taking into account warranty payments, we will receive a credit in the amount of such shortfall for payments we are required to make under our new satellite procurement agreement with SS/L described below. We understand that the Sellers currently expect the warranty payments owed to customers to be approximately $1.2 million. These warranty payments may increase if customers that previously leased capacity on the Telstar 4 satellite exercise termination rights.

      The Sellers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and, prior to the Sellers’ emergence from bankruptcy protection, their assets may only be sold in accordance with the U.S. Bankruptcy Code. The sale to us of the assets subject to the asset purchase agreement was approved by the bankruptcy court. See “Recent Developments — Purchase of the North American Satellite Assets of Loral” for further information about the Loral transaction.

New Satellite Procurement Agreement

      Pursuant to the asset purchase agreement relating to the Loral transaction, in March 2004 we entered into a procurement agreement with SS/L for a new satellite to be launched into one of our existing orbital locations. At the time of the closing of the Loral transaction, we paid to SS/L a deposit of $50.0 million as prepayment for a portion of the purchase price of the new satellite. SS/L’s obligations under the procurement agreement have been secured by SS/L’s and its affiliates’ interest in an in-orbit satellite, insurance proceeds relating to the satellite and other collateral.

2004 Share Incentive Plan

      In January 2004, our board of directors approved a 2004 share incentive plan and the reservation of ordinary shares for issuance under the plan, subject to the approval of our shareholders. The 2004 share incentive plan, the reservation of shares for issuance under the plan and the issuance of shares under the plan were approved by our shareholders at a special general meeting of our shareholders held in March 2004. See “Management — Share Incentive Plans — 2004 Share Incentive Plan.”

BUSINESS

      We are a leading provider of satellite communications services worldwide, supplying video, voice and data connectivity in over 200 countries and territories. Founded in 1964, we have provided communications capacity for events that were milestones in 20th century history — from broadcasting the video signals of the first moon walk, to providing the “hot line” connecting the White House and the Kremlin, to broadcasting live television coverage of every Olympics since 1968.

      We currently provide services that are utilized by broadcasters, leading multinational corporations, the U.S. government and major communications providers around the world. Our goal is to be a global connectivity leader connecting people and businesses around the globe with high-quality, flexible and innovative communications services.

Our Strengths

Solid Financial Performance

      We have been in operation for nearly 40 years and have a record of solid financial performance. In 2003, we had revenue of $952.8 million, net income of $181.1 million and EBITDA of $708.3 million. A reconciliation of EBITDA to net income and information regarding the reasons we present EBITDA and how we use EBITDA are provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Years Ended December 31, 2003, 2002 and 2001 — EBITDA.” We believe that our competitive position is enhanced by our solid balance sheet and strong cash flow from operations. As of December 31, 2003, we had a backlog of approximately $3.6 billion. We expect to deliver services associated with approximately $2.4 billion, or 68%, of our backlog over the next five years. As of December 31, 2003, the satellites that we acquired from the Sellers had future minimum lease receipts due from customers under long-term operating leases of approximately $446 million.

Diversified Geographic and Service Application Mix

      We operate our business on a global basis. We believe that one of our strengths is our diversified geographic and service application mix. Almost every populated region of the world contributes significantly to our revenue. We distinguish ourselves by the diverse range of applications that our services support, including voice and data communications, corporate networking, video broadcasting and Internet connectivity. Each of these service applications contributes meaningfully to our revenue. This diversified geographic and service application mix contributes to the relatively high level of stability of our business and allows us to selectively target growing markets.

Established Customer Base

      We provide satellite services to over 600 customers, including many of the world’s leading communications carriers, broadcasting companies, network integrators and Internet service providers. We have served many of our largest customers for over 30 years and have well-established relationships with the dominant communications services providers in many countries. Customers that use our capacity include:

• AT&T Corp.	• CNN International
• British Telecommunications plc	• France Telecom
• CBS Broadcasting Inc.	• U.S. Government
• China Telecom	• World Bank

      We believe that our existing customer base provides us with a competitive advantage in local markets around the world and with credibility as we introduce new services.

Global Network

      Our global communications network includes 27 satellites in orbit and leased capacity on 2 additional satellites owned by other satellite operators in the Asia-Pacific region, as well as ground facilities related to the operation and control of our satellites. We also have terrestrial assets consisting of teleports, points of presence and fiber connectivity that complement our satellite network and that we use to provide integrated end-to-end services. Our satellite network covers over 99% of the world’s populated regions, and we have market access to provide satellite capacity in the C- and Ku-bands in over 200 countries and territories. Many of our satellites have flexible design features that include the ability to be reconfigured or relocated to provide different areas of coverage. This design flexibility enables us to meet customer demand and respond to changing market conditions. Our network enables us to provide services, such as the distribution of television content, that require the ubiquity and point-to-multipoint capability of satellite communications. In addition, we provide managed services, such as the services in our GlobalConnexSM Solutions portfolio. We offer services in our GlobalConnexSM Solutions portfolio for a variety of applications, including government/ military, video contribution and Internet.

      We believe that the global coverage provided by our satellite network distinguishes us from most of our competitors and provides us with an important competitive advantage given the scarcity of prime orbital locations and the relatively high costs of, and long lead time involved in, designing, building, launching and operating satellites. The size and coverage of our network allow us to provide high-quality, reliable service worldwide. Due to the extensive scope of our network, we believe we can provide critical connectivity to communications carriers and other communications providers that are not effectively served by fiber optic cable.

Solid Positioning for Growing Customer Applications

      We believe that video, corporate and broadband data and government/ military applications represent opportunities for stable growth over the long term for operators in the fixed satellite services sector. According to the 2003 edition of the World Satellite Communications & Broadcasting Markets Survey, Ten Year Outlook, published by Euroconsult, a satellite communications research firm, there is significant potential for growth in the demand for satellite capacity, driven by, among other things, television and video services. For example, a recent trend in the television broadcast services market has been the introduction of high definition television, or HDTV, in developed markets. HDTV channels require significantly more bandwidth to deliver high-quality signals than is required for digital transmissions of non-HDTV channels. We believe that, as consumers increasingly seek HDTV services, the demand for satellite capacity for video applications in developed markets will increase. The consummation of the Loral transaction in March 2004 has significantly enhanced our North American coverage and our North American customer base for video services. As a result of the Loral transaction, we intend to use the assets to further penetrate the video market.

      Data applications, primarily for corporate and broadband networking customers, also represent opportunities for growth over the long term for operators in the fixed satellite services sector. We expect very small aperture terminal, or VSAT, networks, to continue to grow as corporations and value-added network services providers seek to connect thousands of locations across a region or across several countries into a single, managed network. As a result of our existing relationships with corporate end users and network services providers, we believe we are well positioned in the global satellite-based data services market.

      As a result of the current geopolitical environment and the increasing homeland security requirements of the U.S. government, we believe that government/ military customers will require greater communications capacity for defense and civilian applications. Customers in the government/ military segment currently rely on commercial satellite capacity for a substantial portion of their mission-critical communications and customized managed services. We believe that we are a leader in the sale of satellite capacity to the U.S. government. We intend to leverage our well-established customer relationships, our enhanced North American coverage as a result of the Loral transaction, our global reach and our operational excellence to strengthen our position in this customer segment.

Operational Excellence

      We believe that the reliability and integrity of our network is critical to our customers and end users, since our capacity is used for applications ranging from command and control of military operations to worldwide links for embassies and financial institutions. Our customers rely on our operational experience, gained through our nearly 40-year operating history, and our engineering leadership, demonstrated by our pioneering achievements in space communications. Our network has been designed to provide a high level of redundancy and flexibility for our customers. Our engineering and operations staff participates in every stage of the life cycle of each satellite procured by us, from the initial stages of development and construction through the end of a satellite’s orbital life. For the year ended December 31, 2003, the transponder availability rate for satellites owned and operated by us as of that date, which includes only our IS satellites because the Loral transaction had not yet closed as of that date, was 99.997%, with an availability rate of 99.997% from 1985 through 2003. See “— Network — Our Satellites” below for a discussion of how we calculate our transponder availability rate. We believe that our long history of high-quality, reliable service is a leading contributing factor to our ability to attract and retain our customers.

      We intend to leverage our solid financial position and our leadership position in our industry to grow our business.

Our Strategy

      Our goal is to be a global connectivity leader connecting people and businesses around the world with high-quality, flexible and innovative communications services. We intend to sustain our leadership position in the fixed satellite services sector by building on our existing capabilities to grow our business and pursuing strategic transactions. Specifically, we intend to:

•	focus on growing our business in the video, government/ military and corporate network customer segments by, among other things, expanding our managed service offerings and utilizing the expanded North American coverage we acquired in the Loral transaction;

•	sustain our leadership position in the voice and data customer segments by, among other things, expanding our managed service offerings, developing new applications such as voice over Internet protocol, referred to as VoIP, and focusing on niche markets, such as connectivity services for wireless operators in developing regions; and

•	pursue strategic transactions to further diversify our service application mix, enhance the geographic coverage of our network and achieve operational efficiencies to improve our long-term financial performance.

      We believe that our strategy will allow us to strengthen our core operations and maximize our ability to capitalize on new and emerging growth trends in our industry.

Grow Our Business in the Video, Government/ Military and Corporate Network Customer Segments

      We believe that video, government/ military and corporate network applications represent opportunities for revenue growth over the long term for operators in the fixed satellite services sector. We intend to focus our resources on further penetrating these customer segments in order to increase our market share in these segments and to further diversify our customer base.

Video

      We offer two types of services to video customers: distribution and contribution. Distribution refers to the transmission of television programming for broadcasters, cable networks, direct-to-home service providers and other redistribution systems. Contribution refers to the transmission of news, entertainment and other video programming from various locations to a central video production studio where the programming is consolidated and assembled for distribution. We believe that we are well positioned to benefit from growth in both the distribution and contribution of video content.

      As a result of the Loral transaction, we currently operate several leading neighborhoods for the distribution of broadcast network video content in the United States. We also operate an expanding distribution neighborhood for cable network content in the United States. We believe that the IA-13 satellite acquired from the Sellers enhances our cable service offerings in the United States by adding back-up capacity for our North American cable arc. In addition, we are currently developing broadcast neighborhoods in Latin America and Africa. By attracting additional broadcasters of popular television programming to selected satellites in our fleet, we plan to expand the broadcast communities on those satellites. Because cable systems and other television content redistribution systems install a large number of fixed antennas in order to be able to access popular programming for their subscribers, the use of our satellites by a popular broadcaster could attract other broadcasters to distribute their programming using the same satellites. In addition, we believe that the demand for transponder capacity dedicated to broadcast content distribution, particularly in the United States and Western Europe, is positioned to grow as the demand for HDTV increases over the next several years. However, short-term demand for HDTV services has been lower than expected.

      We also intend to build new direct-to-home video broadcast communities in areas of Eastern Europe, Africa and the Asia-Pacific region. Our satellite system currently distributes direct-to-home programming for a number of regional providers, and we are focused on growing our share of the distribution market for direct-to-home service providers. We believe that the direct-to-home transmission of television programming via satellite could contribute to future growth in the demand for satellite services in certain markets.

      With respect to video contribution, we intend to leverage our hybrid infrastructure and use strategic transactions to grow our business. In February 2003, we introduced an end-to-end, managed contribution service to address the needs of broadcasters and video programmers around the world. Our end-to-end, managed contribution service provides customers with the ability, on demand, to move video content around the world using a cost-effective infrastructure that leverages the global coverage of our satellite fleet and our network of teleports and fiber interconnections to major video exchange points. Our North American infrastructure was upgraded during the first quarter of 2004 to add points of presence at an expanded number of video exchange points, as well as at or near the locations of customers with significant traffic on our network. Our upgraded infrastructure provides redundancy for both transmission media and associated equipment and includes updated centralized management and monitoring for both network status and service quality.

      We have created a strategic business unit that is responsible for achieving our goals of expanding our customer base and market share in the video segment.

Government/ Military

      We believe that the defense and civilian agencies of various governments are experiencing an increased need for communications services, creating demand for both government- and military-owned satellite capacity as well as commercial satellite capacity. This trend is creating opportunities for satellite providers, particularly those with the global coverage and network reliability required for mission-critical communications and the network flexibility needed to provide customized managed services for users in this segment. A number of governmental and military entities are current users of our system.

      We intend to leverage our customer relationships, our operational excellence and the flexibility of our hybrid network to strengthen our position in this customer segment. In addition, we believe that the satellites we acquired from the Sellers will enable us to strengthen our position in this segment by providing us with greater coverage of North America, which will allow us to offer additional satellite capacity and services to the U.S. government.

      We have created a strategic business unit to ensure that our corporate structure and sales capabilities enable us to respond quickly to government/ military opportunities. We believe that our expanded service capability, including our emphasis on managed services, will attract additional government business and enable us to work with a broader scope of government contractors and integrators.

Corporate Network

      We believe that the provision of satellite capacity for corporate networks is a growing market in which we enjoy a solid position. Corporate networks carry point-to-multipoint traffic, utilizing the broadcasting capabilities of satellites to communicate to different locations simultaneously, as well as point-to-point traffic. We intend to broaden our customer base by establishing relationships with satellite-oriented service providers that are not already our customers and by marketing our managed services to general integrators with less experience in satellite services. To increase the use of satellite services as extensions of and overlays to the networks of private network providers, we expect to use partnerships to develop the capability to provide flexible end-to-end services, including network design, hardware coordination and testing assistance. We intend to use this capability to expand our service offerings to address the needs of customers in the maritime, oil and gas, manufacturing, mining, and finance and banking industries.

      Our corporate network customers offer advanced services to their end users and increasingly require integrated and managed services that we believe are best addressed by a hybrid network that combines space and terrestrial infrastructure. As we further extend our marketing reach to medium-sized and small distributors, we expect to be serving a customer base that requires our external expertise to integrate and manage the many communications media that comprise a high-performance network.

      We believe that broadband access is a corporate network application that represents a long-term opportunity for growth. We believe that the evolution of the Internet and the digitization of media and entertainment properties have increased the demand for broadband connectivity. Based on discussions with customers in our distribution network and market research, we believe that small- and medium-sized enterprises, particularly in developing regions, have broadband service requirements that are currently not being met. We believe that VSAT and other satellite-based networks are well positioned to fill this gap, offering a ubiquitous service that can be implemented quickly in locations where terrestrial alternatives are not available, are unreliable or are too expensive.

      To address opportunities in the satellite broadband direct access market, we are using an incremental approach that leverages our existing infrastructure to gain experience and build strategic relationships with customers and service partners. We are also analyzing various partnering and alliance strategies in this area to gain access to next-generation technology while limiting our business risks. For example, in April 2003, we acquired a minority stake in WildBlue, which plans to offer broadband Internet access services in rural and suburban areas of the continental United States via Ka-band capacity. For information regarding our investment in WildBlue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions — WildBlue Subscription Agreement.” We will defer making significant investments in broadband access services until we are convinced that the market for these services is sufficiently defined. Through this progressive strategy, we plan to be positioned for leadership when this market develops.

Sustain Our Leadership Position in the Voice and Data Customer Segments

      We intend to sustain our leadership position in the voice and data customer segments by leveraging our global network, technical expertise and well-established customer relationships to offer new services, including managed services, to our existing customers and to broaden the scope of the customers we serve for carrier and Internet applications. We expect that our achievement of these goals will be facilitated by the trend toward deregulation of telecommunications services in many markets and the removal of restrictions on our business as a result of our privatization, which provide us with opportunities to: build additional sales channels for our services in regions or markets where distribution of our services was previously limited, and utilize terrestrial-based facilities to complement our global satellite network and provide managed and integrated, end-to-end services.

      We intend to leverage our leadership in providing voice and data services for carriers by expanding our managed service offerings and developing new applications, such as VoIP. We are also focusing on niche markets in the voice and data customer segment, such as connectivity services for wireless operators in developing regions. In addition, we intend to increase our focus on customers utilizing satellite capacity for thin-route and middle-mile applications, which include point-to-point and managed services. Thin-route applications are connections between low-traffic communications hubs in smaller cities. Middle-mile applications are connections from cable interconnects or communications hubs to telecommunications central offices in remote or unserved areas. We are also planning to increase our regional sales presence and target customers in newly deregulated markets, where new carrier companies and providers of competitive services, such as wireless communications, are seeking to introduce their services quickly and independently of the local established carriers. In addition, we intend to introduce new, more cost-effective technologies and new integrated services to our existing customers, which we believe will enhance our retention rates and provide our customers with more efficient use of our network.

      We have been providing transmission capacity for the Internet since its inception in the 1970s and intend to sustain our leadership position in this segment. We provide point-to-point, also referred to as trunking, services to Internet service providers establishing high-speed Internet backbone connections to remote locations. We will seek to further penetrate this segment by offering managed services, as well as offering integrated services to our Tier 1 Internet service provider customers. Tier 1 Internet service providers are carriers whose Internet traffic is sufficiently large that they exchange traffic at no cost with other carriers of similar size. In addition, we are expanding our marketing directly to regional Tier 2 and Tier 3 Internet service providers, which must pay Tier 1 providers to exchange their traffic. We are providing these Internet service providers with complete Internet backbone access services, including hardware from third-party resellers, satellite capacity, Internet backbone connections and network management. For information regarding our initiatives for broadband Internet direct access services, see “— Grow Our Business in the Video, Government/ Military and Corporate Network Customer Segments — Corporate Network” above.

      Because satellite capacity is often the most strategic and complex part of a communications network, we believe that we are well positioned as compared with ground-based communications services providers to offer cost-effective global connectivity services. We will use our global network, technical expertise and established customer relationships, as well as the opportunities resulting from deregulation and from our privatization, to implement the specific initiatives for the carrier and Internet applications discussed above in order to sustain our leadership in voice and data services.

Pursue Strategic Transactions

      The fixed satellite services sector is experiencing consolidation, and a key component of our strategy is to evaluate and pursue strategic transactions that we believe could:

•	broaden our customer base, including in the video, government/ military and corporate network customer segments;

•	provide enhanced landmass coverage of strategic geographic regions, including regions experiencing growth;

•	provide us with complementary technical and commercial capabilities, including a video or a government/ military business complementary to the businesses we are seeking to grow organically;

•	further leverage our existing hybrid infrastructure;

•	enable us to shift our service application mix to include more point-to-multipoint traffic; and

•	create operational efficiencies.

      Our ability to complete any strategic transaction will depend on a number of factors that are not entirely within our control, including our ability to negotiate terms and conditions, conclude agreements and obtain necessary regulatory approvals, in each case on terms acceptable to us. In addition, if we require financing for any strategic transaction, we may be unable to obtain such financing on acceptable terms or within the timeframe that would permit the transaction to proceed. Depending on how any such strategic transaction is structured, there may be an adverse impact on our capital structure. See “Risk Factors” for a general discussion of the risks and uncertainties associated with strategic transactions.

Our Customers and Service Applications

      We provide satellite services to over 600 customers, including many of the world’s leading communications carriers, broadcasting companies, network integrators and Internet service providers. We consider our customer relationships to be among our most important strategic assets. We support our customers’ business strategies by providing high-quality, reliable satellite-based services worldwide at competitive prices. In addition, we believe that we provide our customers with a superior level of satellite expertise. For these reasons, we believe that our business relationships with our current customers are generally good.

      Based on information available to us, our ten largest customers and their affiliates, and their approximate contributions to our 2003 revenue, were as follows:

		% of 2003
Customer	Customer Location	Revenue

British Telecommunications plc and its affiliates	United Kingdom	4.8%
MCI, Inc. and its affiliates	United States	4.5%
COMSAT Corporation and its affiliates	United States	4.4%
Videsh Sanchar Nigam Limited	India	4.2%
Telenor Satellite Broadcasting AS and its affiliates	Norway	4.1%
AT&T Communications and its affiliates	United States	3.2%
Teleglobe Canada Inc. and its affiliates	Canada	2.9%
Telkom SA Limited	South Africa	2.8%
Verestar Inc. and its affiliates	United States	2.6%
Cable and Wireless plc and its affiliates	United Kingdom	1.9%

      The table above does not reflect the closing of the Loral transaction, which occurred after the period presented. The service contracts assigned to us in connection with the Loral transaction included contracts with CBS Broadcasting Inc. and Hughes Network Systems, Inc. See “Risk Factors” for a discussion of risks if we are unable to retain our customers or if our customers experience financial difficulties.

      Substantially all of our revenue has historically been generated by the sale of our satellite transmission capacity to our customers on a wholesale basis. Some of our customers resell our capacity to end users of our system. None of our direct customers accounted for 5% or more of our revenue in 2003.

      We believe that our global communications network is used to support a wide range of service applications. In 2003, we believe that our satellite capacity was used for five principal service applications: carrier, corporate network, video, government/ military and Internet. Given the emphasis of our business strategy on customers in the government/ military segment, we determined that from January 1, 2003 we would include government/ military as a category in the breakdown of our revenue by service application, but this service application is not included as a separate category for prior periods.

      The following table summarizes the service applications supported by our network, the types of end users that rely on these applications and the percentage of our revenue generated by the sale of capacity for each service application category. The table does not reflect the closing of the Loral transaction, which occurred after the periods presented. The breakdown of our revenue by service application category is based on our analysis of transmission plans and other information supplied to us by our customers. While we believe that the information provided to us is reliable, it has not been verified by us or any independent sources and we cannot assure you as to its accuracy. The illustrative examples in the table below are based on general information about the telecommunications industry.

	Percentage of
	Revenue for the
	Year Ended
	December 31,			Illustrative Examples
Service Application
Category	2001	2002	2003	Applications	Types of End Users	End Users

Carrier	38%	37%	37%	International telephony Domestic telephony Cable restoration Data circuits	Incumbent telephone companies Competitive telephone and data companies Long haul service providers	AT&T Corp. British Telecommunications plc China Telecom Global Crossing Vodacom (Pty) Ltd.
Corporate Network	27%	30%	26%	Corporate WANs Intranets/ extranets Videoconferencing Distance learning Credit card authorization	Corporations Organizations Intergovernmental agencies	Central Bank of the Russian Federation Schlumberger Ltd. World Bank
Video	19%	17%	16%	Broadcast network distribution Cable network content distribution Remote news gathering	Media conglomerates News organizations DTH system operators Cable broadcast networks	BBC World Canal Digital CNN International MTV3 TIBA S.A.
Government/Military	—	—	11%	Internet, video and data transport	Governments Military users	Armed Forces Television Network
						U.S. Navy National Oceanic and Atmospheric Admin. U.S. Department of State
Internet	16%	15%	10%	Internet backbone connectivity	Tier 1 and Tier 2 Internet service providers	Cable and Wireless plc UUNet Sprint Corporation

      We refer in this prospectus to a number of our customers and end users. Our customers and the end users of our network are important to us from a business development perspective, but references to them in this prospectus are for illustrative purposes only and are not intended to suggest that each of these customers and end users is necessarily material to us from a financial perspective.

Carrier Applications

      Carrier applications include the use of our satellite capacity by telecommunications carriers for the transmission of voice and data traffic over point-to-point connections between major telecommunications hubs. However, we do not include trunking to the Internet backbone and point-to-point corporate network applications in our carrier service application, because we consider them to be separate applications. Our customers for carrier applications are primarily large, established communications services providers and post, telephone and telegraph administrations around the world.

      Because the IGO was created to provide capacity for international public telecommunications services for its owners, this segment has historically been our largest source of revenue. However, the market for satellite-based voice and data services has faced, and is expected to continue to face, competition from fiber optic cable. See “Risk Factors” above for a discussion of the competition from fiber optic cable. Despite the migration to fiber of our point-to-point carrier customers on certain routes, we believe that we will continue to earn a significant portion of our revenue from our carrier applications in the near term. For a discussion of our strategy with respect to carrier services, see “— Our Strategy — Sustain Our Leadership Position in the Voice and Data Customer Segments” above.

Corporate Network Applications

      Corporate network applications include the use of our capacity for private communications networks using VSATs. VSATs are devices with small antennas that can receive and transmit communications signals to and from a satellite. A network of VSATs can be used for such point-to-multipoint applications as those noted in the table above, as well as for traditional voice and data services.

      Our customers in this segment include a limited number of satellite-savvy end users but are primarily satellite-savvy integrators, such as Schlumberger Ltd., British Telecommunications plc, Equant N.V. and Maritime Telecommunications Network, Inc. These integrators combine satellite capacity and other communications services to create customized networks that respond to specific customer needs. For a discussion of our strategy with respect to corporate network applications, see “— Our Strategy — Sustain Our Leadership Position in the Voice and Data Customer Segments” above.

Video Applications

      We have been providing capacity to customers in the video services segment since our first satellite commenced operations in 1965. Users in this segment use our satellite capacity for both video distribution and video contribution. As a result of the Loral transaction, we are now a leading provider of capacity for the distribution of broadcast video content in the United States. As discussed in “— Our Strategy — Grow Our Business in the Video, Government/ Military and Corporate Network Customer Segments — Video,” we intend to utilize our enhanced North American coverage, our hybrid network and strategic transactions to increase our market share in the video services segment.

Government/ Military Applications

      Government/ military applications include the use of our satellite capacity by the U.S. government, including defense and civilian agencies, as well as NATO users, for communications services that include Internet, data and video transmission. Customers in this segment use our capacity for communications and customized managed services. See “— Our Strategy — Grow Our Business in the Video, Government/ Military and Corporate Network Customer Segments — Government/ Military” for information regarding how we are addressing opportunities in this segment.

Internet Applications

      Our satellite capacity is used for point-to-point connections to the Internet backbone. The availability of Internet backbone connectivity via satellite allows our customers to bypass congested terrestrial networks and connect directly to the Internet backbone. Our users in this segment include Tier 1 and Tier 2 Internet service providers and other communications services providers that require backbone connectivity and that market Internet-related services to their customers. For a discussion of our strategy with respect to Internet applications, see “— Our Strategy — Sustain Our Leadership Position in the Voice and Data Customer Segments.”

Geographic Distribution of Our Revenue

      Our revenue is derived from almost every region of the world. This table does not reflect the closing of the Loral transaction, which occurred after the periods presented. Our historical revenue broken down by geographic region is approximately as follows:

	Year Ended
	December 31,

Geographic Region	2001	2002	2003

Europe	29%	29%	25%
North America and the Caribbean	24%	24%	27%
Asia Pacific	18%	17%	17%
Latin America	13%	13%	11%
Sub-Saharan Africa	9%	11%	13%
Middle East and North Africa	7%	6%	7%

      As a result of the Loral transaction, we expect that a greater portion of our revenue in future periods will be derived from North America and the Caribbean.

      We determine the geographic location of a customer based on the customer’s billing address. However, in most cases our customers use the services that we provide to either send or receive information to areas outside of the country or territory in which they are located.

Sales, Marketing and Distribution Channels

      Our sales and marketing effort is designed to build long-term relationships with our customers, with the objectives of sustaining and growing our core fixed satellite services business, diversifying our service portfolio and expanding our customer base. As a customer-focused organization, we work with our customers to ensure that we provide services responsive to their needs.

      Our Intelsat Global Sales subsidiary, located in London, England, is our global sales and marketing headquarters. In addition, we have established local sales and marketing support offices in the following locations around the world:

• Australia;	• France;
• Brazil;	• Germany;
• China;	• India;
• Singapore;	• South Africa; and
• the United States;	• United Arab Emirates.

      By establishing local offices closer to our customers and staffing those offices with experienced personnel, we believe that we are able to provide flexible and responsive service and technical support to our customers.

      We believe that we enjoy significant brand recognition with current and potential users of our satellite services. We use our brand name, superior network performance and technical support to market our services to a broad spectrum of customers seeking to communicate globally. We use a range of distribution methods to sell our services, depending upon the region, applicable regulatory requirements and customer application. Our wholesale distributors include the post, telephone and telegraph organizations of a number of countries, competitive communications providers and network integrators. In addition, we sell our services directly to media companies, major institutions and other customers. We expect to develop further customer awareness through our marketing and promotional efforts, particularly in North America in connection with the integration into our business of the satellites we acquired from the Sellers. The satellite capacity on the in-orbit satellites we acquired from the Sellers is distributed primarily by direct sales to customers. We intend to build the direct sales capabilities of our sales and marketing staff, particularly in North America, in order to integrate effectively the assets we acquired from the Sellers.

Backlog

      As of December 31, 2003, we had a revenue backlog of approximately $3.6 billion, which includes only backlog relating to our IS satellites because the Loral transaction had not yet closed as of that date. As of December 31, 2003, the IA satellites that we acquired in March 2004 had future minimum lease receipts due from customers under long-term operating leases of approximately $446 million. Our backlog as of December 31, 2002 was approximately $4.0 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Backlog” for a discussion of our backlog, including a discussion of how our acquisition of COMSAT World Systems’ customer contracts, bankruptcy filings by MCI, Inc., Teleglobe Inc. and Verestar, Inc. and events in Argentina have impacted or may impact our backlog. We expect to deliver services associated with $775.2 million, or 22%, of our December 31, 2003 backlog by December 31, 2004.

Industry Overview

General

      We compete in the global communications market for the provision of voice, data, video and wholesale Internet connectivity. Communications services are provided using various communications technologies, including terrestrial and submarine fiber optic networks, terrestrial wireless networks and fixed satellite services networks. We currently provide our services primarily using our fixed satellite services network infrastructure.

Satellite Communications

      Commercial communications satellites are used for a variety of global communications applications, either as a substitute for or as a complement to the capabilities of terrestrial networks. The satellite industry is traditionally divided into several segments, each of which has its own customer base and business model. These segments include:

Fixed Satellite Services

      Operators in the fixed satellite services sector, the most established sector in the satellite industry, provide communications links between fixed points on the earth’s surface. These services include the provision of satellite capacity between two fixed points, referred to as point-to-point services, and the simultaneous provision of satellite capacity from one fixed point to multiple fixed points, referred to as point-to-multipoint services. Point-to-point applications include telephony, video contribution and data transmission, such as Internet backbone connectivity. Point-to-multipoint applications include broadcast television and corporate networks. Fixed satellite services are our principal source of revenue.

Direct Broadcast Services/ Direct-To-Home Services

      Direct broadcast services, or direct-to-home services, broadcast a television signal directly to consumers’ homes and permit a high-quality broadcast of a large number of channels. Due to the point-to-multipoint capabilities of satellite, direct broadcast services have a competitive advantage in areas that do not have access to digital cable or high-quality terrestrial infrastructure. We provide satellite capacity to providers of direct broadcast services and currently operate several leading distribution neighborhoods for broadcast network video content in the United States, as well as distribute direct-to-home programming for a number of regional providers.

Digital Audio Radio Service

      Satellite radio, or digital audio radio service, offers programmers a national distribution platform for digital quality sound and over 100 channels of programming. This service offers greater coverage, better signal quality and fewer advertisements than traditional radio service and allows advertisers to target specific demographic groups on a national basis. We do not support digital audio radio services on our network.

Mobile Satellite Services

      Mobile satellite services provide voice, data, geographical positioning and radio broadcasting services to mobile terminals. Recent efforts to develop mass market mobile satellite telephony systems using customized satellites have been largely unsuccessful due to problems with technology and slow customer uptake. We neither provide mobile satellite services nor provide mobile satellite services companies with satellite capacity.

Broadband Services

      Broadband satellite services can provide last-mile, high-speed Internet access to customers in areas unserved or underserved by terrestrial alternatives. As described in “— Our Strategy — Grow Our Business in the Video, Government/ Military and Corporate Network Customer Segments — Corporate Network,” we are exploring opportunities in the satellite broadband access market and intend to use an incremental approach to enter this market as it develops. Next generation broadband satellite providers, such as WildBlue, are expected to create demand in the market through, among other things, the introduction of less expensive consumer hardware.

Competitive Advantages of Satellites

      Satellites provide a number of advantages over terrestrial communications systems that we believe will result in the continued use of fixed satellite services as an integral part of the global communications network. These advantages of satellites are:

      Ubiquitous Coverage: Satellites provide connectivity across broad regions, allowing equal access to bandwidth regardless of location, density of population or availability of terrestrial infrastructure.

      Point-to-Multipoint Transmission Capabilities: Because geosynchronous satellites can each broadcast signals to an area as large as one third of the earth’s surface, they are well suited for transmissions that must reach many locations simultaneously.

      Seamless Transmission: Satellites can broadcast directly to telecommunications services providers and other users, bypassing points of congestion.

      Independence from Terrestrial Infrastructure: Satellite-based networks can operate independently of other telecommunications infrastructures and can be used instead of, in addition to or as back-up for ground-based networks to provide customers with high-quality, reliable communications services.

      Rapid Deployment: The terrestrial hardware necessary to access existing satellite capacity can be installed in a matter of days. In contrast, unless terrestrial communications are already established in an area, it may take months or years to build out the ground connection to remote areas.

Challenges for New Entrants

      There are significant challenges for new entrants into the global satellite communications industry, including the limited number of orbital locations and frequencies that can be coordinated for use and the approvals from numerous national telecommunications authorities required to operate a global satellite communications system. These challenges also include the significant time, large capital investment and high level of technical expertise required to design, construct, launch and operate a satellite. These factors lead us to believe that the number of new entrants to the sector will remain low in the near future.

Key Trends

      We believe that a number of trends will have a positive impact in the future on the fixed satellite services sector, including the globalization of business, which we believe will result in increased demand for communications capacity from global operators, including us. We also believe that the continued deregulation of telecommunications markets will present us with new customer and new market opportunities. In addition, a recent trend in the television broadcast services market has been the introduction of HDTV in developed markets. We believe that, as consumers increasingly seek HDTV services, the demand for satellite capacity for video applications in developed markets will increase.

      Trends also include the demand for integrated communications services as customers seek to optimize their networks while at the same time focusing resources on their core competencies. In addition, we believe that the evolution of the Internet and the digitization of media and entertainment content have increased the demand for broadband connectivity as corporations and business users increasingly use converged data and video applications. We also believe that satellite-based broadband services are well positioned to supply access to customer sites in locations where it is economically or geographically not feasible to upgrade the terrestrial infrastructure. Finally, we believe that the expected future growth of data applications is another trend that holds potential for the fixed satellite services sector.

      Despite the positive impact that we believe these trends will have, there is excess supply in the telecommunications industry, and fixed satellite services operators are facing competition from providers of ground-based communications capacity. We expect any demand for satellite services created by the trends described above to be partially offset by the migration of point-to-point services to fiber optic cable. See “Risk Factors” for a discussion of the migration to fiber optic cable. In addition, the telecommunications industry has experienced a downturn that has reduced the demand for fixed satellite services, broadcaster demand for capacity may decline in the short term as broadcasters complete the migration of their transmission signals from analog to digital and it is possible that the market for fixed satellite services over the next several years may not grow or may shrink. See “Risk Factors” for a discussion of the competition we face from other providers of communications capacity and the risk that the market for fixed satellite services may not grow or may shrink.

      In addition to the trends described above, the fixed satellite services sector has experienced some consolidation. We believe that this consolidation is the result of the increasing globalization of the telecommunications market and the desire of some fixed satellite services operators to secure and improve their market access and coverage in key regions. In addition, the scarcity of desirable orbital locations may lead operators to seek to acquire other operators with specific coverage or capacity capabilities. Consolidation may also result from the economies of scale from operational, capital expenditure and marketing efficiencies that can be achieved by consolidation.

Network

      Our customers depend on our global communications network and our operational and engineering leadership, including our:

•	nearly 40-year operating history and pioneering achievements in satellite communications;

•	highly redundant network, resulting from our overlapping satellite coverage areas;

•	ability to relocate or reconfigure many satellites to cover different geographic regions; and

•	consistently high transponder availability levels.

      Our network is currently comprised of 27 satellites owned by us and leased capacity on 2 satellites owned by other satellite operators in the Asia-Pacific region, as well as ground facilities related to the operation and control of our satellites. Two additional satellites are currently under construction and expected to be launched in the second and third quarters of 2004, respectively. Our network also includes ground network assets consisting of teleports or leased teleport facilities in Germany, the United States and China and points of presence in New York, Hong Kong, Frankfurt, Los Angeles and London. In January 2004, we upgraded our North American infrastructure to include an expanded number of video exchange points.

      We believe that our operational and engineering achievements are due primarily to our satellite procurement and operations philosophy, which we believe has been different from that of other satellite operators. Our operations and engineering staff is involved from the design to the decommissioning of each satellite that we procure. With our own staff working on site to monitor progress, we maintain close technical collaboration with our contractors during the process of designing, manufacturing and launching a satellite. Because our IA satellites were acquired in March 2004 in connection with the Loral transaction, these satellites have not been subject to our customary monitoring process. We continue our engineering involvement throughout the operating lifetime of each satellite. Extensive monitoring of earth station operations and around-the-clock satellite control and network operations support ensure our consistent operational quality, as well as timely corrections when problems occur. In addition, we have in place contingency plans for any foreseeable technical problems that may occur during the lifetime of a satellite. Despite these plans, however, we may experience technical difficulties in the future that will impair the performance of one or more of our satellites. See “Risk Factors” for a description of the types of technical difficulties that could affect our satellites.

Satellite Systems

      There are three primary types of commercial communications satellite systems: low-earth orbit systems, medium-earth orbit systems and geosynchronous systems. Geosynchronous communications satellites are located approximately 22,300 miles, or 35,700 kilometers, above the equator. These satellites can receive radio frequency communications from an origination point, relay those signals over great distances and distribute those signals to a single point or multiple receivers within the transmission range of the satellites’ beams.

      Geosynchronous satellites send these signals using various parts of the electromagnetic spectrum. Our fleet is designed to provide capacity using the C-and Ku-bands of this spectrum. A third frequency, the Ka-band, is not widely used at this time, but is being considered for use in broadband projects. A Ka-band satellite may be accessed by a smaller antenna, which is an important consideration for residential and small business markets. Our IA-8 satellite scheduled to be launched in the third quarter of 2004 is expected to have transponders available for transmitting in the Ka-band. In addition, as part of our incremental approach to entering the satellite broadband access market, in April 2003, we acquired a minority stake in WildBlue. WildBlue plans to offer broadband Internet access services in the continental United States via Ka-band capacity.

      A geosynchronous satellite is referred to as geostationary, or station-kept, when it is operated within an assigned orbital control, or station-keeping, box, which is defined by a specific range of latitudes and longitudes. Geostationary satellites revolve around the earth with a speed that corresponds to that of the earth’s rotation and appear to remain above a fixed point on the earth’s surface at all times. Geosynchronous satellites that are not station-kept are in inclined orbit. The daily north-south motion of a satellite in inclined orbit exceeds the specified range of latitudes of its assigned station-keeping box, and the satellite appears to oscillate slowly above and below the equator. An operator will typically operate a satellite in inclined orbit toward the end of its useful life because the operator is able to save significant amounts of fuel by not controlling the north-south position of the satellite and is thereby able to extend substantially the useful life of the satellite. However, the types of services and customers that can access an inclined orbit satellite are limited due to the daily variations in the satellite’s footprint.

Our Satellites

      The following diagram illustrates the regional coverage of our fleet of 27 satellites and leased capacity on 2 additional satellites owned by other satellite operators.

      Our fleet currently covers almost all of the earth’s surface and has been designed to provide a high level of redundancy for our customers. The features of our network that provide this redundancy are as follows:

•	most places on the surface of the earth are covered by more than one of our satellites;

•	many of our satellites have flexible design features that include the ability to be reconfigured or relocated to provide different areas of coverage; and

•	subject to availability, our in-orbit fleet includes sparing capacity on operational satellites.

      These features generally enable us in the event of a malfunction on a given satellite to move customers to other capacity on the same satellite or to other satellites.

      In addition to enhancing our network redundancy, the design flexibility of some of our satellites enables us to meet customer demand and respond to changing market conditions. However, the exact location and intended use of each of our satellites are subject to various governmental approvals, coordination issues and other regulatory requirements. See “— Regulation” below for a description of these regulatory requirements.

      We measure the reliability of our network over a given period of time by calculating the total transponder hours in service for satellites owned and operated by us as a percentage of the total number of potential transponder hours during that time period, including hours during which transponders were not in service due to interruption or other outage. We exclude from this calculation the transponders on our satellites that are unusable due to satellite orbital location, inter-system coordination issues or beam configurations or that are permanently unusable due to the impact of certain anomalies. See “— In-Orbit Satellites” below and “Risk Factors” above for a discussion of anomalies. For the year ending December 31, 2003, the transponder availability rate for satellites owned and operated by us as of that date, which includes only our IS satellites because the Loral transaction had not yet closed as of that date, was 99.997%. This availability rate was achieved by accumulating nearly 7.6 million transponder hours in service, with approximately 216 hours of accumulated transponder outage. Our transponder availability rate has averaged 99.997% from 1985 through 2003.

      Our system fill factor represents the percentage of our total available station-kept transponder capacity, including the capacity that we lease, that is in use or that is reserved at a given time. As of March 29, 2004, we had an average system fill factor, including guaranteed reservations for service, of over 60%. We expect our average system fill factor to decline as a result of the increase in our system’s available transponder capacity after the launch of our additional planned satellites.

In-Orbit Satellites

      The satellites that make up our existing fleet include 27 satellites owned by us and leased capacity on 2 additional satellites owned by other satellite operators in the Asia-Pacific region. With our satellites located in all of the principal ocean regions — the Atlantic, Pacific and Indian — and leased capacity available in the Asia-Pacific region, we provide coverage of nearly every landmass.

      One of the two satellites on which we lease capacity is the INSAT 2E, leased pursuant to an agreement with the Government of India, Department of Space, INSAT Programme Office. Under this agreement with the Government of India, we have leased eleven 36 MHz equivalent transponders on INSAT 2E through May 30, 2009. We have the right to extend this lease term until the INSAT 2E has reached the end of its orbital maneuver life, which is currently expected to be May 2012. The other satellite on which we lease capacity is the SINOSAT-1, which we lease pursuant to an agreement with China’s SINO Satellite Communications Company Limited, referred to as SINOSAT. Under this agreement with SINOSAT, we have the option to lease, on a space-available basis, up to six 36 MHz transponders on the SINOSAT-1 satellite. We may exercise this option at any time and from time to time during the option term, which expires in April 2005. Under this option agreement with SINOSAT, we have leased capacity under one agreement through December 31, 2004 and under another agreement through August 31, 2006. If we enter into any additional agreements to lease capacity under this option agreement, the term of any such lease agreement may not extend beyond April 2005.

      As of March 29, 2004, our in-orbit fleet had 1,106 transponders available for transmitting in the C-band and 452 transponders available for transmitting in the Ku-band. These totals measure transponders on station-kept satellites, including the transponders that we lease from INSAT and SINOSAT. In each case, these numbers refer to usable 36 MHz equivalent transponders.

      The table below provides a summary of our in-orbit satellite fleet as of April 12, 2004.

						Estimated End of
		Orbital			End of Orbital	Orbital
Satellite	Manufacturer	Location		Launch Date	Design Life	Maneuver Life(1)

Geostationary Orbit
IS-601	Hughes Aircraft Company (Hughes)(2)	64.0	E	October 1991	October 2001	January 2005
IS-605	Hughes	33.0	E	August 1991	August 2001	September 2005
IS-701	SS/L	180.0	E	October 1993	August 2004	June 2012
IS-702	SS/L	55.0	E (3)(7)	June 1994	April 2005	January 2013
IS-704	SS/L	66.0	E	January 1995	November 2005	November 2011
IS-705	SS/L	310.0	E	March 1995	January 2006	January 2010
IS-706	SS/L	307.0	E	May 1995	March 2006	June 2013
IS-707	SS/L	359.0	E	March 1996	January 2007	September 2013
IS-709	SS/L	85.0	E	June 1996	April 2007	October 2012
IS-801	Martin Marietta Overseas Corporation (MMOC)(4)	328.5	E	March 1997	March 2007	August 2009
IS-802	MMOC	174.0	E	June 1997	June 2007	June 2015
IS-804	MMOC	176.0	E	December 1997	December 2007	February 2015
IS-805	MMOC	304.5	E	June 1998	June 2008	August 2016
IS-901	SS/L	342.0	E	June 2001	June 2014	July 2019
IS-902	SS/L	62.0	E	August 2001	August 2014	January 2020
IS-903	SS/L	325.5	E	March 2002	March 2015	April 2019
IS-904	SS/L	60.0	E	February 2002	February 2015	March 2020
IS-905	SS/L	335.5	E	June 2002	June 2015	February 2021
IS-906	SS/L	64.0	E	September 2002	September 2015	November 2021
IS-907	SS/L	332.5	E	February 2003	February 2016	November 2021
IA-5	SS/L	97.0	W	May 1997	July 2009	April 2021
IA-6	SS/L	93.0	W	February 1999	March 2011	July 2022
IA-7	SS/L	129.0	W	September 1999	November 2011	July 2017
IA-13(5)	SS/L	121.0	W	August 2003	August 2018	February 2024
APR-1(6)	Indian Space Research Organization	83.0	E	N/A	N/A	N/A
APR-2(6)	Alcatel	110.5	E	N/A	N/A	N/A

Inclined Orbit
IS-602	Hughes	50.5	E (3)(7)	October 1989	October 1999	October 2006
IS-603	Hughes	340.0	E	March 1990	March 2000	April 2009
IS-604	Hughes	157.0	E	June 1990	June 2000	August 2006

(1)	Assuming no relocation of the satellite.

(2)	Now Boeing Satellite Systems, Inc.

(3)	Rights to use this orbital location are held by one of our customers.

(4)	Now part of Lockheed Martin Corporation.

(5)	EchoStar Communications Corporation owns all of this satellite’s Ku-band transponders and a portion of the common elements of the satellite.

(6)	Operated by another satellite operator with capacity leased by us.

(7)	Authorization to operate at this location is limited to operation on a non-interference basis.

      The design life of a satellite is the length of time that the satellite’s hardware is designed by the manufacturer to remain operational under normal operating conditions. In contrast, a satellite’s orbital maneuver life is the length of time the satellite has enough fuel to remain operational. Although the orbital maneuver lives of our satellites have historically extended beyond their contractual design lives, this trend may not continue.

      In order to extend the orbital maneuver lives of our IS-602, IS-603 and IS-604 satellites, we are operating these satellites in inclined orbit and, as a result, are continuing to earn revenue beyond our original estimates for these satellites. However, the types of services and customers that can access inclined orbit satellites are limited, and we typically offer capacity on these satellites at a discount.

      Our IS-511 satellite, which had been operated in inclined orbit at the 330.5 East orbital location licensed to us by the FCC, experienced a failure due to electrostatic discharge in August 2003 that caused the satellite to move to an orbit above the geosynchronous orbit. Following recovery from the anomaly, insufficient fuel remained to return the satellite to its operating orbit. As a result, the IS-511 satellite was decommissioned. The IS-511 satellite was launched in June 1985 and had exceeded its end of design life date of June 1992. We relocated traffic on the 18-year-old satellite to other satellites in our system. At this time, we have not determined whether to place another satellite at the 330.5 East orbital location.

      We have experienced no catastrophic in-orbit loss throughout our history, and our current satellite fleet is generally healthy. We have experienced some technical problems with our current fleet but have been able to minimize the impact of these problems on our customers, our operations and our business. Most of these problems have been component failures and anomalies that have had little long-term impact to date on overall transponder availability in our satellite fleet. All of our satellites have been designed to accommodate an anticipated rate of equipment failures with adequate redundancy to meet or exceed their orbital design lives. To date, this redundancy design scheme has proven effective, although this trend may not continue. The most notable anomalies, losses and risks to our fleet at this time are described below.

      Our IS-701, IS-702, IS-704 and IS-709 satellites have been experiencing higher than normal friction torque on some of their momentum wheel assemblies. These wheel assemblies are used to control a satellite’s attitude, or orientation in space, and have built-in redundancy such that two of a satellite’s three assemblies must be operating in order for the satellite to function properly. Higher than normal friction torque degrades the performance of the momentum wheels and increases the risk of wheel failure. Even though the primary wheels have not failed, we are currently using the redundant momentum wheel assemblies on each of these satellites in order to minimize the risk of wheel failure. We have developed an alternative control system that would use thrusters instead of momentum wheels to maintain attitude control in the event that two of a satellite’s three wheels fail. These measures are expected to permit the IS-701, IS-702, IS-704 and IS-709 satellites to achieve and exceed their orbital design lives, despite any potential wheel failures.

      Our IS-706 and IS-709 satellites have experienced battery cell failures that have reduced the energy available for operating the satellites during eclipse periods when the sun is not visible to the satellites. A satellite relies on its battery power during these periods, which occur twice per year and can last up to 72 minutes per day over a period of 45 days. Additional battery cell failures could lead to the affected satellite being able to support only half of its nominal traffic load during solar eclipse periods.

      As a result of electrostatic discharge, four receivers on our IS-709 satellite have failed. These failures have not impacted the availability of transponders on the satellite but have reduced the ability of the satellite to receive global and spot beam signals simultaneously in the C-band from four beams to two. If an additional receiver fails, there will be further reduction in the satellite’s ability to receive signals and three transponders will be lost. In addition, the IS-709 satellite has a radio frequency output power instability in the downlink of one hemispheric beam. The anomaly, which was detected in 1996 during testing following the satellite’s launch, resulted in the loss of nine 36 MHz equivalent transponders of the satellite’s capacity.

      Our IS-801 satellite experienced an anomaly after its launch and before being put into service that resulted in damage to the satellite’s north solar array structure. The damage has limited our use of certain control equipment on the satellite and necessitated the use of thrusters for continuous attitude corrections. As described in “— Sparing; Insurance — Insurance” below, the north solar array damage reduced the orbital maneuver life of the IS-801 satellite and resulted in a settlement with our insurers. Although there is currently no evidence of further damage to the IS-801 satellite’s solar array structure, it is possible that the damaged array may not continue to perform as it has since the anomaly. In addition, the use of thrusters for continuous attitude corrections may result in premature failure, as they are not designed for this operation. We have made changes in our operation of the IS-801 satellite to minimize the impact on the thrusters and the satellite’s propulsion system.

      Our IS-801 satellite has also experienced failures resulting in degraded performance on four of its nine C-band hemispheric and zone beam receivers, such that only five receivers are operating at full performance. There are six hemispheric and zone beams on the satellite, each of which requires a receiver. As a result, one of the beams has been configured to use a receiver experiencing degraded performance. Although this beam is still capable of carrying our current traffic, it is possible that the beam may not be able to carry new traffic. We would need to conduct analysis and testing to assess the feasibility of carrying any new traffic on the affected beam before we could add new traffic on the beam. The failure of an additional receiver would result in the loss of five or six transponders depending on which receiver fails.

      The spare attitude system processor on our IS-802 satellite has failed, resulting in the loss of redundancy. We have deployed a back-up system for controlling the attitude of the IS-802 satellite from the ground that should allow us to continue operating the satellite in the event the remaining processor fails.

      Our IS-804 satellite has experienced some degradation of performance on one zone beam and one hemispheric beam that we believe is caused by an obstruction affecting the antenna shared by these beams. This problem could result in the loss of some of the satellite’s capacity. However, because of the way we have allocated capacity and the locations of our customers, this degradation has had no significant impact on our operations or the availability of capacity on IS-804 to date.

      Our IS-901 satellite has experienced an anomaly in one of its feed horns that could result in interference among the hemispheric and zone beams that share the affected feed horn depending on how we load traffic onto the satellite. Because the impacted region is covered by other beams on the satellite and because we have no customers in the impacted region, this problem has had no impact on our operations or the availability of capacity on our IS-901 satellite to date.

      Our IS-904 satellite has experienced the failure of one of its two earth sensors, which are used by the satellite’s on-board control system to keep the satellite pointed in the proper direction. Should the second earth sensor fail, we may not be able to keep the IS-904 satellite pointed properly toward the earth. We are developing a ground-based system that we believe will provide adequate capability to keep the satellite pointed properly should the redundant earth sensor fail.

      The IA-5 satellite has experienced the failure of 12 strings on its north solar array and 2 strings on its south solar array. A solar array string is a collection of solar cells that generates power from sunlight. These strings are combined in groups of two or three to create circuits, each of which then contributes to the power needed to operate the equipment and transponders on a satellite. The solar array string failures experienced by our IA-5 satellite have to date resulted only in a slight reduction in the number of active Ku-band transponders that the solar panels on the satellite can support. A small number of additional transponders are scheduled for deactivation in the future as normal solar array degradation occurs.

      Our IA-6 satellite has experienced solar array problems that appear to be different than those experienced on our IA-5 satellite. Due to the solar array problems on the IA-6 satellite, there is a risk that there could be a permanent short on one of the solar arrays, making some portion of the array unavailable to the satellite and thereby impacting the power available to operate active transponders. Our IA-6 satellite has experienced the failure of nine solar array strings, which to date has not resulted in the need to reduce the number of active transponders. However, a small number of transponders are scheduled for deactivation in the future as normal solar array degradation occurs. In addition to the string failures, the IA-6 satellite has experienced the failure of several traveling wave tubes, or TWTs, in its Ku-band transponders and, as a result, there is no redundancy in the satellite’s East and West Ku-band beams. Additional TWT failures in these beams would result in the loss of active transponders at the rate of one transponder for each TWT failure. The IA-6 satellite has also experienced recurring failures of one of its two central processing units, or CPUs, including most recently in January 2004. A satellite’s CPU is responsible for operation and control of the satellite. Since the initial failures of the first CPU, the satellite has been operated using its second CPU. No anomalies have been experienced to date on the second CPU. In each case where the first CPU has failed, it has eventually been restarted and, with software patches, has assumed a back-up role for operations. However, there can be no assurance that the first CPU will be able to resume operations after the most recent failure or will continue to function properly in the future if it is restarted. The IA-6 satellite has also experienced the failure of one of its two command receivers. The satellite is fully capable of operating on the one remaining receiver, and back-up commanding capability has been restored by utilizing the limited remaining functionality of the failed receiver and a software patch. As a result, we do not consider this anomaly to be significant.

      See “Risk Factors” for a discussion of the impact of various satellite anomalies on our business.

Planned Satellites

      We began a nine satellite launch program in 2001. Seven of these satellites have been successfully launched. On November 21, 2002, we terminated our order for one of the satellites in our launch program due to the manufacturer’s significant postponement in the delivery date of the satellite. We expect that the remaining satellite in our 2001 launch program, the IS-10-02 satellite, will be launched in the second quarter of 2004. In addition, one of the satellites that we acquired from the Sellers, the IA-8 satellite, is expected to be launched in the third quarter of 2004. The seven satellites that we have launched and the two satellites to be launched this year have, on average, more power, more transponders and larger coverage areas than many of our other satellites.

      We expect to replace existing satellites, as necessary, with more technologically advanced satellites that meet customer needs. We periodically conduct evaluations to determine the current and projected strategic value of our existing and any planned satellites and to guide us in redeploying satellite resources as appropriate.

      The remaining satellite in our 2001 launch program, the IS-10-02 satellite, is being manufactured by EADS Astrium. We expect to launch this satellite in the second quarter of 2004 and expect to deploy it at the 359.0 East orbital location. The IS-10-02 satellite is designed to have 70 C-band and 36 Ku-band transponders, measured in 36 MHz equivalent units. The actual number of usable transponders on the IS-10-02 satellite will depend on a number of factors, including the satellite’s operational configuration at its specified orbital location. The IS-10-02 satellite is expected to reach the end of its orbital design life in the second quarter of 2017. Assuming no relocation of the satellite from the orbital location to which it is initially deployed, the IS-10-02 satellite is expected to reach the end of its orbital maneuver life in the third quarter of 2021.

      We have entered into an agreement with Telenor Inma AS, referred to as Telenor, for the sale of 18 Ku-band transponders, measured in terms of 36 MHz equivalent units, on the IS-10-02 satellite. We will retain ownership of the satellite’s C-band transponders, the remaining Ku-band transponders and most of the remainder of the satellite. After the successful launch and in-orbit testing of the IS-10-02 satellite, title to, and risk of loss with respect to, Telenor’s 18 Ku-band transponders on the satellite will transfer to Telenor. At the time of this transfer, Telenor will be required to pay the purchase price for the transponders. One of Telenor’s affiliates currently has operating leases on the IS-707 satellite, which is the satellite that will be replaced by IS-10-02. Once title to the IS-10-02 transponders purchased by Telenor has passed to it, all of its affiliate’s service commitments for capacity on IS-707 will be terminated.

      The IA-8 satellite we acquired from the Sellers is being manufactured by SS/L. We expect this satellite to be launched in the third quarter of 2004 and expect to deploy it at the 89.0° West orbital location. The IA-8 satellite is designed to have 36 C-band and 36 Ku-band transponders, measured in 36 MHz equivalent units, as well as 4 Ka-band transponders with a bandwidth of 500 MHz each. The IA-8 satellite is expected to reach the end of its orbital design life in the third quarter of 2019. Assuming no relocation of the satellite from the orbital location to which it is initially deployed, the IA-8 satellite is expected to reach the end of its orbital maneuver life in the second quarter of 2027.

      In connection with the Loral transaction, we have entered into a procurement agreement with SS/L for a new satellite. We expect to provide SS/L with an authorization to proceed with the construction of this satellite no later than June 30, 2004.

      Construction Agreement. We entered into an agreement with EADS Astrium for the manufacture of two Intelsat X series satellites, the IS-10-01 and IS-10-02 satellites. As described below, we have terminated this agreement with respect to the IS-10-01 satellite. Under this agreement, we are required to pay the majority of the total contract price for a satellite in the form of progress payments during the period of the satellite’s construction. The remainder of the price is payable in the form of incentive payments based on orbital performance over the design life of the satellite following launch, as well as in the form of a significant payment due only when the satellite has successfully completed in-orbit testing. Our agreement with EADS Astrium provides for price reductions or payments by the manufacturer in the event of late delivery due to the fault of the manufacturer.

      Our agreement with EADS Astrium includes provisions that enable us to terminate with or without cause. If we terminate the agreement without cause, we are subject to substantial termination liabilities that escalate with the passage of time. If we terminate for cause, we are entitled to take over any work remaining, with the manufacturer paying any additional costs. Alternatively, we can recover payments we have made if the delivery date for the satellite has been delayed by more than a specified period of time. We would also be entitled to receive additional specified damages. The risk of loss of a satellite manufactured under this agreement passes to us at launch.

      In November 2002, we notified EADS Astrium of our termination of our construction agreement with respect to the IS-10-01 satellite due to the manufacturer’s significant postponement in the delivery date of the satellite by more than the period of time specified in the agreement. We have not terminated the portion of our agreement with EADS Astrium relating to the IS-10-02 satellite. For a discussion of the impact of the termination of our order for the IS-10-01 satellite on our financial condition and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Years Ended December 31, 2003, 2002 and 2001 — Results of Operations — Operating Expenses — IS-10-01 Contract Termination Costs.”

      Our agreement with EADS Astrium gives us the option until February 2005 to order additional satellites at fixed prices identified in the agreement.

      In connection with our acquisition from the Sellers of the IA-8 satellite under construction, we have entered into an amended and restated agreement with SS/L relating to the manufacture of the IA-8 satellite. Under this agreement, SS/L is required to arrange for the launch of the IA-8 satellite on a Sea Launch launch vehicle. SS/L is also required to obtain insurance covering the launch of the satellite and 180 days of in-orbit operations of the satellite. Prior to our entering into this agreement, the Sellers had paid a majority of the purchase price for the IA-8 satellite. We are required to pay the remaining purchase price for the satellite in the form of progress payments during the period of the satellite’s construction. We are entitled to specified payments from SS/L in the event of the late delivery of the satellite due to the fault of SS/L.

      We may terminate this agreement with SS/L with or without cause. If we terminate the agreement without cause, we are subject to substantial termination liabilities. If we terminate with cause, we are entitled to recover the purchase price of the satellite, including the portion of the purchase price paid by the Sellers prior to our entering into this agreement, less any unpaid amount of the purchase price. Alternatively, we have the option to procure the satellite from another manufacturer, with SS/L paying any additional or increased costs resulting from this procurement. Under our agreement with SS/L, the risk of loss of the satellite passes to us at launch.

      In March 2004, we entered into an agreement with SS/L for the manufacture of a new satellite and paid to SS/L a deposit in the amount of $50.0 million as prepayment for a portion of the total satellite purchase price. Our deposit and SS/L’s obligations under the satellite construction agreement are secured by SS/L’s and its affiliates’ interest in an in-orbit satellite, insurance proceeds relating to the satellite and certain other collateral. In addition, Loral SpaceCom Corporation, SS/L’s parent company, has provided a guarantee of SS/L’s obligations under this agreement. We are required to pay the majority of the purchase price in the form of progress payments during the period of the satellite’s construction. Our $50.0 million deposit will be applied against the first $50.0 million of these progress payments as they are earned by SS/L. The remainder of the purchase price is payable in the form of incentive payments to SS/L following the launch of the satellite based on the satellite’s orbital performance over its design life, as well as in the form of a significant payment that will be due only when the satellite has successfully completed in-orbit testing. SS/L is entitled to additional incentive payments in the event of early delivery of the satellite. We are entitled to price reductions or payments by SS/L if it fails to meet agreed-upon milestones in the agreement, including in the event of the late delivery of the satellite due to the fault of SS/L. In addition, as described under “Recent Developments — Purchase of the North American Satellite Assets of Loral,” to the extent the insurance proceeds in respect of the Telstar 4 satellite are less than $141.0 million, not taking into account warranty payments, we will receive a credit in the amount of such shortfall for payments we are required to make under this agreement. Under this agreement, we have the option to purchase an additional satellite within a specified period of time following the launch of this satellite.

      We may terminate our new satellite procurement agreement with SS/L with or without cause. If we terminate the agreement without cause, we are subject to substantial termination liabilities that escalate with the passage of time. If we terminate for cause, we are entitled to take over any work remaining with respect to the satellite. In this event, SS/L will be required to pay any additional or increased costs and may be required to refund a specified portion of the $50.0 million deposit we made. In addition, we can recover payments we have made, including the deposit, if the delivery of the satellite has been delayed by more than a specified period of time. Under our agreement with SS/L, the risk of loss of the satellite passes to us at launch.

      Launch Services Agreements. We have entered into launch services agreements with Sea Launch and Lockheed Martin Commercial Launch Services for the Intelsat X series satellites. These agreements provide that we may terminate at our option, subject to the payment of specified termination fees that increase as a given launch date approaches.

      At the time we entered into our launch services agreements with Sea Launch and Lockheed Martin Commercial Launch Services, we had two Intelsat X series satellites on order. However, as indicated above, we have since terminated our order for the IS-10-01 satellite. In connection with the termination of our order for the IS-10-01 satellite, we have amended our launch services agreement with Sea Launch to provide for the launch of an unspecified future satellite. We and Sea Launch agreed that we would treat most of the payments made for the launch vehicle that could have been used for the launch of the IS-10-01 satellite as a credit for the future launch and that the price of the launch vehicle would remain fixed. We also agreed, however, that Sea Launch has the right to terminate our launch services agreement if we do not place an order for a future launch by July 31, 2005. If Sea Launch terminates our agreement, we will incur a termination liability of up to $19.1 million and will forfeit our credit for a future launch. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Years Ended December 31, 2003, 2002 and 2001 — Operating Expenses — IS-10-01 Contract Termination Costs” for a discussion of the impact of this agreement on our financial condition and results of operations. We intend to use a Proton M/Breeze M launch vehicle under our agreement with Lockheed Martin Commercial Launch Services for the launch of our IS-10-02 satellite.

      We have negotiated postponement terms in both agreements in order to allow for reasonable delays in the delivery of our satellites. In one of these agreements, we also have the ability to terminate the agreement if specific launch vehicle upgrade milestones are not met. In the event of a launch failure, both agreements give us the option to launch a replacement satellite at a cost specified under the agreement. See “Certain Relationships and Related Party Transactions” below for information regarding our agreement with Lockheed Martin Commercial Launch Services.

Network Operations and Current Ground Facilities

      We control and operate each of our IS satellites and manage the communications services for which each IS satellite is used from the time of its initial deployment through the end of its operational life. We provide most of these services from our Washington, D.C.-based satellite control center and network management center. We plan to control and operate all of the IA satellites by the third quarter of 2005. Until we assume complete control of a particular IA satellite, the satellite will continue to be operated by Loral under our transition services agreement with Loral. See “Risk Factors” for a discussion of the risks associated with our dependence on services provided by the Sellers and SS/L.

      Our satellite control center is responsible for the monitoring and control of our satellite fleet 24 hours per day, 365 days per year. Utilizing sophisticated satellite command and control hardware and software, the satellite control center analyzes telemetry from our satellites in order to monitor the status and track the location of our satellites. As necessary, our satellite control center sends commands to the satellites for station-keeping maneuvers and equipment reconfigurations. The satellite control center currently manages a complex and dynamic operations environment. It manages the daily operation of our satellites while concurrently supporting our launch schedule. We perform all of these functions from one facility, with one group of employees. Centralizing these functions enables our staff to become proficient in the management of multiple satellite series, thereby improving our operational redundancy and response times and increasing the cost-efficiency of our satellite operations.

      Our network management center is responsible for managing the communications services that we provide to our customers, and is the first point of contact for customers needing assistance in using our network. Daily tasks include monitoring customer traffic and the quality of our customer communications services. Our network management center also conducts measurements of transponder performance and transmission power and resolves interference issues and other customer concerns. The network management center coordinates satellite configuration changes and satellite transitions, as well as back-up operations for customers’ cable failures. The various monitoring systems that the network management center uses to perform these functions are in continuous, remote-controlled operation 24 hours per day. Our network management center also monitors the end-to-end services that we provide to our customers, including the terrestrial infrastructure used to provide these services.

      We began to transition the management of customer traffic on the IA satellites to our network management center upon the closing of the Loral transaction and expect to assume full control of the management and operations of all customer traffic on the IA satellites in the third quarter of 2004.

      We maintain a back-up operations facility a relatively short distance from our Washington, D.C. facility. This facility provides back-up emergency operational services in the event that our Washington, D.C. operations areas experience interruption. See “— Property, Plant and Equipment” for a description of this property.

      Our satellite control center and network management center use a network of ground facilities to perform their functions. This network includes seven primary earth stations that provide TT&C services for our satellites, referred to as our TT&C stations, and various other earth stations worldwide. See “— Property, Plant and Equipment” for information regarding the location of our ground network facilities.

      Due to the limitations on our activities as the IGO prior to privatization, we do not own most of the earth stations and other facilities that comprise our ground network, including five of our seven primary TT&C stations. Rather, we contract with the owners of the TT&C stations and other facilities for the provision of certain control and monitoring services. The contracts with the owners of these five TT&C stations have expiration dates ranging from November 30, 2005 to October 23, 2008. On November 25, 2002, we completed a transaction with COMSAT and COMSAT Digital Teleport, Inc. pursuant to which we acquired two of the seven primary TT&C stations in our ground network. See “Certain Relationships and Related Party Transactions — COMSAT Asset Purchase Agreement” for more information about this acquisition.

Sparing; Insurance

      Both in-orbit sparing capability and insurance are important components of our risk mitigation strategy for satellite-related malfunctions. While insurance provides cash proceeds in the event of an insured loss, in-orbit sparing provides capacity to meet customers’ needs in the event of a launch failure or an in-orbit failure.

Sparing

      We believe that the availability of spare capacity, together with the overlapping coverage areas of our satellites and flexible satellite design features described in “— Network — Our Satellites” above, are important aspects of our ability to provide reliable service to our customers. In addition, these factors would enable us to mitigate the financial impact to our operations attributable to the loss of a satellite. Our system accommodates in-orbit sparing through the use of capacity on satellites that are less than fully utilized. In addition, we sell some capacity on a preemptible basis and could preempt the use of this capacity in the event of a loss of a satellite. This approach enables us to optimize our fleet and to minimize potential revenue loss. See “Risk Factors” for a discussion of the impact of a launch or in-orbit failure on our business.

Insurance

      Historically, and under our current satellite construction contracts, the manufacturers of our satellites bear the risk of loss of the satellites up to launch, at which time title and risk of loss pass to us. At that point, we have generally obtained insurance for the launch and, in most cases, some limited period of time of in-orbit operations for satellites owned by us. Prior to November 2001, we generally did not obtain in-orbit insurance beyond the first year of in-orbit operations. This assumption of in-orbit operations risk was supported in part by the IGO’s ability to call capital from its owners and in part by the generally healthy operating history of the IGO’s satellites. With the manufacture of our Intelsat IV-A series of satellites beginning in the early 1970s, we began our policy of maintaining a program office at each satellite manufacturer’s site where our engineers could monitor our contractors during the construction and testing of the satellites that we procured. Since that time, 45 satellites have been placed into orbit, and we have experienced no catastrophic in-orbit loss throughout our history. Because our IA satellites were acquired in March 2004 in connection with the Loral transaction, these satellites have not been subject to this monitoring and testing process and are not included among the 45 satellites placed into orbit. Please refer to “— Network — Our Satellites — In-Orbit Satellites” and “Risk Factors” above for a description of notable anomalies, losses and risks to our fleet at this time.

      We currently have in place an insurance policy expiring in November 2004 that covers the in-orbit operations of our Intelsat IX series satellites. Under the terms of this policy, we chose to co-insure $150.0 million of the net book value of each covered satellite, and insurers cover the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. Our decision to assume some risk for each satellite was based in part on our favorable in-orbit experience, as described above, and in the context of our current sound financial condition. For satellites with net book values of over $150.0 million, we bear a percentage of the loss equal to the percentage of the total net book value of the applicable satellite represented by the $150.0 million that we co-insure. Coverage under this policy recognizes losses based on a satellite’s failure to perform in accordance with contractual design specifications. If 90% or more of a satellite’s capability is lost, then a constructive total loss may be declared by us, and the insurers would pay the full insured value determined as described above. If 5% or more but less than 90% of a satellite’s capability is lost, we will be entitled to a pro rata portion of the amount of the full insured value determined as described above. There are a number of customary exclusions to our coverage under this policy, as well as exclusions relating to existing anomalies. The customary exclusions are described in “Risk Factors.” The other exclusions relate to problems we have experienced on three of our satellites. See “— Network — Our Satellites — In-Orbit Satellites” and “Risk Factors” above for a discussion of anomalies on our satellites.

      We also have insurance covering the in-orbit operations of the IA-5, IA-7 and IA-13 satellites. The in-orbit operations of the IA-5 satellite are covered under a policy that expires in May 2004, the in-orbit operations of the IA-7 satellite are covered under a policy that expires in September 2004 and the in-orbit operations of IA-13 satellite are covered under a policy that expires in August 2004. Each of these satellites is insured for an amount in excess of its current net book value. The policies covering the IA-5, IA-7 and IA-13 satellites contain certain customary exclusions. The policy covering IA-5 contains exclusions relating to specified problems experienced on that satellite.

      We do not have, and do not intend to obtain, in-orbit insurance coverage for the 17 satellites, including 16 IS satellites and IA-6, not covered by the insurance policies described above. The IS satellites individually have net book values of less than $150.0 million. The aggregate net book value of these 16 satellites as of December 31, 2003 was $888.7 million, which includes 5 satellites with no book value.

      We have obtained launch insurance for the book value of our IS-10-02 satellite under construction. For the period from the satellite’s separation from the launch vehicle through in-orbit testing, we have obtained insurance covering the book value of the satellite, excluding capitalized performance incentives. After completion of the in-orbit testing period, we will co-insure approximately $53 million of the net book value of the IS-10-02 satellite through its first year of in-orbit operations, with insurers covering the balance of the net book value, excluding capitalized performance incentives. We have obtained insurance to cover the launch and 180 days of in-orbit operations of the IA-8 satellite. Based on our current expectation of the cost of the satellite, we expect to co-insure approximately $30.0 million of the book value of the IA-8 satellite during this 180-day period.

      As the insurance currently in place for our satellites expires, our decision to purchase additional in-orbit insurance will depend on a number of factors. These factors include the cost and availability of insurance in the market and the exclusions to coverage, if any, required by insurers. We would also consider the other terms and conditions upon which insurance is available and our historical experience with launch and in-orbit malfunctions. We may decide not to obtain any additional in-orbit insurance. Even if we decide to seek additional insurance, we may not be able to obtain additional in-orbit insurance on reasonable terms and conditions, if at all. See “Risk Factors” for a description of the risks to our business associated with not having insurance for our satellites.

      We also have insurance in place through March 31, 2005 for losses to our IS-801 satellite if the cause is related to the satellite’s north solar array. On March 18, 1997, the IS-801 satellite was damaged, causing a reduction in the satellite’s orbital life. The IGO subsequently entered into settlement agreements with insurers in which an aggregate amount of approximately $33.3 million in compensation was agreed upon. This compensation amount was based on an estimated orbital life that we currently expect the IS-801 satellite to exceed. If the IS-801 satellite exceeds this estimated orbital life, we will be required to pay insurers 10% of our gross revenue from the satellite, up to the approximately $33.3 million in compensation agreed upon, for the period from the end of orbital life estimated in connection with the settlement agreements to the satellite’s actual end of orbital maneuver life.

      In addition to the satellite insurance described above, we currently maintain third-party liability insurance up to a limit of $300.0 million per occurrence or in the aggregate per year for damages for physical injury and property damage to third parties caused by our satellites. Our current policy expires in early June 2004.

      We do not insure against lost revenue in the event of a total or partial loss of a satellite. For additional information on insurance matters, see “Risk Factors.”

Competition

      We are a global satellite operator. Our competitors include global providers of fixed satellite services, as well as regional satellite operators. We also face significant competition from suppliers of terrestrial communications capacity. We compete with other satellite operators for both point-to-multipoint, or broadcast, services and point-to-point services. We compete with fiber optic cable operators principally for point-to-point services.

Satellite Operators

      We compete with other large satellite operators based on several factors, including price, access, coverage, availability of service and service quality and reliability. Our largest global competitors are SES GLOBAL S.A. and PanAmSat Corporation. Other competitors include Eutelsat S.A., Loral Space & Communications Ltd. and New Skies.

SES GLOBAL. SES GLOBAL S.A. owns and operates a fleet of 30 satellites and owns interests in several regional satellite service providers that together operate 11 additional satellites. SES GLOBAL primarily provides cable video, broadcast video and direct-to-home video services in the North American and European markets. SES GLOBAL has a presence in Asia and Latin America due to its minority interests in regional satellite services providers, including Asia Satellite Telecommunications Holdings Limited, referred to as AsiaSat, Star One S.A., which owns and operates the BrasilSat satellite fleet in South America, and Nahuelsat in Argentina. SES GLOBAL also owns a strategic interest in Nordic Satellite A.B., which operates satellites serving Scandinavia.

PanAmSat. PanAmSat Corporation manages a network of 29 satellites, 24 of which are wholly owned by the company, that provide global coverage primarily for video distribution services. PanAmSat is a leading provider of satellite capacity for television program distribution to network and cable systems in North and South America, Africa, South Asia and the Asia-Pacific region. It also provides Internet and private data networking services. PanAmSat has a particularly strong presence in North and South America. In April 2004, PanAmSat Corporation and its 80.5% stakeholder, The DIRECTV Group, Inc., announced that they have signed a definitive transaction agreement with affiliates of Kohlberg Kravis Roberts & Co. for the sale of PanAmSat Corporation.

Eutelsat. Eutelsat S.A. operates a fleet of 20 satellites primarily providing broadcast video and radio services across its core market of Europe and into parts of the Middle East, Africa, South Asia and North and South America. Eutelsat also leases capacity on three satellites operated by other companies. Eutelsat has a minority interest in HISPASAT, Spain’s national satellite operator. HISPASAT provides coverage over Spain, Portugal and Latin America, so the interest gives Eutelsat a presence in Latin America.

Loral. Loral Space & Communications Ltd. is a diversified satellite company with substantial activities in satellite manufacturing and satellite-based communications. In March 2004, we completed the purchase of this company’s North American satellite assets. Although its remaining fixed satellite services operations do not provide full global coverage, Loral Space & Communications Ltd. has entered into joint marketing arrangements with other regional and national satellite operators under the umbrella of the “Loral Global Alliance.” The Loral Global Alliance includes Loral Skynet and Satelites Mexicanos, S.A. de C.V., referred to as Satmex. Loral operates a fleet of four satellites and provides services primarily to broadcasters. On July 15, 2003, Loral Space & Communications Ltd. and several of its subsidiaries each filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

New Skies. New Skies, which was spun off from the IGO in 1998, owns a fleet of five satellites. New Skies offers video, voice, data and Internet communications services to a range of customers.

      While these companies offer services similar to those that we offer, all of these competitors have historically derived a greater share of their total revenue from the provision of video services than we have. However, we believe that our long history of high-quality, reliable service and the redundancy and flexibility of our network distinguish us from our competitors. In addition, we provide substantial technical assistance to our customers in connection with the provision of our service, especially to customers in developing countries.

      We also compete with a number of regionally focused satellite operators. Some of these entities provide international connections to supplement their domestic services. In addition, a number of countries have domestic satellite systems that compete with us to some extent, although most of our business is international in scope. These regional and national operators compete with us primarily on price. In addition, some countries limit our access in order to protect their satellite systems.

      We expect consolidation in the industry to continue, resulting in more intense competition from larger competitors with global systems. See “— Industry Overview — Key Trends” and “Risk Factors” for information on the consolidation in our industry and its effect on our competitive environment.

Fiber Optic Cables

      We have been experiencing a decline in our revenue from carrier applications in recent years due to the build-out of fiber optic cable capacity, and the decline in future years could be significant. The primary use of fiber optic cables is carrying high-volume communications traffic from point to point. The growth in the capacity of fiber optic cable on point-to-point transoceanic routes, particularly across the Atlantic Ocean, has led some services between major city hubs to migrate from satellite to fiber optic cable. For example, most voice and data traffic and video contribution traffic between major city hubs has migrated to fiber optic cable. The reduction in prices of capacity on fiber optic cables has also contributed to this migration. Because fiber capacity is available at substantially lower prices than satellite capacity for the routes for which fiber is available, most satellite companies generally do not focus on these routes. However, satellite capacity remains competitive for signals that need to be transmitted beyond the main termination points of fiber optic cables, for point-to-multipoint transmissions and for signals seeking to bypass congested terrestrial networks.

      Satellite capacity is also competitive in parts of the world where providing fiber optic cable capacity is not yet cost-effective or is physically not feasible. We believe that any competition we face from fiber optic cable companies is likely to be based primarily on price.

Regulation

      We are regulated by the FCC under the Communications Act of 1934, as amended. We also are subject to the requirements of the ORBIT Act and the export control laws, sanctions regulations and other laws and regulations of governmental entities in the countries in which we operate. In addition, we are subject to the frequency coordination process of the International Telecommunication Union’s Radio Regulations provisions.

Regulation by the FCC

      Except for our use of the BSS portion of the Ku-band on one satellite, which is subject to U.K. regulation as described below, and our use of the C-band on one satellite, which is subject to regulation by the Papua New Guinea Telecommunication Authority, all of our currently operating satellites are licensed in the United States. Our operation and ownership of these satellites is regulated by the FCC, the government agency with primary authority in the United States over commercial use of satellite radio communications. We currently must comply with FCC regulations with respect to obtaining and retaining our satellite licenses and avoiding harmful interference with or to other users of radio frequencies. We also must comply with other FCC regulations governing U.S.-licensed satellite systems and must obtain FCC licenses for the operation of earth stations in the United States. Our Intelsat USA License Corp. subsidiary is subject to regulation as a common carrier, as discussed in more detail below. Violations of the FCC’s rules may result in various sanctions, including fines, loss of authorizations or the denial of applications for new authorizations or the renewal of existing authorizations.

Authorization to Launch and Operate Satellites

      The FCC will issue licenses to launch and operate satellites to satellite operators who meet its legal, technical and financial qualification requirements. The FCC requires applicants for satellite licenses, as part of the application process, to demonstrate that their proposed satellites would be compatible with the operations of adjacent satellites. The FCC expects U.S.-licensed satellite operators to coordinate with other domestic and foreign operators to avoid harmful interference, and it does not become involved unless the operators are unable to resolve their conflicts.

      On August 8, 2000, the FCC conditionally authorized our Intelsat LLC subsidiary to operate the IGO’s 17 C-band and Ku-band satellites existing at that time and to construct, launch and operate our planned satellites. These authorizations are conditioned on our compliance with the privatization and initial public offering requirements of the ORBIT Act, which are discussed below under “— The ORBIT Act.” These conditional authorizations provided Intelsat LLC with access to a total of 22 orbital locations and granted multiple waivers of the FCC’s technical rules to accommodate the existing design and operations of our satellite system. For example, the FCC waived its two-degree spacing requirement to allow continued operation of our existing and planned satellites at spacing equal to or greater than two degrees from non-Intelsat satellites. The FCC also waived certain financial requirements. The FCC’s waivers with respect to a particular satellite will apply for the entire term of the satellite license. However, the FCC is not required to grant additional waivers to us in connection with our future satellite applications.

      Intelsat LLC’s conditional authorizations for the IS satellites became effective on July 18, 2001, the date on which the IGO, in connection with the privatization, transferred ownership of its satellites to Intelsat LLC. This was also the date on which the IGO transferred its International Telecommunication Union network filings for 22 orbital locations associated with the operation of these satellites to the United States national registry. Pursuant to these conditional FCC licenses, and consistent with FCC rules, Intelsat LLC may use its orbital locations and satellites to provide services in the United States and internationally.

      In February 2004, the FCC conditionally approved the transfer to our Intelsat North America LLC subsidiary of five space station licenses from the Sellers. This conditional approval provided Intelsat North America LLC with access to five orbital locations, three in-orbit satellites and one planned satellite. This approval is conditioned on our compliance with the requirements of the ORBIT Act, which are discussed below under “— The ORBIT Act.” In addition, this approval is conditioned on our compliance with our security-related commitments to the Department of Justice, Department of Homeland Security and Federal Bureau of Investigation, including our commitment to establish a Security Committee of the board of directors of our Intelsat Global Service Corporation subsidiary to establish and oversee policies relating to U.S. national security and law enforcement concerns. In connection with the FCC’s approval of the transfer of the Loral licenses to us, we also voluntarily committed to ensure continuity of broadband service now available to certain areas and customers in Alaska and Hawaii. In March 2004, SES filed an application for review of the FCC’s order relating to the Loral transaction. SES’ application requests that the FCC vacate the special temporary authority to provide DTH services to customers we acquired from Loral and requests that the FCC reconsider its decision not to impose conditions on our ability to provide services to the U.S. government using the acquired satellites. See “— The ORBIT Act” for a description of the special temporary authority. Our opposition to SES’ application for review was filed on March 29, 2004 and SES’ reply was filed on April 12, 2004.

      The license term for each of our 17 satellites that was in operation on the date of the FCC’s August 8, 2000 licensing order is 15 years or end of life, whichever comes first, with the license term commencing on July 18, 2001. The license term for each of the planned satellites that were not yet in operation on August 8, 2000 is 15 years from the date that Intelsat LLC certifies to the FCC that the particular satellite has been successfully placed into orbit and that the satellite’s operations conform to the requirements of the FCC licenses. On March 19, 2004, the FCC modified Intelsat LLC’s license for the IS-702 satellite to allow for its operation at its current orbital location, subject to conditions, and provided for expiration of the license term for such operation on March 8, 2009. The license term for each of the in-orbit satellites we acquired from Loral that is subject to FCC regulation is 15 years from the date that Loral certified to the FCC that the particular satellite had been successfully placed into orbit and that the satellite’s operations conformed to the requirements of the FCC licenses. The license term for the IA-8 satellite currently under construction that we acquired from Loral is 15 years from the date that we certify to the FCC that the satellite has been successfully placed into orbit and that the satellite’s operations conform to the requirements of the FCC licenses.

      At the end of a license term, we can request special temporary authorization to continue operating a satellite. The FCC generally grants such authorization after the expiration of the initial license term. However, such authorization is not guaranteed. We can also request licenses to launch and operate replacement satellites. The FCC’s rules do not guarantee that it will grant licenses for replacement satellites. In practice, however, the FCC generally grants requests for replacement satellites. If the FCC does not issue us a license to launch and operate a replacement satellite in any of its 27 orbital locations that are regulated by the FCC, the orbital location could become available for use by other satellite operators.

      Changes to our licensed satellite system generally require FCC approval. The FCC, at our request, has approved modifications to our conditional licenses to operate its in-orbit satellites and to launch and operate additional satellites in the future. The modifications to the licenses included changes in the orbital locations of certain satellites and revised orbital relocation dates for certain satellites. The FCC has also granted periodic requests by us for special temporary authority to conduct in-orbit testing of newly launched satellites and to operate its licensed satellites in different orbital locations on a temporary basis.

      We own and operate 27 C-band and Ku-band satellites and have plans for three additional satellites. See “— Network — Our Satellites — Planned Satellites” for a description of the planned additions to our satellite system. We must construct, launch and operate additional satellites licensed by the FCC by specified target dates, referred to as milestones. The failure to meet these milestones for a satellite will render our FCC license for that satellite null and void and could result in our losing access to the orbital location associated with that satellite. The FCC imposes these milestones on all U.S.-licensed satellite operators in order to prevent the warehousing of orbital locations. If we experience delays in meeting a milestone, we can apply to the FCC for an extension of the milestone. The FCC will generally grant an extension if the delays are due to circumstances outside of a satellite operator’s control, such as the late delivery of a satellite by a satellite manufacturer.

Other FCC Authorizations

      Intelsat LLC holds earth station and experimental earth station licenses associated with technical facilities located at our Washington, D.C. building and at our earth station facilities in Maryland, Hawaii and California.

      In connection with the assets that we acquired from COMSAT World Systems and COMSAT Digital Teleport, Inc. in November 2002, Intelsat LLC holds Title III operating licenses and our Intelsat USA License Corp. subsidiary holds Title II common carrier authorizations. See “Certain Relationships and Related Party Transactions — COMSAT Asset Purchase Agreement” for a description of the COMSAT transaction. As a result of this transaction, we became subject to FCC reporting and record-keeping requirements applicable to U.S. international common carriers. These requirements include traffic and revenue reporting, international circuit status reporting and international interconnected private line reporting. Other requirements we are now subject to as a result of the COMSAT acquisition are notification of, and approval for, foreign carrier affiliations and filing of contracts with international carriers. We are also subject to requirements to make annual financial reports and equal employment opportunity reports. Finally, we are subject to requirements to provide communications assistance for law enforcement and to maintain customer billing records for 18 months.

FCC Fees

      We must pay FCC application fees in connection with modifying or renewing our satellite and earth station licenses and requesting additional or special temporary authority to operate satellites or earth stations. We must also pay annual regulatory fees to the FCC for our satellites, for our earth stations located in the United States and for our use of capacity over international bearer circuits. We are required to provide information to the FCC on the services that we provide to our customers. The FCC uses this information to calculate our universal service contribution or to determine that we are exempt from the contribution requirement because our contribution would be de minimis. Universal service contributions are fees paid by domestic interstate telecommunications providers to finance the availability of affordable telecommunications services to low-income consumers, high-cost and rural areas, and schools, libraries and health-care providers. There are certain limited types of domestic interstate telecommunications services, for example, services provided to the U.S. government, that we could provide without becoming subject to universal service contributions.

The ORBIT Act

      The stated purpose of the ORBIT Act, which entered into force in March 2000, is “to promote a fully competitive global market for satellite communication services for the benefit of consumers and providers of satellite services and equipment by fully privatizing the intergovernmental satellite organizations, INTELSAT and Inmarsat.” In order to obtain required authorizations from the FCC and to avoid limitations on the types of services for which our capacity may be used, we must comply with certain privatization criteria in the ORBIT Act that the FCC must evaluate in considering our license and renewal applications and in connection with customer requests for authorization to use our satellite capacity to provide “non-core services” to, from or within the United States. “Non-core services” are defined in the ORBIT Act as any services other than public-switched voice telephony and occasional use television.

      The ORBIT Act sets forth specific criteria relating to the privatization of the IGO, including target dates for the privatization and requirements designed to ensure that our directors, officers and managers are independent from former Signatories and intergovernmental organizations. On May 29, 2001, the FCC issued an order finding that the IGO’s privatization plan met the ORBIT Act’s criteria for ensuring a pro-competitive privatization.

      The ORBIT Act also requires us to conduct an initial public offering by June 30, 2004. In December 2003, the FCC extended the deadline by which we must conduct an initial public offering from December 31, 2003 to the new deadline of June 30, 2004. The June 30, 2004 deadline cannot be further extended unless the ORBIT Act is amended.

      The criteria imposed by the ORBIT Act for our initial public offering include that the offering “substantially dilute” the aggregate ownership in our company of former Signatories of the IGO. The ORBIT Act does not provide the FCC with any specific guidance as to what would constitute substantial dilution. However, the ORBIT Act specifies that the FCC, in determining whether the initial public offering attains substantial dilution, shall take into account the purposes and intent, privatization criteria and other provisions of the ORBIT Act, as well as market conditions. The FCC has interpreted the substantial dilution requirement of the ORBIT Act in the case of New Skies’ initial public offering. The FCC determined that New Skies’ initial public offering of 30,120,000 shares, which amounted to 23% of New Skies’ total issued share capital, was a substantial dilution of New Skies’ former Signatory ownership in view of market conditions existing at that time. Other factors cited by the FCC in determining that the New Skies initial public offering achieved substantial dilution include that 6.3% of New Skies’ shares were held by non-Signatories before the offering and that 84% of New Skies’ non-public shareholders each held less than 0.5% of New Skies’ outstanding shares.

      In addition, the ORBIT Act requires that our shares be listed for trading on one or more major stock exchanges with transparent and effective securities regulations. The ORBIT Act also requires that we have a fiduciary board of directors. Within 30 days after the completion of this offering, we must file information with the FCC demonstrating that the offering complied with these ORBIT Act requirements.

      In connection with our obtaining authorization from the FCC relating to the Loral transaction, in February 2004, the FCC interpreted the ORBIT Act to authorize it to take action to preclude us from providing certain defined “additional services” that we did not provide prior to March 17, 2000, the effective date of the ORBIT Act. “Additional services” are direct-to-home or direct broadcast satellite video services or services in the Ka- or V-band. Consequently, the FCC’s authorization relating to the Loral transaction prohibits our Intelsat North America LLC subsidiary from using the satellites acquired from the Sellers to provide DTH services until we have completed an initial public offering that meets the requirements of the ORBIT Act, which are described above. Nevertheless, the FCC granted special temporary authority to Intelsat North America LLC to provide DTH services to the customers we acquired from the Sellers until September 13, 2004. On April 16, 2004, Intelsat North America LLC notified these customers of this special temporary authority as required by the FCC.

      The FCC has the authority to determine whether we are in compliance with the ORBIT Act’s requirements. If the FCC determines that we have failed to comply with the criteria set forth in the ORBIT Act, including the criteria relating to our initial public offering, the ORBIT Act directs the FCC to limit through conditions or deny our applications for satellite licenses or the renewal of these licenses and to limit or revoke previous authorizations to use our capacity for “non-core services,” as defined above, to, from or within the United States. The FCC may also deny licensing for “additional services,” as defined above. The imposition of these restrictions would limit the use of our capacity for services such as Internet access and high-speed data and video transmission, each of which is a key service application in terms of our revenue and is part of our strategy to grow our business. See “Risk Factors” for a discussion of the risks associated with a determination by the FCC that we are not in compliance with the ORBIT Act.

U.S. Export Control Requirements and Sanctions Regulations

      As a company with subsidiaries located in the United States, we must comply with U.S. export control laws and regulations, specifically the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and the trade sanctions laws and regulations administered by OFAC, in the operation of our business. The export of satellites, satellite hardware, defense services and technical information relating to satellites to non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, employees and other non-U.S. persons is regulated by the U.S. Department of State’s Directorate of Defense Trade Controls under the International Traffic in Arms Regulations. Many of our contracts for the manufacture, launch, operation and insurance of our satellites involve the export to non-U.S. persons of technical data or hardware regulated by the International Traffic in Arms Regulations. For example, our contract with EADS Astrium for the manufacture of the IS-10-02 satellite is regulated by the International Traffic in Arms Regulations. Our U.S. subsidiaries were required to obtain specific authorizations from the Directorate of Defense Trade Controls in order for work to proceed under this contract. Our U.S. subsidiaries have obtained all of the specific Directorate of Defense Trade Controls authorizations currently needed in order to fulfill their obligations under their contracts with non-U.S. entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain.

      Because of our history as a public international organization, many of our employees are non-U.S. nationals. Our provision of technical information relating to our satellites to these non-U.S. national employees is also regulated by the International Traffic in Arms Regulations. We have obtained a license from the Directorate of Defense Trade Controls to allow most of our non-U.S. national employees access to our technical information that is controlled under the International Traffic in Arms Regulations.

      Because Intelsat, Ltd. is based in Bermuda and because our upcoming satellite launches are scheduled to take place outside of the United States, some of our suppliers located in the United States must also comply with U.S. export control laws and regulations in order to provide to us technical data or hardware regulated by the International Traffic in Arms Regulations.

      The U.S. Department of Commerce’s Bureau of Industry and Security also regulates some of our activities under the Export Administration Regulations. The Bureau regulates our export of equipment to earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our TT&C earth station facilities in a timely manner in order to facilitate the shipment of this equipment when needed.

      With U.S. subsidiaries subject to U.S. laws and regulations, we cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from the U.S. Department of the Treasury’s Office of Foreign Assets Control. Where required, OFAC has granted our U.S. subsidiaries the authorizations needed to provide satellite capacity and related administrative services to U.S.-sanctioned countries. However, these licenses are strictly limited to the provision of public international telecommunications services as defined in the treaty governing the IGO. The provision of additional telecommunications services, such as our GlobalConnexSM Solutions services, would require separate authorization from OFAC.

      See “Risk Factors” for a discussion of risks relating to U.S. export control requirements and sanctions regulations.

U.K. Regulation

      The United Kingdom is the licensing jurisdiction for all but one of our orbital registrations in the Ka-band and for our registrations in the Ku-band spectrum allocated for BSS in the applicable International Telecommunication Union plans. We do not currently operate any satellites in the Ka-band. Our IA-8 satellite scheduled to be launched in the third quarter of 2004 is expected to have transponders available for transmitting in the Ka-band, but we currently plan to deploy IA-8 at an orbital location licensed by the FCC. We currently use the BSS portion of the Ku-band on one of our satellites to provide fixed satellite services. Satellite operators in the United Kingdom are regulated by the U.K.’s Office of Communications. Ofcom has reserved Ka-band and BSS orbital registrations for our benefit and use and has indicated that the existing satellite class licenses held by the IGO before privatization continue to apply to us after privatization.

Papua New Guinea Regulation

      One of our orbital locations has been reserved for our use by PANGTEL, the Papua New Guinea Telecommunication Authority. Accordingly, this orbital location and the satellite that occupies this location are subject to regulation by PANGTEL. We are required to pay fees to PANGTEL in connection with our use of this orbital location. If we fail to keep a satellite at this location, our rights to use the location could be terminated.

Regulation by Other Countries

      As a provider of satellite capacity in over 200 countries and territories, we are subject to the national communications and broadcasting laws and regulations of many countries. Most countries that we serve do not impose licensing requirements on satellite capacity providers, although we are required to obtain various forms of written authorization in many cases. In some countries, however, a license is required to provide satellite capacity. We have obtained these licenses in all countries requiring such a license in which we provide satellite capacity.

      Many countries have liberalized their regulations to permit multiple entities to seek licenses to provide voice, data or video services. They also increasingly permit multiple entities to seek licenses to own and operate earth station equipment and to choose their provider of satellite capacity. We believe that this trend should continue due to commitments by many World Trade Organization members, in the context of the WTO Agreement on Basic Telecommunications Services, to open their satellite markets to competition. Most countries allow authorized telecommunications providers to own their own transmission facilities and to purchase satellite capacity without restriction, facilitating customer access to our services.

      Other countries, however, have maintained strict monopoly regimes or otherwise regulate the provision of our services. In these countries, a single entity, often the government-owned posts, telephone and telegraph authority, may hold a monopoly on the ownership and operation of telecommunications facilities or on the provision of communications or broadcasting services to, from or within the country, including via satellite. As a result, end users may be required to access our services through this monopoly entity. In order to provide services in these countries, we may need to negotiate an operating agreement with that monopoly entity that covers the types of services to be offered by each party, the contractual terms for service and each party’s rates.

      As we expand into new service offerings beyond providing satellite capacity, we may need to obtain additional licenses and authorizations. Depending on the type of service provided and the extent to which we own and operate our own ground network infrastructure, the type of authorization needed, if any, will vary. As we have developed our global communications network and expanded our service offerings, we believe that we have identified and complied with all of the regulatory requirements applicable to us.

      Notwithstanding the wide variety of regulatory regimes existing in the over 200 countries and territories to which we provide our services, we believe that we comply in all material respects with all applicable laws and regulations governing our operations.

International Telecommunication Union Regulation

      Our use of our orbital locations is subject to the frequency coordination and registration process of the International Telecommunication Union. In order to protect satellite systems from harmful radio frequency interference from other satellite systems, the International Telecommunication Union maintains a Master International Frequency Register of radio frequency assignments and their associated orbital locations. Each International Telecommunication Union notifying administration is required by treaty to give notice of, coordinate and register its proposed use of radio frequency assignments and associated orbital locations with the International Telecommunication Union’s Radiocommunication Bureau. In our case, the U.S. government has responsibility for filing and coordinating all but one of our C-band and Ku-band orbital locations and one Ka-band location with the International Telecommunication Union’s Radiocommunication Bureau and the national administrations of other countries. The government of Papua New Guinea has responsibility for filing and coordinating one of our C-band orbital locations. The government of the United Kingdom has responsibility for filing and coordinating all but one of our Ka-band orbital locations and all of our BSS locations.

      When the coordination process is completed, the International Telecommunication Union formally notifies all proposed users of the frequencies and orbital location in order to protect the registered user of the orbital location from subsequent or nonconforming interfering uses by other nations. The International Telecommunication Union’s Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms. The Radio Regulations’ arbitration procedure is voluntary and neither the International Telecommunication Union specifically, nor international law generally, provides clear remedies if this voluntary process fails. Only nations have full standing as International Telecommunication Union members. Therefore, we must rely on the governments of the United States, the United Kingdom and Papua New Guinea to represent our interests before the International Telecommunication Union, including obtaining new rights to use orbital locations and resolving disputes relating to the International Telecommunication Union’s rules and procedures.

Certain Customer Service Agreements

      Our Intelsat Global Sales subsidiary is the contracting party for most of our customer service agreements. For regulatory reasons, our Brazilian customers contract with Intelsat Brasil Ltda., a Brazilian subsidiary. Our U.S., Canadian and Caribbean customers enter into agreements with certain of our U.S. subsidiaries. References to “our,” “we” and “us” below in our discussion of our service agreements are to the Intelsat entities that are the actual contracting parties to the service agreements.

      Our customers obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. These agreements offer different service commitment types, including lease, channel and carrier, and managed services. For a breakdown of our revenue by service commitment type, see “— Our Customers and Service Applications.”

      Lease service commitments are commitments by our customers to lease capacity on particular designated transponders according to specified technical and commercial terms. Channel and carrier service commitments are commitments by our customers to purchase an overall amount or level of service, without committing themselves to particular designated transponders for specified terms within the commitment period. The technical terms of satellite capacity ordered as a channel and carrier service commitment are not specially tailored to the customer. Rather, we offer channel and carrier service commitments to our customers “off the shelf.” Both lease service commitments and channel and carrier service commitments can be as short as one day or as long as fifteen years. Managed services combine satellite capacity, teleport facilities, satellite communications hardware and fiber optic cable and other ground facilities to provide bundled, broadband and private network services to our customers. Managed services include monitoring the performance of our customers’ networks as part of the service.

      Most customer service commitments entered into prior to our privatization were transferred to us from the IGO pursuant to novation agreements. Since the privatization, our customers order services from us pursuant to master service agreements. The novation agreements and the master service agreements entered into with our customers in connection with the privatization contain provisions that restrict certain aspects of our business. These provisions and certain other terms and conditions of the agreements entered into in connection with our privatization are described below. Following our privatization, we have entered into master service agreements that do not contain these types of restrictions.

Novation Agreements

      Each novation agreement sets forth the terms and conditions upon which the service commitments entered into prior to the privatization will be provided. The same form of novation agreement was offered to all of the IGO’s customers. Accordingly, the same set of terms and conditions generally applies to all customer service commitments transferred by the IGO pursuant to a novation agreement. A majority of the outstanding customer commitments that are represented in our December 31, 2003 backlog are covered by novation agreements and, therefore, are either MFC- or LCO-protected. The principal terms and conditions of the novation agreements are described below.

Most Favored Customer Protection

      Customer commitments covered by a novation agreement are eligible either for MFC protection for up to 5 years after July 18, 2001 or for LCO protection for up to 12 years after that date, as described further below. Subject to limited exceptions and a materiality threshold of 5%, MFC protection entitles the customer to the lowest rate on like terms that we charge after July 18, 2001 for satellite capacity having the same or comparable nine contract parameters, including service term and bandwidth. As of December 31, 2003, our MFC terms had resulted in total reductions in our backlog of less than $200,000. If it is determined that we have not complied with our MFC protection obligations, we would have to offer the customer service at the applicable rate on like terms. If the customer accepts this offer, we would have to credit the customer for any overcharge, including interest, and also pay a penalty of 20% of the amount overcharged, plus interest. See “Risk Factors” for a description of the risks to our business relating to our obligation to provide MFC protection.

Lifeline Connectivity Obligation Contracts

      In connection with our privatization, customers that novated service commitments and that met specified eligibility criteria had the option of entering into LCO contracts with Intelsat Global Sales. A customer that has entered into an LCO contract with us with respect to a particular service commitment is not simultaneously entitled to MFC protection with respect to that commitment.

      An LCO contract provides price and capacity protection for a covered service commitment until the earlier of the commitment’s expiration, if not renewed by the customer, or July 18, 2013. See “Risk Factors” for a description of the risks to our business associated with our obligation to provide LCO protection. The LCO contract provides the customer with the right to renew an LCO service commitment at a price no higher than the price charged for that service on the privatization date. LCO customers may continue to renew their service commitments until July 18, 2013. LCO customers may choose to terminate their LCO protection at any time before July 18, 2013, in which case their novated commitments could benefit from the MFC protections of the novation agreement if the LCO protection was terminated prior to July 18, 2006. Our customers cannot elect to receive LCO protection on contracts effective after the privatization date, except in limited circumstances.

      The LCO contract obligates us, in some circumstances, to reduce the prices we charge for covered service commitments. On each anniversary of the privatization date until July 18, 2013, we are obligated to compare the cumulative price increases and decreases of our non-LCO protected service commitments against a pricing index determined in accordance with the LCO contract, which is based on prices charged for specified service commitments. If the weighted average price charged to non-LCO customers for these specified service commitments decreases by a cumulative amount of 15% or more, the LCO contract obligates us to reduce the prices for LCO-protected service commitments of less than 10 years at the time of privatization by the same percentage. We calculated the price increases and decreases of our non-LCO protected service commitments as of July 18, 2002 and July 18, 2003 in accordance with the LCO contract and found that the weighted average price charged to non-LCO customers for the specified service commitments had decreased. However, because the cumulative decrease through July 18, 2003 was less than 15%, we were not required to reduce prices for our LCO-protected service commitments.

      Pursuant to an agreement that we entered into with ITSO in connection with the privatization, known as the Public Services Agreement, ITSO monitors our implementation of the LCO protections. Under the Public Services Agreement, we are obligated to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access. Global coverage and connectivity refers to the principle that our satellite system should provide the maximum coverage of the earth available from satellites in geostationary orbit. It also refers to the principle that our satellite system should have sufficient interconnection capabilities to make communication possible within and between all five International Telecommunication Union regions. These regions are Africa, Asia, Europe, North America and South America. Lifeline connectivity refers to the principle that we should make our satellite system available at protected price levels to users in low income countries, countries with low teledensity and other countries that are dependent on our satellite system for access to international telecommunications services. Non-discriminatory access refers to the principle that all entities should have a fair and equal opportunity to access our satellite system. We are also required by our bye-laws to provide our services in a manner consistent with these core principles and to honor our obligations under the LCO contracts.

Distribution Agreements

      In connection with the privatization, we entered into non-exclusive service distribution agreements with many of our customers. The distribution agreement is a master agreement that gives customers the right to order capacity, subject to availability, on the terms and conditions set forth in the agreement. The distribution agreement authorizes our customers to act as distributors of our services. Each distribution agreement provides for an initial term of five years and may be renewed at the customer’s option for an additional five years.

Retail Business Requirement

      The distribution agreement restricts the manner in which we can engage in some types of retail activities during the initial five-year term of the agreement. We are required to engage in these types of retail activities only through a separate business division of our company. This separate retail business division must maintain an arm’s-length relationship with us. We may not provide satellite capacity to our retail business division on terms and conditions more favorable than those made available to our distributor customers for comparable services. However, no restrictions apply to activities that are required in order to develop a service that will be made available to our distributor customers on a non-discriminatory basis. See “Risk Factors” for a description of the risks to our business associated with the retail business requirements of the distribution agreement.

Non-Discrimination Provision

      The distribution agreements require us to treat all similarly situated distributors of the company in a non-discriminatory fashion with respect to our services, subject to commercial considerations and applicable laws and regulations. We are required to provide all of our distributor customers with comparable opportunities to distribute our services on a non-exclusive basis and to distribute services in any geographic region. We are also required to provide our distributor customers with comparable opportunities to participate with us in promotional and cooperative marketing activities and with comparable access to our information and support services. If we establish a separate retail business division, we are required to treat it in the same way as any other distributor customer for the purposes of these non-discrimination principles. If we choose to offer new types of services in the future utilizing C-band or Ku-band transponders in addition to the types of services that we currently offer, we must offer all of our distributor customers the opportunity to distribute these services in accordance with the general terms and conditions of the distribution agreements. See “Risk Factors” for a description of the risks to our business associated with the non-discrimination principles of the distribution agreement.

Employees

      As of December 31, 2003, we and our subsidiaries had a total of 934 employees. These employees consisted of:

•	252 employees in sales and marketing;

•	488 employees in engineering and operations; and

•	194 employees in finance, strategy and business development, and other administrative functions.

      As of December 31, 2003, approximately 849 of our employees were located in the United States, 27 were located in London, England and 9 were located in Bermuda. The remainder of our employees were in various other locations around the world.

      As of December 31, 2002, we and our subsidiaries had a total of 905 employees. These employees consisted of:

•	235 employees in sales and marketing;

•	458 employees in engineering and operations; and

•	212 employees in finance, strategy and business development, and other administrative functions.

      As of December 31, 2002, approximately 858 of our employees were located in the United States, 23 were located in London, England and 6 were located in Bermuda. The remainder of our employees were in various other locations around the world.

      As of December 31, 2001, we and our subsidiaries had a total of 875 employees. These employees consisted of:

•	224 employees in sales and marketing;

•	429 employees in engineering and operations; and

•	222 employees in finance, strategy and business development and other administrative functions.

      As of December 31, 2001, approximately 828 of our employees were located in the United States, 16 were located in London, England and 6 were located in Bermuda. The remainder of our employees were in various other locations around the world.

      On October 9, 2001, we reduced our staff by 105 employees, or approximately 11%, reflecting the elimination of positions that were no longer required after our privatization. We also reorganized some areas of our business to streamline our operations. The number of employees described above as of December 31, 2001 reflects this workforce reduction.

      Effective December 3, 2002, we reduced our staff by 130 employees, or approximately 12%, reflecting the reorganization of our business to streamline operations in response to market and industry conditions. The number of employees described above as of December 31, 2002 reflects this reduction.

      We believe that our relations with employees are good. None of our employees is represented by a union or covered by a collective bargaining agreement.

Property, Plant and Equipment

      Most of our employees and our satellite operations and control facilities are located in Washington, D.C. Our Intelsat Global Service Corporation subsidiary owns the building in Washington, D.C. in which our satellite operations and control facilities are located. However, Intelsat Global Service Corporation leases the land underlying the building from the U.S. government pursuant to a 99-year lease. Our lease with the U.S. government expires in 2081 and at that time we have the option to renew the lease for an additional 99-year term. Rental payments under the land lease, which are calculated pursuant to a formula based on the appraised value of the land, are approximately $449,000 per year. We must also pay an additional annual management and parking fee of approximately $265,000 to the U.S. government.

      We have an option to purchase the land underlying the building that may be exercised on or after July 18, 2005, provided that the U.S. Congress authorizes legislation to enable the conveyance of the land to us. The option price to purchase the land underlying the building is equal to the appraised value of the land at the time we exercise the option, less approximately $8.8 million in payments that we have already made to the U.S. government under our land lease and the amount of all additional rental payments that we make to the U.S. government in the future. The appraised value of the land as of November 2000 was $27.0 million. The appraised value of the land used to calculate the option price is capped at $30.0 million if we exercise our option prior to July 18, 2007. The building has approximately 917,000 gross square feet, of which approximately 546,500 square feet houses office space, our network management center and our satellite control center. As described under “— Network — Network Operations and Current Ground Facilities,” our network management center is responsible for managing customer communications services and our satellite control center is responsible for operating our satellite fleet. The building also houses the majority of our sales and marketing support staff and other administrative personnel. As of December 31, 2003, approximately 82% of our employees work in the building. We also lease approximately 25,000 square feet of additional office space at another location in Washington, D.C.

      We use a worldwide ground network to operate our satellite fleet and to manage the communications services that we provide to our customers. This network is comprised of a number of earth station facilities, including seven primary earth stations that perform TT&C and other services, located around the world. Our network also consists of the communications links that connect the earth stations to our satellite control center located at our Washington, D.C. building and to our back-up operations facility.

      The seven primary TT&C earth stations in our ground network are located in Australia, Germany, Italy, Korea, South Africa, and two U.S. locations — Maryland and Hawaii. Other earth stations in our ground network include earth stations located in Argentina, Australia, Bahrain, the Caribbean, China, Colombia, Costa Rica, Germany, India, Italy, Russia, South Africa, Tahiti, the United Arab Emirates and other U.S. locations.

      In addition to our satellite fleet and related ground network, we own four teleports, three of which are in the United States and one of which is in Germany. We lease teleport services at a fifth teleport in China. We have also established points of presence connected by leased fiber at key traffic exchange points around the world, including Los Angeles, New York, Hong Kong, Frankfurt and London. We lease our facilities at these traffic exchange points. We use our teleports and points of presence in combination with our satellite network to provide our customers with integrated and end-to-end services.

      We have an approximately 39,000 square foot facility that includes a back-up facility and data center located a relatively short distance from our Washington, D.C. facility. We have also leased approximately 18,000 square feet of office space and 9,300 square feet of storage space at this location. We use the back-up facility and data center as back-up for our satellite and other business operations.

      We lease office space in Hamilton, Bermuda and London, England. Our Bermuda office was established in 2001 and serves as the headquarters for Intelsat, Ltd. and Intelsat Bermuda. Our London office houses the employees of Intelsat Global Sales, our sales and marketing subsidiary, and functions as our global sales headquarters. We also lease office space in New York, Australia, Brazil, China, France, Germany, India, Singapore, South Africa and the United Arab Emirates for our local sales and marketing support offices.

Legal Proceedings

      There are no pending or threatened material legal actions against us. We are subject to litigation in the normal course of business, but we do not believe that the resolution of any pending proceedings will have a material impact on our financial position or profitability.

MANAGEMENT

Executive Officers and Directors

      Set forth below is information concerning our current executive officers and directors:

Name	Age	Position	Class

Conny Kullman	53	Chief Executive Officer, Intelsat, Ltd.; Director	1
William Atkins	42	Chief Financial Officer, Intelsat, Ltd.
Ramu Potarazu	42	Chief Operating Officer, Intelsat, Ltd.; President, Intelsat (Bermuda), Ltd.; Managing Director, Intelsat Global Sales & Marketing Ltd.
Kevin Mulloy	45	President, Intelsat Global Service Corporation
David Meltzer	44	General Counsel and Senior Vice President for Regulatory Affairs, Intelsat Global Service Corporation
Tony Trujillo, Jr.	46	Senior Vice President and Chief Administrative Officer, Intelsat Global Service Corporation
Noah Asher	42	Vice President, Finance, Intelsat Global Service Corporation
Mark Moyer	44	Vice President and Controller, Intelsat Global Service Corporation
G. Randall Bonney, Jr.	49	Treasurer, Intelsat Global Service Corporation
John Sponyoe	65	Director and Chairman	3
Carlos Adamo	60	Director	3
Fabiola Arredondo	37	Director	3
William Boardman	62	Director	3
Brian Dailey	52	Director	3
Didier Delepine	56	Director	2
Herbert Fiuza	68	Director	1
Hans Fjøsne	64	Director	1
Gary Howard	53	Director	1
Boon Hwee Koh	53	Director	2
Cheikh-Tidiane Mbaye	47	Director	2
Ken Miller	61	Director	2
Paul Pizzani	44	Director	3
Philippe-Olivier Rousseau	47	Director	1
Robin Turner	61	Director	2
Christopher Vonwiller	61	Director	1

      A brief biography of each of our current executive officers and directors follows:

      Mr. Kullman has been Chief Executive Officer and a director of Intelsat, Ltd. since July 2001, and was Chief Executive Officer of the IGO from October 1998 to July 2001. He has been a director of Galaxy Satellite Broadcasting Limited and Galaxy Satellite TV Holdings Limited since February 2003 and a director of U.S. Friends of Chalmers University of Technology, Inc. since April 2002. Mr. Kullman previously served as Vice President of Operations and Engineering of the IGO from December 1997 to October 1998, Vice President of Operations of the IGO from April 1996 to December 1997, Vice President and Chief Information Officer of the IGO from September 1994 to April 1996, Director of Operations Plans/ Sales Operation of the IGO from July 1992 to September 1994, Director of Systems Operation of the IGO from August 1990 to July 1992 and a systems engineer for the IGO from August 1983 to August 1990. Mr. Kullman’s business address is North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Mr. Atkins has been Chief Financial Officer of Intelsat, Ltd. since March 2004. Prior to joining Intelsat, Ltd., Mr. Atkins was Managing Director of Morgan Stanley & Co. Incorporated from December 1998 to October 2003. During that time, Mr. Atkins held various positions within Morgan Stanley, including serving as Group Head of the Corporate Finance Execution Group in London from November 2001 to October 2003 and as Deputy Head of the Investment Banking Division in Tokyo from January 2001 to November 2002. Mr. Atkins’ business address is North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Mr. Potarazu has been Chief Operating Officer of Intelsat, Ltd., President of Intelsat (Bermuda), Ltd. and Managing Director of Intelsat Global Sales & Marketing Ltd. since March 2003. He previously served as President and Chief Operating Officer of Intelsat Global Service Corporation from July 2001 to March 2003; Vice President, Global Operations and Chief Technical Officer of the IGO from November 2000 to July 2001; Vice President, Commercial Restructuring of the IGO from December 1999 to November 2000; Vice President, Operations and Chief Information Officer of the IGO from December 1998 to December 1999; Director of Information Systems of the IGO from April 1996 to December 1998; and Manager of Business Systems of the IGO from July 1995 to April 1996 and was a satellite software engineer for the IGO from May 1990 to July 1995. Prior to that time, Mr. Potarazu served in a senior technical consultant role with Contel Business Networks, Inc. Mr. Potarazu is currently a director of WildBlue. Mr. Potarazu’s business address is North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Mr. Mulloy has been President of Intelsat Global Service Corporation since March 2003. He previously served as Senior Vice President, Strategy and Business Development of Intelsat Global Service Corporation from September 2001 to March 2003; Vice President, Strategy and Business Development of Intelsat Global Service Corporation from July 2001 to September 2001; and Vice President, Strategy and Business Development of the IGO from May 2001 to July 2001. Prior to joining Intelsat Global Service Corporation, Mr. Mulloy was a partner at McKinsey & Company, Inc. from April 1996 to April 2001. Mr. Mulloy’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Meltzer has been General Counsel and Senior Vice President for Regulatory Affairs of Intelsat Global Service Corporation since October 2001. He previously served as Senior Vice President and General Counsel of Intelsat Global Service Corporation from September 2001 to October 2001; Vice President and General Counsel of Intelsat Global Service Corporation from July 2001 to September 2001; Vice President and General Counsel of the IGO from September 2000 to July 2001; Acting General Counsel of the IGO from December 1999 to September 2000; Senior Director for Corporate Restructuring of the IGO from February 1999 to December 1999; Director of Procurement of the IGO from February 1997 to February 1999 and was a lawyer in the Office of the General Counsel of the IGO from February 1989 to February 1997. Prior to joining the IGO, he was an attorney in private practice. Mr. Meltzer’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Trujillo has been Senior Vice President and Chief Administrative Officer of Intelsat Global Service Corporation since March 2003. He previously served as Senior Vice President, Corporate Services of Intelsat Global Service Corporation from September 2001 to March 2003; Acting Vice President, Corporate Services of Intelsat Global Service Corporation from June 2001 to September 2001; Senior Director of the Corporate Communications and Government Affairs Department of the IGO from December 2000 to June 2001; and Director of Corporate Communications of the IGO from June 1997 to December 2000. Mr. Trujillo’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Asher has been Vice President, Finance of Intelsat Global Service Corporation since August 2002. Prior to joining Intelsat Global Service Corporation, Mr. Asher was Vice President, Finance at America Online Inc. from January 2001 through August 2002. He was Chief Financial Officer for RMH Teleservices, Inc. from February 1999 to January 2001. Mr. Asher was Vice President, Latin America Operations at Bell Atlantic International Wireless from September 1996 to February 1999. Mr. Asher’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Moyer has been Vice President and Controller of Intelsat Global Service Corporation since March 2004. Prior to joining Intelsat Global Service Corporation, Mr. Moyer was Senior Vice President, Financial Operations from July 2001 to December 2003 and Vice President and Chief Accounting Officer from June 2000 to June 2001 for Equant N.V. He was Vice President and Controller for Ziff-Davis Inc. from November 1995 to May 2000. Mr. Moyer’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Bonney has been Treasurer of Intelsat Global Service Corporation since July 2001. He previously served as Treasurer of the IGO from June 1997 to July 2001, Head of Treasury Operations of the IGO from July 1995 to May 1997 and Assistant Treasurer of the IGO from October 1992 to June 1995. Mr. Bonney’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Sponyoe previously served as a consultant to Lockheed Martin Corporation from February 2002 to February 2004, as Chief Executive Officer of Lockheed Martin Global Telecommunications from August 1998 to February 2002, and was President of Lockheed Martin Electronics Platform Integration Group from April 1997 to July 1998. Mr. Sponyoe’s business address is c/o Intelsat, Ltd., North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Mr. Adamo has been Partner, Proyecto Carlos Pellegrini S.A. since February 1999, and Partner, Merchant Bankers Asociados S.A. since May 2002. He was Executive Director of Argencard S.A. from April 1996 to December 1999. He is a director of Merchant Bankers Asociados S.A., America Latina Logística S.A. and Proyecto Carlos Pellegrini S.A. He is the President of the Universidad de San Andrés, Argentina. Mr. Adamo’s business address is Carlos Pellegrini, 1427, 3rd Floor, 1011 Buenos Aires, Argentina.

      Ms. Arredondo has been the Managing Partner of FRA Holdings llc since November 2001 and was previously the Managing Director of Yahoo! Europe from 1997 to 2001 and an Executive Board member of BBC Worldwide from 1995 to 1997. She is a director of the BOC Group plc and Bankinter SA and is a Board Trustee of the World Wildlife Fund U.K. Ms. Arredondo’s business address is FRA Holdings llc, 6 Robert S Drive, Menlo Park, California 94025, United States.

      Mr. Boardman was Vice Chairman and Director of Bank One, and Chairman and Chief Executive Officer of First USA, Inc., from October 1999 to March 2001. From November 1984 until October 1999 he held various officer positions within Bank One. Mr. Boardman is Chairman of the Board and is currently serving as interim President and Chief Executive Officer of Visa International. He is also a director and former Chairman of Visa USA, a director of Checkfree Holdings Corporation and a director of Ohio Casualty Group. Mr. Boardman’s business address is c/o Intelsat, Ltd., North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Dr. Dailey has been Senior Vice President of Washington Operations for Lockheed Martin Corporation since August 1999, and was Vice President and Chief Operating Officer for Lockheed Martin Global Telecommunications from August 1998 to August 1999, Vice President of Strategic Development for Lockheed Martin Corporation from May 1997 to August 1998, and Vice President of Business Development for Lockheed Martin Space and Strategic Missiles from April 1994 to May 1997. Dr. Dailey is currently a director of International Launch Services and Lockheed-Khrunichev-Energia International, Inc. Dr. Dailey’s business address is Lockheed Martin Corporation, 1725 Jefferson Davis Highway, Crystal Square 2, Suite 300, Arlington, Virginia 22202, United States.

      Mr. Delepine has been a member of the Board of Advisors of ADVENTIS Corporation since March 2003 and a director of Eircom Ltd. since March 2004. He was President and Chief Executive Officer and Chairman of the Management Board of Equant N.V. from January 1998 to July 2003, and was President and Chief Executive Officer of Equant Network Services from 1995 through 1997. Mr. Delepine’s business address is c/o Intelsat, Ltd., North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Mr. Fiuza has been a consultant for SKY Brasil Servicos Ltda. since May 1999, and was a consultant for Distel Holding SA from May 1999 to February 2003, Director of Technology of Globo Cabo S.A. from September 1996 to May 1999 and Director of Technology of Net Brasil from July 1994 to September 1996. Mr. Fiuza’s business address is SKY Brasil Servicos Ltda., Rua Itapirú 1209, 5th Floor, Rio de Janeiro- RJ 20251-032, Brazil.

      Dr. Fjøsne has been Chief Technical Officer of Telenor Broadcast, formerly Telenor Plus, since January 2002 and of Telenor Broadband Services A.S. from January 2000 to December 2001. He is also a director of Telenor Satellite Broadcasting. He was Director of Strategy and Technology for Telenor Satellite Services A.S.

from September 1996 to December 1999 and Director for Satellite Broadcasting for Telenor Satellite Services A.S. from July 1993 to September 1996. Dr. Fjøsne’s business address is Telenor Broadcast, Snaroyveien 30, No-1331, Fornebu, Norway.

      Mr. Howard has served as a director of Liberty Media Corporation since July 1998. Mr. Howard served as Executive Vice President and Chief Operating Officer of Liberty Media Corporation from July 1998 until his retirement from those positions in January 2004. Mr. Howard served as Chief Executive Officer of Liberty Satellite & Technology, Inc. from December 1996 until April 2000. Mr. Howard also served as Executive Vice President of Tele-Communications, Inc. (TCI) from December 1997 to March 1999; as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999; and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard is a director of SpectraSite, Inc. and UnitedGlobalCom, Inc. Mr. Howard’s address is 9 Waterside Terrace, Cherry Hill Village, Colorado 80113, United States.

      Mr. Koh is Executive Director of Mediaring Ltd. and Tech Group Asia Ltd. He has served as Chairman of Singapore Airlines since July 2001 and as director since March 2001. Mr. Koh is also a director of BroadVision, Inc., Innovalues Precision Ltd. and Norelco Centreline Holdings Ltd. He was previously Chairman of Singapore Telecommunications Ltd. from 1986 to 2001, Chairman of Omni Industries Ltd. from 1996 to 2001, Chairman of Internet Technology Group Ltd. from 2000 to 2001 and Executive Chairman of the Wuthelam Group of Companies from 1991 to 2000. Mr. Koh’s business address is c/o Wuthelam Holdings Pte Ltd., 1 Kim Seng Promenade, #10-06 Great World City East Tower, Singapore 237994.

      Mr. Mbaye has been Chief Executive Officer of Sonatel S.A., the Senegalese telecommunications operator, since April 1988. Mr. Mbaye is currently a director of Sonatel Multimedia and Chairman of the Board of Sonatel Mobiles and Ikatel, all of which are subsidiaries of Sonatel S.A. He is also a director of Canal Plus Horizon Senegal, a subsidiary of Vivendi Universal, and Mandri Senegal. Mr. Mbaye’s business address is Sonatel, 6, rue Wagane Diouf, BP 69, Dakar, Senegal.

      Mr. Miller served as a consultant to Intelsat, Ltd. from March 2003 to May 2003, and has been Chief Executive Officer of Ken Miller Capital, LLC since November 2002. He was an independent financial advisor from January 2002 to August 2002, and served as Vice Chairman of Credit Suisse First Boston Corporation from 1995 to July 2001 and thereafter as Senior Advisor to Credit Suisse through December 2001. Mr. Miller is a director of CNA Surety, Inc., Global Kids and the United Nations Association. Mr. Miller’s business address is Ken Miller Capital, LLC, c/o The Associated Group, 650 Madison Avenue, New York, New York 10022, United States.

      Mr. Pizzani has been a partner of Pizzani Hamlin Capital, L.L.C., which is an advisor to AIG Capital Partners, an indirect wholly owned subsidiary of American International Group, Inc., since April 1999. Prior to forming Pizzani Hamlin Capital, L.L.C., from November 1997 to March 1999, Mr. Pizzani was a Managing Director of Wasserstein Perella Emerging Markets, where he specialized in private equity investments and debt transactions. Prior to joining Wasserstein Perella, Mr. Pizzani served as Treasurer of COMSAT Corporation, an international communications company. Mr. Pizzani is a director of Primus Telecommunications Group, Incorporated and Sportsvision, Inc. Mr. Pizzani’s business address is Pizzani Hamlin Capital, L.L.C., 1266 East Main Street, 4th Floor, Stamford, Connecticut 06902-3546, United States.

      Mr. Rousseau has been Executive Director for BNP Paribas Media & Telecoms Finance Group, a division of BNP Paribas Group, since November 2001. He is also a director of Music Choice Europe plc. He was Global Head of Media & Telecommunications for BNP Paribas Corporate Finance from January 2000 to November 2001. He was Executive Vice President of Banexi (Group BNP) from July 1998 to December 1999 and Commissioner of Conseil supérieur de l’audiovisuel (CSA) from January 1993 to July 1998. Mr. Rousseau’s business address is BNP Paribas, 3 Rue d’Antin, 75078, Paris Cedex 02, France.

      Mr. Turner has been a Director of BH-SAT Limited since January 2003. He was the General Manager and Director of Satellite Investment for Cable and Wireless plc from September 2000 to January 2003 and the General Manager and Head of Satellite Services for Cable and Wireless plc from January 1993 to August 2000.

Mr. Turner’s business address is BH-SAT Limited, Birch Hill House, Clumps Road, Lower Bourne, Farnham, Surrey GU10 3HF, United Kingdom.

      Mr. Vonwiller has been a Director of Appen Pty Limited since August 1999, and was Chief Executive Officer of Atlas Travel Technologies Pty Limited from January 1997 to August 1999 and Managing Director of Multimedia Products for Telstra Multimedia Pty Limited from July 1994 to December 1996. Mr. Vonwiller is currently a director of Quantum Financial Services Australia Pty Limited and a director of the Warren Centre for Advanced Engineering. Mr. Vonwiller’s business address is Appen Pty Limited, Level 5, North Tower, Chatswood Central, 1-5 Railway Street, Chatswood, NSW 2067, Australia.

Information Regarding the Board of Directors

      Our board of directors currently consists of 17 directors. Except for Mr. Pizzani, who was appointed as a director in December 2003 by our board of directors in order to fill a vacancy on the board, each of our current directors was elected by our shareholders at the annual general meeting of our shareholders held on June 4, 2003. Our bye-laws provide that at least a majority of our directors must be independent directors. We currently have 11 independent directors serving on our board of directors.

      We have a classified board of directors consisting of three classes:

•	one class to hold office for a term expiring at the 2004 annual general meeting of shareholders (Class 1), and

•	a second class to hold office for a term expiring at the 2005 annual general meeting of shareholders (Class 2), and

•	a third class to hold office for a term expiring at the 2006 annual general meeting of shareholders (Class 3), and in each case, until their successors have been elected and qualified.

      At each annual general meeting of shareholders, the successors to the class of directors whose terms expire at that meeting will be elected for a three-year term and until their successors have been elected and qualified. The persons nominated to stand for election as directors shall be nominated by the nominating committee of the board of directors. Shareholders also have the right to nominate candidates to stand for election as long as advance notice of the nomination is delivered to the secretary of Intelsat, Ltd. in accordance with our bye-laws. Our bye-laws provide that, after the date of our initial public equity offering, this advance notice must be delivered at least 60 days but not more than 90 days prior to the date of any general meeting; provided that, in the case of a special general meeting, notice of any such proposal must be given not more than 7 days after notice of a special general meeting has been given. A director may be removed only for cause by a majority of the directors then in office at a meeting of the directors duly called and held, as long as advance notice of any such meeting is given to the director being removed in accordance with our bye-laws. Our board of directors may fill any vacancy occurring as a result of the death, disability, disqualification, removal or resignation of any director in accordance with our bye-laws.

Committees of the Board of Directors

      Our board of directors has an Audit Committee, each member of which is required to be independent. Pursuant to its charter and the authority delegated to it by the board of directors, the Audit Committee has sole authority for the engagement, compensation and oversight of our independent auditors, subject to the approval of our shareholders as required under Bermuda law. In addition, the Audit Committee reviews the results and scope of the audit and other services provided by our independent auditors, and also reviews our accounting and control procedures and policies. Currently, the Audit Committee consists of Messrs. Adamo, Pizzani and Vonwiller. Our board of directors has designated Mr. Pizzani as an audit committee financial expert. The Audit Committee meets at least eight times per year.

      Our board of directors has a Compensation Committee, at least a majority of the members of which are required to be independent directors and the composition of which is required to comply with applicable law and listing exchange rules. Pursuant to its charter and the authority delegated to it by the board of directors, the Compensation Committee oversees the compensation and benefit policies of our management and our employees, including incentive plans and share option plans, and oversees our management succession plan. In addition, the Compensation Committee approves goals and objectives relevant to our chief executive officer’s compensation, evaluates this officer’s performance relative to these goals and objectives and approves the chief executive officer’s compensation based on this evaluation. Currently, the Compensation Committee consists of Messrs. Boardman, Fiuza, Fjøsne and Rousseau.

      Our board of directors has a Strategic Affairs and Finance Committee, which consists of Messrs. Sponyoe, Dailey, Miller and Howard and Ms. Arredondo. Our chief executive officer serves as an ex officio member of this committee. Pursuant to its charter and the authority delegated to it by the board of directors, the Strategic Affairs and Finance Committee has responsibility for reviewing and recommending our long-term strategy to the board of directors, including reviewing and making recommendations with respect to strategic acquisitions and joint ventures. The Strategic Affairs and Finance Committee also has responsibility for reviewing and making recommendations to the board of directors regarding proposed changes to our capital structure, including the incurrence of long-term debt and the issuance of equity securities.

      Our board of directors also has a Nominating Committee, which consists of Messrs. Koh, Mbaye and Turner. A majority of the members of the Nominating Committee are required to be independent directors, and the committee’s composition is required to comply with applicable law and listing exchange rules.

      Our board of directors may from time to time establish other committees to facilitate our management.

Compensation

Executive Officer and Director Compensation

      The aggregate amount of compensation paid by us to our executive officers in 2003 was approximately $3.1 million, excluding compensation paid in the form of share options. This amount includes compensation paid by us to two individuals who are no longer our executive officers. This amount also includes compensation paid to executive officers as part of the incentive bonus program. Under our bonus program, a bonus pool is created each year based on results achieved relative to corporate performance targets, with bonuses paid to individuals from the pool based on both individual and corporate performance.

      In 2003, the aggregate amount of compensation paid by us to those individuals who served as our non-management directors during 2003 was approximately $1.4 million, excluding compensation paid in the form of share options. Compensation for our directors, including members of the Compensation Committee, is determined by the Compensation Committee of our board of directors. Except as described in this paragraph, none of our directors has a contract with us or any of our subsidiaries providing for benefits upon termination of employment. Mr. Kullman, who is also our Chief Executive Officer, has an agreement with us which provides that if he is directly or indirectly involuntarily terminated as Chief Executive Officer, including as a result of a change in control, as defined in the share option plan described below, he will receive a lump sum payment equivalent to the greater of six months’ base salary or one month’s base salary for every year of service up to a maximum of eight months. Accordingly, this lump sum payment would range from a minimum of $275,000 to a maximum of $366,667. The agreement also provides that he would receive executive outplacement assistance and continuation of health benefits throughout the severance pay period, unless comparable benefits become available from another employer, at which point these benefits would end. The agreement provides that an indirect involuntary termination will be deemed to have occurred if Mr. Kullman’s base salary is reduced without his consent, unless a class of other similarly situated executives are likewise affected due to our financial or operating performance, or if his job responsibilities are substantially reduced without his consent. An indirect involuntary termination will also be deemed to have occurred if, without his consent, Mr. Kullman’s resident office is relocated more than 50 miles away from its current location. Notwithstanding the above, if Mr. Kullman’s employment is involuntarily terminated for reasons of willful misconduct or gross negligence, the agreement provides that he will have no right to receive any compensation, benefits or severance pay, other than as required by law or by the terms of a pension or benefit plan. However, under these circumstances, Mr. Kullman would still be entitled to amounts accrued or earned prior to his termination, including earned but unpaid salary, accrued vacation and unreimbursed expenses. In addition, Mr. Kullman’s share option award agreement with us provides that, upon our termination of his employment without cause, as defined in the share option award agreement, or upon his voluntary termination of employment for good reason, also as defined in the share option award agreement, 100% of his unvested options will immediately vest and the full exercise period for these options will remain in effect. With respect to our directors other than Mr. Kullman, each share option award agreement provides that upon our termination of an individual’s directorship for reasons other than death, disability or retirement, the director may exercise any vested options for a period of one month from the date of termination.

      In addition to the compensation paid by us to our directors and executive officers as described above, in 2003, the individuals who served as our executive officers and directors during 2003 were granted in the aggregate options to purchase 221,770 of our ordinary shares. As of March 31, 2004, options to purchase 729,780 of our ordinary shares were held by individuals serving as our executive officers and directors as of that date. These options granted to directors and executive officers in 2003 are exercisable at a price of $14.90 per ordinary share and will expire in 2013. The options held by our directors and executive officers that were granted in 2002 are exercisable at a price of $16.17 per ordinary share and will expire in 2012. The options held by our directors and executive officers that were granted prior to 2002 are exercisable at a price of $19.05 per ordinary share and will expire in 2011. In addition, in February 2004, pursuant to our 2004 share incentive plan, the Compensation Committee of our board of directors authorized the issuance of options to acquire 1,457,398 of our ordinary shares to our executive officers and authorized the issuance of 586,305 restricted shares to our executive officers and other employees. The Compensation Committee also authorized the issuance of 100,000 restricted share units to our non-employee directors. The exercise price of the options authorized to be granted in February 2004 will equal the initial public offering price of our ordinary shares and will expire ten years from their grant date. These options to acquire ordinary shares, restricted shares and restricted share units and our share incentive plans are described further below under “— Share Incentive Plans.”

Pension Benefits

      We and our subsidiary, Intelsat Global Service Corporation, maintain a tax-qualified defined benefit pension plan called the Intelsat Staff Retirement Plan, which we refer to as the Pension Plan. In addition, we and our subsidiary maintain a non-qualified pension plan called the Intelsat Restoration Plan, which we refer to as the Restoration Plan. Prior to July 18, 2001, the Pension Plan and the Restoration Plan were maintained by the IGO, which transferred the plans to us as part of the privatization. At this time, the only individuals covered by the Pension Plan and the Restoration Plan are:

•	employees of Intelsat, Ltd., Intelsat USA Sales Corp., Intelsat Global Service Corporation and Intelsat Government Solutions Corporation based in the United States or on assignment outside of the United States who were hired before July 19, 2001, as well as an employee of our Intelsat Bermuda subsidiary who was formerly an employee of Intelsat Global Service Corporation hired by that company before July 19, 2001; and

•	those individuals whom we hired from COMSAT World Systems and COMSAT Digital Teleport, Inc. in connection with our November 2002 acquisition of most of the assets of COMSAT World Systems and COMSAT Digital Teleport, Inc.

      See “Certain Relationships and Related Party Transactions — COMSAT Asset Purchase Agreement” for a description of this acquisition.

      The estimated aggregate amount accrued by us in 2003 to provide for annual pension benefits under the Pension Plan and the Restoration Plan for our current executive officers, excluding an individual who was not an executive officer as of the date of the actuarial valuation, was $155,448.

Pension Plan

      The Pension Plan is a tax-qualified, defined benefit pension plan for eligible individuals. In general, benefits under the Pension Plan are based on a participant’s years of service and base salary, with differing benefit formulas and vesting schedules that vary depending upon a participant’s date of hire. Benefits payable under the Pension Plan may also be adjusted to reflect amounts transferred from our Supplemental Retirement Income Plan described below and for other adjustments, including after-tax employee contributions and cost-of-living adjustments.

      All employees who were participants in the Pension Plan as of July 18, 2001 automatically became participants in the Pension Plan as of July 19, 2001. All other eligible employees became participants in the Pension Plan on the first day of the calendar month coinciding with or following their completion of one year of service, provided they were hired before July 19, 2001 or were hired in connection with our November 2002 acquisition of most of the assets of COMSAT World Systems and COMSAT Digital Teleport, Inc. The normal retirement date for a participant under the Pension Plan is the first date of the calendar month next following the date the participant attains the age of 65, although participants become fully vested in their accrued benefits by the age of 60. However, a participant may receive a reduced benefit upon his early retirement if he has completed at least three years of service and has attained the age of 55.

      The Pension Plan is funded through contributions made to a trust fund held by SEI Private Trust Company.

Restoration Plan

      Additional pension benefits are provided to eligible participants under the Restoration Plan. The Restoration Plan is a non-qualified plan that provides supplemental benefits to individuals whose benefits under the Pension Plan are limited by the provisions of Section 415 and/or Section 401(a)(17) of the Internal Revenue Code. The benefit payable to a participant under the Restoration Plan is equal to the difference between:

•	the amount of benefit that would have been payable to the participant under the Pension Plan had the applicable Internal Revenue Code limitations not applied; and

•	the benefit actually paid under the Pension Plan.

      In addition, individuals who had retired from the IGO prior to July 19, 2001 and who receive benefits from the Restoration Plan because they are affected by one or both of these limitations will receive an additional “gross-up” payment, which is intended to cover the retiree’s share of Medicare and Social Security taxes due on Restoration Plan benefits, plus any income and employment taxes due on such “gross-up” payment.

      Although the Restoration Plan is an unfunded plan, assets have been set aside in a “rabbi trust” fund held by UBS Trust Company. It is intended that benefits due under the Restoration Plan will be paid from this rabbi trust or from the general assets of the Intelsat entity that employs the participants in the Restoration Plan.

Other Postretirement Benefits

      We provide health benefits for employees hired prior to January 1, 2004 who retire at or after age 60 with five years of consecutive service or after age 55 with ten years of consecutive service. A governing body of the IGO adopted a resolution prior to privatization stating that the retirees eligible for these benefits as of the date of privatization, as well as an additional number of named employees, would continue to receive the level of health benefits provided as of January 1, 2001. We provide these benefits under a plan that is unfunded. Benefits are paid as they become due.

Defined Contribution Plans

      We and our subsidiary, Intelsat Global Service Corporation, maintain two tax-qualified, defined contribution plans that provide benefits generally to employees based in the United States or on assignment outside of the United States. They are the Intelsat Supplemental Retirement Income Plan, referred to as the Supplemental Retirement Income Plan, and the Intelsat Retirement Savings Plan, referred to as the Retirement Savings Plan. Our Intelsat Bermuda subsidiary maintains one defined contribution plan for most of our employees based in Bermuda. It is called the Golden Accumulator Retirement Plan. Our Intelsat Global Sales subsidiary maintains one defined contribution plan for our employees based in the United Kingdom. It is called the Intelsat Global Sales & Marketing Ltd. Stakeholder Pension Plan, referred to as the Stakeholder Pension Plan.

      The estimated aggregate amount contributed by us in 2003 under our defined contribution plans for our current executive officers was $53,050.

Supplemental Retirement Income Plan

      The Supplemental Retirement Income Plan provides benefits only to:

•	employees of Intelsat, Ltd., Intelsat USA Sales Corp., Intelsat Global Service Corporation and Intelsat Government Solutions Corporation based in the United States or on assignment outside of the United States who were hired before July 19, 2001, as well as an employee of our Intelsat Bermuda subsidiary who was formerly an employee of Intelsat Global Service Corporation hired by that company before July 19, 2001; and

•	those individuals whom we hired from COMSAT World Systems and COMSAT Digital Teleport, Inc. in connection with our November 2002 acquisition of most of the assets of COMSAT World Systems and COMSAT Digital Teleport, Inc.

      A participant can elect to defer, on a before- or after-tax basis, up to 16% of his base salary. We, or one of our subsidiaries in the case of employees of that subsidiary, will match 50% of a participant’s deferrals, up to 3% of his base pay, regardless of whether those deferrals were made before or after tax. These matching contributions become vested after the employee completes one year of service. We also have the right to make additional, discretionary contributions. All funds under the Supplemental Retirement Income Plan are held in trust by T. Rowe Price Trust Company.

Retirement Savings Plan

      The Retirement Savings Plan provides benefits to employees and officers of Intelsat USA Sales Corp., Intelsat Global Service Corporation and Intelsat Government Solutions Corporation based in the United States or on assignment outside of the United States who have been hired on or after July 19, 2001. A participant can elect to defer, on a before-or after-tax basis, up to 15% of his base salary. We, or one of our subsidiaries in the case of employees of that subsidiary, will match 100% of a participant’s deferrals, up to 5% of the participant’s base salary, regardless of whether those deferrals were made before or after tax. These matching contributions are fully vested. In addition, we, or one of our subsidiaries in the case of employees of that subsidiary, will make an additional contribution each year equal to 4% of base pay for each participant who is employed on the last day of the year. These additional company contributions vest gradually over a three-year period. Our Intelsat USA Sales Corp., Intelsat Global Service Corporation and Intelsat Government Solutions Corporation subsidiaries have employees who are participants in this plan. All funds under the Retirement Savings Plan are held in trust by T. Rowe Price Trust Company.

Golden Accumulator Retirement Plan

      The Golden Accumulator Retirement Plan provides benefits to individuals employed by our Intelsat Bermuda subsidiary. Intelsat Bermuda contributes 10% of each covered employee’s salary, and employees are 100% vested in the employer’s contribution after two years of membership in the plan. The plan’s funds are invested by the plan administrator, BF&M Life Insurance Company Limited.

Stakeholder Pension Plan

      The Stakeholder Pension Plan provides benefits to individuals employed by our Intelsat Global Sales subsidiary who have completed at least three months’ service and who elect to participate. The plan is a collection of individual policies, and each employee has his own pension policy within the plan, which he may be able to transfer to a job with a different employer. A participant may defer a percentage of gross earnings, which varies depending upon the participant’s age, up to the earnings cap established by law. Intelsat Global Sales makes a core contribution of 6% of each participating employee’s salary and matches the employee’s contributions, if any, up to 3% of his salary. All employer contributions vest immediately and are invested by the plan administrator, Norwich Union Life and Pensions Limited.

Non-Qualified Deferred Compensation Plan

      Supplemental benefits were formerly provided to certain designated executives under a non-qualified deferred compensation plan called the Intelsat Supplemental Executive Retirement Plan, which was redesignated through amendment as the Intelsat Deferred Compensation Plan. This plan provided supplemental benefits based on the average compensation received over a specified period and the number of years of service by such participant. Participants in the Deferred Compensation Plan ceased accruing benefits under this plan as of July 19, 2001. Although the Deferred Compensation Plan is unfunded, assets have been set aside in a rabbi trust fund held by UBS Trust Company. It is intended that the benefits due under the Deferred Compensation Plan will be paid from this rabbi trust or from the general assets of the Intelsat entity that employs the participants in this plan.

Share Incentive Plans

      We have established two share incentive plans for our management and employees, referred to as the 2001 share option plan and the 2004 share incentive plan.

2001 Share Option Plan

      We established the 2001 share option plan after our privatization in 2001. The issuance of our ordinary shares under our 2001 share option plan was approved by our shareholders at a special general meeting of our shareholders held on July 19, 2001. The 2001 share option plan enables us to make awards of share options to our directors and our and our subsidiaries’ eligible employees, independent contractors, advisors and consultants. Subject to adjustment for share splits and similar events, we may grant options to purchase a maximum of 3,333,333 of our ordinary shares under the 2001 share option plan.

      Pursuant to our 2001 share option plan, options for our ordinary shares have been granted to our directors and to our executive officers and other employees. As of March 31, 2004, options to acquire 3,162,178 of our ordinary shares were outstanding in total. All of the options granted in 2003 are exercisable at a price of $14.90 per ordinary share and will expire in 2013. All of the options granted in 2002 are exercisable at a price of $16.17 per ordinary share and will expire in 2012. All options granted prior to 2002 are exercisable at a price of $19.05 per ordinary share and will expire in 2011.

      Those individuals serving as our directors and executive officers as of March 31, 2004 held options to purchase an aggregate of 729,780 of our ordinary shares as of that date. None of our directors or executive officers has been granted options to purchase 1% or more of our ordinary shares.

      In general, options that have already been granted to our directors were fully vested on the date of grant. The options that have been granted to our executive officers and other participants to date pursuant to the 2001 share option plan will vest in equal one-third installments on each of the first, second and third anniversaries of the date of grant, with 100% vesting upon the occurrence of a change in control of Intelsat, Ltd. In general, with respect to the options granted to date, once vested, the options may be exercised only after the earlier of the first anniversary of our initial public equity offering and the third anniversary of the date of grant. The specific vesting and exercise provisions applicable to an award are set forth in the participant’s award agreement.

      The effect that a termination of employment will have on a holder’s awards is set forth in his or her award agreement. We expect that most terminations of employment will result in the forfeiture of unvested options and in shortened exercise periods for vested options. However, we expect that certain terminations of employment, such as the involuntary or constructive termination of a holder who is an executive officer or the termination of a holder due to the holder’s death, disability or retirement, may result in full vesting of unvested options. However, these options may be subject to reduced exercise periods.

      Our board of directors or its delegate(s) may at any time discontinue granting awards under the 2001 share option plan or amend or terminate the 2001 share option plan as to any further grants of awards. However, none of these actions may, without the approval of our shareholders, increase the maximum number of ordinary shares available under the 2001 share option plan, except in case of adjustments for share splits and similar events, nor may any of these actions materially adversely affect the rights of a holder of any previously granted award without such holder’s consent. We do not intend to grant additional options under our 2001 share option plan.

2004 Share Incentive Plan

      In January 2004, our board of directors approved and adopted our 2004 share incentive plan, subject to the approval of our shareholders. In March 2004, our shareholders approved and adopted the 2004 share incentive plan. The 2004 share incentive plan provides for the granting of share options, restricted shares, restricted share units, share appreciation rights, phantom shares and performance awards, referred to collectively in this prospectus as awards, to our and our subsidiaries’ and specified affiliates’ employees, officers and directors. Subject to adjustment for share splits and similar events, under our 2004 share incentive plan, we may grant awards for up to a maximum of 6,720,000 of our ordinary shares. In addition, there will be carried over to the 2004 plan any of the up to 3,333,333 of our ordinary shares that remain available for issuance under our 2001 share option plan, including any ordinary shares covered by options issued under the 2001 plan that expire or are terminated or forfeited without being exercised.

      Our 2004 share incentive plan contains limitations on specified types of awards that may be granted under the plan. No more than 30% of the ordinary shares available for awards under the 2004 plan may be issued in the form of restricted shares, restricted share units or phantom shares, or any combination of these awards. The 2004 plan also contains limits on awards that may be granted to executive officers who are subject to a limitation on the amount of deductible compensation under section 162(m) of the Internal Revenue Code of 1986, as amended.

      In February 2004, the Compensation Committee of our board of directors authorized the issuance to our employees of options to acquire 3,120,449 of our ordinary shares, including options to acquire 1,457,398 of our ordinary shares approved for grant to our executive officers. These awards are subject to the consummation of our initial public offering of equity securities. The exercise price of these options will equal the initial public offering price of our ordinary shares. These options will expire ten years from their grant date. These options will vest in equal one-third installments on each of the first, second and third anniversaries of the date of grant, with 100% vesting upon the occurrence of a change in control of Intelsat, Ltd. Vested options cannot be exercised until the earlier of the first anniversary of our initial public equity offering and the third anniversary of the grant date. In addition, the Compensation Committee authorized the issuance in February 2004 of 686,305 restricted shares, of which 586,305 shares have been authorized for issuance to our executive officers and other senior employees. These awards are also subject to the consummation of this offering. The restricted shares granted to our executive officers and other senior employees will vest based upon the achievement of specified performance measures. The restricted shares granted to all other employees will vest on the third anniversary of the grant date, with pro rata accelerated vesting based on retirement within three years. All of the restricted shares will vest upon a change in control of Intelsat, Ltd.

      In February 2004, the Compensation Committee also authorized the issuance to our non-employee directors of restricted share units for a total of 100,000 of our ordinary shares, subject to the consummation of our initial public equity offering. The 2004 share incentive plan provides for annual grants to non-employee directors of restricted share units having a fair market value as of the grant date of $22,500. In addition, the plan provides for a one-time grant to each of our non-employee directors, other than the chairman of the board of directors, of 6,000 restricted share units. The plan also provides for a one-time grant of 10,000 restricted share units to the chairman of the board of directors. In general, these restricted share unit grants will vest on the earlier to occur of the first anniversary of the grant date and the date of a change in control of Intelsat, Ltd. Ordinary shares will be issued with respect to vested restricted share units on the date that the directorship of a grantee terminates.

      The terms and conditions of each award will be set forth in a grant agreement. Each grant agreement will set forth, among other things, the specified vesting and exercise provisions applicable to the award and the effect that a termination of employment will have on the award. We expect that most terminations of employment will result in the forfeiture of unvested awards and in the curtailment of the exercise periods of vested awards.

      Our board of directors or its delegate(s) may at any time discontinue granting awards under the 2004 share incentive plan or amend or terminate the 2004 plan. However, no amendment may become effective without the approval of our shareholders if such approval is required by applicable law, rule or regulation or if the amendment increases the maximum number of ordinary shares available under the 2004 plan, except in case of adjustments for share splits and similar events. Shareholder approval is also required to re-price any share options granted pursuant to the 2004 share incentive plan. In addition, no amendment to the plan or any award pursuant to the plan may be made if it would materially adversely affect the rights of a holder of any previously granted award without such holder’s consent.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In connection with the privatization, we entered into several contracts with our shareholders or their affiliates, including Videsh Sanchar Nigam Limited, France Telecom and COMSAT Corporation, a subsidiary of Lockheed Martin Corporation. At January 22, 2004, France Telecom, Lockheed Martin Corporation and Tata Sons Limited, which holds a controlling interest in Videsh Sanchar Nigam Limited, each had beneficial ownership of greater than 5% of our outstanding ordinary shares. See “Principal and Selling Shareholders.” In addition, on the privatization date, the IGO transferred certain contracts with Videsh Sanchar Nigam Limited, France Telecom and its affiliates, and various subsidiaries and affiliates of Lockheed Martin Corporation to our subsidiaries Intelsat LLC, Intelsat Global Service Corporation and Intelsat Global Sales. We have also entered into several agreements with COMSAT Corporation and other subsidiaries of Lockheed Martin Corporation since the privatization date. Some of these contracts are summarized below. Also described below is an agreement entered into with Teleglobe Inc., one of our shareholders, and an agreement entered into with WildBlue. We believe that, in all cases, these contracts were entered into on an arm’s-length basis and on normal commercial terms.

Restructuring Agreement

      We entered into the Restructuring Agreement with most of the IGO’s former Signatories and Investing Entities on July 17, 2001. The Restructuring Agreement provided for the transfer by the IGO of substantially all of its assets and liabilities to us and our subsidiaries. In consideration for the transfer of these assets, we issued ordinary shares directly to each former Signatory or Investing Entity that was a party to the Restructuring Agreement in an amount proportional to its investment share in the IGO. Under the terms of the Restructuring Agreement, we agreed to indemnify each Signatory and Investing Entity party thereto for any liability arising out of any activity conducted or authorized by the IGO prior to July 18, 2001.

Shareholders Agreement

      On July 18, 2001, we entered into the Shareholders Agreement with most of the IGO’s former Signatories and Investing Entities. The Shareholders Agreement includes an agreement by each shareholder to vote in favor of any action requiring a shareholder vote that is reasonably necessary in connection with the implementation of a timely initial public equity offering that has been recommended by our board of directors. The Shareholders Agreement also contains restrictions on our shareholders’ ability to transfer their ordinary shares and an agreement by the shareholders not to sell or otherwise transfer their ordinary shares for a “lock-up” period of 180 days following the date of this prospectus. In addition, the Shareholders Agreement regulates certain other matters of corporate governance and provides our shareholders with certain information rights, including the right to receive periodic reports from management on the business and quarterly and annual financial reports. Under the terms of the Shareholders Agreement, we have agreed to provide our services in a manner consistent with the core public service principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access. See “Business — Certain Customer Service Agreements — Novation Agreements — Lifeline Connectivity Obligation Contracts” for a description of these core public service principles. The Shareholders Agreement, except for the provisions relating to the restrictions on transfer, will terminate upon the earlier of July 18, 2011 or the consummation of this offering.

Equity Registration Rights Agreement

      We entered into an equity Registration Rights Agreement with many of the IGO’s former Signatories and Investing Entities on July 18, 2001. This Registration Rights Agreement grants to each former Signatory and Investing Entity that is a party to the agreement certain rights that facilitate its ability to offer and sell its ordinary shares on a securities exchange or in a public offering. The rights provided under this agreement, however, are not applicable to any ordinary shares held by a party that can otherwise freely sell its shares. Specifically, no registration rights are available with respect to ordinary shares held by a party that holds, together with its affiliates, less than 5% of the ordinary shares then outstanding and which shares are eligible for sale pursuant to Rule 144(k) under the Securities Act. In addition, no registration rights are available with respect to ordinary shares held by a party that holds, together with its affiliates, less than 1% of the ordinary shares then outstanding and which shares have been held by such party for at least one year.

      Under the terms of this Registration Rights Agreement, a party can request that we facilitate a public offering of its ordinary shares in any jurisdiction where a securities exchange on which we have listed the ordinary shares is located, including a request that we register its ordinary shares for offer and sale in an underwritten or non-underwritten offering and list its shares on such an exchange. However, these rights are subject to specified blackout periods and specified cutback provisions if marketing factors require a limit on the number of shares included. Starting six months after our initial public equity offering, one or more parties holding in the aggregate at least 3% of the total number of ordinary shares then outstanding can demand up to five registrations for an underwritten offering on a long-form registration statement or on a short-form registration statement, or for a non-underwritten offering on a long-form registration statement, but in each case can only make such a demand once in any 12-month period. Starting one year after the initial public equity offering, one or more parties holding in the aggregate at least 3% of the total number of ordinary shares then outstanding can also demand up to five registrations for a non-underwritten offering on a short-form registration statement, but can only make such a demand once in any nine-month period. Any such demand must relate to ordinary shares with a market value of at least $250.0 million or, in the case of a non-underwritten offering on a short-form registration statement, $50.0 million. A party can also request that we include its ordinary shares in certain public offerings of equity securities that we initiate. These rights are also subject to specified blackout periods and are subject to cutback provisions if marketing factors require a limit on the number of shares included. All of the shares we are seeking to register will be included in any such offering before the shares of any such party are included.

      A party can transfer its registration rights under this agreement in connection with a transfer of its ordinary shares to an affiliate or other persons if specified requirements are satisfied. Under the terms of the agreement, we have agreed to indemnify each party in specified circumstances and each party has agreed to indemnify us in other specified circumstances. The Registration Rights Agreement will terminate when there are no ordinary shares that may be registered pursuant to the agreement, and will terminate with respect to any particular party when that party ceases to have rights under the agreement.

Novation Agreements

      Intelsat Global Sales has entered into novation agreements with Videsh Sanchar Nigam Limited, France Telecom, several France Telecom affiliates and various subsidiaries and affiliates of Lockheed Martin Corporation. For a detailed description of the terms and conditions of the novation agreements, see “Business — Certain Customer Service Agreements — Novation Agreements.”

COMSAT Asset Purchase Agreement

      On March 15, 2002, we entered into an asset purchase agreement with COMSAT Corporation and COMSAT Digital Teleport, Inc. On November 25, 2002, pursuant to this agreement, we purchased most of the assets of COMSAT World Systems, a business unit of COMSAT, and of COMSAT Digital Teleport, Inc., a subsidiary of COMSAT. The assets that we acquired in this transaction include substantially all of COMSAT World Systems’ customer contracts for the sale of our capacity, a digital teleport facility in Clarksburg, Maryland, and earth stations located in Clarksburg, Maryland and Paumalu, Hawaii that provide tracking, telemetry, command and monitoring services for our satellites.

      We have also entered into contracts with other Lockheed Martin Corporation entities relating to the provision to these entities of tracking, telemetry, command and monitoring and other services that had been previously provided to these entities by COMSAT or COMSAT Digital Teleport, Inc.

      We agreed under the asset purchase agreement to pay a total purchase price of approximately $110.0 million for the assets we acquired. This purchase price was comprised of cash, the assumption of net liabilities, a $5.0 million payment due in 2007 and a contingent payment of $15.0 million, payable in three installments of $5.0 million per year in 2008, 2009 and 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions — COMSAT Asset Purchase Agreement” for information regarding the total purchase price upon closing and our accounting for the transaction. We will not be required to pay installments of the $15.0 million contingent payment if we are not operating tracking, telemetry, command and monitoring facilities at the Clarksburg location and potential local development initiatives have occurred that have had or are reasonably expected to have a material adverse effect on our use of the Clarksburg facilities. However, if we relocate a substantial portion of our tracking, telemetry, command and monitoring operations conducted at Clarksburg to another location and no such local development initiatives have occurred, then any unpaid installments of this contingent payment become payable immediately. We have assumed most of the liabilities, including contingent liabilities, relating to the assets we have acquired. These contingent liabilities include potential regulatory fee payment obligations imposed by the FCC and potential liabilities arising out of claims initiated by several of COMSAT’s customers in an FCC administrative proceeding in which the FCC found that these customers had insufficient opportunity to obtain direct access to our capacity. Lockheed Martin Corporation has provided a guarantee of COMSAT’s and COMSAT Digital Teleport, Inc.’s obligations under the asset purchase agreement.

      The two earth stations that we have acquired are two of the seven primary TT&C stations currently used in our ground network. In addition, we have assumed from COMSAT the lease for the building and the land for the Clarksburg earth station, which expires in 2012.

Lockheed Launch Services Agreements

      We have entered into an agreement with Lockheed Martin Commercial Launch Services, a wholly owned subsidiary of Lockheed Martin Corporation, pursuant to which Lockheed Martin Commercial Launch Services will provide launch and related services to Intelsat LLC for our IS-10-02 satellite on order. We entered into this contract after engaging in a competitive bidding process. Lockheed Martin Corporation has provided a payment guarantee in connection with this contract. For a general description of our launch contracts, see “Business — Network — Our Satellites — Planned Satellites.”

Lockheed Launch Support Agreement and Other Lockheed Agreements

      On February 13, 2002, we entered into a master ordering agreement with Lockheed Martin Commercial Space Systems, referred to as LMCSS, for our provision to LMCSS of commercial launch support systems, referred to as CLASS, services. Under this agreement, we will provide in-orbit testing and launch and early orbit phase support of LMCSS’ missions. The agreement will be in effect for four years, through February 12, 2006, and offers a menu of CLASS services at predetermined rates. Our first service order under the agreement was for payload in-orbit testing services for a New Skies satellite built by Lockheed Martin Corporation. In-orbit testing under this service order was completed on May 23, 2002, and final documentation was delivered and accepted.

      We have also entered into other agreements with subsidiaries of Lockheed Martin Corporation pursuant to which these subsidiaries provide services to us, including lifecycle testing of some of the batteries used in our satellites and the development and installation of new infrastructure relating to our time division multiple access services.

Teleglobe Share Purchase Agreement

      On August 21, 2002, our Intelsat Global Sales subsidiary entered into a share purchase agreement with Teleglobe Inc. Pursuant to this agreement, on September 20, 2002, Intelsat Global Sales acquired Teleglobe Inc.’s 6,284,635 shares in Intelsat, Ltd. for $65.0 million in accordance with the terms set forth in the share purchase agreement. Teleglobe Inc. is both our shareholder and one of our largest customers. In addition, at the time the share purchase agreement was entered into, one of our directors was an executive officer of Teleglobe Inc. For a detailed description of the Teleglobe transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions — Teleglobe Share Purchase Agreement.”

WildBlue Subscription Agreement

      On April 21, 2003, we acquired a minority stake in WildBlue for a purchase price of $58.0 million. For more information about the WildBlue transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions — WildBlue Subscription Agreement.”

Galaxy Note Payable to TVB Holdings

      Galaxy, our consolidated affiliate, has a note payable to TVB Holdings for $14.9 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investment in Galaxy” for a further description of our interest in Galaxy.

PRINCIPAL AND SELLING SHAREHOLDERS

Principal Shareholders

      Our current shareholders consist primarily of former Signatories and Investing Entities in the IGO. These Signatories and Investing Entities include public and private communications companies and national governments from around the world.

      The following table sets forth information regarding the beneficial ownership of our ordinary shares at April 15, 2004 by each person known by us to own beneficially more than 5% of our outstanding ordinary shares.

      Beneficial ownership is determined in accordance with the rules and regulations of the SEC pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares that this person or group has the right to acquire within 60 days after the date of this prospectus. Any ordinary shares that a person or group has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding for purposes of computing the percentage of outstanding ordinary shares held by this person or group of persons, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

      Our principal shareholders do not have different voting rights than our other shareholders.

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class(1)

Lockheed Martin Corporation	40,084,692 shares	(2)	24.1%
6801 Rockledge Drive Bethesda, MD 20817 United States
Tata Sons Limited	9,015,314 shares	(3)	5.4%
Bombay House 24 Homi Mody Street Fort, Mumbai 400 001 The Republic of India
France Telecom	8,393,676 shares	(4)	5.0%
FTLD/DFI 246 rue de Bercy Paris Cedex 12, 75584 France

(1)	Calculated on the basis of 166,666,755 ordinary shares issued and outstanding.

(2)	This amount includes 38,101,541 ordinary shares held by COMSAT Corporation; 1,983,149 ordinary shares held by Comsat General Corporation; and 2 ordinary shares held by Comsat International Ventures, a business unit of COMSAT Corporation. Each of these entities is a wholly owned, direct or indirect subsidiary of Lockheed Martin Corporation. Lockheed Martin Corporation disclaims that it is a control person of Intelsat, Ltd.

(3)	Tata Sons Limited is the beneficial owner of the 9,015,314 ordinary shares of Intelsat, Ltd. held of record by Videsh Sanchar Nigam Limited. On February 13, 2002, Tata Sons Limited, through Panatone Finvest Limited, acquired 25% of the outstanding shares of Videsh Sanchar Nigam Limited. On May 9, 2002, Tata Sons Limited, through Panatone Finvest Limited, completed a tender offer pursuant to which it increased its stake in Videsh Sanchar Nigam Limited to 45%. Tata Sons Limited is also the registered owner of an additional 1.3% of the outstanding shares of Videsh Sanchar Nigam Limited. Panatone Finvest Limited has the right to nominate eight of the twelve members of the board of directors of Videsh Sanchar Nigam Limited. Tata Sons Limited disclaims beneficial ownership of the Intelsat, Ltd. ordinary shares held by Videsh Sanchar Nigam Limited, except to the extent of its pecuniary interest in these shares.

(4)	This amount includes 404,209 shares held by the Polish Telecommunication Company (Telekomunikacja Polska); 380,349 ordinary shares held by Societe Nationale des Telecommunications (SONATEL); 316,027 ordinary shares held by Mauritius Telecom Limited; and 59,855 ordinary shares held by GlobeCast UK Ltd. Each of these entities is partially owned by France Telecom. This amount does not include: (i) 83,334 shares held by the Ministry of Transportation and Communications of the Republic of Equatorial Guinea, of which France Telecom owns 40% of the voting shares; (ii) 332,445 shares held by Jordan Telecommunications Company, of which France Telecom owns 40% of the voting shares; and (iii) 181,700 shares held by TELECOM MALAGASY S.A., of which France Telecom owns 34% of the voting shares. France Telecom disclaims beneficial ownership of the shares held by the Ministry of Transportation and Communications of the Republic of Equatorial Guinea, Jordan Telecommunications Company and TELECOM MALAGASY S.A.

     Three of our directors are affiliated with our principal shareholders. Mr. Sponyoe, the chairman of our board of directors, was Chief Executive Officer of Lockheed Martin Global Telecommunications, which is a wholly owned subsidiary of Lockheed Martin Corporation, until February 2002, and was a consultant to Lockheed Martin Corporation from February 2002 to February 2004. Dr. Dailey, a member of our board of directors, is Senior Vice President of Washington Operations for Lockheed Martin Corporation. Mr. Mbaye, another member of our board of directors, is Chief Executive Officer of Sonatel S.A., which is affiliated with France Telecom.

      On December 7, 2001, Lockheed Martin Corporation announced its intention to position its equity investment in us for monetization as part of its announced strategy to exit the telecommunications business.

      As of April 15, 2004, approximately 26% of our ordinary shares, or 42,937,144 ordinary shares, were held of record in the United States by approximately 15 holders.

      Pursuant to our 2001 share option plan, options for our ordinary shares have been granted to our directors and to our executive officers and other employees. As of March 31, 2004, options to acquire 3,162,178 of our ordinary shares were outstanding in total. Those individuals serving as our directors and executive officers as of March 31, 2004 held options to purchase an aggregate 729,780 of our ordinary shares as of that date. None of our directors or executive officers has been granted options to purchase 1% or more of our ordinary shares. All of the options granted in 2003 are exercisable at a price of $14.90 per ordinary share and will expire in 2013. All of the options granted in 2002 are exercisable at a price of $16.17 per ordinary share and will expire in 2012. All options granted prior to 2002 are exercisable at a price of $19.05 per ordinary share and will expire in 2011. In addition, in February 2004, pursuant to our 2004 share incentive plan, the Compensation Committee of our board of directors authorized the issuance of options to acquire 1,457,398 of our ordinary shares to our executive officers and authorized the issuance of 586,305 restricted shares to our executive officers and other senior employees. The exercise price of the options authorized to be granted to our executive officers in February 2004 will equal the initial public offering price of our ordinary shares and will expire ten years from their grant date. See “Management — Share Incentive Plans — 2004 Share Incentive Plan.”

      None of our directors or executive officers has any share ownership other than the share options granted to him. One of our directors, Paul Pizzani, is a partner in Pizzani Hamlin Capital, L.L.C. Pizzani Hamlin Capital, L.L.C. is an advisor to AIG Global Sports and Entertainment Fund, L.P., a private equity fund that indirectly holds less than 1% of our ordinary shares. Mr. Pizzani disclaims beneficial ownership of these shares. A member of the household of one of our executive officers, Tony Trujillo, Jr., currently serves as the manager of FHF Holding, L.L.C., which holds less than 1% of our ordinary shares, and as the trustee of a trust that holds membership interests in FHF Holding, L.L.C. Mr. Trujillo, Jr. disclaims beneficial ownership of these shares.

Selling Shareholders

      The following table sets forth certain information regarding the beneficial ownership of our ordinary shares immediately prior to the consummation of the offering and as adjusted to reflect the sale of ordinary shares by each selling shareholder.

	Shares				Shares
	Beneficially				Beneficially
	Owned Prior	Percent	Amount to	Percent of	Owned After	Percent
Name and Address of Selling Shareholder	to Offering	of Class	be Offered	Class	Offering	of Class

DESCRIPTION OF THE SHARE CAPITAL

      The following is a summary of some of the rights of the holders of our shares. These rights are set out in our memorandum of association and bye-laws or are provided under applicable Bermuda law or our Member Protection Rights Agreement and may differ from those typically provided to shareholders of U.S. corporations under the corporations laws of some states of the United States. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our memorandum of association, bye-laws and Member Protection Rights Agreement. For more information, you should read our memorandum of association, bye-laws and Member Protection Rights Agreement, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

      Intelsat, Ltd. is incorporated as a limited liability company under the Companies Act 1981 of Bermuda, referred to in this prospectus as the Companies Act. We are registered with the Registrar of Companies in Bermuda under registration number 27484. Our registered office in Bermuda is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The objects of our business are set out in paragraph six of our memorandum of association. These objects include providing telecommunications services of all kinds and carrying on business as a holding company. We also have the power according to our memorandum of association to conduct activities that are incidental to the furtherance of our objects, such as borrowing money and providing financing and financial services to any entity in our group.

      Our bye-laws also specify that we shall provide international public telecommunication services on a commercial basis. Specifically, we will maintain global connectivity and coverage and serve our lifeline connectivity customers, honor our obligations under our LCO contracts and provide non-discriminatory access to our system. Pursuant to our bye-laws, this bye-law provision relating to our public service obligations does not create any right of enforcement by our shareholders.

Share Capital

      As of December 31, 2003, our authorized share capital consisted of 216,666,666 2/3 ordinary shares, par value $3.00 per share, and 2,500,000 preference shares, par value $3.00 per share. Our authorized preference shares can be issued by our board of directors in accordance with the Member Protection Rights Agreement, which is more fully explained below under “— Member Protection Rights Agreement,” or by resolution of our shareholders. Pursuant to a shareholder resolution, a board resolution and our bye-laws, our authorized ordinary shares will increase to 250,000,000 ordinary shares, par value $3.00 per share, as of the closing date of this offering.

      On July 18, 2001, we issued 500,000,000 ordinary shares, par value $1.00 per share, in connection with our privatization. On June 4, 2002, our shareholders approved a share consolidation that became effective on that date. Pursuant to the share consolidation, every three of our ordinary shares of $1.00 par value each were consolidated into one ordinary share of $3.00 par value and every three of our preference shares of $1.00 par value each were consolidated into one preference share of $3.00 par value. To reflect the share consolidation, we amended our bye-laws to decrease the number of authorized ordinary shares from 650,000,000 ordinary shares with a par value of $1.00 per share to 216,666,666 2/3 ordinary shares with a par value of $3.00 per share, and to decrease the number of authorized preference shares from 7,500,000 preference shares with a par value of $1.00 per share to 2,500,000 preference shares with a par value of $3.00 per share. Any holder who would have held a fraction of an ordinary share after the share consolidation was issued an additional fraction of an ordinary share so as to round such holder’s shareholding up to the next whole number. Accordingly, after our share consolidation we had 166,666,755 ordinary shares, par value $3.00 per share, issued and outstanding.

      Pursuant to our bye-laws, and subject to the requirements of any stock exchange on which our ordinary shares are listed and any resolution by our shareholders to the contrary, and without prejudice to the rights of holders of any existing shares or class of shares, our board of directors may issue any of our authorized but unissued ordinary shares on terms and conditions that it determines. Preference shares may be issued by our board of directors pursuant to our Member Protection Rights Agreement under the terms and conditions contemplated by our bye-laws authorizing the issuance of such shares, or by resolution of our shareholders. There are no limitations under Bermuda law on the rights of persons who are non-residents of Bermuda to hold or vote our ordinary shares.

      In this offering, we will issue and sell                       of our ordinary shares and our shareholders will sell                       of our ordinary shares. Upon completion of this offering, there will be                       of our ordinary shares of $3.00 par value each issued and outstanding. All of our issued and outstanding ordinary shares prior to completion of this offering are and will be fully paid, and all of our shares to be issued in this offering will be fully paid when paid for in accordance with the underwriting agreement for this offering.

Ordinary Shares

      We have 176,720,088 ordinary shares of $3.00 par value each issued and outstanding or reserved for issuance. Of this amount, 166,666,755 ordinary shares are issued and outstanding, and up to 10,053,333 are reserved for issuance pursuant to our share incentive plans, as described under “Management — Share Incentive Plans.”

      As of December 31, 2003, we had 170,000,088 ordinary shares of $3.00 par value each issued and outstanding or reserved for issuance. Of this amount, 166,666,755 ordinary shares were issued and outstanding and up to 3,333,333 were reserved for issuance pursuant to our 2001 share option plan.

      Holders of our ordinary shares are entitled to one vote per share held of record on all matters submitted to a vote of the shareholders. Other than pursuant to the Member Protection Rights Agreement discussed below under “— Member Protection Rights Agreement,” holders of our ordinary shares have no preemptive, redemption, conversion or sinking fund rights.

Preference Shares

      We have 2,500,000 preference shares of $3.00 par value each authorized for issuance pursuant to our bye-laws and board of director and shareholder resolutions. No preference shares are currently issued or outstanding. Our preference shares are issuable by our board of directors pursuant to the Member Protection Rights Agreement described below under “— Member Protection Rights Agreement,” or by resolution of our shareholders.

Dividend Rights

      Under Bermuda law, a company’s board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is, or after the payment would be, unable to pay its liabilities as they become due or that the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under our bye-laws, each ordinary share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any issued and outstanding preference shares. There are no restrictions on our ability to transfer funds, other than funds denominated in Bermuda dollars, in or out of Bermuda or to pay dividends to U.S. residents who are holders of our ordinary shares.

      Any cash dividends payable to holders of our ordinary shares quoted on the New York Stock Exchange are expected to be paid to The Bank of New York, who we expect will be our transfer agent, for disbursement to those holders.

Modifications of Shareholder Rights

      Our bye-laws provide that if our share capital is divided into different classes of shares, the rights attached to any class of shares, unless otherwise provided for by the terms of issue of the shares of that class, may be varied by the written consent of holders of three fourths of the issued shares of that class or by a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of that class in accordance with Section 47(7) of the Companies Act. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those existing shares, vary the rights attached to existing shares.

Transfers of Shares

      A holder of our ordinary shares may transfer shares to another person by completing an instrument of transfer substantially in the form set out in our bye-laws or in such other common form as our board of directors may accept. The form must be signed by the transferor and transferee. However, in the case of fully paid shares, our board of directors may accept a form signed only by the transferor. The transferor will remain the holder of the shares until the transfer has been recorded in our register of shareholders. Our board of directors may refuse to recognize an instrument of transfer unless it is accompanied by the certificate for the shares to which it pertains and by such other evidence the board of directors may reasonably require to evidence the transferor’s right to make the transfer.

Changes in Capital

      We may from time to time by shareholder resolution change the currency of our share capital or increase, alter or reduce our share capital in accordance with Sections 45 and 46 of the Companies Act and as provided in our bye-laws.

Rights Upon Dissolution

      Our bye-laws state that in the event of Intelsat, Ltd.’s dissolution or winding up, the holders of our ordinary shares are entitled to share in our surplus assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares. Our bye-laws state that if we are wound up, the liquidator may, upon the approval of the shareholders, divide all or any part of our assets among our shareholders. The liquidator may, for the purpose of distributing our assets to our shareholders, set the value of our assets and determine how the division of our assets shall be carried out as between our shareholders or any different classes of our shareholders.

Meetings of Shareholders

      Under Bermuda law, we are required to convene at least one general shareholders’ meeting per calendar year. Under Bermuda law and under our bye-laws, general meetings of our shareholders may be either annual or special. Bermuda law and our bye-laws provide that special general meetings may be called if requested by shareholders holding not less than 10% of the paid-up share capital of the company carrying the right to vote at general meetings. Under our bye-laws and in accordance with Bermuda law, the chairman, the deputy chairman or our board of directors may convene a special general meeting whenever in their judgment it is deemed necessary.

      Our bye-laws require that shareholders be given at least 30 days’, but not more than 60 days’, notice of an annual general meeting and at least 14 days’, but not more than 60 days’, notice of a special general meeting called by the chairman, the deputy chairman or our board of directors. Our bye-laws permit an annual general meeting to be called on shorter than 30 days’ notice if all of the shareholders entitled to attend and vote at the meeting agree to such shorter notice. Our bye-laws also permit a special general meeting to be called on shorter than 14 days’ notice if a majority of the shareholders entitled to attend and vote at the meeting agree to such shorter notice, provided that these shareholders hold at least 95% of the shares entitled to vote at the meeting.

      Unless required by Bermuda law or specifically provided in our bye-laws, voting at any general meeting of shareholders is generally decided by a simple majority of the votes cast at a meeting at which a quorum is present. If an equal number of votes are cast for and against a resolution, the resolution will fail.

      In general, our bye-laws provide that the quorum requirement for a shareholders’ meeting will be satisfied if at least two persons are present in person and represent in person or by proxy in excess of 50% of our total issued and outstanding voting shares. However, from and after the date of our initial public equity offering, some provisions of our bye-laws can be amended only by a majority vote of our shareholders at a meeting where a quorum representing a supermajority of our shareholders is present, as described below under “— Amendment of Memorandum of Association and Bye-laws — Supermajority Voting and Quorum Requirements.” In addition, from and after the date of our initial public equity offering, certain actions or transactions involving us must be approved by shareholders representing not less than a majority of the votes cast at a general meeting of our shareholders at which a quorum of at least two persons present in person or by proxy representing not less than two thirds of our total issued and outstanding voting shares is present, if the actions or transactions relate to, in general terms:

•	any dissolution, liquidation or winding-up of us, other than any transaction in which our shareholders at the time of the transaction become shareholders on the same proportionate basis in an entity which succeeds to all of our assets distributed in the dissolution, liquidation or winding-up;

•	the commencement of any voluntary bankruptcy or similar insolvency proceeding with respect to us;

•	a transaction, other than an intercompany transaction or the creation of a pledge or other security interest in connection with indebtedness for borrowed money, involving the disposition of our or a subsidiary’s assets or the share capital of a subsidiary, if the value of the assets or shares represents more than 25% of the total consolidated assets of us and our subsidiaries as reflected on our consolidated financial statements as of the most recent practicable date prior to the earlier of the consummation of that transaction or the execution of a definitive agreement with respect to that transaction, such portion of our assets being referred to as a Material Portion of Consolidated Assets;

•	an amalgamation, merger or consolidation involving us or any of our subsidiaries, other than an intercompany transaction, if the value of the business or assets acquired or disposed of exceeds an amount equal to a Material Portion of Consolidated Assets;

•	the acquisition by us or any of our subsidiaries of any class of securities of any person, other than our securities or the securities of any of our subsidiaries or securities issued or guaranteed by the U.S. federal government, if the value of those securities exceeds an amount equal to a Material Portion of Consolidated Assets;

•	the acquisition by us or any of our subsidiaries of substantially all of the assets of any other person or entity, other than us or any of our subsidiaries, if the value of those assets exceeds an amount equal to a Material Portion of Consolidated Assets; or

•	the entry by us or any of our subsidiaries into any partnership, joint venture, strategic alliance or profit sharing agreement with any person, other than us or any of our subsidiaries, if that transaction involves the contribution or other transfer by us or a subsidiary of assets with a value in excess of an amount equal to a Material Portion of Consolidated Assets to any such partnership, venture or similar entity.

      In addition to these supermajority quorum requirements, our bye-laws require a supermajority vote of our shareholders or a supermajority quorum for some changes to our bye-laws or other actions by us. For information regarding these matters, see “— Mergers, Consolidations, Amalgamations and Business Combinations” and “— Amendment of Memorandum of Association and Bye-laws.”

      Every holder of ordinary shares present in person and every person holding a valid proxy is entitled to vote at a general meeting of our shareholders.

Access to Books and Records and Dissemination of Information

      Members of the general public have the right to inspect the public documents of a Bermuda company, which are available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and any alterations to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings of the company and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. The register of shareholders is required to be open for inspection for not less than two hours in any business day. However, companies are entitled to close their register of shareholders for up to 30 days in a year. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Proceedings of Board of Directors

      Our bye-laws provide that our business is to be managed and conducted by our board of directors. The board of directors’ management authority includes full borrowing authority. Bermuda law requires that our directors be individuals, but there is no requirement in our bye-laws or Bermuda law that our directors hold any of our shares.

      As required by Bermuda law and as provided by our bye-laws, a director who is directly or indirectly interested in a contract or proposed contract or arrangement with us must declare the nature of the interest. Following this declaration, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which that director is interested and may be counted in the quorum at the meeting of directors.

Mergers, Consolidations, Amalgamations and Business Combinations

      Unless a company’s bye-laws provide otherwise, Bermuda law imposes specified director and shareholder approval requirements in connection with the amalgamation of a Bermuda company with an unaffiliated company. In our case, as described above under “— Meetings of Shareholders,” our bye-laws provide that, from and after the date of our initial public equity offering, a merger, consolidation or amalgamation of us or any of our subsidiaries with or into any other entity, other than in an intercompany transaction, where the value of the business or assets acquired or disposed of exceeds 25% of the total consolidated assets of us and our subsidiaries, must be approved by shareholders representing not less than a majority of the votes cast at a general meeting of our shareholders at which the quorum is at least two persons present in person or by proxy representing not less than two thirds of our total issued and outstanding voting shares. Under our bye-laws, from and after the date of our initial public equity offering, there are also special approval requirements for specified business combinations involving us and an interested party, as described below. Other amalgamations involving us will require the approval of our board of directors and, in general, the approval set forth under the Companies Act, which is a shareholders’ resolution approved by at least 75% of the votes cast at a meeting of our shareholders at which, pursuant to our bye-laws, there must be a quorum of at least two persons representing in person or by proxy in excess of 50% of our total issued and outstanding voting shares.

      Generally, and except as described below, from and after the date of our initial public equity offering, a business combination involving us and an interested party or any of its affiliates requires the approval of shareholders holding at least 75% of the total voting power of all of our then issued and outstanding voting shares, in each case voting together as a single class, including the affirmative vote of at least two thirds of the total voting shares held by shareholders other than the interested party. The purpose of this requirement is to ensure that in any business combination with an interested party, all shareholders receive a price per share equal to the highest price paid by the interested party for any shares.

      An interested party according to our bye-laws is a person who beneficially owns more than 15% of our total issued and outstanding voting shares, other than us, any of our subsidiaries or any employee benefit plan of us or our subsidiaries. In addition, our bye-laws provide that a person will not be deemed to be an interested party if that person, in general terms:

•	as of July 18, 2001, individually or collectively with its affiliates, beneficially owned or possessed the right to vote or the right to direct the voting of more than 15% of our total issued and outstanding voting shares, such person being referred to as a Grandfathered Member, provided that such Grandfathered Member does not have or acquire beneficial ownership of any further voting shares in addition to what such Grandfathered Member owned as of July 18, 2001, except in specified limited circumstances;

•	is affiliated with a Grandfathered Member or is the successor to a Grandfathered Member in the circumstances specified in our bye-laws; or

•	beneficially owns not more than 20% of our issued and outstanding voting shares that were acquired, directly or indirectly, from a Grandfathered Member, if:

—	that person did not beneficially own any other voting shares at the time of the acquisition and does not thereafter acquire beneficial ownership of any voting shares, except in an issuance made on a pro rata basis to all holders of our ordinary shares, an issuance that is approved by our disinterested directors, as defined in our bye-laws, or an issuance that is pursuant to the Member Protection Rights Agreement; and

—	that person acquired the voting shares in a transaction that received the prior approval of a majority of our disinterested directors.

      A business combination with an interested party will be subject to the supermajority vote requirements described above if it is, in general terms:

•	a merger, consolidation, amalgamation or binding share exchange of us or any of our subsidiaries with an interested party or any of its affiliates;

•	a sale, lease, exchange, charge, mortgage, pledge, transfer or other disposition to or with an interested party or any of its affiliates of our assets or any of our subsidiaries’ assets having a fair market value of $25.0 million or more;

•	the issuance or transfer of our securities or those of any of our subsidiaries to an interested party or any of its affiliates in exchange for consideration of $25.0 million or more, other than issuances upon conversion of convertible securities in the circumstances set forth in our bye-laws;

•	the adoption of a plan or proposal for the liquidation or dissolution of us proposed by or on behalf of an interested party or any of its affiliates; or

•	any other transaction involving us or any of our subsidiaries that has the effect, directly or indirectly, of increasing the proportionate share of our or any of our subsidiaries’ issued and outstanding equity securities or securities convertible into equity securities held by an interested party or any of its affiliates.

      Even if an interested party is involved in a transaction, the special vote requirement for interested party transactions may be avoided, and the transaction may be subject to the other amalgamation, merger or consolidation approval requirements described above, if, in general terms:

•	the business combination does not involve shareholders receiving any consideration and the business combination is approved by a majority of the disinterested directors or an officer appointed by the disinterested directors to approve any such transactions; or

•	the business combination involves shareholders receiving consideration, and either the business combination is approved by a majority of the disinterested directors or an officer appointed by the disinterested directors to approve any such transactions, or the transaction satisfies conditions set forth in our bye-laws relating to:

—	the consideration to be received in the transaction;

—	the involvement of the interested party in the transaction and our affairs;

—	the payment by us of dividends; and

—	whether a proxy statement, including a fairness opinion by an investment bank, has been circulated with respect to the transaction.

Repurchase Rights

      Under Bermuda law, a company may repurchase its issued and outstanding shares out of funds legally available for the repurchase of shares. No repurchase may be effected if there are reasonable grounds for believing that the company is, or after effecting the share repurchase would be, unable to pay its liabilities as they become due or if as a result of the repurchase, the issued share capital of the company would be reduced below the minimum capital specified for the company in its memorandum of association. In general, a repurchase of our securities can be authorized by our board of directors. However, under our bye-laws in general and subject to certain exceptions, a repurchase of our securities by us that has the effect, directly or indirectly, of increasing the proportionate share of the issued and outstanding shares of any class of equity securities or securities convertible into equity securities of us or any of our subsidiaries that is directly or indirectly beneficially owned by an interested party or any affiliate of any interested party requires the approval of our board of directors and the affirmative vote of the holders of at least 75% of the total voting power of all the voting shares then issued and outstanding, in each case voting together as a single class, which shall include the affirmative vote of at least two-thirds of the total voting power of the voting shares issued and outstanding held by shareholders other than the interested party.

Amendment of Memorandum of Association and Bye-laws

      Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company’s business objects may require the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders. Except as described below, an amendment or waiver of any of our bye-laws shall be effective with the approval of our board of directors and by a resolution passed, from and after the date of our initial public equity offering, by shareholders holding not less than a majority of the votes cast at a general meeting of our shareholders.

Supermajority Voting and Quorum Requirements

      Some provisions of our bye-laws cannot be amended or waived without the approval either by a supermajority vote of our shareholders or by a majority vote of our shareholders at a meeting where a quorum representing a supermajority of our shareholders is present. For example, until the later to occur of July 18, 2013 and the date the public service agreement referred to in our bye-laws ceases to be in effect, no amendment to or waiver of our bye-law relating to our public service obligations shall be effective without the approval of shareholders representing not less than 100% of the voting power of all of our issued and outstanding voting shares.

      In addition, the affirmative vote of shareholders representing at least 75% of the voting power of all of our issued and outstanding voting shares is required to amend or waive our bye-laws relating generally to the following:

•	the procedures for nominating candidates to stand for election as directors;

•	the division of our directors into three classes and the term of our directors;

•	the procedure for removing directors;

•	the procedure for filling vacancies on our board of directors;

•	the prohibition on shareholders taking actions by written consent;

•	the requirement for advance notice of shareholder proposals;

•	voting by shareholders at general meetings, except with respect to votes related to certain bye-laws or actions covered by a separate supermajority vote or quorum requirement under our bye-laws, such as those described in the paragraph below and under “— Mergers, Consolidations, Amalgamations and Business Combinations” above;

•	the limitations on the beneficial ownership of our voting shares;

•	the authorization of our board of directors to enter into the Member Protection Rights Agreement; and

•	business combinations involving interested parties, as generally described under “— Mergers, Consolidations, Amalgamations and Business Combinations.”

      From and after the date of our initial public equity offering, other provisions of our bye-laws may be amended or waived upon the approval of shareholders representing not less than a simple majority of the votes cast at a meeting of our shareholders, but the quorum requirement at such a meeting is that at least two persons representing not less than two thirds of our total issued and outstanding voting shares must be present either in person or by proxy. These special quorum requirements apply to any vote to amend or waive our bye-laws relating generally to:

•	the size of our board of directors;

•	the term of office of our initial board of directors;

•	the allocation of independent directors among the three classes of directors;

•	the procedure for nominating directors and the right of shareholders to nominate candidates to stand for election as directors in accordance with our bye-laws;

•	the appointment of our chief executive officer to our board of directors and the requirement that a majority of the directors on our board of directors be independent;

•	the requirement that each of our directors must be able and willing to serve as a director and to meet his or her fiduciary obligations in such capacity;

•	the restriction on directors’ affiliations with competitor intergovernmental telecommunications organizations;

•	the quorum for board of directors meetings;

•	the appointment of officers by the board of directors;

•	our indemnification of our board of directors and officers;

•	the quorum requirements for general meetings of our shareholders;

•	the procedures for conducting a poll at any general meeting of our shareholders;

•	the voting, dividend, liquidation and other rights attaching to our ordinary shares; and

•	the amendment of the quorum and voting requirements and other matters described in this paragraph or the matters described under “— Meetings of Shareholders.”

Annulment of Amendments of the Memorandum of Association

      Under Bermuda law, the holders of an aggregate of not less than 20% in par value of any class of a company’s share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Appraisal Rights and Shareholder Suits

      Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for that shareholder’s shares may apply to a Bermuda court within one month of notice of the shareholders’ meeting to appraise the fair value of those shares.

      Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

      When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to a Bermuda court. The court may then make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Compulsory Acquisition of Shares Held by Minority Holders

      Under Bermuda law, minority shareholders can be compelled, in some circumstances, to sell their shares under statutory procedures under the Companies Act. These circumstances include, in general terms, the following:

•	Pursuant to a specified “scheme of arrangement” under the Companies Act. The scheme of arrangement must be effected by obtaining the agreement of the Bermuda company and the holders of shares representing in the aggregate a majority in number and at least 75% in value of the shares held by shareholders present and voting in a court ordered meeting held to consider the scheme of arrangement. In addition, the scheme of arrangement must receive all necessary approvals, including the approval, by court order, of the Bermuda Supreme Court. Upon the filing of such court order with the Registrar of Companies in Bermuda, all holders of shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•	If an acquiring party has, within four months after the making of a tender offer for all of the shares or class of shares not owned by it, or any of its subsidiaries or any of their respective nominees has obtained the approval of the holders of 90% or more of all of the shares or class of shares to which the offer relates, the acquiring party may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Bermuda Supreme Court, on application made within a one-month period from the date of the acquiring party’s notice of its intention to acquire such shares, orders otherwise.

•	Where the acquiring party or acquiring parties hold not less than 95% of the shares or any class of shares of a Bermuda company, such acquiring party or acquiring parties may acquire, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders, on the same terms. The acquiring party is entitled and bound to acquire the shares of the remaining shareholders or class of shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Bermuda Supreme Court for an appraisal of the value of their shares.

Certain Provisions of Bermuda Law

      We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds, other than funds denominated in Bermuda dollars, in and out of Bermuda or to pay dividends to United States residents who are holders of our ordinary shares.

      The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the ordinary shares that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. In some cases, issuances and transfers of ordinary shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

      This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

      In accordance with Bermuda law, share certificates are generally issued only in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity, such as a trustee, certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding the recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Member Protection Rights Agreement

      Each ordinary share has attached to it a member protection right pursuant to the Member Protection Rights Agreement. Initially, the rights will be attached to all outstanding ordinary shares and will be transferred only with these shares. The rights will become exercisable and separately certificated upon the date and time of separation, referred to as the separation time, which is generally the earlier of the following:

•	ten business days, or any shorter or longer period that our board of directors may fix by resolution, after the earlier of the date we first announce that a person or group of persons has become the beneficial owner of 15% or more of our outstanding ordinary shares, referred to as an acquiring person, or the date that any acquiring person becomes the beneficial owner of more than 25% of our ordinary shares; this date is referred to as the flip-in date; or

•	ten business days, or such later date as our board of directors may fix by resolution, after the date a person or group of persons commences a tender or exchange offer that would result in such person or group of persons becoming an acquiring person and such tender or exchange offer is not withdrawn prior to such time.

      As soon as practicable after the separation time, separate rights certificates will be mailed to the holders of record of the ordinary shares. From and after the separation time, the separate certificates alone will represent the rights. After the time the member protection rights separate, any ordinary shares will be issued with a rights certificate. However, we will have no obligation to issue a rights certificate if, generally:

•	we are advised by counsel that such issuance would create a significant risk of a material adverse tax consequences to us or to the person to whom such rights certificate would be issued;

•	appropriate adjustment shall have otherwise been made instead of such issuance; or

•	the issuance is to any acquiring person or affiliate or transferee of an acquiring person.

      For the purposes of the Member Protection Rights Agreement, an acquiring person does not include any person who, in general terms:

•	as of July 18, 2001, individually or collectively with its affiliates, beneficially owned or possessed the right to vote or the right to direct the voting of 15% or more of our total issued and outstanding ordinary shares, such person being referred to as a Grandfathered Member; provided that such Grandfathered

Member does not have or acquire beneficial ownership of any further voting shares in addition to what such Grandfathered Member beneficially owned as of July 18, 2001 other than shares acquired by the Grandfathered Member in an issuance that is approved by our disinterested directors;

•	is a party that is affiliated with a Grandfathered Member or is the successor to a Grandfathered Member in the circumstances specified in the Member Protection Rights Agreement;

•	becomes the beneficial owner of 15% or more of our issued and outstanding ordinary shares but who acquired beneficial ownership without any intention of gaining control of us, if that person promptly divests, or promptly enters into an agreement with us that is satisfactory to us to divest, sufficient ordinary shares so that the person ceases to be the beneficial owner of 15% or more of our issued and outstanding ordinary shares;

•	beneficially owns ordinary shares consisting solely of one or more of our ordinary shares:

—	beneficially owned pursuant to the grant or exercise of an option granted to that person, whom we refer to as an option holder, by us in connection with an agreement to merge with or acquire us, unless those shares were acquired after the flip-in date;

—	beneficially owned by an option holder or its affiliates at the time of grant of that option; and

—	acquired by affiliates of an option holder after the time of the grant which, in the aggregate, amount to less than 1% of our outstanding ordinary shares; or

•	beneficially owns not more than 20% of our outstanding ordinary shares, which were acquired from a Grandfathered Member, if

—	that person did not beneficially own any other ordinary shares at the time of acquisition and does not thereafter acquire beneficial ownership of any of our ordinary shares, except in an issuance made on a pro rata basis to all shareholders, an issuance that is approved by our disinterested directors, as defined in our bye-laws, or an issuance that is pursuant to the exercise of rights under our Member Protection Rights Agreement; and

—	that person acquired the ordinary shares in a transaction which received the prior approval of a majority of our disinterested directors.

      If and when the member protection rights separate and prior to the date of the announcement by us that any person has become an acquiring person, each member protection right will entitle the holder to purchase 1/100 of a preference share for an exercise price equal to four times the initial public offering price of the ordinary shares set forth on the cover of this prospectus, subject to adjustment upon certain events set forth in the Member Protection Rights Agreement. Each 1/100 of a preference share would have economic and voting terms equivalent to one ordinary share.

      On the flip-in date, each member protection right, other than member protection rights beneficially owned by the acquiring person or its affiliates or transferees that become void, will entitle its holder, upon exercise, to purchase, for the exercise price, that number of ordinary shares having an aggregate market value of twice the exercise price. Also, if, after the flip-in date, the acquiring person, in general terms:

•	controls our board of directors and we are involved in a consolidation, merger or participate in any statutory share exchange with any person and either:

—	any term of the transaction provides for different treatment of our share capital held by the acquiring person as compared to the share capital held by all our other shareholders; or

—	the person with whom such transaction occurs is the acquiring person or an affiliate thereof; or

•	controls our board of directors and we, or one or more of our subsidiaries, sell or transfer assets representing more than 50% of our consolidated assets or generating more than 50% of our consolidated operating income or cash flow to any person other than to us or one of our wholly owned subsidiaries; or

•	the acquiring person:

—	engages in transactions with us relating to the sale, purchase, lease, mortgage, pledge, transfer or other disposition of assets with an aggregate market value of more than $25.0 million or engages in other transactions with us that are not on arm’s-length terms;

—	receives compensation from us or any of our subsidiaries that is at company rates other than compensation as a full-time employee;

—	receives from us or any of our subsidiaries, over any consecutive 12 calendar month period, the benefit of any loans, guarantees, advances, pledges, insurance or other financial assistance or any tax credits or tax advantage involving an aggregate principal amount, or aggregate cost of benefits, of more than $25.0 million or on terms that are less favorable to us than those we could obtain through arm’s-length negotiation; or

—	increases its proportionate share of our equity securities by more than 1% as a result of specified transactions involving our securities;

then each member protection right will entitle its holder to purchase, upon exercise and for the exercise price, that number of shares with the greatest voting power in respect of the election of directors of either the acquiring person or the other party to that transaction, depending on the circumstances of the transaction, having an aggregate market value of twice the exercise price.

      Our board of directors may, at its option, at any time after the flip-in date and prior to the time that an acquiring person becomes the beneficial owner of more than 50% of our ordinary shares, exchange each outstanding member protection right, except for those held by an acquiring person or its transferees, for one ordinary share or 1/100 of a preference share.

      Prior to the flip-in date, our board of directors may redeem all of the then outstanding member protection rights for $0.0001 per member protection right in either cash, ordinary shares or other securities of the company deemed by our board of directors to be at least equivalent in value.

      The member protection rights will not prevent a takeover of us. However, these rights may cause substantial dilution to a person or group that acquires 15% or more of our ordinary shares unless the member protection rights are first redeemed by our board of directors. Accordingly, if the board of directors declares a distribution of rights under the Member Protection Rights Agreement, it may deter a takeover of us.

Certain Anti-Takeover Matters

      In addition to our Member Protection Rights Agreement, our memorandum of association and bye-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Classified Board of Directors

      Our bye-laws provide for a board of directors divided into three classes. Each class of directors is elected for a separate term, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting of our shareholders. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of our board of directors. In addition, although shareholders may nominate candidates for election to our board of directors, vacancies on our board of directors may be filled only by our board of directors. Our bye-laws also state that a director may be removed only for cause by a majority of the directors then in office at a meeting of the directors duly called and held, provided the notice required by our bye-laws is given to the director being removed. The classification of directors and the inability of shareholders either to remove directors or to fill vacancies on the board of directors will make it more difficult to change the composition of our board of directors, but will promote a continuity of existing management. For more information on our classified board of directors, see “Management — Information Regarding the Board of Directors.”

Advance Notice Requirements

      Our bye-laws set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our Secretary prior to the meeting at which the action is to be taken. After the date of our initial public equity offering, notice must be received at our principal executive offices in Bermuda not less than 60 days nor more than 90 days prior to the date of the meeting. In the case of a special general meeting, notice of a shareholder proposal also must be delivered not more than seven days after notice of the meeting has been provided. The notice must contain information specified in our bye-laws.

No Written Consent of Shareholders

      From and after the date of our initial public equity offering, our bye-laws require all shareholder actions to be taken by a vote of the shareholders at an annual or special general meeting, and do not permit our shareholders to act by written consent without a meeting.

Amendment of Bye-Laws

      Our bye-laws require the approval of shareholders representing at least 75% of the voting power of all of our issued and outstanding voting shares to amend or waive any of the bye-laws described in this section “— Certain Anti-Takeover Matters.” This requirement will make it more difficult to dilute the anti-takeover effects of our bye-laws.

Indemnification; Limitation of Liability

      Bermuda law permits a Bermuda company to indemnify its directors and officers, except in respect of their fraud or dishonesty. We have provided in our bye-laws that our directors and officers and their heirs, executors and administrators will be indemnified and held harmless to the fullest extent permitted by law out of the assets of Intelsat, Ltd. for all actions, costs, charges, losses, damages and expenses they will or may incur or sustain by reason of any act done, concurred in or omitted to be done in the execution of their duties, other than in the case of their fraud or dishonesty. In addition, we have provided in our bye-laws that each of our shareholders agrees to waive any claim or right of action, individually or in the right of Intelsat, Ltd., against any director or officer of Intelsat, Ltd. on account of any action taken by such director or officer, or the failure of such director or officer to take any action, in the performance of his duties with us, other than with respect to any matter involving any fraud or dishonesty by the director or officer. The indemnification provided for in our bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided that these rights do not extend to his fraud or dishonesty. We currently indemnify certain of our executive officers against certain liabilities arising out of their service as executive officers pursuant to agreements with these officers.

      Bermuda law also permits us to purchase insurance for the benefit of our directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust, as long as this indemnification does not extend to their fraud or dishonesty. Our insurance policy indemnifying our directors and officers as described above does not extend to their fraud or dishonesty.

      At present, there is no pending material litigation or proceeding involving a director or officer of Intelsat, Ltd. where indemnification will be required or permitted. In addition, we are not aware of any threatened material litigation or proceeding that may result in a claim for such indemnification.

Differences between Bermuda Law and the Laws Generally Applicable to U.S. Corporations

      The Companies Act differs in certain material respects from the laws generally applicable to U.S. corporations and their shareholders. The following is a summary of some of the material differences between the Bermuda Companies Act, as modified in some instances by provisions of our bye-laws, and

Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us or our shareholders.

Duties of Directors

      Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

      The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

      In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

      The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any director or officer, if it appears to a court that this director or officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably and that, having regard to all of the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, the court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against directors or officers. Our bye-laws, however, provide that our shareholders waive all claims or rights of action that they might have, individually or in our right, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

      Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the directors reasonably believe to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. However, where the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors

      Bermuda law provides that if a director has a personal interest in a transaction to which we are also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then we will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, Bermuda law and our bye-laws provide that, after a director has made the declaration of interest referred to above, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.

      Under Delaware law, a corporation may be able to declare a transaction with an interested director to be void unless one of the following conditions is fulfilled:

•	the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors,

•	the material facts are disclosed or are known to the stockholders entitled to vote on the transaction and the transaction is specifically approved in good faith by the holders of a majority of the voting shares, or

•	the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

Under Delaware law, an interested director could be held liable for a transaction in which that director derived an improper personal benefit.

Limitation of Liability of Directors and Officers

      Our bye-laws provide that each of our shareholders agrees to waive any claim or right of action, individually or in our right, against any of our directors or officers on account of any action taken by such director or officer or the failure of such director or officer to take any action in the performance of his duties with us, other than with respect to any matter involving fraud or dishonesty by the director or officer.

      Under Delaware law, a corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its stockholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or stock redemptions, or any transaction from which a director derived an improper personal benefit.

Indemnification of Directors and Officers

      The provisions of Bermuda law and our bye-laws relating to the indemnification of our directors and officers are described above under “— Indemnification; Limitation of Liability.”

      Under Delaware law, a corporation may indemnify a director or officer who becomes a party to an action, suit or proceeding because of his position as a director or officer if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) if the action or proceeding involves a criminal offense, the director or officer had no reasonable cause to believe his conduct was unlawful.

Voting Rights and Quorum Requirements

      Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, by the Companies Act. Generally, except as otherwise provided in our bye-laws, at any annual or general meeting of our shareholders, two or more persons present in person and representing in person or by proxy in excess of 50% of all of our issued and outstanding voting shares are required to form a quorum for the transaction of business. Generally, except as otherwise provided in our bye-laws, any action or resolution requiring approval of the shareholders may be passed by a simple majority.

      Any individual who is a shareholder of the Company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution, is in the form specified in our bye-laws or such other form as is satisfactory to the chairman of the meeting. Under our bye-laws, each of our shareholders is entitled to one vote per ordinary share held by such shareholder.

      Under Delaware law, unless otherwise provided in the company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Mergers and Similar Arrangements

      The requirements of Bermuda law and our bye-laws with respect to mergers, consolidations, amalgamations and other business combinations are described under “— Mergers, Consolidations, Amalgamations and Business Combinations” above. In the case of an amalgamation, any shareholder who did not vote in favor of the amalgamation and is not satisfied that fair value has been offered for such shareholder’s shares may apply to a Bermuda court for a proper valuation of such shareholder’s shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

      Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote on the transaction. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder, as determined by a court, in lieu of the consideration such stockholder would otherwise receive in the transaction.

Minority Holder Force-Outs

      Under Bermuda law, minority shareholders can be compelled in some circumstances to sell their shares pursuant to statutory procedures under the Companies Act. These circumstances are described above under “— Compulsory Acquisition of Shares Held by Minority Holders.”

      Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Transactions with Significant Shareholders

      As a Bermuda company, we may enter into some business transactions with significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without prior approval from our shareholders. As described under “— Mergers, Consolidations, Amalgamations and Business Combinations” above, our bye-laws provide that specified business combinations involving us and an interested party or any of its affiliates generally require the approval of shareholders holding at least 75% of the total voting power of all of our then issued and outstanding voting shares, in each case voting together as a single class, including the affirmative vote of at least two thirds of our total issued and outstanding voting shares held by shareholders other than the interested party.

      Under Delaware law, any business combination with an interested shareholder, which, for this purpose, would include mergers and asset sales of greater than 10% of assets, within a period of three years from the time the person became an interested shareholder would require prior approval from stockholders holding at least 66 2/3% of the corporation’s outstanding common stock not owned by the interested shareholder, unless the transaction qualified for one of the exemptions in the relevant Delaware statute or the corporation opted out of the statute. For purposes of the Delaware statute, an “interested shareholder” is generally defined as a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of a corporation’s outstanding voting stock.

Shareholders’ Suits

      The rights of shareholders under Bermuda law may not be as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to bring an action in our name to remedy a wrong done to us where the act complained of is illegal, is alleged to be beyond the corporate power of the company or would result in the violation of our memorandum of association or bye-laws. Furthermore, the court would give consideration to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in an action of this type generally would be able to recover a portion of attorneys’ fees incurred in connection with the action. Our bye-laws provide that our shareholders waive all claims or rights of action that they might have, individually or in our right, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

      Under Delaware law, class actions and derivative actions generally are available to stockholders for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these types of actions, the court generally has discretion to permit the winning party to recover its attorneys’ fees incurred in connection with the action.

Inspection of Corporate Records

      The provisions of Bermuda law relating to shareholders’ rights to inspect our corporate records are described above under “— Access to Books and Records and Dissemination of Information.”

      Under Delaware law, any shareholder may inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to that person’s interest as a shareholder.

Calling of Special Shareholder Meetings

      Under our bye-laws, a special general meeting may be called by the chairman, the deputy chairman, the board of directors or shareholders holding not less than 10% of our paid-up share capital carrying the right to vote at general meetings.

      Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws to call a special meeting of shareholders.

Dividends

      As described above under “— Dividend Rights,” Bermuda law does not allow a Bermuda company to declare or pay a dividend or make a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or after the payment would be, unable to pay its liabilities as they become due or that the realizable value of the company’s assets would thereby be less than the aggregate of the company’s issued share capital and share premium accounts. The share capital account represents the aggregate par value of the company’s issued shares, and the share premium account represents the aggregate amount paid for issued shares over and above their par value. The excess of the consideration paid on the issue of shares over the aggregate par value of such shares must, except in certain limited circumstances, be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example, to pay for unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation.

      Under Delaware law, subject to any restrictions contained in a corporation’s certificate of incorporation, a corporation may pay dividends out of the surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is the amount by which the net assets of a corporation exceed its stated capital. Delaware law also provides that dividends may not be paid out of net profits at any time when stated capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Registrar and Transfer Agent

      A branch register of holders of our ordinary shares is expected to be maintained in the United States by The Bank of New York, which is expected to serve as a branch registrar and transfer agent. Codan Services Limited in Bermuda will also maintain a copy of the register in Bermuda.

DESCRIPTION OF MATERIAL INDEBTEDNESS

$800.0 Million Credit Facility

      On December 17, 2003, we entered into a credit agreement with a group of banks that established an $800.0 million three-year unsecured credit facility, consisting of a $400.0 million term loan facility and a $400.0 million revolving facility. Upon the closing of this new credit facility in March 2004, the $400.0 million revolving facility replaced our $500.0 million three-year unsecured revolving credit facility described below.

      Borrowings under the term loan facility and the revolving facility are subject to customary conditions for similar credit facilities and customary events of default. Borrowings under the term loan facility and revolving facility are senior unsecured obligations of Intelsat, Ltd.

      We will pay interest on any borrowings under the term loan facility or the revolving facility that will vary with Citibank N.A.’s base rate, the Federal Funds Rate as published by the Federal Reserve Bank of New York or the Eurodollar rate. In each case, we may also be required to pay an additional amount that will vary depending on our long-term senior unsecured non-credit enhanced debt ratings. In addition, we are obligated to pay a fee to the lenders on the undrawn portion of the lenders’ commitments under the term loan facility and the revolving facility equal to a percentage per year that will vary depending on our long-term senior unsecured non-credit enhanced debt ratings.

      The credit agreement establishing the term loan facility and the revolving facility contains covenants customary for similar credit agreements, including, among others:

•	a limitation on sale and leaseback transactions, applicable to us and some of our subsidiaries;

•	a limitation on liens, applicable to us and some of our subsidiaries;

•	a limitation on merger, consolidation, amalgamation, liquidation, dissolution and sale of assets, applicable to us and some of our subsidiaries;

•	a limitation on our and some of our subsidiaries’ ability to enter into new lines of business;

•	a limitation on investments in entities in which we or some of our subsidiaries own more than 5% of the voting stock;

•	a limitation on our and some of our subsidiaries’ ability to make specified payments, including dividends;

•	a limitation on transactions with affiliates, applicable to us and some of our subsidiaries;

•	a limitation on our and some of our subsidiaries’ ability to enter into agreements containing specified restrictive covenants; and

•	a limitation on some of our subsidiaries’ ability to incur indebtedness.

      In addition, the credit agreement establishing the term loan facility and the revolving facility contains the following financial covenants:

•	a requirement that we maintain at all times a specified ratio of debt to EBITDA (as defined in the credit agreement) for the then most recently concluded four consecutive fiscal quarters, which ratio will adjust periodically after June 29, 2004 and will range from a ratio of no more than 3.60 to 1 to a ratio of no more than 2.75 to 1; and

•	a requirement that we maintain at all times a ratio of EBITDA (as defined in the credit agreement) for the then most recently concluded four consecutive fiscal quarters to interest expense for those four fiscal quarters of at least 3.5 to 1.

      As of December 31, 2003, we were in compliance with these covenants and there were no outstanding borrowings under the facility. In March 2004, we borrowed $200.0 million under the $400.0 million term loan facility in order to repay $200.0 million in principal amount of Dragon bond 6 5/8% Notes due March 22, 2004. We may use the remaining $200.0 million available under the term loan facility to repay Eurobond 8 3/8% Notes on their maturity date on October 14, 2004. We intend to use the revolving facility for working capital requirements and to support our commercial paper program.

$500.0 Million Revolving Credit Facility

      On March 21, 2002, we entered into a credit agreement with certain lenders that established a $500.0 million three-year unsecured revolving credit facility. We terminated this $500.0 million revolving credit facility upon the closing of the $800.0 million credit facility described above. Prior to the termination of the $500.0 million revolving credit facility, there were no outstanding borrowings under the facility.

      The $500.0 million revolving credit facility contained certain financial and operating covenants. As of December 31, 2003, we were in compliance with the covenants contained in the $500.0 million revolving credit facility and there were no outstanding borrowings under the facility. We obtained waivers of specified financial ratio covenants contained in this facility from our lenders under the facility in connection with our issuance and sale in November 2003 of the Original 2008 Senior Notes and the Original 2013 Senior Notes described below under “— Senior Notes due 2008 and Senior Notes due 2013.” The waivers were effective until the completion of the Loral transaction, at which time the $500.0 million revolving credit facility was terminated.

Senior Notes due 2008 and Senior Notes due 2013

      On November 7, 2003, we issued $400.0 million in aggregate principal amount of our 5 1/4% Senior Notes due 2008, referred to as the Original 2008 Senior Notes, and $700.0 million in aggregate principal amount of our 6 1/2% Senior Notes due 2013, referred to as the Original 2013 Senior Notes, in each case in a private placement to initial purchasers who resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. In February, we exchanged substantially all of these notes for notes registered under the Securities Act, referred to as the 2008 Senior Notes and the 2013 Senior Notes, respectively, after an exchange offer conducted pursuant to a registration rights agreement we entered into with the initial purchasers of the Original 2008 Senior Notes and the Original 2013 Senior Notes. Interest is payable on the 2008 Senior Notes and the 2013 Senior Notes semi-annually on May 1 and November 1 of each year. We may redeem some or all of the 2008 Senior Notes and the 2013 Senior Notes at any time at the redemption prices set forth in the 2008 Senior Notes and the 2013 Senior Notes, respectively. We may also redeem the outstanding 2008 Senior Notes and the 2013 Senior Notes in whole in the event of certain tax changes affecting the Senior Notes, as set forth in the indenture to the 2008 Senior Notes and the 2013 Senior Notes.

      The 2008 Senior Notes and the 2013 Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with our other senior unsecured indebtedness.

Covenants

      The terms of the 2008 Senior Notes and the 2013 Senior Notes each include the following covenants:

•	a limitation on merger, consolidation and sale of our assets, applicable to us and some of our subsidiaries;

•	a limitation on our and some of our subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 2008 Senior Notes and the 2013 Senior Notes are equally and ratably secured; and

•	a limitation on sale leaseback transactions, applicable to us and some of our subsidiaries.

Events of Default

      The 2008 Senior Notes and the 2013 Senior Notes each contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 90 days after notice of default has been provided to us;

•	failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by us or a significant subsidiary having a principal amount in excess of $50.0 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by us or significant subsidiary having a principal amount in excess of $50.0 million; or

•	insolvency or bankruptcy of us or one of our significant subsidiaries.

      If any of these events of default occurs and is continuing with respect to the 2008 Senior Notes, the trustee or the holders of not less than 25% in principal amount of the 2008 Senior Notes may declare the entire principal amount of the 2008 Senior Notes to be immediately due and payable. If any event of default with respect to the 2008 Senior Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2008 Senior Notes will be automatically accelerated, without any action by the trustee or any holder. Similarly, if any of these events of default occurs and is continuing with respect to the 2013 Senior Notes, the trustee or the holders of not less than 25% in principal amount of the 2013 Senior Notes may declare the entire principal amount of the 2013 Senior Notes to be immediately due and payable. If any event of default with respect to the 2013 Senior Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2013 Senior Notes will be automatically accelerated, without any action by the trustee or any holder.

Senior Notes due 2012

      On April 15, 2002, we issued $600.0 million in aggregate principal amount of our 7 5/8% Senior Notes due April 15, 2012, referred to as the Original 2012 Senior Notes, in a private placement to initial purchasers who resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. In January 2003 we exchanged these notes for notes registered under the Securities Act, referred to as the 2012 Senior Notes, after an exchange offer conducted pursuant to a registration rights agreement we entered into with the initial purchasers of the Original 2012 Senior Notes. Interest is payable on the 2012 Senior Notes semi-annually on April 15 and October 15 of each year. We may redeem some or all of the 2012 Senior Notes at any time at the redemption prices set forth in the 2012 Senior Notes. We may also redeem the outstanding 2012 Senior Notes in whole in the event of certain tax changes affecting the 2012 Senior Notes, as set forth in the indenture to the 2012 Senior Notes.

      The 2012 Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with our other senior unsecured indebtedness.

      Because the 2012 Senior Notes were issued under the same indenture as the 2008 Senior Notes and the 2013 Senior Notes noted above, the terms of the 2012 Senior Notes include substantially the same covenants and events of default as noted above with respect to the 2008 Senior Notes and the 2013 Senior Notes.

Eurobonds

      We currently have two separate series of outstanding U.S. dollar denominated Eurobonds: the $200.0 million Eurobond 8 3/8% Notes due 2004 and the $200.0 million Eurobond 8 1/8% Notes due 2005. The IGO assigned its rights and obligations under these Eurobonds to us pursuant to an Assignment, Assumption and Amendment Agreement. The Assignment, Assumption and Amendment Agreement requires us to perform all of the IGO’s payment obligations under these bonds and to comply with all of the other covenants set forth in these bonds, to the extent applicable. The IGO, referred to post-privatization as ITSO, continues to be a joint and several obligor under these Eurobonds.

Covenants

      The terms of our Eurobonds limit our ability to incur liens on any of our assets securing any other indebtedness unless the bonds are equally secured under the liens. In addition, these bonds contain covenants requiring us to conduct and operate our business diligently and in the ordinary manner in compliance with our memorandum of association and bye-laws and to use all reasonable efforts to maintain in full force and effect our existing international registrations of orbital locations and frequency spectrum. However, we may make changes in our business that, in our judgment, are desirable if the changes do not materially impair our ability to perform our obligations under these bonds.

Events of Default

      The Eurobonds contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant or breach of any warranty under the Eurobonds or the related Fiscal Agency Agreements;

•	the acceleration of the maturity of other indebtedness for money borrowed with a maturity of one year or more in excess of $50.0 million; or

•	insolvency or bankruptcy of us or one of our subsidiaries.

      If any of these events of default occurs and is continuing, the holders of the Eurobonds may declare all of the applicable bonds to be immediately due and payable.

      As of December 31, 2003, the aggregate principal amount of Eurobonds outstanding was $400.0 million.

Dragon Bonds

      As of December 31, 2003, we had $200.0 million in outstanding Dragon bond 6 5/8% Notes due 2004. We repaid these Dragon bonds in March 2004.

Commercial Paper

      We also have a commercial paper program providing for the issuance of up to $500.0 million in notes having a maturity not exceeding 270 days. As of December 31, 2003, we had no commercial paper borrowings outstanding.

      For further information regarding our debt and other financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and Note 12 to our audited consolidated financial statements included elsewhere in this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

      There has been no public market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales may occur, could adversely affect the prevailing market price of our ordinary shares. Upon completion of this offering, there will be                             ordinary shares outstanding, excluding 10,053,333 ordinary shares reserved for issuance pursuant to our share incentive plans. Of these 10,053,333 ordinary shares, 3,162,178 ordinary shares were reserved for issuance to our directors, executive officers and employees as of March 31, 2004 under outstanding options granted pursuant to our 2001 share option plan. All of the options granted in 2003 are exercisable at a price of $14.90 per ordinary share and will expire in 2013. All of the options granted in 2002 are exercisable at a price of $16.17 per ordinary share and will expire in 2012. All options granted prior to 2002 are exercisable at a price of $19.05 per ordinary share and will expire in 2011. In addition, in February 2004, pursuant to our 2004 share incentive plan, the Compensation Committee of our board of directors authorized the issuance to our executive officers, other employees and directors of options to acquire 3,120,449 of our ordinary shares, 686,305 restricted shares and 100,000 restricted share units. Our share incentive plans are described further above under “Management — Share Incentive Plans.”

      The                     ordinary shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any ordinary shares held by an affiliate of ours within the meaning of Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144, and except for any ordinary shares that are subject to lock-up agreements. The remaining                     ordinary shares that will be outstanding upon completion of this offering will be held by our existing shareholders and are restricted securities, as defined under Rule 144 under the Securities Act. These restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Our existing shareholders will also be subject to a lock-up agreement for 180 days following this offering as described below. Some of our existing shareholders have been granted registration rights with respect to their ordinary shares, as more fully described under “Certain Relationships and Related Party Transactions — Equity Registration Rights Agreement.” As further described below, upon the expiration of a 180-day lock-up period after the date of this prospectus, all of the ordinary shares held by our current shareholders may be sold in the public market subject to the restrictions of Rule 144 under the Securities Act.

      In general, Rule 144 as currently in effect permits a holder that beneficially owns our ordinary shares to sell in any three-month period a number of ordinary shares that does not exceed the greater of:

•	1% of the number of ordinary shares then outstanding, or approximately ordinary shares; or

•	the average weekly trading volume of the ordinary shares on the New York Stock Exchange during the four calendar weeks immediately preceding the date on which this sale is made.

      Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceding a sale, an affiliate of Intelsat, Ltd. and who has beneficially owned the ordinary shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these ordinary shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. To our knowledge, approximately                      of our ordinary shares will be beneficially owned by our affiliates after this offering.

      As described under “Certain Relationships and Related Party Transactions — Shareholders Agreement,” the Shareholders Agreement contains restrictions on our shareholders’ ability to transfer their ordinary shares and an agreement by the shareholders to a “lock-up” period of 180 days after the date of this prospectus with respect to their ordinary shares in connection with our initial public equity offering, subject to specified exceptions. In addition, we and our directors and executive officers and the selling shareholders will agree, subject to limited exceptions described in “Underwriting,” that for a period of 180 days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of the ordinary shares, or cause a registration statement covering any ordinary shares to be filed, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated. If we issue an earnings release or file or furnish with the SEC specified reports regarding material events during the last 17 days of the 180-day restricted period, or if we announce that we will issue an earnings release during the 16-day period beginning on the last day of the 180-day period, these lock-up provisions will continue to apply for an additional 18 days after such event. In addition, any person who purchases reserved shares in the directed offering described in “Underwriting,” other than our directors, executive officers and senior employees, will agree to a similar lock-up agreement for the 90-day period following the date of this prospectus, subject to release, with the consent of the joint book-running managers, by Citigroup Global Markets Inc. as manager of the directed offering. Any of our directors, executive officers and senior employees who purchase reserved shares in the directed offering will be subject to the 180-day lock-up agreement described above. After the expiration of this 180-day lock-up, all of these shares will be eligible for sale in the public market as described above. The underwriters do not have any intention or arrangement at the present time to release any of the ordinary shares subject to lock-up arrangements prior to the expiration of the lock-up period.

      We intend to file a registration statement with the SEC covering the sale of the ordinary shares issued under our share incentive plans, which are described under “Management — Share Incentive Plans.” Accordingly, ordinary shares registered under that registration statement will be available for sale in the public market upon issuance of those shares pursuant to the share incentive plans, unless those ordinary shares are subject to vesting restrictions or subject to limitations on resale by affiliates pursuant to Rule 144 and under the lock-up agreements described above.

TAXATION

Taxation of Intelsat

      We believe that a significant portion of the income derived from our satellite systems will not be subject to tax in Bermuda, which currently has no corporate income tax, or other countries in which we or our affiliates conduct activities or in which our customers are located, including the United States. This belief is based upon the anticipated nature and conduct of our business and on our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities. However, this position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have a retroactive effect. See “Risk Factors” for a discussion of the risks to our business of unanticipated tax liabilities.

Bermuda Tax Considerations

      Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, Intelsat, Ltd. has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 of Bermuda that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits, income or any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to it or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property or leasehold interests in Bermuda held by it.

United States Federal Income Tax Considerations

      We and our non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates, and to United States branch profits tax, on our income, if any, that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. We intend to conduct our operations so that we are not engaged in a trade or business within the United States and therefore do not earn income effectively connected with such a business. However, we cannot assure you that the Internal Revenue Service will agree with the positions we take in this regard. Moreover, our United States subsidiaries will be subject to United States federal income tax on their worldwide income regardless of its source, subject to reduction by allowable foreign tax credits, and distributions by our United States subsidiaries to us or to our non-United States subsidiaries generally will be subject to United States withholding tax.

Bermuda Taxation of Holders

      This section describes the current material Bermuda tax consequences of owning our ordinary shares. It is the opinion of Conyers Dill & Pearman, our special Bermuda counsel. At the date of this prospectus, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by our shareholders in respect of our ordinary shares. At the present time, we are not subject to stamp duty on the issue, transfer or redemption of our ordinary shares. See “— Taxation of Intelsat — Bermuda Tax Considerations” above for a description of the assurance Intelsat, Ltd. has received from the Minister of Finance of Bermuda in relation to tax matters.

      As an exempted company, we are liable to pay an annual fee to the Bermuda government which is based upon the aggregate of our authorized share capital and share premium account. Currently such annual fee payable is $27,825.

United States Taxation of Holders

      This section describes the material United States federal income tax consequences of owning ordinary shares. It is the opinion of Sullivan & Cromwell LLP. It applies to you only if you acquire your ordinary shares in this offering and you hold your ordinary shares as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10% or more of our voting shares,

•	a person that holds ordinary shares as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

      This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. There is currently no comprehensive income tax treaty between the United States and Bermuda.

      You are a U.S. holder if you are a beneficial owner of ordinary shares and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      A “non-U.S. holder” is a beneficial owner of ordinary shares that is not a United States person for United States federal income tax purposes.

      You should consult your own tax advisor regarding the United States federal, state and local and the Bermuda and other tax consequences of owning and disposing of ordinary shares in your particular circumstances.

Taxation of Dividends

U.S. Holders

      Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend paid by Intelsat, Ltd. out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the ordinary shares for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. On February 19, 2004, the IRS announced that it will permit taxpayers to apply a proposed legislative change to the holding period requirement described in the preceding sentence as if such change were already effective. This legislative “technical correction” would change the minimum required holding period, retroactive to January 1, 2003, to more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Dividends paid by Intelsat, Ltd. with respect to the ordinary shares generally will be qualified dividend income.

      The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the ordinary shares and thereafter as capital gain.

      Dividends will be income from sources outside the United States, but generally will be “passive income” or “financial services income” which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

Non-U.S. Holders

      If you are a non-U.S. holder, dividends paid to you in respect of ordinary shares will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

U.S. Holders

      Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your ordinary shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your ordinary shares. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-U.S. Holders

      If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your ordinary shares unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

      If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

PFIC Rules

      Intelsat, Ltd. believes that its ordinary shares should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If Intelsat, Ltd. were to be treated as a PFIC, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the ordinary shares of Intelsat, Ltd., gain realized on the sale or other disposition of the ordinary shares of Intelsat, Ltd. held by you would in general not be treated as capital gain. Instead, if you are a U.S. holder, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the ordinary shares of Intelsat, Ltd. and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year.

      In addition, notwithstanding any election you make with regard to the ordinary shares, dividends that you receive from Intelsat, Ltd. will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by Intelsat, Ltd. out of our accumulated earnings and profits (as determined for U.S. federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

Backup Withholding and Information Reporting

      If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of ordinary shares effected at a United States office of a broker.

      Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

      If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by us or another non-United States payor and

•	other dividend payments and the payment of the proceeds from the sale of ordinary shares effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

—	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

—	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

—	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

—	you otherwise establish an exemption.

      Payment of the proceeds from the sale of ordinary shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of ordinary shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

      In addition, a sale of ordinary shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

—	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

—	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

      You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

UNDERWRITING

      Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of our ordinary shares listed opposite their names below.

Number of
Underwriter	Ordinary Shares

Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Lehman Brothers Inc.
Citigroup Global Markets Inc.

Total

      The underwriters have agreed to purchase all of our ordinary shares sold under the underwriting agreement if any of the ordinary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      The joint book-running managers have undertaken to effect a distribution of our ordinary shares within the United States that complies with the U.S. listing standards of the New York Stock Exchange, such that, if this offering is consummated:

•	there will be a minimum of 2,000 U.S. holders (including beneficial holders of ordinary shares) holding round lots of 100 or more of our ordinary shares;

•	at least 1,100,000 of our ordinary shares will be publicly sold and held in the United States; and

•	the aggregate market value of our publicly held ordinary shares will be in excess of $60.0 million.

      We and the selling shareholders have agreed to indemnify the underwriters against liabilities specified in the underwriting agreement, including certain liabilities under the Securities Act, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering our ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ordinary shares and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      The representatives have advised us that the underwriters propose initially to offer the ordinary shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $             per share to other dealers. After this offering, the public offering price, concession and discount may be changed. Assuming no exercise of the over-allotment option, the total price to the public would be approximately $                       million and the total underwriting discount would be approximately $                         million. The total proceeds, before expenses, to us and to the selling shareholders would be approximately $                    million.

      We and the selling shareholders have granted an option to the underwriters to purchase up to an aggregate of                       additional ordinary shares at the public offering price less the underwriting discount. Shares used to satisfy the over-allotment option will be provided first by the selling shareholders and then, if additional shares are necessary to satisfy the over-allotment option, by us. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional ordinary shares as the number set forth next to the underwriter’s name in the preceding table bears to the total number of ordinary shares set forth next to the names of all underwriters in the preceding table. If the underwriters’ over-allotment option is exercised in full, the total price to the public would be approximately $                         million and the total underwriting discount would be approximately $                        million. The total proceeds, before expenses, to us and to the selling shareholders would be approximately $                    million.

      The expenses of the offering, not including the underwriting discount, are estimated at $                     million. We estimate that these expenses will consist of approximately $                         in registration and filing fees, $                      in taxes, $                      in transfer agent’s fees, $                    in printing and engraving costs, $                    in legal fees and expenses, $                    in accounting fees and expenses and $                        in miscellaneous expenses. Of these estimated $                      million in expenses, we estimate that selling shareholders will be responsible for approximately $                    million, consisting of the fees and expenses of selling shareholders’ counsel, custodian’s fees and expenses, and taxes incident to the sale and delivery of the shareholders’ ordinary shares in this offering.

      At our request, the underwriters have reserved for sale, at the initial offering price, up to approximately                         ordinary shares offered by this prospectus to our eligible directors and employees, and certain other purchasers. This portion of the offering is referred to as the “directed offering.” There can be no assurance that any of the reserved shares will be purchased. The number of ordinary shares available for sale to the general public will be reduced to the extent these parties purchase the reserved shares. Any reserved shares that are not so purchased will be offered to the general public on the same basis as the other shares offered by this prospectus. Citigroup Global Markets Inc. will serve as the administrator of the directed offering.

      The Shareholders Agreement contains an agreement by our shareholders not to sell or otherwise transfer their ordinary shares for a “lock-up” period of 180 days after the date of this prospectus with respect to their ordinary shares in connection with our initial public offering, subject to specified exceptions. In addition, we and our directors and executive officers and the selling shareholders will agree, subject to specified exceptions, that we and they will not, directly or indirectly, without first obtaining the written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, during the 180-day period after the date of this prospectus:

•	offer, pledge, create an usufruct or otherwise encumber any ordinary shares,

•	sell, contract to sell, sell any option or contract to purchase any ordinary shares,

•	purchase any option or contract to sell any ordinary shares,

•	grant any option, right or warrant to purchase or otherwise transfer or dispose of any ordinary shares,

•	file (or participate in the filing of) a registration statement under the Securities Act related to the ordinary shares,

•	enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any ordinary shares, subject to certain exceptions, or

•	transfer any ordinary shares unless the transferee agrees in writing to comply with the above lock-up provisions.

      One of the specified exceptions to these lock-up provisions is that we are not required to seek consent to issue up to 20,000,000 of our ordinary shares as consideration in an amalgamation, merger, acquisition or other business combination. If we issue an earnings release or file or furnish with the SEC specified reports regarding material events during the last 17 days of the 180-day restricted period, or if we announce that we will release earnings during the 16-day period beginning on the last day of the 180-day restricted period, these lock-up provisions will continue to apply for an additional 18 days after such event.

      These lock-up provisions apply to ordinary shares and to securities convertible into or exchangeable or exercisable for ordinary shares. Any person who purchases reserved shares in the directed offering, other than our directors, executive officers and senior employees, will agree to similar lock-up provisions for the 90-day period following the date of this prospectus, subject to release, with the consent of the joint book-running managers, by Citigroup Global Markets Inc. as the administrator of the directed offering. Any of our directors, executive officers and senior employees who purchase reserved shares in the directed offering will be subject to the 180-day lock-up agreement described above.

      Application has been made to list our ordinary shares on the New York Stock Exchange under the symbol “IS.”

      Prior to this offering, there was no public market for our ordinary shares.

      The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that are engaged in initiatives similar to ours,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for our ordinary shares may not develop. It is also possible that after the offering the ordinary shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the ordinary shares to be issued in this offering in the aggregate to accounts over which they exercise discretionary authority.

      Until the distribution of our ordinary shares is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing our ordinary shares. However, the representatives may engage in transactions that stabilize the price of our ordinary shares, such as bids or purchases that peg, fix or maintain that price.

      In connection with the offering, the underwriters may make short sales of our ordinary shares. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of ordinary shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the over-allotment option. The representatives may close out any covered short position by either exercising the over-allotment option or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the representatives will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase the ordinary shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The representatives must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the representatives are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the purchases by the representatives to cover syndicate short positions may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than it would otherwise be in the absence of these transactions.

      The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase ordinary shares in the open market to reduce the underwriters’ short position or to stabilize the price of such ordinary shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those ordinary shares. The imposition of a penalty bid may also affect the price of the ordinary shares in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that these transactions, once commenced, will not be discontinued without notice.

      In the ordinary course of business, certain of the underwriters and their affiliates engage from time to time in various financing and banking transactions with, or provide financial advisory services to, us and our affiliates and may do so in the future. For example, Morgan Stanley & Co. Incorporated acted as our financial advisor in connection with the Loral transaction. Lehman Brothers Inc. is a placement agent under our commercial paper program and may own such commercial paper. Also, Morgan Stanley Senior Funding, Inc. an affiliate of Morgan Stanley & Co. Incorporated; Merrill Lynch Bank USA, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated; Lehman Brothers Bank, FSB, an affiliate of Lehman Brothers Inc.; and Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc., are lenders under our credit facility. Additionally, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc. are lead arrangers and bookrunners under our credit facility. Further, Telecom Italia entered into an agreement on November 28, 2001 pursuant to which it, among other things, sold all of its Intelsat, Ltd. shares, representing approximately 2.8% of our outstanding ordinary shares, to a German company owned indirectly by affiliates of Lehman Brothers Inc. and certain other investors, including Telecom Italia. In addition, the underwriters participated as initial purchasers in the April 2002 offering of our 7 5/8% Senior Notes due 2012. Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. participated as initial purchasers in the November 2003 offering of our 5 1/4% Senior Notes due 2008 and our 6 1/2% Senior Notes due 2013. The underwriters have received customary compensation in connection with these transactions.

      A potential selling shareholder may be deemed to be an affiliate of certain entities that are affiliates of Lehman Brothers Inc., which is one of the underwriters in this offering and is a member of the National Association of Securities Dealers, referred to as the NASD. In some circumstances, under Conduct Rule 2710 of the NASD, when certain enumerated affiliates or related persons of a participating NASD member own an issuer’s securities, the public offering price of the issuer’s securities can be no higher than the price recommended by a “qualified independent underwriter,” as such term is defined in Conduct Rule 2720 of the NASD. Morgan Stanley & Co. Incorporated has agreed to serve as the qualified independent underwriter for this offering, and has conducted due diligence investigations and recommended the maximum price for our ordinary shares in accordance with the requirements of the Conduct Rules.

      The joint book-running managers intend to allocate a number of shares to underwriters for sale to their online brokerage account holders and will make allocations to underwriters that may make Internet distributions on the same basis as they make other allocations. A prospectus in electronic format will be made available on websites maintained by Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Citigroup Global Markets Inc. or their respective affiliates. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or a selling group member is not intended to be part of this prospectus.

      The business address of Morgan Stanley & Co. Incorporated is 1585 Broadway, New York, New York 10036, United States. The business address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is Four World Financial Center, North Tower, 250 Vesey Street, New York, New York 10080, United States.

VALIDITY OF THE ORDINARY SHARES

      Conyers Dill & Pearman, our special Bermuda counsel, will pass upon the validity of the ordinary shares offered by this prospectus. Wayne Morgan of Codan Services Limited, an affiliate of Conyers Dill & Pearman, currently serves as our corporate secretary. After the completion of this offering, Wayne Morgan is expected to serve as one of our assistant secretaries. James M. Macdonald, a partner of Conyers Dill & Pearman, currently serves as one of our assistant secretaries. We are also being represented by Sullivan & Cromwell LLP as to certain U.S. legal matters. Appleby, Spurling & Kempe, Bermuda, will pass upon the validity of the ordinary shares for the underwriters. The underwriters are being represented as to certain U.S. legal matters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

      Our consolidated financial statements as of December 31, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, and our financial statement schedule as of and for each of the years in the three-year period ended December 31, 2003, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The business address of KPMG LLP is 1660 International Drive, McLean, Virginia, 22102, United States.

      The combined statements of net assets sold and the related combined statements of revenues and direct expenses of the Loral Transferred Satellites as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been audited by Grant Thornton LLP, independent accountants, as stated in their report appearing herein, and have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The business address of Grant Thornton LLP is The Chrysler Center, 666 Third Avenue, New York, New York, 10017, United States.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits. For further information about us and the ordinary shares offered by this prospectus, we refer you to the registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents. Since this prospectus may not contain all of the information about these contracts and other documents that you may find important, we refer you to the copies of these contracts and other documents that have been filed or incorporated by reference as exhibits to the registration statement. Each of the statements in this prospectus relating to a contract or document that has been filed or incorporated by reference as an exhibit to the registration statement is qualified in all respects by reference to the actual document.

      We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, we file reports and other information with the SEC. We are currently a foreign private issuer and therefore are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to the furnishing and content of proxy statements and relating to short swing profits reporting and liability. In addition, we are not required to file annual, quarterly or current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Securities Exchange Act of 1934, as amended. However, more than 50% of our outstanding voting securities may be held by residents of the United States upon the completion of this offering. In that event, we would no longer be a foreign private issuer as defined by the Securities Exchange Act of 1934, as amended. If we lose our foreign private issuer status, we would be subject to the same information reporting requirements as a U.S. company whose securities are registered under the Securities Exchange Act of 1934, as amended.

      You can read our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits to the registration statement, at the SEC’s website at www.sec.gov. You may also read and copy, at prescribed rates, any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

Intelsat, Ltd.

We have audited the accompanying consolidated balance sheets of Intelsat (as defined in Note 1) as of December 31, 2002 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement Schedule II — Valuation and Qualifying Accounts for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements and financial statement schedule are the responsibility of Intelsat’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelsat (as defined in Note 1) as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia

March 1, 2004

INTELSAT

(SEE NOTE 1)

CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2002	2003

	(in thousands, except share
	and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$9,466	$601,296
Restricted cash	—	700,000
Receivables, net of allowance of $24,823 and $32,110, respectively	265,781	203,647
Deferred income taxes	5,679	14,524

Total current assets	280,926	1,519,467
Satellites and other property and equipment, net	3,478,055	3,293,008
Goodwill	56,799	58,202
Intangible assets, net	27,462	25,205
Deferred income taxes	29,260	1,943
Investment in affiliate	—	56,916
Other assets	92,930	117,976

Total assets	$3,965,432	$5,072,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$43,978	$—
Notes payable	—	1,098,591
Accounts payable and accrued liabilities	219,344	207,941
Deferred satellite performance incentives	19,459	7,118
Deferred revenue	18,252	28,635
Capital lease obligations	6,618	5,290

Total current liabilities	307,651	1,347,575
Long-term debt, net of current portion	1,257,870	1,265,349
Deferred satellite performance incentives, net of current portion	125,161	45,296
Deferred revenue, net of current portion	8,052	6,801
Due to Teleglobe Inc.	19,780	—
Accrued retirement benefits	96,684	48,181

Total liabilities	1,815,198	2,713,202

Minority interest in consolidated affiliate	—	15,115
Commitments and contingencies
Shareholders’ equity:
Preference shares, $3.00 par value, 2,500,000 shares authorized, no shares issued or outstanding	—	—
Ordinary shares, $3.00 par value, 216,666,666 2/3 shares authorized, 166,666,755 shares issued	500,000	500,000
Paid-in capital	1,301,886	1,301,886
Retained earnings	468,080	649,199
Accumulated other comprehensive (loss) income:
Minimum pension liability, net of tax	(12,914)	(1,270)
Unrealized gain on available-for-sale securities, net of tax	—	1,403
Ordinary shares purchased by subsidiary, 6,284,635 shares	(106,818)	(106,818)

Total shareholders’ equity	2,150,234	2,344,400

Total liabilities and shareholders’ equity	$3,965,432	$5,072,717

See accompanying notes to consolidated financial statements.

INTELSAT

(SEE NOTE 1)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2001	2002	2003

	(in thousands, except share and per share amounts)
Revenue	$1,084,009	$991,956	$952,781

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	101,985	117,405	136,223
Selling, general and administrative	95,600	121,077	132,750
Depreciation and amortization	340,449	361,322	403,234
Privatization initiative	33,576	—	—
IS-10-01 contract termination costs	—	34,358	(3,000)
Restructuring costs	7,300	5,522	(837)

Total operating expenses	578,910	639,684	668,370

Income from operations	505,099	352,272	284,411
Interest expense, net	(13,050)	(55,053)	(97,789)
Other income, net	12,293	9,942	20,626

Income before income taxes	504,342	307,161	207,248
Provision for income taxes	5,359	33,021	26,129

Net income	$498,983	$274,140	$181,119

Basic and diluted net income per ordinary share	$2.99	$1.66	$1.13

Pro forma income data (unaudited):
Historical income before income taxes as reported	$504,342
Pro forma provision for income taxes	75,651

Pro forma net income	$428,691

Tax effected pro forma basic and diluted net income per ordinary share	$2.57

Basic and diluted weighted average ordinary shares outstanding	166,666,755	164,893,283	160,382,120

See accompanying notes to consolidated financial statements.

INTELSAT

(SEE NOTE 1)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated	Shares
	Ordinary Shares				IGO	Other	Purchased	Total	Total
			Paid-in	Retained	Shareholders’	Comprehensive	By	Shareholders’	Comprehensive
	Shares	Amount	Capital	Earnings	Equity	Income (Loss)	Subsidiary	Equity	Income

	(in thousands, except share amounts)
Balance, December 31, 2000	—	$—	$—	$—	$1,701,640	$—	$—	$1,701,640
Net income through July 18, 2001 (privatization)	—	—	—	—	305,043	—	—	305,043
Distributions	—	—	—	—	(204,797)	—	—	(204,797)
Privatization	166,666,755	500,000	1,301,886	—	(1,801,886)	—	—	—
Net income from July 19 to December 31, 2001	—	—	—	193,940	—	—	—	193,940	$193,940

Total comprehensive income	—	—	—	—	—	—	—	—	$193,940

Balance, December 31, 2001	166,666,755	500,000	1,301,886	193,940	—	—	—	1,995,826
Purchase of ordinary shares by subsidiary, 6,284,635 shares	—	—	—	—	—	—	(106,818)	(106,818)
Net income	—	—	—	274,140	—	—	—	274,140	$274,140
Minimum pension liability, net of tax	—	—	—	—	—	(12,914)	—	(12,914)	(12,914)

Total comprehensive income	—	—	—	—	—	—	—	—	$261,226

Balance, December 31, 2002	166,666,755	500,000	1,301,886	468,080	—	(12,914)	(106,818)	2,150,234
Net income	—	—	—	181,119	—	—	—	181,119	$181,119
Change in minimum pension liability, net of tax	—	—	—	—	—	11,644	—	11,644	11,644
Unrealized gain on available-for-sale securities, net of tax	—	—	—	—	—	1,403	—	1,403	1,403

Total comprehensive income	—	—	—	—	—	—	—	—	$194,166

Balance, December 31, 2003	166,666,755	$500,000	$1,301,886	$649,199	$—	$133	($106,818)	$2,344,400

See accompanying notes to consolidated financial statements.

INTELSAT

(SEE NOTE 1)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2001	2002	2003

	(in thousands)
Cash flows from operating activities:
Net income	$498,983	$274,140	$181,119
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	340,449	361,322	403,234
IS-10-01 contract termination costs	—	34,358	(3,000)
Provision for doubtful accounts	—	9,472	13,897
Foreign currency transaction loss	—	4,113	883
Deferred income taxes	(30,587)	4,257	18,041
Amortization of bond discount and issuance costs	—	658	1,372
Decrease in amount due to Teleglobe Inc.	—	(6,080)	(19,780)
Minority interest in consolidated affiliate	—	—	(2,038)
Equity in losses of affiliate	—	—	1,084
Net gain from curtailment of benefit plans	—	—	(2,315)
Changes in operating assets and liabilities, net of effects of acquisitions and investment in consolidated affiliate:
Receivables	34,160	(13,465)	54,110
Other assets	(29,983)	(12,978)	1,227
Accounts payable and accrued liabilities	45,264	(3,886)	(20,785)
Deferred revenue	(4,780)	1,629	9,132
Accrued retirement benefits	2,882	4,445	(31,576)

Net cash provided by operating activities	856,388	657,985	604,605

Cash flows from investing activities:
Payments for satellites and other property and equipment	(663,671)	(616,806)	(222,505)
Increase in restricted cash	—	—	(700,000)
Investment in and advances to affiliate	—	—	(58,000)
Cash acquired from investment in consolidated affiliate	—	—	17,932
Payments for asset acquisitions	—	(61,416)	—
Other	—	—	(5,744)

Net cash used in investing activities	(663,671)	(678,222)	(968,317)

Cash flows from financing activities:
Distributions to shareholders	(425,000)	—	—
Repayment of long-term debt	—	(200,000)	—
Proceeds from (repayments of) commercial paper borrowings, net	293,534	(266,144)	(43,978)
Proceeds from bond issuance, net	—	595,788	1,097,758
Bond issuance costs	—	(7,621)	(23,308)
Payments to shareholders	(34,509)	(5,170)	—
Purchase of ordinary shares by subsidiary	—	(65,000)	—
Principal payments on deferred satellite performance incentives	(21,275)	(15,271)	(65,814)
Principal payments on capital lease obligations	(3,911)	(5,078)	(8,233)

Net cash (used in) provided by financing activities	(191,161)	31,504	956,425

Effect of exchange rate changes on cash	—	(4,500)	(883)
Net increase in cash and cash equivalents	1,556	6,767	591,830
Cash and cash equivalents, beginning of year	1,143	2,699	9,466

Cash and cash equivalents, end of year	$2,699	$9,466	$601,296

Supplemental cash flow information:
Interest paid, net of amount capitalized	$9,569	$40,560	$91,401
Income taxes paid	$15,125	$25,902	$8,931
Supplemental disclosure of non-cash investing and financing activities:
Capitalization of deferred satellite performance incentives	$25,784	$57,019	$10,063
Receivables recovered in purchase of ordinary shares by subsidiary	$—	$15,958	$—
Obligation to Teleglobe Inc. arising in consideration of ordinary share purchase	$—	$25,860	$—
Net liabilities assumed in investment in consolidated affiliate, net of cash	$—	$—	$1,373
Minority interest in consolidated affiliate at the date of acquisition	$—	$—	$17,153
Net asset reduction on termination of deferred satellite performance incentive liability	$—	$—	$36,455
Receivables arising from termination of IS-10-01 satellite construction contract	$—	$47,828	$—
Other asset arising from termination of IS-10-01 satellite construction contract	$—	$23,150	$—
Minimum pension liability, net of tax	$—	$12,914	$1,270
Assets acquired in acquisition	$—	$—	$4,061
Liabilities assumed in acquisition	$—	$51,541	$4,870
Note payable arising from acquisition	$—	$20,000	$—
Unrealized gain on available-for-sale securities, net of tax	$—	$—	$1,403

See accompanying notes to consolidated financial statements.

INTELSAT

(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except percentages and share and per share amounts)

Note 1     General

      The International Telecommunications Satellite Organization “INTELSAT”, referred to as the IGO, was established on an interim basis in 1964. The IGO was formally established on February 12, 1973 in accordance with the provisions of an intergovernmental agreement, referred to as the INTELSAT Agreement, and an Operating Agreement. The parties to the INTELSAT Agreement were the IGO’s 148 member countries and the parties to the Operating Agreement, referred to as the Signatories, were either the member countries or the telecommunications entities they designated to market and use the IGO’s communications system within their territories and to invest in the IGO. Certain Signatories authorized other entities within their countries, referred to as Investing Entities, to access the IGO’s space segment and to invest in the IGO as well. Signatories and Investing Entities, referred to collectively as the IGO’s shareholders, were also the IGO’s principal customers.

      In April 1998, the IGO established a wholly owned subsidiary called New Skies Satellites, N.V., referred to as New Skies. On November 30, 1998, the IGO contributed to New Skies working capital, five in-orbit satellites with rights to their associated orbital locations, and a sixth satellite under construction. The assets and associated liabilities were transferred at their net book values in exchange for all of the New Skies outstanding common stock. Subsequent to the transfer, the New Skies shares were distributed to the IGO’s shareholders in proportion to their investments in the IGO in two separate transactions. In connection with the transfer of net assets to New Skies, Intelsat entered into operational services and transition services agreements with New Skies. During 2001 and 2002, $7,824 and $2,250, respectively, was recognized as other income for these services in the accompanying statements of operations. During the year ended December 31, 2003, no income was recognized for these services.

      Substantially all of the IGO’s assets, liabilities, rights, obligations and operations were transferred to Intelsat, Ltd. and its wholly owned subsidiaries on July 18, 2001, in a transaction referred to as the privatization. The IGO’s shareholders received shares in Intelsat, Ltd., a company organized under the laws of Bermuda, in proportion to their ownership in the IGO on the privatization date and became holders of 100% of the outstanding ordinary shares of Intelsat, Ltd. Because of the continuity of ownership, Intelsat, Ltd. accounted for the privatization at historical cost. The accompanying financial statements include the accounts of the IGO prior to the privatization and the accounts of Intelsat, Ltd. and its subsidiaries subsequent to the privatization. The IGO and Intelsat, Ltd. and its subsidiaries are collectively referred to as Intelsat or the Company.

      Through its global communications network of 23 satellites in orbit, leased capacity on 2 additional satellites owned by other satellite operators in the Asia-Pacific region and ground facilities related to the operation and control of its satellites and the provision of teleport and related traffic management services, Intelsat provides satellite communications services worldwide. These satellite communications services include voice, data and video connectivity services.

Note 2	Summary of significant accounting policies

(a)	Basis of presentation

      The financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenue and expenses during the reporting period. Examples include the allowance for doubtful accounts, the estimated useful lives of satellites and other property and equipment, and the fair value of Intelsat, Ltd.’s ordinary shares. Actual results could differ from results based on those estimates and assumptions.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 2	Summary of significant accounting policies — (Continued)

(b)	Principles of consolidation

      The consolidated financial statements include the accounts of Intelsat, Ltd., its wholly owned subsidiaries and its affiliates in which the Company has an ownership stake greater than 50% and has the ability to exercise control over operating and financial policies, or which are variable interest entities in which Intelsat is the primary beneficiary. All significant intercompany account balances and transactions have been eliminated in consolidation.

(c)	Revenue recognition

      Revenue results primarily from satellite utilization charges and, to a lesser extent, from providing managed services to Intelsat’s customers. Managed services combine satellite capacity, teleport facilities, satellite communications hardware and fiber optic cable and other ground facilities to provide bundled, broadband and private network services to Intelsat’s customers. Revenue is recognized over the period during which services are provided as long as collection of the related receivable is reasonably assured. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the respective agreement terms. The Company maintains an allowance for doubtful accounts for customers’ receivables where the collection of such receivables is uncertain.

(d)	Cash and cash equivalents

      Cash and cash equivalents include short-term, highly liquid investments with original maturities of 90 days or less. Cash equivalents consist of investments in treasury bills. Carrying amounts approximate market value.

(e)	Investments

      The Company accounts for its investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. All investments have been classified as available-for-sale securities as of December 31, 2003 and are included in other assets in the accompanying consolidated balance sheets. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported as accumulated other comprehensive income (loss). Realized gains and losses and declines in fair value that are determined to be other than temporary on available-for-sale securities are included in other income, net. The cost of securities sold is based on the specific identification method. Interest and dividends on available-for-sale securities are included in interest expense, net and other income, net, respectively. As of each of December 31, 2002 and 2003, the cost basis of available-for-sale securities was $10,203. As of December 31, 2002 and 2003, the fair value of available-for-sale securities was $10,203 and $12,466, respectively.

(f)	Satellites and other property and equipment

      Satellites and other property and equipment are stated at cost and consist primarily of the costs of satellite construction and launch, including premiums for launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction, and interest costs incurred during the period of satellite construction.

      Satellite construction and launch services are generally procured under long-term contracts that provide for payments by Intelsat over the contract periods. Satellite construction and launch services costs are capitalized to

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 2	Summary of significant accounting policies — (Continued)

reflect progress toward completion. Capitalizing these costs typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites. Insurance premiums associated with in-orbit operations are expensed as incurred. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service and are accounted for as described in Note 2(w).

      Satellites and other property and equipment are depreciated and amortized on a straight-line basis over the following estimated useful lives:

Years

Satellites and related costs	11-15
Ground segment equipment and software	10
Furniture, equipment, computer hardware and software	3-12
Buildings	40

      On January 1, 2001, Intelsat revised the estimated useful lives for substantially all Intelsat VII and VIII series satellites based on management’s review of the performance of the satellite fleet. The effect of this change in estimate was to increase the useful lives of these satellites by approximately two years, and thereby decrease depreciation and amortization expense by approximately $60,507 for the year ended December 31, 2001.

      The cost of retired satellites and related assets and the related accumulated depreciation and amortization are removed from the accounts as the satellites are decommissioned. During 2003, the Company decommissioned the last of the Intelsat V series satellites and removed from the accounts $558,495 of satellites and related assets and $558,495 of related accumulated depreciation.

      The carrying value of a satellite lost as a result of a launch or in-orbit failure would be charged to operations upon the occurrence of the loss. In the event of a partial failure, an impairment charge would be recorded to operations upon the occurrence of the loss if the undiscounted future cash flows were less than the carrying value of the satellite. The impairment charge would be measured as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. The charge to operations resulting from either a complete or a partial failure would be reduced by insurance proceeds that were either due and payable to or received by Intelsat. Insurance proceeds received in excess of the carrying value of the satellite would be recorded as a gain and no impairment loss would be recognized. In the event the insurance proceeds equal the carrying value of the satellite, neither a gain nor an impairment loss would be recognized.

(g)	Business combinations

      The Company’s business combinations are accounted for in accordance with the provisions set forth in SFAS No. 141, Business Combinations, whereby the net tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The portion of the purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to a business combination involves estimates and judgments made by management that may be adjusted during the allocation period, but in no case beyond one year from the date of the business combination.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 2	Summary of significant accounting policies — (Continued)

(h)	Goodwill and other intangible assets

      Goodwill represents the excess of costs over the estimated fair value of net tangible and separately identifiable intangible assets of businesses acquired. Intelsat accounts for goodwill and other intangible assets in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill and other intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

(i)	Impairment of long-lived and amortizable intangible assets

      Intelsat accounts for long-lived and amortizable intangible assets in accordance with SFAS No. 144, which provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations.

      In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

      Goodwill and other intangible assets not subject to amortization are tested annually for impairment in accordance with SFAS No. 142, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Intelsat has determined it has one reporting unit, the enterprise level, under the criteria set forth by SFAS No. 142. During the fourth quarter of 2003, the Company completed its annual required assessment and determined no impairment of goodwill existed.

(j)	Share consolidation

      On June 4, 2002, Intelsat amended its bye-laws to decrease the number of authorized ordinary shares from 650,000,000 ordinary shares with a par value of $1.00 per share to 216,666,666 2/3 ordinary shares with a par value of $3.00 per share, and to decrease the number of authorized preference shares from 7,500,000 preference shares with a par value of $1.00 per share to 2,500,000 preference shares with a par value of $3.00 per share. Accordingly, all share and per share amounts in these notes and the accompanying consolidated financial statements have been retroactively adjusted to reflect the share consolidation.

(k) Shareholders’ equity

      Until the date of privatization, the IGO operated on a commercial basis as a cost-sharing cooperative. Each owner contributed capital to the IGO and received distributions in proportion to its investment share. Owners

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 2	Summary of significant accounting policies — (Continued)

could periodically elect to change their investment share, subject to certain limitations and the availability of other owners willing to increase or decrease their investment share. Adjustments to investment share were also made at the time of a Signatory’s entry into or withdrawal from the IGO.

      Prior to the privatization date, the excess of the IGO’s assets over its liabilities was reflected in the accompanying financial statements as the IGO shareholders’ equity. In connection with the privatization, Intelsat, Ltd. issued 166,666,755 ordinary shares to the owners of the IGO in proportion to their investment share in that entity. The ordinary shares carry a par value of $3.00 per share. The IGO shareholders’ equity that existed at the date of privatization was apportioned to ordinary shares outstanding at par value and to paid-in capital of Intelsat, Ltd. Retained earnings consist of accumulated earnings from July 19, 2001.

(l)	Income taxes

      The IGO was exempt from U.S. and District of Columbia taxes under the terms of the Headquarters Agreement, dated November 24, 1976, between the government of the United States and the IGO. Upon privatization, Intelsat became subject to certain taxes in the various jurisdictions in which it operates. Intelsat’s headquarters are in Bermuda, where there is currently no income tax imposed.

      Intelsat accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

(m)	Fair value of financial instruments

      SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. Management believes that the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and deferred revenue approximate their fair values because of the short maturity of these financial instruments. The fair value of the Company’s debt instruments are determined based on quoted market prices, as shown in Note 12.

(n)	Concentration of credit risk

      Intelsat provides satellite services and extends credit to numerous customers in the telecommunications industry, which has experienced a downturn, including a significant number of bankruptcies. To the extent that the credit quality of Intelsat’s customers deteriorates, Intelsat may have exposure to credit losses. Management monitors its exposure to credit losses and maintains allowances for anticipated losses. Management believes it has adequate reserves to cover its exposure.

(o)	Currency and exchange rates

      Substantially all customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, Intelsat does not believe that it is exposed to material currency exchange risk. However, contracts with our customers in Brazil are denominated in Brazilian reais.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 2	Summary of significant accounting policies — (Continued)

      The functional currency of Intelsat’s consolidated affiliate is the Hong Kong dollar and the future cash and in-kind contribution commitments to this affiliate are denominated in Hong Kong dollars. As a result, the Company is subject to exposure with regard to changes in the value of the Hong Kong dollar as compared to the U.S. dollar. As of December 31, 2003, the cumulative foreign currency translation adjustment has been insignificant.

      Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

(p)	Comprehensive income

      SFAS No. 130, Reporting Comprehensive Income established standards for the reporting and displaying of comprehensive income and its components. Total comprehensive income for the year ended December 31, 2003 consisted of the Company’s net income, the change in the market value of available-for-sale securities, and changes in the minimum pension liability.

(q)	Stock-based compensation

      The Company has a stock-based employee compensation plan, which is described more fully in Note 14. As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company uses the intrinsic method of measuring and recognizing employee stock-based transactions under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Consequently, no stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the estimated fair value of the underlying ordinary shares on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to its stock-based compensation.

	Years Ended December 31,

	2001	2002	2003

Net income, as reported	$498,983	$274,140	$181,119
Deduct: total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(439)	(2,567)	(2,709)

Pro forma net income	$498,544	$271,573	$178,410

Earnings per share:
Basic and diluted-as reported	$2.99	$1.66	$1.13

Basic and diluted-pro-forma	$2.99	$1.65	$1.11

(r)	Reclassifications

      Certain prior year amounts have been reclassified to conform to the current year presentation.

(s)	Unaudited pro forma information and income per ordinary share

      The accompanying unaudited pro forma income data for the year ended December 31, 2001 includes a provision for income taxes as if Intelsat had been subject to such taxes for the period presented. Basic and diluted

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 2	Summary of significant accounting policies — (Continued)

net income per ordinary share data for the year ended December 31, 2001 assumes that the 166,666,755 ordinary shares issued in connection with the privatization had been outstanding for this period.

      Basic net income per ordinary share includes no dilution and is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Diluted net income per ordinary share includes potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Basic and diluted net income per ordinary share are identical for all periods presented as the dilutive effect of share options outstanding during the respective periods had no effect on earnings per share.

(t)	Privatization initiative

      Privatization initiative expenses consist of legal and other professional fees associated primarily with legal due diligence and regulatory and human resource compliance activities that occurred in preparation for the privatization, costs incurred for the settlement of a contract dispute related to the privatization and a one-time payroll tax adjustment payment to all of Intelsat’s employees.

(u)	Research and development

      Research and development costs are expensed as incurred. These costs were insignificant in 2001, 2002 and 2003.

(v)	Advertising costs

      Advertising costs are expensed as incurred. These costs were insignificant in 2001, 2002 and 2003.

(w)	Deferred satellite performance incentives

      The cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. Intelsat is contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, the Company accounts for these payments as deferred financing. The Company capitalizes the present value of these payments as part of the cost of the satellites and records a corresponding liability to the satellite manufacturers. These costs are amortized over the useful lives of the satellites and the liability is reduced as the payments are made.

(x)	New accounting pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires an entity to recognize the fair value of an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement is incurred, the liability should be recognized when a reasonable estimate of fair value can be made. This new standard became effective during the first quarter of 2003. The adoption of SFAS No. 143 did not have a material impact on Intelsat’s results of operations or financial position.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 nullifies previous guidance on this issue and requires a liability for a cost associated with an exit or disposal activity to be recognized and measured at its fair value in the period in which the liability

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 2	Summary of significant accounting policies — (Continued)

is incurred. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002 and could affect the timing of recognizing costs on future restructuring activities. The adoption of SFAS No. 146 did not have a material impact on Intelsat’s results of operations or financial position.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FIN 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on Intelsat’s results of operations or financial position.

      In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 did not have an impact on Intelsat’s results of operations or financial position as of December 31, 2003. However, it could impact future revenue arrangements.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation, Transition and Disclosure. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements became effective in the first quarter of 2003. The adoption of SFAS No. 148 did not have a material impact on Intelsat’s results of operations or financial position.

      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. This interpretation was revised in December 2003 (“FIN 46R”) to clarify the characteristics of a variable entity. FIN 46R requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The adoption of FIN 46R in 2003 did not have a material impact on Intelsat’s results of operations or financial position as of December 31, 2003. However, management will continue to evaluate the impact that FIN 46R will have on Intelsat’s results of operations and financial position in future periods.

      In April 2003, the FASB issued SFAS No. 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15,

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 2	Summary of significant accounting policies — (Continued)

2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS No. 149 did not have a material impact on Intelsat’s results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how certain free-standing financial instruments with characteristics of both liabilities and equity are classified and measured. Financial instruments within the scope of SFAS No. 150 are required to be recorded as liabilities, or assets in certain circumstances, that may require reclassification of amounts previously reported in equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on Intelsat’s results of operations or financial position.

      In December 2003, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 104 (“SAB 104”), Revenue Recognition. SAB 104 revises or rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company’s results of operations or financial position. However, it could impact future revenue arrangements.

      In December 2003, the FASB issued a revision of SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106. The revision of SFAS No. 132 requires additional disclosures about plan assets, investment strategy, measurement dates, plan obligations, cash flows and components of net periodic benefit cost recognized in interim periods. The revision of SFAS No. 132 is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003 and has been reflected in Note 13. The adoption of the revised SFAS No. 132 did not have a material impact on Intelsat’s results of operations or financial position.

Note 3     Acquisitions

(a)	Agreement to purchase the North American satellite assets of Loral Space & Communications Corporation

      On July 15, 2003, Intelsat, Ltd. and Intelsat (Bermuda), Ltd. entered into an asset purchase agreement with Loral Space & Communications Corporation and certain of its affiliates (together, the “Sellers”) to acquire certain of the Sellers’ satellites and related assets (the “Loral transaction”). Under the asset purchase agreement, as amended, the base purchase price for the assets to be acquired is $1,025,000, subject to adjustment. The assets to be acquired include four in-orbit satellites, one satellite under construction, the rights to orbital locations and various assets relating to the satellites and the business that the Sellers conduct on the satellites, including customer contracts. In addition, Intelsat has agreed to assume certain liabilities of the Sellers relating to the assets to be acquired. Under the terms of the asset purchase agreement, Intelsat had also agreed to acquire the Telstar 4 satellite, which was declared a total loss in September 2003. In October 2003, Intelsat and the Sellers amended the asset purchase agreement to provide that Intelsat will not acquire ownership of Telstar 4. The Sellers have announced that the Telstar 4 satellite was insured for $141,000 (unaudited), and Intelsat understands that the Sellers have filed an insurance claim for that amount.

      Under the asset purchase agreement, the purchase price for the assets to be acquired from the Sellers would be reduced by the amount of any insurance proceeds that the Sellers receive prior to the completion of the proposed Loral transaction, and Intelsat would be entitled to any insurance proceeds received after completion of the transaction, in each case net of warranty payments to customers made by the Sellers.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 3     Acquisitions — (Continued)

      The Sellers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and, prior to the Sellers’ emergence from bankruptcy protection, their assets may only be sold in accordance with the U.S. Bankruptcy Code. The sale of the assets subject to the asset purchase agreement to the Company was approved by the bankruptcy court on October 24, 2003.

      As discussed in Note 12, the Company intends to finance the proposed Loral transaction with the proceeds from its sale in November 2003 of the 5.25% Senior Notes due 2008 and the 6.50% Senior Notes due 2013. In addition, in December 2003, the Company entered into an $800,000 credit agreement, a portion of which the Company may use to finance the proposed Loral transaction to the extent that the proceeds from the sale of the Senior Notes are not sufficient for this purpose.

      The closing of the proposed Loral transaction is subject to the satisfaction or waiver of several conditions, including the existence, for a period or as of a date prior to the closing, of specified amounts of recurring revenues and backlog relating to the assets to be acquired. As discussed in Note 4, if the proposed Loral transaction fails to close on or prior to April 30, 2004, the Company will be required to redeem $700,000 in aggregate principal amount of the Company’s 5.25% Senior Notes due 2008 and 6.50% Senior Notes due 2013, and the Company’s new $800,000 credit agreement described in Note 12 would be terminated.

      Pursuant to the asset purchase agreement, the Company has agreed, upon the closing of the proposed transaction, to enter into a procurement agreement with Space Systems/ Loral, Inc. (“SS/L”), an affiliate of the Sellers, for a new satellite to be launched into one of the Company’s existing orbital locations. The Company has agreed to make a deposit of $100,000 as prepayment for a portion of the purchase price of the new satellite, provided that SS/L’s obligations under the procurement agreement have been secured by SS/L’s and its affiliates’ interests in an in-orbit satellite, insurance proceeds relating thereto and other collateral that is not included in the Sellers’ assets to be acquired by the Company.

(b) COMSAT World Systems acquisition

      On November 25, 2002, Intelsat acquired most of the assets and certain liabilities of COMSAT World Systems, a business unit of COMSAT Corporation (“COMSAT”), and of COMSAT Digital Teleport, Inc., a subsidiary of COMSAT. COMSAT is a wholly owned subsidiary of Lockheed Martin Corporation, Intelsat’s largest shareholder. COMSAT World Systems was a reseller of Intelsat capacity to customers located in the United States. The assets acquired included substantially all of COMSAT World Systems’ customer contracts for the sale of Intelsat’s capacity; two tracking, telemetry, command and monitoring (TTC&M) stations located in Clarksburg, Maryland and Paumalu, Hawaii; and a digital teleport facility in Clarksburg, Maryland. The purchase price for this transaction consisted of $56,033 in cash, the assumption of $57,687 in liabilities and a $20,000 7% note payable due in four installments of $5,000 each on January 1, 2007, 2008, 2009, and 2010. In the event Intelsat is not operating TTC&M facilities at the Clarksburg, Maryland location and certain triggering events described in the purchase agreement have occurred, up to $15,000 of the $20,000 note payable would not be due. Additionally, Intelsat incurred $1,047 in transaction costs in connection with this acquisition.

      The acquisition was accounted for under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible and intangible assets acquired. The purchase price allocation was finalized during the fourth quarter of 2003.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 3     Acquisitions — (Continued)

Based upon the appraisals received and management’s estimates, the purchase price was allocated to the assets and liabilities acquired as follows:

Receivables, net of allowance of $13,734	$13,069
Property and equipment	26,812
Deferred tax asset	8,236
Other assets	1,580
Goodwill	57,608
Intangible assets	27,462
Accounts payable and accrued expenses	(57,687)

Total consideration, net of assumed liabilities	$77,080

      The following unaudited pro forma results of operations for the years ended December 31, 2001 and 2002 are presented as though the acquisition had occurred at the beginning of the respective periods presented, after giving effect to purchase accounting adjustments relating to depreciation and amortization of assets acquired and other acquisition-related adjustments. The pro forma results of operations are not necessarily indicative of the combined results that would have occurred had the acquisition been consummated at the beginning of each period presented, nor are they necessarily indicative of future operating results.

	Years Ended December 31,

	2001	2002

	(unaudited)
Revenue	$1,142,595	$1,031,246
Net income	$528,266	$289,228
Basic and diluted net income per ordinary share	$3.17	$1.75

(c) Other acquisitions

      During 2002, the Company acquired teleport operations in Riverside, California and Fuchsstadt, Germany, in two separate transactions for a total purchase price of $6,416. In each of these transactions, substantially all of the purchase price was allocated to property and equipment acquired.

Note 4     Restricted cash

      Restricted cash relates to $700,000 of the $1,100,000 in aggregate principal amount of Intelsat’s Senior Notes issued in November 2003 that mature in 2008 and 2013. An aggregate of $700,000 in principal amount of the 2008 notes and 2013 notes is subject to mandatory redemption at a redemption price of 102% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, and any other amounts due to the date of redemption. Mandatory redemption of these notes is required within 10 business days of the earliest to occur of any of the following events: 1) the asset purchase agreement relating to the proposed Loral transaction, described in Note 3(a), is terminated; 2) the Company’s new $800,000 credit agreement, as described in Note 12, is terminated on or prior to April 30, 2004, or the Company fails to meet any condition required for the extension of loans under the credit agreement on or prior to April 30, 2004 that is required to be satisfied, and has not been waived, on or prior to that date; or 3) the proposed Loral transaction, described in Note 3(a), is not completed on or prior to April 30, 2004. The remaining $400,000 in aggregate principal amount of the 2008 notes and 2013

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 4     Restricted cash — (Continued)

notes is not subject to mandatory redemption and would remain outstanding following the occurrence of any mandatory redemption event.

Note 5     Receivables

      Receivables were comprised of the following:

	As of December 31,

	2002	2003

Service charges:
Unbilled	$121,293	$88,821
Billed	106,136	134,234
Other	63,175	12,702
Allowance for doubtful accounts	(24,823)	(32,110)

Total	$265,781	$203,647

      Unbilled satellite utilization charges represent amounts earned and accrued as receivable from customers for their usage of the Intelsat satellite system in the fourth quarter of the year. These amounts are billed in January of the following year.

      Other receivables as of December 31, 2002 include $47,828 due from EADS Astrium as a result of the Company’s decision to terminate its order for the IS-10-01 satellite, as discussed further in Note 7.

Note 6     Satellites and other property and equipment

      Satellites and other property and equipment were comprised of the following:

	As of December 31,

	2002	2003

Satellites, launch vehicles and services	$6,820,485	$6,329,749
Information systems and ground segment	598,248	710,265
Washington, D.C. building and other	197,704	229,275

Total cost	7,616,437	7,269,289
Less: accumulated depreciation	(4,138,382)	(3,976,281)

Total	$3,478,055	$3,293,008

      Satellites and other property and equipment as of December 31, 2002 and 2003 included construction-in-progress of $359,009 and $197,228, respectively. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $76,240, $52,406, and $17,912 were capitalized in 2001, 2002 and 2003, respectively.

Note 7     Termination of Intelsat’s order for the IS-10-01 satellite

      In November 2002, Intelsat terminated its order for the IS-10-01 satellite, due to the manufacturer’s significant postponement in the delivery date of the satellite. As a result of this termination, Intelsat recorded a charge to its consolidated statement of operations of $34,358, representing the write-off of capitalized satellite

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 7     Termination of Intelsat’s order for the IS-10-01 satellite — (Continued)

program costs, including satellite construction costs, launch vehicle costs, program office costs, capitalized interest and ground network costs, net of the refund due from the manufacturer of the satellite and the launch vehicle deposit described below. In connection with its decision to terminate its order for the IS-10-01 satellite, Intelsat agreed with one of its launch vehicle providers, Sea Launch Limited Partnership (“Sea Launch”), to treat most of the payments made for the launch vehicle that could have been used for the launch of the IS-10-01 satellite as a credit for a future launch. Intelsat’s agreement with Sea Launch provided that this credit would decrease over time until Intelsat or another entity placed an order for a future launch with Sea Launch. Based on Intelsat’s estimate of when it might place such an order, Intelsat recorded a deposit of the minimum possible credit under its agreement with Sea Launch, net of certain expenses, of $23,150. During 2003, Intelsat was notified by Sea Launch that another entity had placed a launch order and therefore that the credit to which Intelsat is entitled under the agreement with Sea Launch will not be subject to further reduction. Because Intelsat’s credit with Sea Launch was fixed at an amount greater than the expected credit based on which Intelsat recorded the $23,150 deposit, during the year ended December 31, 2003, Intelsat reversed $3,000 of the $34,358 charge recorded for the year ended December 31, 2002, resulting in a deposit of $26,150 as of December 31, 2003. However, if Intelsat does not place an order for a future launch by July 31, 2005, Sea Launch has the right to terminate the agreement, in which case Intelsat will incur a termination liability of up to $19,125, in addition to forfeiture of the $26,150 deposit.

Note 8     Investment in affiliate

      In December 2002, Intelsat entered an agreement with WildBlue Communications, Inc. (“WildBlue”) to acquire a minority stake in WildBlue for a purchase price of $58,000. WildBlue is a company that plans to offer broadband Internet access services in the continental United States via Ka-band satellite capacity. The transaction closed on April 21, 2003, following the receipt of regulatory approvals and the satisfaction of other closing conditions. At the closing of the transaction, the Company contributed $56,513 in cash to WildBlue. This amount represented the $58,000 total purchase price for the Company’s investment in WildBlue net of a loan receivable for interim funding to WildBlue, plus accrued interest, and net of certain expenses incurred by Intelsat that were reimbursable by WildBlue. Intelsat applies the equity method to account for its investment in WildBlue. Therefore, Intelsat’s share in the losses of WildBlue, which were not significant to the Company’s consolidated results of operations for the year ended December 31, 2003, are included in other income, net in Intelsat’s consolidated statements of operations. Intelsat’s consolidated balance sheet at December 31, 2003 reflects the investment in WildBlue and the Company’s share of the results of operations of WildBlue from the date of Intelsat’s initial investment through December 31, 2003 as an investment in affiliate.

Note 9     Investment in consolidated affiliate

      In February 2003, Intelsat Hong Kong LLC (“Intelsat Hong Kong”) entered into a subscription and shareholders agreement with TVB Satellite TV Holdings Limited (“TVB Holdings”) and Galaxy Satellite TV Holdings Limited (“Galaxy Holdings”), pursuant to which Intelsat Hong Kong agreed to contribute a total consideration valued at $542,000 in Hong Kong dollars (“HK$”), or approximately $69,500 in U.S. dollars at the date of the agreement, to acquire a 51% stake in Galaxy Holdings. In connection with the agreement, Galaxy Holdings acquired the outstanding shares of Galaxy Satellite Broadcasting Limited (“Galaxy”), which holds licenses to provide pay television and teleport services in Hong Kong and launched a pay television service in February 2004. TVB Holdings holds the remaining 49% interest in Galaxy Holdings.

      Intelsat Hong Kong’s total contribution of HK$542,000 (approximately U.S. $69,500 at the date of the agreement) is comprised of HK$413,300 (approximately U.S. $53,000 at the date of the agreement) in cash,

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 9     Investment in consolidated affiliate — (Continued)

payable in installments in 2003, 2004 and 2005, and HK$128,700 (approximately U.S.$16,500 at the date of the agreement) in kind in the form of satellite capacity to be provided to Galaxy. TVB Holdings agreed to contribute a total consideration valued at HK$520,750, consisting of HK$196,600 in cash, payable in installments in 2003, 2004 and 2005, and HK$324,150 in kind in the form of programming to be provided to Galaxy by Television Broadcasts Limited, which is the parent company of TVB Holdings. In February 2003, Intelsat Hong Kong and TVB Holdings each made its required 2003 cash contribution. For Intelsat Hong Kong, this cash contribution was HK$173,900, or approximately U.S.$22,300. Under the agreement, if the board of directors of Galaxy Holdings determines that the aggregate amount of the cash contributions made by Intelsat Hong Kong and TVB Holdings in 2003, 2004 and 2005 as set forth above is insufficient to fund Galaxy’s start-up and initial operational costs, then Intelsat Hong Kong and TVB Holdings are required to make additional cash contributions up to an aggregate of HK$170,100, or approximately U.S.$21,800 at the date of the agreement. The amount of any such contributions that Intelsat Hong Kong and TVB Holdings would be required to make would be based on their percentage ownership interests in Galaxy Holdings at the time of the contributions.

      Intelsat’s consolidated financial statements include the assets and liabilities of Galaxy Holdings and Galaxy as of December 31, 2003, as well as the results of operations of Galaxy Holdings and Galaxy from the date of Intelsat’s initial investment in Galaxy Holdings through December 31, 2003. The results of operations of Galaxy Holdings and Galaxy were not significant to the Company’s consolidated results of operations for the twelve months ended December 31, 2003. TVB Holdings’ interest in the net assets of Galaxy Holdings and Galaxy as of December 31, 2003 is reflected in the consolidated financial statements as a minority interest in consolidated affiliate. Intelsat reflects the minority interest’s share of losses as a component of other income, net in its consolidated financial statements. The amount of the minority interest’s share of losses is insignificant to Intelsat’s results of operations for all periods presented.

      The pro forma results of operations for Intelsat’s investment in Galaxy Holdings, had the investment occurred at the beginning of 2002 or 2003, are not significant, and accordingly have not been provided.

Note 10     Goodwill and other intangible assets

      The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consisted of the following:

	As of December 31,

	2002	2003

Customer relationships	$26,824	$26,824
Business application software	638	638

Subtotal	27,462	27,462
Less: accumulated amortization	—	(2,257)

Total	$27,462	$25,205

      During the year ended December 31, 2002, the Company acquired $26,824 of customer relationships and $638 of business application software in the acquisition of most of the assets and certain liabilities of COMSAT World Systems as described in Note 3(b). The customer relationships have an average life of fourteen years and the business application software has an average life of two years. The Company recorded no amortization expense for the year ended December 31, 2002. The Company recorded amortization expense of $2,257 for the year ended December 31, 2003.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 10     Goodwill and other intangible assets — (Continued)

      Scheduled amortization charges for the intangible assets as of December 31, 2003 are as follows:

Customer Relationships and
Business Application Software

2004	$2,373
2005	$1,916
2006	$1,916
2007	$1,916
2008	$1,916
2009 and thereafter	$15,168

      The carrying amount of acquired intangible assets not subject to amortization consisted of the following:

	As of December 31,

	2002	2003

Goodwill	$56,799	$58,202

      The change in the carrying amount of goodwill for the year ended December 31, 2003 of $1,403 is comprised of $594 of goodwill associated with the consolidation of Galaxy, as described in Note 9, and $809 resulting from finalizing the COMSAT World Systems acquisition purchase price allocation during the fourth quarter of 2003, as described in Note 3(b).

      On January 1, 2002, the Company adopted SFAS No. 142, which provides that intangible assets with finite useful lives be amortized and that goodwill and other intangible assets with indefinite lives not be amortized but rather be tested for impairment annually or when a change in circumstances occurs. Intelsat has determined under the criteria set forth by SFAS No. 142 that, for such impairment testing, the Company has only one reporting unit, which is at the enterprise level.

      During the fourth quarter of 2003, the Company completed its required annual assessment of any potential goodwill impairments and determined that no goodwill was impaired. As of December 31, 2002 and 2003, the Company did not have any acquired other intangible assets with indefinite useful lives.

Note 11     Termination of portion of deferred satellite performance incentive liability

      In June 2003, Intelsat LLC entered into amendments to its satellite construction agreements with SS/L, pursuant to which Intelsat terminated a portion of its liability to SS/L to make satellite performance incentive payments for the Intelsat VII/VIIA and IX series satellites manufactured by SS/L in exchange for a total cash payment of $60,000. Intelsat’s obligation to pay the portions of these incentive payments that are payable by SS/L to its subcontractors has not been terminated, and Intelsat will continue to be required to make payments as due with respect to these portions.

      The amendments provide for SS/L to remain liable under its satellite construction agreements with Intelsat LLC for amounts that may become due in connection with SS/L’s failure to provide satellite anomaly support as requested by Intelsat or in connection with other specified matters. As security for SS/L’s obligation to pay any such amounts that become due, $5,000 of the $60,000 cash payment is being held in escrow, and SS/L is obligated to maintain a minimum balance of $5,000 in the escrow account until the orbital design lives of all of the Intelsat VII/VIIA and IX series satellites have ended. Other than with respect to the specified situations in which SS/L remains liable, Intelsat has no further financial recourse to SS/L under the terms of the amended satellite construction agreements.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 11     Termination of portion of deferred satellite performance incentive liability — (Continued)

      On June 30, 2003, Intelsat paid $53,351 of the $60,000 cash payment due in connection with the amendments to the satellite construction agreements. At the time that this payment was made, Intelsat recorded a $95,051 reduction in its total satellite performance incentive payment liability, a $36,455 net reduction in the cost of its satellites and other property and equipment and a $1,404 reduction in accrued interest. In July 2003, Intelsat paid the $6,649 remaining to be paid of the $60,000 total cash payment.

      This accounting treatment reflects the renegotiation of a contract pursuant to which a portion of Intelsat’s existing satellite performance incentive liability was terminated, the portion of the Company’s satellite costs that was attributable to these performance incentives was written off and the amount of the Company’s payment was treated as the renegotiated value of these performance incentives and capitalized as part of the cost of the satellites.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 12     Notes payable, long-term debt and other financing arrangements

      The carrying amounts and estimated fair values of notes payable and long-term debt were as follows:

	As of December 31,

	2002		2003

	Amount	Fair Value	Amount	Fair Value

Commercial paper	$43,978	$43,978	$—	$—
Dragon bond 6.625% Notes due March 22, 2004	200,000	201,738	200,000	201,872
Eurobond 8.375% Notes due October 14, 2004	200,000	206,728	200,000	209,000
Eurobond 8.125% Notes due February 28, 2005	200,000	205,808	200,000	211,832
5.25% Senior Notes due November 1, 2008	—	—	400,000	409,968
Discount, net of amortization, on the 5.25% Senior Notes due November 1, 2008	—	—	(98)	—
7.625% Senior Notes due April 15, 2012	600,000	582,528	600,000	678,660
Discount, net of amortization, on the 7.625% Senior Notes due April 15, 2012	(4,007)	—	(3,700)	—
6.50% Senior Notes due November 1, 2013	—	—	700,000	734,020
Discount, net of amortization, on the 6.50% Senior Notes due November 1, 2013	—	—	(2,117)	—
Note payable to Lockheed Martin Corporation, 7%, payable in annual installments of $5,000, beginning January 1, 2007	20,000	20,000	20,000	20,000
Note payable to TVB Holdings, 8%, $6,598 and $8,284 payable in 2007 and 2008, respectively	—	—	14,882	14,882
Capital lease obligations	48,495	48,495	40,263	40,263

Total long-term debt	$1,308,466	$1,309,275	$2,369,230	$2,520,497

Less:
Commercial paper	43,978	43,978	—	—
Current portion of capital lease obligations	6,618	6,618	5,290	5,290
Notes payable	—	—	1,098,591	1,140,156

Total current portion	$50,596	$50,596	$1,103,881	$1,145,446

Total long-term debt, excluding current portion	$1,257,870	$1,258,679	$1,265,349	$1,375,051

      The fair value of the note payable to Lockheed Martin Corporation and the note payable to TVB Holdings is in each case assumed to be equal to the book value of such note. The payment of up to $15,000 of the $20,000 note payable to Lockheed Martin Corporation is contingent upon the non-occurrence of certain events that are outside the control of the Company, such as certain governmental actions relating to use of the Clarksburg, Maryland facility that the Company acquired in connection with the COMSAT transaction (see Note 3(b)). The note payable to TVB Holdings is a note payable by Galaxy, a company that has limited operations, to a party related to it, TVB Holdings, which owns a 49% interest in Galaxy. Because of the contingency associated with the note payable to Lockheed Martin Corporation and the factors described above with respect to the note payable to TVB Holdings, the Company does not believe that it is practicable to determine the fair value of these notes.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 12     Notes payable, long-term debt and other financing arrangements — (Continued)

      During 2002, the average daily balance of commercial paper borrowings outstanding was approximately $137,528, at an average effective borrowing rate of 2.0% per annum. During 2003, the average daily balance of commercial paper borrowings outstanding was approximately $17,884 at an average effective borrowing rate of 1.4% per annum.

      To support Intelsat’s commercial paper program and to provide funding for general corporate purposes, the Company has in place a $500,000 three-year unsecured revolving credit facility, which the Company entered into on March 21, 2002 with a group of financial institutions. At Intelsat’s option, borrowings under the revolving credit facility will bear interest either at Citibank, N.A.’s base rate or at the Eurodollar rate plus an applicable margin. Under the terms of the credit facility, Intelsat is required to satisfy certain financial and operating covenants, including an interest coverage ratio and a ratio of debt to EBITDA (as defined in the credit agreement). Prior to Intelsat’s issuance in November 2003 of an aggregate of $1,100,000 in Senior Notes, the lenders under Intelsat’s revolving credit facility waived the inclusion of the mandatorily redeemable portion of the Senior Notes (see Note 4) as debt for purposes of calculating the financial ratios under the credit facility. The waivers are effective until the earlier to occur of April 30, 2004 or the completion of the proposed Loral transaction. Giving effect to the waivers, as of December 31, 2003, Intelsat was in compliance with its covenants under the revolving credit facility. In addition, at December 31, 2003, there were no borrowings outstanding under the revolving credit facility.

      In April 2002, Intelsat issued $600,000 in aggregate principal amount of 7.625% Senior Notes due 2012. Proceeds received from the issuance of the notes were used to repay commercial paper borrowings outstanding at the time of receipt of those proceeds, for general corporate purposes and to repay on August 6, 2002 the $200,000 Eurobond 7.375% Notes that had been outstanding. The discount on the Senior Notes represents the difference between the issue price and the face value of the notes. In addition, the Company incurred debt issuance costs of approximately $7,600. Both the discount and the debt issuance costs are amortized as interest expense over the life of the Senior Notes utilizing the effective interest method.

      In November 2003, Intelsat issued $400,000 in aggregate principal amount of 5.25% Senior Notes due 2008 and $700,000 in aggregate principal amount of 6.50% Senior Notes due 2013. Intelsat intends to use the net proceeds from the sale of such notes to finance the proposed Loral transaction and for general corporate purposes. If the Company’s $200,000 in aggregate principal amount of Dragon bond 6.625% Notes due March 22, 2004 becomes due prior to completion of the proposed Loral transaction, the Company intends to use a portion of the net proceeds from the sale of the Senior Notes to pay the Dragon bonds. The discount on the Senior Notes represents the difference between the issue price and the face value of the notes. Additionally, the Company incurred debt issuance costs of approximately $23,600. Both the discount and the debt issuance costs are amortized as interest expense over the life of the Senior Notes utilizing the effective interest method. The Company will be required to redeem $700,000 in aggregate principal amount of the Senior Notes at a redemption price of 102% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, and any other amounts due to the date of redemption if any of the following mandatory redemption events occur: (1) the asset purchase agreement relating to the proposed Loral transaction, discussed in Note 3(a), is terminated, (2) the Company’s new $800,000 credit agreement is terminated on or prior to April 30, 2004 or the Company fails to meet any condition required for the extension of loans under the credit agreement on or prior to April 30, 2004 that is required to be satisfied, and has not been waived, on or prior to that date or (3) the proposed Loral transaction, discussed in Note 3(a), is not completed on or prior to April 30, 2004. A portion of the proceeds from the sale of the Senior Notes in November 2003 would be used for this purpose and accordingly have been classified as a current liability in Intelsat’s consolidated balance sheet as of December 31, 2003.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 12     Notes payable, long-term debt and other financing arrangements — (Continued)

      In December 2003, Intelsat entered into a credit agreement with a group of banks for an $800,000 three-year unsecured credit facility, consisting of a $400,000 term loan facility and a $400,000 revolving facility. The closing of the new facility is subject to the satisfaction of specified conditions, including the completion of the proposed Loral transaction. Upon the closing of the new credit facility, the $400,000 revolving facility will replace Intelsat’s existing $500,000 three-year unsecured revolving credit facility. Intelsat intends to use the new revolving facility to finance the proposed Loral transaction to the extent that the proceeds from its sale in November 2003 of $400,000 and $700,000 in Senior Notes are not sufficient for this purpose and for working capital requirements. In addition, Intelsat may use the new term loan facility to pay its near-term debt obligations as they become due. Intelsat expects that the new revolving credit facility will also be used to support its commercial paper program. Intelsat’s new credit facility contains financial and operating covenants that, among other things, require the Company to maintain financial coverage ratios and limit the Company’s ability to pledge its assets as security for additional borrowings. In addition, Intelsat’s new credit facility will, upon its closing, limit the Company’s ability to pay dividends on its ordinary shares. If the proposed Loral transaction is not completed and the new credit facility does not close, Intelsat expects to use proceeds from the issuance of the 5.25% Senior Notes due 2008 and the 6.50% Senior Notes due 2013 to repay the Dragon bond 6.625% Notes due March 22, 2004 and the $200,000 Eurobond 8.375% Notes due October 14, 2004.

      As described in Note 9 above, Intelsat’s consolidated balance sheet includes Galaxy’s assets and liabilities as of December 31, 2003. The note payable to TVB Holdings for $14,882 is a note payable by Galaxy.

      Of Intelsat’s two capital leases, one had an obligation of $65,757, incurred in 1999, in connection with a lease agreement to acquire additional satellite capacity. The remaining capital lease is insignificant to the consolidated financial statements. As of December 31, 2003, the remaining capital lease obligations amounted to $40,263, of which $34,973 was long-term and $5,290 was current.

      Intelsat’s policy is to classify commercial paper borrowings supported by revolving credit facilities as long-term debt if Intelsat has the ability and the intent to maintain these obligations for longer than one year.

Note 13     Retirement plans and other retiree benefits

(a)	Pension and other post-retirement benefits

      Intelsat maintains a noncontributory defined benefit retirement plan covering substantially all employees hired prior to July 19, 2001. The cost under this plan is calculated by an actuary using a formula based upon employees’ remuneration, dates of hire and years of eligible service. Intelsat has historically funded the plan based on actuarial advice using the projected unit credit cost method. Concurrent with Intelsat’s privatization in 2001, the plan became subject to the provisions of the Employee Retirement Income Security Act of 1974, and, as such, Intelsat expects that its future contributions to the plan will be based on the minimum requirements of the Internal Revenue Service and on the plan’s funded position. Employees hired on or after July 19, 2001 are eligible to participate in a defined contribution plan (see Note 13(b)).

      In addition, Intelsat provides health benefits for employees hired prior to January 1, 2004 who retire at or after age 60 with five years of consecutive service or after age 55 with ten years of consecutive service. The cost under this unfunded plan is calculated by an actuary based on the level of benefits provided, years of service and certain other factors.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 13     Retirement plans and other retiree benefits — (Continued)

      The following tables provide summaries of the projected benefit obligations, plan assets and funded status of the plans as of December 31, 2002 and 2003 based on valuation dates of September 30, 2002 and 2003.

			Other Post-retirement
	Pension Benefits		Benefits

	2002	2003	2002	2003

Change in benefit obligation
Benefit obligation, October 1,	$265,769	$280,269	$52,335	$54,389
Service cost	4,002	5,765	3,647	5,177
Interest cost	18,943	19,030	3,706	3,780
Benefits paid	(16,126)	(18,056)	(2,450)	(2,515)
Plan amendments	—	—	—	(1,733)
Acquisitions	—	7,149	—	5,154
Curtailment	—	—	—	(2,584)
Actuarial (gain)/loss	7,681	13,969	(2,849)	18,870

Benefit obligation, September 30,	$280,269	$308,126	$54,389	$80,538

Change in plan assets
Plan assets at fair value October 1,	$234,442	$211,939	$—	$—
Actual return on plan assets	(7,146)	38,671	—	—
Acquisitions	—	6,031	—	—
Contributions by Intelsat	—	40,000	—	—
Benefits paid	(15,357)	(17,607)	—	—

Plan assets at fair value September 30,	$211,939	$279,034	$—	$—

Funded status of the plans
Funded status of the plans	($68,330)	($29,092)	($54,389)	($80,538)
Unrecognized net (gain)/loss	60,072	56,827	(12,070)	7,609
Unrecognized prior service cost	1,533	1,216	—	(1,733)
Unrecognized transition obligation	366	326	—	—
Fourth-quarter contributions to the plans	110	114	839	699
Intangible asset	(2,340)	—	—	—
Amount included in other comprehensive income	(21,524)	(2,067)	—	—

Accrued benefits costs, December 31,	($30,113)	$27,324	($65,620)	($73,963)

Discount rate	6.75%	6.00%	6.75%	6.00%
Expected rate of return on plan assets	9.00%	9.00%	—	—
Rate of compensation increase	4.50%	3.75%	—	—

      At December 31, 2002, a minimum pension liability was recorded for $23,864, of which $21,524 and $2,340 were included in accumulated other comprehensive loss and other assets, respectively, in the accompanying consolidated balance sheet. The minimum pension liability represents the extent to which the plan’s accumulated benefit obligation exceeded the plan’s assets. The $2,340 recorded in other assets represents an intangible asset resulting from an unamortized transition obligation and prior service cost.

      During 2003, the Company made $40,000 in cash contributions to the retirement plan. However, the plan’s accumulated benefit obligation at September 30, 2003 still exceeded the fair value of its assets. As a result, the Company adjusted the minimum pension liability such that as of December 31, 2003, $19,457 of the net additional minimum pension liability of $21,524 was reversed along with the $2,340 previously recorded in other assets. The effect of this adjustment resulted in the Company having an additional minimum pension liability of $2,067, or $1,270 after tax, recorded as accumulated other comprehensive loss as of December 31, 2003.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 13     Retirement plans and other retiree benefits — (Continued)

      Plan assets include investments in equity and bond funds, U.S. government securities and liquid reserve funds.

      The weighted-average asset allocation of our pension plan assets at September 30 were:

Asset Category	2002	2003

Equity securities	58%	63%
Debt securities	41	33
Real estate	1	—
Cash equivalents	—	4

Total	100%	100%

      The Company’s pension plan assets are managed in accordance with an investment policy adopted by the pension committee. The investment policy currently includes target allocation percentages of 65% for investments in equity securities and 35% for investments in fixed income securities. There is typically no allocation to cash but there was a cash contribution made on September 30, 2003 to the pension plan assets that had yet to be invested as of that date. There are restrictions on investment managers to prevent the concentration of investments in the securities of any one company or industry, the purchase of tax-exempt securities, direct investments in commodities and short sales and to impose other restrictions. The expected long-term rate of return on plan assets was based on historical returns.

      The Company expects to contribute $456 to its pension plan during 2004 and it does not expect to make any contributions to its post-retirement health insurance plan, which is an unfunded plan.

      Net periodic pension and other post-retirement benefits costs include the following components for 2001, 2002 and 2003:

				Other Post-retirement
	Pension Benefits			Benefits

	2001	2002	2003	2001	2002	2003

Service cost	$7,682	$4,002	$5,765	$2,761	$3,647	$5,177
Interest cost	16,999	18,943	19,030	3,315	3,706	3,780
Expected return on plan assets	(22,358)	(22,179)	(22,054)	—	—	—
Amortization of unrecognized transition asset	41	41	41	—	—	—
Amortization of unrecognized prior service cost	(170)	66	49	—	—	—
Amortization of unrecognized net loss (gain)	(868)	181	595	(1,221)	(531)	(809)

Total costs	$1,326	$1,054	$3,426	$4,855	$6,822	$8,148

      Depending upon actual future health care claims experience, Intelsat’s actual costs may vary significantly from those projected above. As of September 30, 2002 and 2003, the assumed health care cost trend rate was a constant 7%.

      Increasing the assumed health care cost trend rate by 1% each year would increase the other post-retirement benefits obligation as of September 30, 2003 by $11,355. Decreasing this trend rate by 1% each year would

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 13     Retirement plans and other retiree benefits — (Continued)

reduce the other post-retirement benefits obligation as of September 30, 2003 by $9,526. A 1% increase or decrease in the assumed health care cost trend rate would increase or decrease the aggregate service and interest cost components of net periodic other post-retirement benefits cost for 2003 by $1,721 and $1,409, respectively.

(b) Other retirement plans

      Intelsat maintains two defined contribution retirement plans in the United States. One of these plans provides benefits to employees based in the United States who were hired before July 19, 2001, and the other plan provides benefits to employees based in the United States hired on or after July 19, 2001. The Company recognized compensation expense of $1,750, $2,167 and $2,666 during 2001, 2002 and 2003 related to these defined contribution retirement plans. Intelsat also maintains an unfunded deferred compensation plan for executives; however, benefit accruals under the plan were discontinued during 2001. The accrued liability for the deferred compensation plan for executives was $951 and $1,542 as of December 31, 2002 and 2003, respectively. Intelsat maintains other defined contribution retirement plans in several non-U.S. jurisdictions.

Note 14     Share option plan

      In July 2001, Intelsat established a share option plan. Under the share option plan, employees, directors, independent contractors, advisors and consultants are eligible to receive awards of share options. The maximum number of ordinary shares that may be issued under the share option plan is 3,333,333.

      The share option plan enables the holder of options to purchase ordinary shares at a specified exercise price. The exercise price is established on the date of grant and may not be less than the fair market value of the ordinary shares on that date. Options generally vest over a three-year period, in equal one-third installments on each of the first, second and third anniversaries of the date of grant, with a term not to exceed ten years. In general, the options granted, once vested, may be exercised only after the earlier of the first anniversary of Intelsat’s initial public equity offering and the third anniversary of the date of grant.

      A summary of the share option activity is presented below:

	Share Options	Weighted-Average
	Outstanding	Exercise Price

Options outstanding at January 1, 2001	—	—
Options granted	2,938,631	$19.05
Options canceled	(992)	$19.05
Options outstanding at December 31, 2001	2,937,639	$19.05
Options granted	248,739	$16.17
Options canceled	(279,033)	$19.05

Options outstanding at December 31, 2002	2,907,345	$18.80
Options granted	397,564	$14.90
Options canceled	(76,523)	$18.76

Options outstanding at December 31, 2003	3,228,386	$18.32

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 14     Share option plan — (Continued)

      The following table summarizes information about share options outstanding at December 31, 2003:

			Weighted-Average
	Share Options	Share Options	Remaining Contractual
Option Price Per Share	Outstanding	Exercisable	Life (years)

$19.05	2,588,171	—	7.8
$16.17	246,463	—	9.0
$14.90	393,752	—	9.6

	3,228,386	—	8.1

      SFAS No. 123, Accounting for Stock-Based Compensation, defines a “fair value based method” of accounting for stock-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Prior to the issuance of SFAS No. 123, stock-based compensation was accounted for under the “intrinsic value method” as defined by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value method, compensation is the excess, if any, of the market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. SFAS No. 123 allows an entity to continue to use the intrinsic value method. However, entities electing the accounting in APB Opinion No. 25 are required to make pro forma disclosures as if the fair value based method of accounting had been applied. Intelsat applies APB Opinion No. 25 and the related interpretations in accounting for its stock-based compensation. Accordingly, no compensation expense has been recognized, as all of the options granted had an exercise price equal to the estimated fair value of the underlying ordinary shares on the date of grant.

      The weighted-average fair value per share of the options granted during 2001, 2002 and 2003 was $4.21, $2.26 and $2.78 at the respective grant dates. In determining pro forma net income, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. During the years ended December 31, 2001, 2002 and 2003, Intelsat used the minimum value method for the expected volatility assumption. In addition, the following weighted-average assumptions were used for grants made during the years ended December 31, 2001, 2002 and 2003:

	Years Ended
	December 31,

	2001	2002	2003

Risk-free interest rate	5.0%	3.0%	4.2%
Expected term	5 years	5 years	5 years
Dividend yield	—	—	—
Expected volatility	—	—	—

      Subject to the approval of Intelsat’s shareholders, in January 2004, the Company’s board of directors approved a 2004 share incentive plan and the reservation of 6,720,000 ordinary shares for issuance under the plan. The Company intends to hold a special general meeting of its shareholders in the first half of 2004 in order to obtain approval of the 2004 share incentive plan, the reservation of shares for issuance under the plan and the issuance of shares under the plan.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 15     Income taxes

      The provision for income taxes consisted of the following:

	Years Ended December 31,

	2001	2002	2003

Current	$35,946	$28,764	$8,088
Deferred	(30,587)	4,257	18,041

Total provision for income taxes	$5,359	$33,021	$26,129

      Because Bermuda does not currently impose an income tax, Intelsat’s statutory tax rate is zero. The difference between tax expense reported in the accompanying statement of operations and tax computed at statutory rates is attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes.

      The components of Intelsat’s net deferred tax asset were as follows:

	Years Ended
	December 31,

	2002	2003

Deferred tax assets:
Accrued liabilities	$5,679	$8,705
Bad debt reserve	—	5,446
Accrued retirement benefits	38,356	18,315
Net operating loss carry forward	—	3,176
Alternative minimum tax credit carry forward	—	745
Other	—	379

Total deferred tax assets	44,035	36,766
Deferred tax liabilities:
Basis difference of depreciation	(9,096)	(17,898)
Basis difference of intangibles	—	(1,541)
Unrealized gain on available-for-sale securities	—	(860)

Total net deferred tax asset	$34,939	$16,467

Note 16     Contractual commitments

      In the further development and operation of Intelsat’s commercial global communications satellite system, significant additional expenditures are anticipated.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 16     Contractual commitments — (Continued)

      The portion of these additional expenditures represented by contractual commitments as of December 31, 2003 and the expected year of payment are as follows:

		Satellite
		performance
	Capital	incentives and
	leases	other capital	Expense	Total

2004	$7,827	$174,849	$62,341	$245,017
2005	9,200	22,682	56,458	88,340
2006	9,200	10,741	62,537	82,478
2007	9,200	9,129	79,289	97,618
2008	9,200	7,405	91,213	107,818
2009 and thereafter	3,756	37,895	220,868	262,519

	$48,383	$262,701	$572,706	$883,790

Less: amount representing interest on capital lease obligations and deferred satellite performance incentives	(8,120)	(23,113)	—	(31,233)

Total net commitments	$40,263	$239,588	$572,706	$852,557

      Due to the nature of its business, Intelsat has large contracts for satellite construction and launch services and pays significant amounts to a limited number of suppliers for assets and services scheduled for future delivery.

      In the table above, capital commitments in 2005 include the cash deposit related to termination of Intelsat’s order for the IS-10-01 satellite that will be applied against the cost of a future launch or will be forfeited if Intelsat does not place a launch order by July 31, 2005. See Note 7 for further discussion.

      Intelsat leases space in its Washington, D.C. building to various tenants. As of December 31, 2003, the minimum rental income anticipated with respect to these leases is approximately $16,031, of which $8,924 is expected to be received during the next five years. Rental income is included in other income in the accompanying consolidated statements of operations.

Note 17     Contingencies

(a) Insurance

      At December 31, 2003, Intelsat had insurance covering the in-orbit operations of six Intelsat IX series satellites. Under the terms of this policy, Intelsat co-insures $150,000 of the net book value of each satellite, and the insurers cover the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. This insurance policy expires in November 2004. Intelsat does not have in-orbit insurance coverage for the 16 satellites not covered under this insurance policy. These 16 satellites individually have a net book value of less than $150,000.

      At December 31, 2003, a seventh Intelsat IX series satellite, the IS-907 satellite, was insured under a policy covering its launch and first year of in-orbit operations in an amount equal to its cost, excluding satellite performance incentives. This policy expired on February 14, 2004, and IS-907 then became insured under the policy covering the other Intelsat IX series satellites with Intelsat co-insuring $150,000 of the net book value of

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 17     Contingencies — (Continued)

the satellite and the insurers covering the balance of the net book value, excluding capitalized performance incentives.

      Intelsat has obtained launch insurance for the book value of the IS-10-02 satellite under construction. For the period from the satellite’s separation from the launch vehicle through in-orbit testing, Intelsat obtained insurance covering the book value of the satellite, excluding capitalized performance incentives. After completion of the in-orbit testing period, Intelsat will co-insure approximately $53,000 of the net book value of the IS-10-02 satellite through its first year of in-orbit operations, with insurers covering the balance of the net book value, excluding capitalized performance incentives.

(b) Litigation and claims

      The Company is subject to litigation in the normal course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on the Company’s financial position or results of operations.

(c) MFC and LCO protections

      Most of the customer service commitments entered into prior to the privatization were transferred to Intelsat pursuant to novation agreements. These agreements contain provisions, including provisions for most favored customer (“MFC”) and lifeline connectivity obligation (“LCO”) protections, that constrain Intelsat’s ability to price services in some circumstances. MFC protection entitles eligible customers to the lowest rate Intelsat charges after July 18, 2001 for satellite capacity having substantially the same technical and commercial terms, subject to limited exceptions. MFC protection continues until July 18, 2006. Intelsat management does not believe that the MFC terms significantly restrict the Company’s ability to price services competitively. Intelsat’s LCO contracts require the Company to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, Intelsat may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013. As of December 31, 2003, Intelsat had not been required to reduce prices for its LCO-protected service commitments.

(d) ORBIT Act

      Intelsat is subject to the requirements of the Open-Market Reorganization for the Betterment of International Telecommunications Act (the “ORBIT Act”), which sets forth criteria that the U.S. Federal Communications Commission (the “FCC”) must evaluate in considering Intelsat’s license and renewal applications and in connection with customer requests for authorization to use Intelsat’s satellite capacity to provide “non-core services” to, from or within the United States and to provide “additional services.” “Non-core services” are defined in the ORBIT Act as any services other than public-switched voice telephony and occasional use television. The FCC defines “additional services” as direct-to-home or direct broadcast satellite video services or services in the Ka- or V-band. One of the statutory criteria requires Intelsat to make an initial public offering by no later than June 30, 2004. If the FCC determines that Intelsat has failed to comply with the requirements of the ORBIT Act, the FCC may impose limitations on or deny Intelsat’s applications for satellite licenses and for the renewal of these licenses and may limit or revoke previous authorizations to provide “non-core services” to, from or within the United States. The FCC may also deny licensing for “additional services.”

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 18     Business segment and geographic information

      Intelsat operates in a single industry segment, in which it provides satellite services to its communications customers around the world. Intelsat’s shareholders generated approximately 89%, 78% and 53% of revenue in 2001, 2002 and 2003, respectively.

      The geographic distribution of Intelsat’s revenue was as follows:

	Years Ended
	December 31,

	2001	2002	2003

Europe	29%	29%	25%
North America and the Caribbean	24%	24%	27%
Asia Pacific	18%	17%	17%
Latin America	13%	13%	11%
Sub-Saharan Africa	9%	11%	13%
Middle East and North Africa	7%	6%	7%

      Approximately 15%, 12%, and 5% of Intelsat’s revenue was derived from its largest customer in 2001, 2002 and 2003, respectively. No other single customer accounted for more than 5% of revenue in any of those years. The ten largest customers accounted for approximately 43% of Intelsat’s revenue in 2001, approximately 36% of Intelsat’s revenue in 2002, and approximately 35% of Intelsat’s revenue in 2003. Revenue by region is based on the locations of customers to which services are billed.

      Intelsat’s satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of Intelsat’s remaining assets, substantially all are located in the United States.

Note 19     Restructuring costs

Accrued restructuring costs, January 1, 2001	$—
Restructuring costs charged	7,300
Amounts paid	(3,600)

Accrued restructuring costs, December 31, 2001	3,700
Restructuring costs charged	5,522
Amounts paid	(4,598)

Accrued restructuring costs, December 31, 2002	4,624
Amounts paid	(3,787)
Reversal of accrual	(837)

Accrued restructuring costs, December 31, 2003	$—

      In October 2001, Intelsat reduced the size of its workforce by 105 employees, or approximately 11%, reflecting the elimination of certain positions that were no longer required after privatization. Operations were also streamlined in order to respond to market and industry conditions. As a result of these actions, severance costs of $7,300 were incurred in 2001. At December 31, 2001, accrued restructuring costs of approximately $3,700 were included in accounts payable and accrued liabilities in the accompanying consolidated balance sheet. These amounts were fully paid in January 2002.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 19     Restructuring costs — (Continued)

      In December 2002, Intelsat reduced the size of its workforce by 130 employees, or approximately 12%, reflecting efforts to streamline operations in response to market and industry conditions. As a result of the workforce reduction, severance costs of $5,522 were incurred in 2002. At December 31, 2002, accrued restructuring costs of $4,624 were included in accounts payable and accrued liabilities reflected in the accompanying consolidated balance sheet. Due to a change in estimate of the restructuring costs accrued during 2002, the Company reversed $837 during 2003. All costs were paid by the end of 2003.

Note 20     Customer reorganizations

(a)	WorldCom reorganization

      Upon the closing of the COMSAT acquisition described in Note 3, WorldCom, Inc. became one of Intelsat’s largest customers. On July 21, 2002, WorldCom, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Revenue generated from WorldCom, Inc. and its affiliates as direct customers was $7,325 and $10,715 for the years ended December 31, 2001 and 2002, respectively. Based upon information provided by Lockheed Martin Corporation, WorldCom, Inc. accounted for approximately $60,000 (unaudited) of COMSAT’s revenue from the sale of Intelsat capacity for the year ended December 31, 2001 and approximately $47,800 (unaudited) for the period from January 1, 2002 to the date of closing of the COMSAT acquisition described in Note 3. On a pro forma basis, WorldCom, Inc. and its affiliates would have accounted for approximately 6% of revenue (unaudited) in each of the years ended December 31, 2001 and 2002, had the acquisition of COMSAT World Systems closed at the beginning of 2001. Although the bankruptcy court in October 2003 approved WorldCom, Inc.’s plan of reorganization, management cannot predict the effect that WorldCom, Inc.’s bankruptcy proceedings will have on future revenue. For the year ended December 31, 2003, revenue generated from WorldCom, Inc. and its affiliates was approximately $43,200. At December 31, 2003, Intelsat had receivables of $13,021 due from WorldCom, Inc. and affiliates, of which $6,676 was reserved for in the allowance for doubtful accounts and $8,416 related to pre-petition receivables.

(b)	Verestar, Inc. reorganization

      Verestar, Inc., one of Intelsat’s largest customers, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on December 22, 2003. Revenue generated from Verestar, Inc. and its affiliates for the years ended December 31, 2002 and 2003, was approximately $19,800 and $24,900, respectively. As of December 31, 2003, Intelsat had receivables of $7,867 due from Verestar, Inc. and its affiliates. The Company believes it has adequate reserves to cover its exposure. Management cannot predict the effect that Verestar, Inc.’s bankruptcy proceedings will have on future revenue.

Note 21     Related party transactions

(a)	Shareholder collateral and other deposits

      Included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets are collateral and other deposits held from customers that are also shareholders in the amounts of $20,646 and $18,976 at December 31, 2002 and 2003, respectively. Collateral generally represents cash balances held in accordance with service agreements. Deposits generally represent cash balances held to secure future capacity under right of first refusal arrangements. Associated cash balances contain no restrictions and generally are non-interest bearing.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 21     Related party transactions — (Continued)

(b)	Teleglobe Insolvency and Share Purchase Agreement

      On May 15, 2002, one of Intelsat’s largest customers and one of its shareholders, Teleglobe Inc., filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. As a result of financial difficulties experienced by Teleglobe Inc., Intelsat recorded a reserve of $12,836 against all of its account receivable from Teleglobe Inc. as of March 31, 2002, and did not recognize any revenue from Teleglobe Inc. from April 1, 2002 through May 15, 2002, because collection was not ensured. Revenue generated from Teleglobe Inc. and its affiliates was approximately $47,800 in 2001, $35,100 in 2002 and $28,100 in 2003.

      On September 20, 2002, Intelsat Global Sales & Marketing Ltd. (“Intelsat Global Sales”) acquired Teleglobe Inc.’s 6,284,635 shares in Intelsat, Ltd. for $65,000. Pursuant to the share purchase agreement and a related escrow agreement, title to the shares acquired from Teleglobe Inc. was transferred to an escrow agent, which holds the shares in trust for Intelsat Global Sales, subject to specified limited voting and dividend rights of Teleglobe Inc. The share purchase agreement provides that the escrow agent will sell the shares in Intelsat’s contemplated initial public equity offering or in another manner set forth in the agreement and will subsequently deliver the proceeds of any such sale to Intelsat Global Sales and, in some cases, to Teleglobe Inc. If all of the shares held in escrow are sold and the sale proceeds exceed $90,139, Intelsat Global Sales will receive $90,139, and Teleglobe Inc. will receive the portion of the sale proceeds that exceeds $90,139. If only a portion of the shares held in escrow are sold, Intelsat Global Sales will receive the portion of the sale proceeds equal to the percentage of $90,139 that is equal to the percentage the sold shares represent of the total number of shares originally held in escrow, and Teleglobe Inc. will receive any remaining sale proceeds. If Intelsat has not conducted a registered offering of its ordinary shares by December 31, 2003, or if Intelsat has conducted such an offering by that time but some of the escrowed shares remain unsold as of December 31, 2004, the share purchase agreement provides for the unsold shares and any cash held as escrow property to be distributed to Intelsat Global Sales up to the amount that would result in Intelsat Global Sales having received a total amount of cash and shares under the agreement valued at $90,139. If there are any shares or cash remaining after this distribution to Intelsat Global Sales, these shares and cash will be transferred to Teleglobe Inc. Intelsat did not conduct an initial public offering of its ordinary shares by December 31, 2003 and is currently in discussions with Teleglobe Inc. regarding the valuation of the shares held in escrow. Based on valuations performed by the Company and its financial advisors, the company currently expects that all shares held in escrow will be distributed to Intelsat Global Sales.

      Intelsat has accounted for the share purchase transaction similar to an acquisition of treasury stock. Under FASB Technical Bulletin No. 85-6, Accounting for a Purchase of Treasury Shares at a Price Significantly in Excess of the Current Market Price of the Shares and the Income Statement Classification of Costs Incurred in Defending against a Takeover Attempt, amounts paid for treasury stock above fair value and additional rights and consideration received are allocated to the various components received. The estimated aggregate market value of the shares acquired by Intelsat Global Sales exceeded the cash payments made to Teleglobe Inc. on September 20, 2002 by more than the amounts due to Intelsat Global Sales. As a result, Intelsat was able to recover the $15,958 of receivables owed by Teleglobe Inc., consisting of $12,836 that was fully reserved in the first quarter of 2002 as well as $3,122 related to revenue that had not been previously recognized since its collection was not certain. Intelsat believes that the closing of the share purchase transaction enabled it to change its estimated reserve for uncollectible accounts and recognize the previously unrecognized service fees for which collection was uncertain, in accordance with APB Opinion No. 20, Accounting Changes. The shares acquired by Intelsat Global Sales are deemed not to be outstanding for the purposes of Intelsat’s consolidated financial statements.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 21     Related party transactions — (Continued)

      Teleglobe Inc.’s remaining interest in the shares is deemed to be a free-standing derivative in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. This resulted in Intelsat recording an obligation to Teleglobe Inc. on September 20, 2002 of $25,860, which reflected the estimated fair value of this derivative on that date. On December 31, 2002, the Company reduced its obligation to Teleglobe Inc. to $19,780 based on a valuation of the derivative on that date. At December 31, 2003, Intelsat no longer had an obligation to Teleglobe Inc. based on a valuation of the derivative on that date, and recorded other income of $19,780 for the year ended December 31, 2003, for the amount of the adjustment, in the accompanying consolidated statement of operations. Intelsat does not currently expect that the distribution of the shares held in escrow as provided under the share purchase agreement with Teleglobe Inc. will impact the Company’s accounting for the share purchase transaction as of December 31, 2003.

Note 22     Subsequent events (unaudited)

(a)	Amendment to Loral Asset Purchase Agreement

      In March 2004, the Company, Intelsat Bermuda and the Sellers entered into an amendment to the asset purchase agreement relating to the Loral transaction, which is described in Note 3(a) and in Note 22(b). The amendment related to, among other things, certain adjustments to the purchase price and the waiver of specified conditions to the closing of the transaction. The amendment also reduced the amount of the deposit required under the Company’s new procurement agreement with SS/L, described in Note 3(a), from $100,000 to $50,000. The amendment also provides that, to the extent the insurance proceeds in respect of Telstar 4 are less than $141,000, not taking into account warranty payments, the Company will receive a credit in the amount of such shortfall for payments the Company is required to make under its new procurement agreement with SS/L described above.

(b)	Purchase of the North American satellite assets of Loral Space & Communications Corporation

      In March 2004, Intelsat completed its purchase of certain of the satellites and related assets of the Sellers discussed in Note 3(a) above. Intelsat acquired these satellites and related assets for a purchase price of $961,063, plus estimated acquisition costs of $14,538. The assets Intelsat acquired include four in-orbit satellites, one satellite under construction, the rights to six orbital locations and various assets relating to the satellites and the business that the Sellers conducted on the satellites, including customer contracts. In addition, Intelsat assumed certain specified contractual commitments of the Sellers relating to the acquired assets.

      Because the Sellers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, the Company’s acquisition of the Sellers’ assets occurred in a sale process authorized under Section 363 and 365 of the Bankruptcy Code. The Company is relying on the Sellers and their affiliate for certain transition and other services. The performance of these services may be negatively impacted by these pending bankruptcy proceedings.

      The Company financed the Loral transaction with the proceeds of its issuance in November 2003 of the 5 1/4% Senior Notes due 2008 and the 6 1/2% Senior Notes due 2013, which are discussed in Note 12.

(c)	New satellite procurement agreement

      Pursuant to the asset purchase agreement relating to the Loral transaction described in Note 3(a) and Note 22(b), in March 2004 the Company entered into a procurement agreement with SS/L for a new satellite to be launched into one of the Company’s existing orbital locations. At the time of the closing of the Loral

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 22     Subsequent events (unaudited) — (Continued)

transaction, the Company paid to SS/L a deposit of $50,000 as prepayment for a portion of the purchase price of the new satellite. SS/L’s obligations under the procurement agreement have been secured by SS/L’s and its affiliates’ interest in an in-orbit satellite, insurance proceeds relating to the satellite and other collateral.

(d)	Amendment to Teleglobe Share Purchase Agreement

      In March 2004, Intelsat Global Sales and Teleglobe Inc. entered into an amendment to the Teleglobe share purchase agreement, which is described in Note 21(b). The amendment provides that the shares held in escrow will be valued pursuant to a formula based on the range for the initial public offering price of the Company’s ordinary shares. Based on this amendment, the Company expects that all of the shares held in escrow will be distributed to Intelsat Global Sales.

(e)	Closing of new $800,000 credit facility and termination of $500,000 credit facility

      In March 2004, the closing of the Company’s new $800,000 credit facility described in Note 12 occurred. The new $800,000 credit facility consists of a $400,000 term loan facility and a $400,000 revolving facility. Upon the closing of the new credit facility, the $400,000 revolving facility replaced Intelsat’s $500,000 three-year unsecured revolving credit facility obtained in March 2002.

      As noted in Note 22(g) below, in March 2004, the Company borrowed $200,000 under the term loan facility to repay its Dragon bond 6 5/8% Notes due March 22, 2004. The Company may use the remaining $200,000 available under the term loan facility to repay its Eurobond Notes at their maturity in October 2004. The Company expects that the revolving credit facility will be used for working capital requirements and to support the Company’s commercial paper program. The new $800,000 credit facility contains financial and operating covenants that, among other things, require the Company to maintain financial coverage ratios, limit the Company’s ability to pledge its assets as security for additional borrowings and restrict the Company’s ability to pay dividends on its ordinary shares.

(f)	Restricted cash

      The $700,000 in restricted cash described in Note 4 is no longer subject to mandatory redemption. Substantially all of the proceeds from the Company’s issuance in November 2003 of the 5 1/4% Senior Notes due 2008 and the 6 1/2% Senior Notes due 2013, including the $700,000 in restricted cash described in Note 4, was used to pay the $961,063 purchase price for the Loral transaction. The Senior Notes issued in November 2003 are described in Note 12 and the Loral transaction is described in Note 3(a) and Note 22(b).

(g)	Repayment of 6 5/8% Dragon bonds due March 22, 2004

      In March 2004, the Company repaid its Dragon bond 6 5/8% Notes due March 22, 2004. The Company borrowed $200,000 under the term loan portion of its $800,000 credit facility in order repay the Dragon bonds.

(h)	Shareholder approval of 2004 Share Incentive Plan

      In March 2004, the Company’s shareholders approved the Company’s 2004 share incentive plan, the reservation of shares for issuance under the plan and the issuance of shares under the plan.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to	Charged					Balance at
	Beginning of	Costs and	to Other					End of
Description	Period	Expenses	Accounts	Deductions		Adjustments		Period

	(in thousands)
Year ended December 31, 2001:
Restructuring reserve	$—	$7,300	$—	$3,600		$—		$3,700

Year ended December 31, 2002:
Allowance for doubtful accounts	$—	$9,472	$18,628 (1)	$3,277	(2)	$—		$24,823
Other	$—	$—	$—	$—		$3,277	(2)	$3,277
Restructuring reserve	$3,700	$5,522	$—	$4,598		$—		$4,624

Year ended December 31, 2003:
Allowance for doubtful accounts	$24,823	$13,897	$—	$1,716		($4,894	) (3)	$32,110
Other	$3,277	$—	$—	$3,277	(4)	$—		$—
Restructuring reserve	$4,624	$—	$—	$3,787		$837	(5)	$—

(1)	Allowance for doubtful accounts recorded in connection with the acquisition of assets of COMSAT World Systems.

(2)	Represents reclassification.

(3)	Adjustment to reflect finalization of the allocation of the purchase price in connection with the acquisition of assets of COMSAT World Systems.

(4)	Represents asset written off against reserve.

(5)	Reversal of 2002 restructuring costs due to a change in estimate.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders

Loral Space & Communications Ltd. and Subsidiaries

      We have audited the accompanying combined statements of net assets sold and the related combined statements of revenue and direct expenses of the satellites services business operations relating to and conducted with the North American telecommunications satellites (collectively referred to as the “Loral Transferred Satellites”) of Loral Space & Communications Ltd. and Subsidiaries (“Loral” or the “Company”) as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003. The combined statements of net assets sold and the related combined statements of revenue and direct expenses of Loral Transferred Satellites are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of net assets sold and the related combined statements of revenue and direct expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of net assets sold and the related combined statements of revenue and direct expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe our audits provide a reasonable basis for our opinion.

      As discussed in Notes 1 and 2 to the combined statements of net assets sold and the related combined statements of revenue and direct expenses, the accompanying statements are comprised of certain assets and liabilities of the Company’s North American telecommunications satellites and are not intended to be a complete presentation of the financial position or results of operations of the Loral Transferred Satellites.

      In our opinion, the statements referred to above present fairly, in all material respects, the combined statements of net assets sold as of December 31, 2003 and 2002, and the related combined statements of revenue and direct expenses of Loral Transferred Satellites for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Notes 3 and 6 to the combined statements of net assets sold and the related combined statements of revenue and direct expenses, Loral Transferred Satellites changed its method of accounting for goodwill and other intangible assets by adopting the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

/s/ GRANT THORNTON LLP

New York, New York

March 5, 2004

LORAL TRANSFERRED SATELLITES,

A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

COMBINED STATEMENTS OF NET ASSETS SOLD

(in thousands)

	December 31,

	2003	2002

ASSETS
Prepaid in-orbit insurance	$11,054	$14,832
Satellites and related equipment, net	872,622	985,769
Insurance proceeds receivable	109,507	—
Deferred charges	1,635	5,458
Other acquired intangible assets, net	17,416	20,939
Other assets, net	143	200

Total assets sold	1,012,377	1,027,198

LIABILITIES
Orbital incentives payable	28,018	23,573
Deferred revenue	26,530	35,752
Customer advances	2,426	2,411
Accrued insurance	1,936	911

Total liabilities transferred	58,910	62,647

Net assets sold	$953,467	$964,551

See accompanying notes.

LORAL TRANSFERRED SATELLITES,

A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

(in thousands)

	Years ended December 31,

	2003	2002	2001

Revenues from satellite services	$143,564	$200,122	$227,389

Costs of satellite services:
Insurance	18,715	14,585	14,992
Insurance recoveries	(8,895)	—	—
Depreciation	53,764	57,487	57,259
Amortization	3,523	3,524	5,141
Other costs of satellite services	10,065	7,621	8,180

Total costs of satellite services	77,172	83,217	85,572

Gross profit	66,392	116,905	141,817

Other direct expenses:
Sales and marketing	3,778	5,554	6,326
General and administrative	15,839	17,137	14,800
Interest expense on orbital incentives	2,209	2,337	2,523

Total other direct expenses	21,826	25,028	23,649

Excess of revenues over direct expenses before cumulative effect of change in accounting principle	44,566	91,877	118,168
Cumulative effect of change in accounting principle	—	(56,884)	—

Excess of revenues over direct expenses	$44,566	$34,993	$118,168

See accompanying notes.

LORAL TRANSFERRED SATELLITES,

A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

1.	Asset Purchase Agreement, Loss of Telstar 4 and Description of Business

      On July 15, 2003, Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc. (collectively, the “Sellers”), direct or indirect subsidiaries of Loral Space & Communications Ltd. (“Loral” or the “Company”), entered into a definitive agreement (the “Asset Purchase Agreement”) to sell to Intelsat, Ltd. and Intelsat (Bermuda), Ltd. (together, the “Purchasers”) all of the satellite services satellites serving the North American Market, then comprised of four satellites in orbit (one of which failed in September 2003, see below) and two under construction (one of which has been successfully launched and completed in-orbit testing and was placed into service on September 12, 2003 and one scheduled for launch in 2004) (collectively referred to hereinafter as Loral Transferred Satellites (“LTS”)), as well as certain related assets and liabilities.

      Also on July 15, 2003, Loral and certain of its subsidiaries (the “Debtor Subsidiaries”), including the Sellers, filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Lead Case No. 03-41710 (RDD), Case Nos. 03-41709 (RDD) through 03-41728 (RDD)) (the “Chapter 11 Cases”). Loral and its Debtor Subsidiaries, including the Sellers, continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

      In September 2003, LTS’s Telstar 4 satellite experienced a short circuit of its high-voltage bus, causing the satellite to cease operations. Loral has been unable to reestablish contact with the satellite and has declared the satellite a total loss. At the time of the satellite’s failure, Loral initiated a comprehensive restoration plan that has provided capacity to nearly all Telstar 4 customers on other LTS satellites. Loral and Lockheed Martin, the manufacturer of the satellite, continue to work to identify the cause of the failure of the high-voltage bus. The satellite is insured for $141 million. The agent for secured lenders of Loral SpaceCom Corporation is named as the loss payee on the insurance policy. During October 2003, Loral filed the proof of loss with the insurance underwriters. Under Loral’s agreement to sell its satellites serving the North American Market discussed above, the purchase price will be reduced by any insurance proceeds received for Telstar 4 by Loral, net of any payments by Loral to customers for warranty claims. As previously planned, Loral expects to replace Telstar 4 at 89 degrees West in mid-2004 with the larger and more powerful Telstar 8 satellite currently under construction. Of the $141 million of insurance proceeds that Loral expects to receive, a receivable for insurance proceeds of Telstar 4 of approximately $110 million was recorded at December 31, 2003, primarily representing the carrying value of Telstar 4 and the estimated costs of warranty obligations to customers directly associated with the failure of Telstar 4. Any gain to be recorded for the difference between the insurance recovery recognized of $110 million and the insurance policy value of $141 million will be recorded upon approval for payment by the insurance underwriters and a full release by Loral of the satisfaction of the claim. Customer cancellations resulting from the failure of Telstar 4 have reduced the future minimum lease receipts due from customers under long-term operating leases for transponder capacity by approximately $47 million.

      The Asset Purchase Agreement, as amended, provides for a base purchase price of $1.025 billion, subject to certain purchase price adjustments (which include a reduction for the insurance proceeds received from the Telstar 4 failure — see above). On October 24, 2003, after a hearing on the matter, the Bankruptcy Court approved the transaction contemplated by the Asset Purchase Agreement. Consummation of the transaction is still subject to a number of conditions, including that certain operating parameters continue to be met with respect to the assets being sold, and certain other closing conditions typical for transactions of this type. The Chapter 11 Cases will enable the Sellers to sell the North American satellites to the Purchasers free and clear of any interests.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

1.	Asset Purchase Agreement, Loss of Telstar 4 and Description of Business — (Continued)

There can be no assurance, however, that the transaction contemplated by the Asset Purchase Agreement will be consummated.

      During the pendency of the Chapter 11 Cases, Loral’s business will be subject to risks and uncertainties relating to the Chapter 11 Cases. For example, the Chapter 11 Cases could adversely affect relationships with Loral’s customers, suppliers and employees, which could adversely affect the going concern value of the business and of its assets, particularly if the Chapter 11 Cases are protracted. Also, transactions outside the ordinary course of business will be subject to the prior approval of the Bankruptcy Court, which may limit Loral’s ability to respond to certain market events or take advantage of certain market opportunities, and, as a result, Loral’s operations could be materially adversely affected.

      LTS operates in one business segment, Satellite Services. LTS is a component of an operating division of Loral: Loral Skynet. Loral Skynet is an operating division of Loral SpaceCom Corporation. LTS provides satellite services by leasing transponder capacity on its satellites to its customers for video and direct-to-home (“DTH”) broadcasting, high-speed data distribution, Internet access and communications, networking and telephone services. With the exception of the four satellites in orbit, LTS’s long-lived assets are located in the United States.

2.	Basis of Presentation

      Historically, financial statements have not been prepared for LTS, as it had no separate legal status or existence. The accompanying combined statements of net assets sold and combined statements of revenues and direct expenses have been derived from the historical accounting records of Loral and include the use of “carve out” and “push down” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred by Loral Skynet, which related to or were incurred on behalf of LTS, have been identified and allocated or pushed down as appropriate to reflect the financial results of LTS for the periods presented. As a result, the statements may not be indicative of the financial position or operating results of LTS had the component been operated as a separate, stand-alone entity. Management of Loral believes the allocation methodologies used are reasonable and represent the most appropriate methods of determining the revenue and expenses of LTS.

Combined Statements of Net Assets Sold

      The assets and liabilities included in the accompanying combined statements of net assets sold are those assets and liabilities to be transferred to the Purchasers pursuant to the Asset Purchase Agreement.

Combined Statements of Revenues and Direct Expenses

      The combined statements of revenues and direct expenses include revenues and expenses directly attributable to LTS and allocations of expenses incurred by Loral Skynet that are associated with the revenue-producing activities of LTS and therefore indirectly attributable to LTS.

      Some costs of satellite services, such as insurance, depreciation and amortization are directly attributable to and specifically identifiable with LTS. Other costs of providing satellite services, which are incurred by Loral Skynet and that are indirectly attributable to LTS, such as telemetry, tracking and control, access control, maintenance and engineering, are allocated to LTS based on LTS’s revenue as a percentage of Loral Skynet’s total revenue, or based on LTS’s satellites in orbit as a percentage of the total number of satellites in orbit either owned or managed on behalf of others by Loral Skynet.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

2.	Basis of Presentation — (Continued)

      Bad debt expense, as a component of general and administrative expenses, is directly attributable to and specifically identifiable with LTS. Other expenses, which are incurred by Loral Skynet and that are indirectly attributable to LTS, such as expenses relating to the sales and marketing organization, finance organization, human resource organization, and other general and administrative expenses, are allocated to LTS based on LTS’s revenue as a percentage of Loral Skynet’s total revenue.

      The expenses incurred by Loral Skynet that are not specifically identifiable with LTS, but that have been allocated to LTS based on the methods described above, are reflected in the following table for the years ended December 31, 2003, 2002 and 2001 (in thousands):

	Years ended December 31,

	2003	2002	2001

Costs of satellite services:
Other costs of satellite services	$10,065	$7,621	$8,180
Other direct expenses:
Sales and marketing	3,778	5,554	6,326
General and administrative	15,657	15,593	15,690

Total	$29,500	$28,768	$30,196

      General and administrative expenses that are not specifically identifiable with LTS, but that have been allocated to LTS as set out in the table above, can be reconciled as follows with general and administrative expenses included in the combined statements of revenues and direct expenses for the years ended December 31, 2003, 2002 and 2001 (in thousands):

	Years ended December 31,

	2003	2002	2001

General and administrative expenses allocated to LTS	$15,657	$15,593	$15,690
Bad debt expense, net of recoveries	182	1,544	(890)

Total general and administrative expenses	$15,839	$17,137	$14,800

      Expenses and income, such as corporate overheads, interest income and interest expense (except interest expense on orbital incentives) and income taxes, have been excluded from the accompanying combined statements of revenues and direct expenses, as they are not directly associated with the revenue-producing activities of LTS. Corporate overhead expenses include general costs incurred for administrative support such as expenses for legal, treasury, tax and executive management functions. The accompanying combined statements of net assets sold and combined statements of revenues and direct expenses are not indicative of the future financial position or results of operations of LTS due to the change in ownership, and the exclusion of various assets, liabilities and operating expenses, described herein. These statements are also not intended to represent a complete presentation of LTS as a stand-alone entity.

Cash Flows

      During the years ended December 31, 2003 and 2002, LTS’s funding requirements were met by Loral, and cash generated by LTS was transferred to Loral. As LTS has historically been managed as part of the operations

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

2.	Basis of Presentation — (Continued)

of Loral Skynet and has not operated as a single stand-alone entity, statements of cash flows were not prepared for LTS. It would not be practicable to retroactively prepare information about LTS’s operating, investing and financing cash flows, except for capital expenditures of $43.3 million, $72.0 million and $73.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. Capital expenditures primarily represent payments made to Space Systems/ Loral (“SS/L”), a subsidiary of Loral for satellites and capitalized interest.

3.	Summary of Significant Accounting Policies

Use of Estimates

      Preparation of the combined statements of net assets sold and combined statements of revenues and direct expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the combined statements of net assets sold and the amounts of revenues and direct expenses reported for the years then ended. Actual results could differ from those estimates. Significant estimates include the estimated useful lives of the LTS’s satellites. Also, as discussed in Note 2, the combined statements of revenues and direct expenses include allocations and estimates that are not necessarily indicative of the revenues, costs and expenses that would have resulted if LTS had been operated as a stand-alone entity.

Satellites and Related Equipment, Net

      Satellites and related equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method for satellites and related equipment over the estimated useful lives of the satellites and related assets, which range from 12 to 18 years.

      Costs incurred in connection with the construction and successful deployment of LTS’s satellites and related equipment are capitalized. Such costs include direct contract costs, allocated indirect costs, launch costs, launch insurance, construction period interest and the present value of satellite orbital incentive payments. Capitalized interest related to the construction of the satellites for the years ended December 31, 2003, 2002 and 2001 was $20.0 million, $21.7 million and $18.0 million, respectively. All capitalized satellite costs are amortized over the estimated useful life of the related satellite. The estimated useful lives of the satellites were determined by engineering analyses performed at the in-service date. Satellite lives are re-evaluated periodically.

      Losses from unsuccessful launches and partial and complete in-orbit failures, if any, of the LTS satellites, net of insurance proceeds, are recorded in the period in which a loss occurs. When a partial in-orbit failure occurs, the satellite is tested for impairment as described below in Valuation of Long-Lived Assets. Insurance recoveries associated with partial losses that relate to potential loss of revenues are recorded as a reduction of costs of providing satellite services upon approval for payment by the insurance underwriters and a full release by Loral of the satisfaction of the claim. For the year ended December 31, 2003, LTS recorded insurance recoveries on a partial in-orbit failure of $8.9 million as a reduction to costs of providing satellite services.

Cost in Excess of Net Assets Acquired

      On January 1, 2002, LTS adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. In

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

3.	Summary of Significant Accounting Policies — (Continued)

connection with the adoption, LTS recorded a non-cash charge for the cumulative effect of the change in accounting principle of $56.9 million. Prior to January 1, 2002, the excess of the cost of the purchased businesses over the fair value of net assets acquired was being amortized over 40 years using the straight-line method.

Valuation of Long-Lived Assets

      The carrying value of LTS’s long-lived assets, including LTS’s satellites, is reviewed for impairment whenever events or changes in circumstances indicate that the asset value may not be recoverable. LTS looks to current and future profitability, as well as current and future undiscounted cash flows, excluding financing costs, as primary indicators of recoverability. If impairment is determined to exist, any related impairment loss is calculated based on fair value. Fair value is determined based on quoted market values, discounted cash flows or appraisals, as appropriate in the circumstances.

Revenue Recognition

      LTS provides satellite capacity under lease agreements that generally provide for the use of satellite transponders and earth station assets for periods ranging from one year to the end of the life of the satellite. Some of these agreements have certain obligations, including providing spare or substitute capacity, if available, in the event of a satellite failure. If no spare or substitute capacity is available, the agreement may be terminated. Revenue under transponder leases is recognized as services are performed, provided that a contract exists, the price is fixed or determinable and collectibility is reasonably assured. Revenue under contracts that include fixed lease payment increases are recognized on a straight-line basis over the life of the lease.

      One customer represented approximately 16%, 11% and 9% of the Company’s combined revenues for the years ended December 31, 2003, 2002 and 2001, respectively. A second customer represented approximately 8%, 13% and 7% of the Company’s combined revenues for the years ended December 31, 2003, 2002 and 2001, respectively. A third customer represented approximately 2%, 7% and 12% of the Company’s combined revenues for the years ended December 31, 2003, 2002 and 2001, respectively.

Income Taxes

      No provision or benefit for income taxes has been provided in the accompanying financial statements due to the fact that LTS was not operated as a stand-alone unit and no allocation of Loral’s income tax provision/ benefit has been made to LTS.

      Pursuant to the Asset Purchase Agreement, no tax-related assets or liabilities will be acquired or assumed by the Purchasers and, accordingly, no tax-related assets or liabilities are reflected in the accompanying combined statements of net assets sold.

New Accounting Pronouncements

SFAS 143

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and the

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

3.	Summary of Significant Accounting Policies — (Continued)

normal operation of a long-lived asset, except for certain obligations of leases. The adoption of SFAS No. 143 on January 1, 2003 did not have an effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

     EITF 00-21

      In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the statement of operations. The adoption of EITF Issue No. 00-21 on July 1, 2003, had no effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

4.	Prepaid In-Orbit Insurance

      Prepaid in-orbit insurance as of December 31, 2003, reflects amounts which will be expensed through October 1, 2004.

5.	Satellites and Related Equipment, Net

      Satellites and related equipment, net consist of (in thousands):

	December 31,

	2003	2002

Satellites in-orbit	$764,881	$875,461
Satellites under construction	318,147	373,590
Ground equipment	493	630

	1,083,521	1,249,681
Accumulated depreciation	(210,899)	(263,912)

	$872,622	$985,769

      Loral and certain of its subsidiaries have credit agreements that are secured by substantially all of the assets of LTS.

      In September 2003, LTS’s Telstar 4 satellite experienced a short circuit of its high-voltage bus, causing the satellite to cease operations. Loral has been unable to reestablish contact with the satellite and has declared the satellite a total loss. Accordingly, the satellite was fully written off during the third quarter of 2003 and a corresponding receivable for insurance proceeds of $110 million was recorded as of December 31, 2003 (see Note 1).

      The Echostar IX / Telstar 13 satellite was successfully launched and completed in-orbit testing and was placed into service on September 12, 2003. This satellite was built jointly for LTS and EchoStar Communications

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

5.	Satellites and Related Equipment, Net — (Continued)

Corporation. Accordingly, the satellite was reclassified from “Satellites under construction” to “Satellites in orbit” during the third quarter of 2003 (see Note 1).

      The transponder capacity of satellites in orbit is either leased by customers or held for lease by LTS. Future minimum lease receipts due from customers under long-term operating leases for transponder capacity on satellites in orbit as of December 31, 2003, are as follows (in thousands):

For the year ending:
December 31, 2004	$99,720
December 31, 2005	72,336
December 31, 2006	66,225
December 31, 2007	54,935
December 31, 2008	37,467
Thereafter	115,487

$446,170

      Purchase commitments in connection with satellite construction contracts with SS/L at December 31, 2003 were approximately $53.7 million.

      Certain satellite construction contracts require LTS to make orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations are subject to the satellite achieving specific technical operating standards and are primarily owed to SS/L (see Note 7). Annual maturities of these incentives as of December 31, 2003 are as follows (in thousands):

For the year ending:
December 31, 2004	$5,528
December 31, 2005	5,224
December 31, 2006	5,224
December 31, 2007	5,224
December 31, 2008	5,224
Thereafter	14,196

Total incentive payments	40,620
Less: interest	(12,602)

Orbital incentives payable	$28,018

6.	Goodwill and Other Acquired Intangible Assets

      On January 1, 2002, LTS adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested at least annually for impairment. SFAS 142 also

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

6.	Goodwill and Other Acquired Intangible Assets — (Continued)

changed the evaluation criteria for testing goodwill for impairment from an undiscounted cash flow approach, which was previously utilized under the guidance in SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” to a test based on fair value. Fair value is determined by the amount at which an asset or liability could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Quoted market prices in active markets are the best evidence of fair value and must be used as the basis for the measurement, if available. If quoted market prices are not available, the estimate of fair value must be based on the best information available, including prices for similar assets and liabilities and the results of using other valuation techniques, such as public company trading multiples and future discounted cash flows.

Goodwill

      In accordance with SFAS 142, LTS’s previously recognized cost in excess of net assets acquired (“goodwill”) of $56.9 million at December 31, 2001 (net of accumulated amortization of $7.8 million), from the acquisition of LTS assets by Loral Skynet, was reviewed under the new transitional guidance as of January 1, 2002. Loral hired professionals in the valuation consulting business to determine the fair value of each of its reporting units. Since there were no quoted market prices in active markets for the reporting units, the measurement of fair value for each reporting unit was based on future discounted cash flows. Based on the fair values concluded on by those professionals, management determined that the goodwill under the new guidance in SFAS 142 was fully impaired. Accordingly, as of January 1, 2002, LTS recorded a non-cash charge for the cumulative effect of the change in accounting principle of $56.9 million. The charge is the result of a change in the evaluation criteria for goodwill from an undiscounted cash flow approach, which was previously used under the guidance in SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” to the fair value approach, which is required by SFAS 142.

      The following table represents the pro forma disclosure of what LTS’s excess of revenues over direct expenses for the year ended December 31, 2001 would have been, adjusted to exclude the amortization expense related to goodwill (in thousands):

Year ended
December 31,
2001

Reported excess of revenues over direct expenses (six months)	$118,168
Add back: Goodwill amortization	1,619

Adjusted excess of revenues over direct expenses (six months)	$119,787

Other Acquired Intangible Assets

      Other acquired intangible assets related to LTS reflect satellite-related intangible assets, regulatory fees and fees paid for the rights to use certain transponders on one of LTS’s satellites. Satellite-related intangibles

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

6.	Goodwill and Other Acquired Intangible Assets — (Continued)

primarily represent the value associated with orbital slots and anchor customers that attract other customers. Other acquired intangible assets consisted of the following (in thousands):

	December 31,

	2003	2002

Regulatory fees	$2,896	$2,896
Transponder rights	5,000	5,000
Satellite-related intangibles	32,978	32,978

	40,874	40,874
Accumulated amortization	(23,458)	(19,935)

	$17,416	$20,939

      As of December 31, 2003, the weighted-average remaining amortization period for regulatory fees was approximately seven years, for transponder rights was approximately one year and for satellite-related intangibles was approximately six years. Total amortization expense for other acquired intangible assets was $3.5 million for the years ended December 31, 2003, 2002 and 2001.

      Amortization expense for other acquired intangible assets is estimated to be as follows (in thousands):

2004	$3,513
2005	3,253
2006	2,888
2007	2,888
2008	2,888
Thereafter	1,986

$17,416

7.	Related Party Transactions

Revenue From Services

      LTS leases transponder capacity on the LTS satellites to Loral’s data subsidiaries and to one of Loral’s affiliates. Revenue from satellite services includes the following amounts from Loral companies and one of its affiliates (in thousands):

	Years ended December 31,

	2003	2002	2001

Revenue from Loral data subsidiaries	$2,222	$2,225	$3,539

Revenue from affiliate	$944	$6,296	$7,668

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

7.	Related Party Transactions — (Continued)

Acquisitions of Satellites and Related Equipment, In-Orbit Insurance and Orbital Incentives

      SS/L built four of the LTS satellites in orbit, as well as one satellite under construction as of December 31, 2003 (see Note 5). In addition, LTS has entered into agreements with SS/L for the in-orbit insurance of its satellites, as well as being required to make certain monthly orbital incentive payments to SS/L in connection with the two satellites in orbit that were purchased from SS/L. The following payments were made to SS/L (in thousands):

	Years ended December 31,

	2003	2002	2001

Construction of LTS satellites	$12,843	$62,514	$56,174
In-orbit insurance	848	4,335	4,335
Orbital incentives	4,850	5,163	5,387

	$18,541	$72,012	$65,896

      Orbital incentive payments of $27.7 million, $22.6 million and $24.2 million were payable to SS/L as of December 31, 2003, 2002 and 2001, respectively.

8.     Commitments and Contingencies

      LTS has in the past entered into prepaid leases and sales contracts relating to transponders on its satellites. Under the terms of these agreements, LTS continues to operate the satellites, which carry the transponders, and originally provided for a warranty for a period of 10 to 14 years, in the case of sales contracts (12 transponders), and the lease term, in the case of the prepaid leases (six transponders). Depending on the contract, LTS may be required to replace transponders that do not meet operating specifications. Substantially all customers are entitled to a refund equal to the reimbursement value if there is no replacement, which is normally covered by insurance. In the case of the sales contracts, the reimbursement value is based on the original purchase price plus an interest factor from the time the payment was received to acceptance of the transponder by the customer, reduced on a straight-line basis over the warranty period. In the case of prepaid leases, the reimbursement value is equal to the unamortized portion of the lease prepayment made by the customer. As a result of the Telstar 4 failure, during the third quarter of 2003 LTS established warranty liabilities of $11 million for previously sold and prepaid transponders to customers who were restored and who were not restored (three transponders) on other LTS satellites (see Note 1).

      Fourteen of the satellites built by Loral and launched since 1997, three of which are owned by LTS, have experienced minor losses of power from their solar arrays. Although to date neither LTS nor any of the customers using the affected satellites have experienced any degradation in performance, there can be no assurance that one or more of the affected satellites will not experience additional power loss that could result in performance degradation, including loss of transponder capacity or reduction in power transmitted. In the event of additional power loss, the extent of the performance degradation, if any, will depend on numerous factors, including the amount of the additional power loss, the level of redundancy built into the affected satellite’s design, when in the life of the affected satellite the loss occurred, and the number and type of use being made of transponders then in service. It is also possible that one or more transponders on a satellite may need to be removed from service to accommodate the power loss and to preserve full performance capabilities of the remaining transponders. In the case of one of LTS’s satellites, one transponder has been removed from service in order to maintain proper power

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

8.     Commitments and Contingencies — (Continued)

balance for the remaining transponders, none of which have been degraded in performance as a result of the power loss. A complete or partial loss of satellites owned and operated by LTS could result in a loss of revenues and profits. With respect to satellites under construction, based on its investigation of the matter, Loral has identified and has implemented remediation measures that Loral believes will prevent newly launched satellites from experiencing similar anomalies. Based upon information currently available, including design redundancies to accommodate small power losses and no pattern being identified as to the timing or specific location within the solar arrays of the failures, management believes that this matter will not have a material adverse effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

      In September 2001, a satellite built by Loral for a customer experienced an electrical power failure on its solar arrays that resulted in the loss of use of certain transponders on the satellite. In addition, two LTS satellites have experienced a minor loss of power from their solar arrays, the cause of which may be similar to the anomaly on the customer’s satellite. Loral believes, however, that these failures are isolated events and do not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, Loral does not believe that these anomalies will affect the other satellites built (in-orbit) or being built by Loral for LTS.

      While Loral has in the past, consistent with industry practice and the requirements in Loral’s debt agreements, typically obtained in-orbit insurance for its satellites, Loral cannot guarantee that, upon a policy’s expiration, Loral will be able to renew the insurance on acceptable terms, especially on satellites that have, or that are part of a family of satellites that has, experienced problems in the past. Three satellites owned by LTS have the same solar array configuration as two other 1300 class satellites manufactured by Loral that have experienced solar array failures. Loral believes that these failures are isolated events and do not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, Loral does not believe that these anomalies will affect these satellites. Loral believes that the insurers will require either exclusions of, or limitations on, coverage due to solar array failures in connection with renewals of insurance for LTS’s two other satellites in 2004. An uninsured loss of a satellite would have a material adverse effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

      In an order released on August 8, 2003, the FCC added Telstar 13 to the “Permitted Space Station List” in the C-Band frequency at 121 degrees W.L. As a result of this action, earth stations located in the U.S. will be able to communicate with the Telstar 13 satellite, which was successfully launched on August 7, 2003 (see Note 5), and Telstar 13 will be permitted to operate in the U.S. using a non-U.S. International Telecommunications Union (“ITU”) filing. The order contains several conditions on this authorization, including (1) a requirement that Telstar 13 be in compliance with all applicable current and future operational requirements as a result of coordination agreements reached with other satellite systems; and (2) a requirement that, in the absence of a coordination agreement with a satellite network with higher ITU priority, Telstar 13 must cease service to the U.S. market immediately upon launch and operation of the higher ITU priority satellite, or be subject to further conditions designed to address potential harmful interference to a satellite with ITU date precedence. New Skies Satellites has asserted that its non-U.S. ITU filing at 120.8 degrees W.L. has ITU priority over Telstar 13. Loral is continuing its international coordination of the 121 degrees W.L. slot. There can be no assurance, however, that coordination discussions will be successful.

      Loral is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Although the outcome of these claims cannot be predicted with certainty, management of Loral does not believe that any of these existing legal matters will have a material adverse effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly-owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

9.	Subsequent Event (unaudited)

      On March 17, 2004, Intelsat purchased the net assets of the Loral Transferred Satellites for a purchase price at $961,063. As part of the purchase price Intelsat is entitled to receive any insurance proceeds in respect to Telstar 4, expected to be up to $141,000, and assumed any specified warranty payments to customers. To the extent that the insurance proceeds received by Intelsat are less than $141,000, not considering any warranty payments, Intelsat will receive a credit on the amount of such shortfall.

PART II

Information Not Required in Prospectus

Item 6.	Indemnification of Directors and Officers

      The registrant has provided in its bye-laws that its directors and officers and their heirs, executors and administrators will be indemnified and held harmless to the fullest extent permitted by law out of the assets of the registrant for all actions, costs, charges, losses, damages and expenses they will or may incur or sustain by reason of any act done, concurred in or omitted to be done in the execution of their duties, other than in the case of their fraud or dishonesty.

      The Companies Act 1981 of Bermuda provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and a director or officer, indemnifying the director or officer against any liability that would attach to him in respect of his fraud or dishonesty will be void.

      The directors and officers of the registrant are covered by directors’ and officers’ insurance policies maintained by the registrant, and the registrant indemnifies certain of its executive officers against certain liabilities arising out of their service as executive officers of the registrant pursuant to agreements with these officers.

Item 7.	Recent Sales of Unregistered Securities

      The following is a summary of transactions, adjusted to reflect the registrant’s June 4, 2002 share consolidation, by the Registrant during the past three years involving sales and issuances of securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

      On July 18, 2001, the registrant issued 166,666,755 of its ordinary shares in connection with the privatization of the International Telecommunications Satellite Organization (the “IGO”). These shares were issued in consideration for the transfer to the registrant of substantially all of the assets and liabilities of the IGO. The registrant, upon the instructions of the IGO, issued the shares to the holders of investment share of the IGO in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D thereunder as a transaction not involving a public offering. Almost all of the holders of investment share in the IGO were located outside of the United States.

      From July 19, 2001 to July 22, 2003, the registrant has granted options to purchase 3,584,935 of its ordinary shares to its directors, officers and employees pursuant to its 2001 Share Option Plan at exercise prices ranging from $14.90 per ordinary share to $19.05 per ordinary share, pursuant to exemptions from registration provided by Rule 701 and/or Section 4(2) under the Securities Act. As of March 31, 2004, 3,162,178 of these granted options remained outstanding, none had been exercised and 422,757 had been forfeited.

      On April 15, 2002, the registrant issued $600.0 million in aggregate principal amount of 7 5/8% Senior Notes due 2012. The aggregate public offering price for the 2012 Senior Notes was $595,788,000. The initial purchasers for the issuance of the 2012 Senior Notes were Lehman Brothers Inc., Salomon Smith Barney Inc., ABN AMRO Incorporated, Credit Lyonnais Securities (USA) Inc, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho International plc, Morgan Stanley & Co. Incorporated and SG Cowen Securities Corporation. The aggregate underwriting commission for the issuance of the 2012 Senior Notes was $3.9 million. The 2012 Senior Notes were issued to the initial purchasers in a private placement in the United States exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. The initial purchasers offered and sold a portion of the 2012 Senior Notes to qualified institutional buyers in reliance on the exemption provided by Rule 144A under the Securities Act. The remaining portion of the 2012 Senior Notes were offered and sold by the initial purchasers in an offshore transaction exempt from registration pursuant to Regulation S under the Securities Act.

      On June 4, 2002, the registrant’s shareholders approved a share consolidation that became effective on that date. Pursuant to the share consolidation, every three of the registrant’s ordinary shares of $1.00 par value each were consolidated into one ordinary share of $3.00 par value. In addition, every three of the registrant’s preference shares of $1.00 par value each were consolidated into one preference share of $3.00 par value. Any holder of ordinary shares who would have held a fraction of an ordinary share after the share consolidation was issued an additional fraction of an ordinary share so as to round such holder’s shareholding up to the next whole number. The number of the registrant’s authorized ordinary shares after the share consolidation is 216,666,666 2/3 and the number of its authorized preference shares is 2,500,000. The number of the registrant’s authorized ordinary shares will increase to 250,000,000 effective as of the closing date of this offering. The share consolidation was exempt from registration under Section 3(a)(9) of the Securities Act.

      On November 7, 2003, the registrant issued $400.0 million in aggregate principal amount of 5 1/4% Senior Notes due 2008 and $700.0 million in aggregate principal amount of 6 1/2% Senior Notes due 2013. The aggregate public offering price for the 2008 Senior Notes was $399,900,000 and the aggregate public offering price for the 2013 Senior Notes was $697,858,000. The initial purchasers for the issuance of the Senior Notes were Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp. The aggregate underwriting commission for the issuance of the 2008 Senior Notes and the 2013 Senior Notes was $2.60 million and $4.55 million, respectively. The 2008 Senior Notes and the 2013 Senior Notes were issued to the initial purchasers in a private placement in the United States exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. The initial purchasers offered and sold a portion of the Senior Notes to qualified institutional buyers in reliance on the exemption provided by Rule 144A under the Securities Act. The remaining portion of the Senior Notes were offered and sold by the initial purchasers in an offshore transaction exempt from registration pursuant to Regulation S under the Securities Act.

      From time to time over the last three years, the registrant has issued commercial paper in transactions exempt from registration under Section 4(2) of the Securities Act pursuant to a commercial paper program for the issuance of up to $1,000,000,000 of notes outstanding at any one time.

Item 8.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
Number	Description

1.1	Form of Underwriting Agreement among Intelsat, Ltd., the selling shareholders named therein, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Citigroup Global Markets Inc.***
2.1	Restructuring Agreement, dated as of July 17, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat U.K., Ltd., Intelsat Services Corporation, Intelsat Holdings LLC, Intelsat LLC and the Signatories named on Schedule I and the Investing Entities named on Schedule II (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
2.2	Asset Purchase Agreement, dated as of March 15, 2002, among COMSAT Corporation, COMSAT Digital Teleport, Inc. and Intelsat (Bermuda), Ltd., as amended (incorporated by reference to Exhibit 2.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 2.3 and 2.4 of Amendment No. 2 to the Registration Statement on Form F-4, File No. 333-99189, filed on December 11, 2002).(1)
2.3	Asset Purchase Agreement, dated as of July 15, 2003, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc., as amended (incorporated by reference to Exhibit 1 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003 and Exhibits 1, 2 and 3 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended September 30, 2003, File No. 000-50262, submitted on October 29, 2003).

Exhibit
Number	Description

2.4	Amendment No. 4, dated as of March 5, 2004, to Asset Purchase Agreement among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc. (incorporated by reference to Exhibit 4.35 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004). (3)
2.5	Bill of Sale and Assignment and Assumption Agreement, dated as of March 17, 2004, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat LLC, Intelsat Global Service Corporation, Intelsat USA Sales Corporation, Intelsat North America LLC, Intelsat Government Solutions Corporation, Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc.*
3.1	Certificate of Incorporation of Intelsat, Ltd. (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
3.2	Memorandum of Association of Intelsat, Ltd. (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
3.3	Bye-laws of Intelsat, Ltd. (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.1	Shareholders Agreement, dated as of July 18, 2001, among Intelsat, Ltd. and the Signatories named on Schedule I and the Investing Entities named on Schedule II (incorporated by reference to Exhibit 10.5 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.2	Registration Rights Agreement, dated as of July 18, 2001, among Intelsat, Ltd. and the parties named therein (incorporated by reference to Exhibit 10.6 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.3	Member Protection Rights Agreement, dated as of July 18, 2001, between Intelsat, Ltd. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 10.7 of Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.4	Trust Agreement I, dated as of July 18, 2001, among Intelsat, Ltd., The Bank of New York, as Trustee, and Pakistan Telecommunication Company Limited, as Beneficiary (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.5	Trust Agreement II, dated as of July 18, 2001, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.9 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.6	Specimen Ordinary Share Certificate.*
5.1	Form of Opinion of Conyers Dill & Pearman as to the validity of the Ordinary Shares being registered.*
8.1	Form of Opinion of Conyers Dill & Pearman as to certain Bermuda tax matters.*
8.2	Opinion of Sullivan & Cromwell LLP as to certain U.S. tax matters.**
10.1	Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.375% Notes due Oct. 2004 and form of Note (incorporated by reference to Exhibit 10.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.2	Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.125% Notes due Feb. 2005 and form of Note (incorporated by reference to Exhibit 10.3 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.3	Purchase Agreement, dated April 10, 2002, among Intelsat, Ltd., Lehman Brothers Inc., Salomon Smith Barney Inc. and the others parties named therein (incorporated by reference to Exhibit 10.4 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.4	Indenture, dated as of April 1, 2002, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

Exhibit
Number	Description

10.5	Officers’ Certificate dated November 7, 2003 relating to Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008 and its 6 1/2% Senior Notes due 2013, including the forms of Notes (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).
10.6	Registration Rights Agreement, dated as of November 7, 2003, among Intelsat, Ltd., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp. (incorporated by reference to Exhibit 4.7 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).
10.7	Officers’ Certificate dated April 15, 2002 relating to Intelsat, Ltd.’s 7 5/8% Senior Notes due 2012, including the forms of Note (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.8	Registration Rights Agreement, dated as of April 15, 2002, among Intelsat, Ltd., Lehman Brothers Inc., Salomon Smith Barney Inc. and the other parties named therein (incorporated by reference to Exhibit 4.5 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.9	Novation Agreement, dated as of July 18, 2001, between Intelsat U.K., Ltd. and Lockheed Martin World Systems, including schedule of omitted contracts and differences with filed contract (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.10	Transfer Agreement, dated as of July 17, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat U.K., Ltd., Intelsat Services Corporation, Intelsat Holdings LLC and Intelsat LLC (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.11	$500,000,000 3-Year Credit Agreement, dated as of March 21, 2002, among Intelsat, Ltd., Various Banks and Citibank, N.A., as Agent (incorporated by reference to Exhibit 10.13 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.12	$800,000,000 Credit Agreement, dated as of December 17, 2003, among Intelsat, Ltd., Citigroup Global Markets Inc., BNP Paribas, Morgan Stanley Senior Funding, Inc., ABN AMRO Bank N.V., Credit Lyonnais, New York Branch, Citicorp North America, Inc. and the lenders named therein (incorporated by reference to Exhibit 4.11 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004).
10.13	Assignment, Assumption and Amendment Agreement, dated as of July 18, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd. and Citibank, N.A. (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.14	Headquarters Land Lease, dated as of June 8, 1982, between the International Telecommunications Satellite Organization and the U.S. Government, as amended (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.15	Contract No. INTEL-825, dated March 27, 1989, between the International Telecommunications Satellite Organization and Xantic (Perth TTC&M), as amended (incorporated by reference to Exhibit 10.19 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.16	Contract No. INTEL-823, dated November 18, 1988, between the International Telecommunications Satellite Organization and DeTeSat (Raisting TTC&M), as amended (incorporated by reference to Exhibit 10.20 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.17	Contract No. INTEL-822, dated December 2, 1988, between the International Telecommunications Satellite Organization and Telespazio S.p.A. (Fucino TTC&M), as amended (incorporated by reference to Exhibit 10.21 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 10.35 of Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002).(1)

Exhibit
Number	Description

10.18	Contract No. INTEL-824, dated February 13, 1989, between the International Telecommunications Satellite Organization and China National Instruments Import and Export Corporation, on behalf of the Beijing Telecommunications Administration (Beijing TTC&M), as amended (incorporated by reference to Exhibit 10.22 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 10.33 of Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002).(1)
10.19	Amendment No. 8, dated March 5, 2004, to Contract No. INTEL-824 between Intelsat Global Service Corporation and China National Instruments Import and Export Corporation, on behalf of Beijing Communications Corporation (Beijing TTC&M) (incorporated by reference to Exhibit 4.19 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004).(3)
10.20	Contract No. INTELSAT-2822, dated April 26, 2002, between Intelsat Global Service Corporation and KT Corporation, as amended (Korea TT&C) (incorporated by reference to Exhibit 10.23 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and to Exhibit No. 10.21 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).(1)(2)
10.21	Contract No. Intelsat-S-2766, dated February 13, 2002, between Intelsat Global Service Corporation and Lockheed Martin Commercial Space Systems and related service order (incorporated by reference to Exhibit 10.24 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.22	Transponder Purchase Agreement, dated September 12, 2000, between the International Telecommunications Satellite Organization and Telenor Satellite Services AS, as amended (incorporated by reference to Exhibit 10.25 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 1 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended March 31, 2003, File No. 000-50262, submitted on May 14, 2003).(1)
10.23	Contract No. Intelsat-2799, dated December 12, 2001, between Intelsat LLC and Sea Launch Limited Partnership, as amended (incorporated by reference to Exhibit 10.26 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and to Exhibit No. 10.25 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).(1)(2)
10.24	Contract No. Intelsat-2835, dated January 10, 2002, between Intelsat LLC and Lockheed Martin Commercial Launch Services, Inc., as amended (incorporated by reference to Exhibit 10.27 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002, Exhibit 10.32 of the Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002 and Exhibit 2 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003)(1)
10.25	Contract No. INTEL-2399, dated September 26, 2000, between the International Telecommunications Satellite Organization and Arianespace, as amended (incorporated by reference to Exhibit 10.28 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.26	Contract No. INTEL-2400, dated February 2, 2000, between the International Telecommunications Satellite Organization and Astrium SAS, as amended (incorporated by reference to Exhibit 10.29 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 4.25 and 4.26 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2002, File No. 333-99189, filed on March 28, 2003).(1)
10.27	Contract No. INTEL-1700, dated March 18, 1997, between the International Telecommunications Satellite Organization and Space Systems/ Loral, Inc., as amended (incorporated by reference to Exhibit 10.30 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 3 and 4 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003).(1)
10.28	Share Purchase Agreement, dated as of August 21, 2002, between Teleglobe Inc. and Intelsat Global Sales & Marketing Ltd. (incorporated by reference to Exhibit 10.31 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

Exhibit
Number	Description

10.29	Amending Agreement to Share Purchase Agreement, dated as of March 11, 2004, between Teleglobe Inc. and Intelsat Global Sales & Marketing Ltd. (incorporated by reference to Exhibit 4.37 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004).
10.30	Subscription and Shareholders Agreement relating to Galaxy Satellite TV Holdings, Ltd., dated as of February 20, 2003, among Intelsat Hong Kong, LLC, TVB Satellite TV Holdings, Ltd. and Galaxy Satellite TV Holdings, Ltd. (incorporated by reference to Exhibit 4.31 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2002, File No. 333-99189, filed on March 28, 2003).(1)
10.31	Purchase Agreement, dated as of October 31, 2003, among Intelsat, Ltd., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp. (incorporated by reference to Exhibit 10.32 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).
10.32	Business Transition Services Agreement, dated as of July 15, 2003, among Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation and Loral SpaceCom Corporation.*(4)
10.33	TT&C Transition Services Agreement, dated as of July 15, 2003, among Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation and Loral SpaceCom Corporation.*(4)
10.34	Contract No. Intelsat-67700, dated as of March 17, 2004, between Intelsat LLC and Space Systems/ Loral, Inc.*(4)
10.35	Pledge and Security Agreement, dated March 17, 2004, among Intelsat LLC and Space Systems/ Loral, Inc. and each of the affiliates of Space Systems/ Loral, Inc. identified therein.*
10.36	Amended and Restated Contract No. LS117A, dated March 17, 2004, between Intelsat LLC and Space Systems/ Loral, Inc.*(4)
10.37	Amended and Restated Echostar 9 Agreement, dated as of November 16, 2001, between Loral Skynet and Space Systems/ Loral, Inc., as amended.*(4)
10.38	Amendment No. 2 to Echostar 9/Telstar 13 Spacecraft Contract, dated as of March 17, 2004, between Intelsat LLC and Space Systems/ Loral, Inc.*(4)
10.39	Amended and Restated Agreement, dated as of July 1, 2003, between Echostar Orbital Corporation II and Loral Skynet.*(4)
10.40	Contract No. INTEL-2392, dated November 22, 1999, between the International Telecommunications Satellite Organization and CSIR, as amended (South Africa TT&C) (incorporated by reference to Exhibit 10.33 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).(2)
11.1	Statement re: computation of per share earnings (incorporated by reference to Exhibit 6.1 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004).
21.1	List of subsidiaries (incorporated by reference to Exhibit 8.1 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004).
23.1	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1).
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2).
23.3	Consent of KPMG LLP.*
23.4	Consent of Grant Thornton LLP.*
24.1	Powers of Attorney.**
24.2	Powers of Attorney (included on page II-8).
99.1	Bermuda Tax Assurance from the Minister of Finance of Bermuda to Intelsat, Ltd., dated January 17, 2000.*

*	Filed herewith.

**	Previously filed.

***	To be filed by amendment.

(1)	Portions of this exhibit have been omitted pursuant to an order of the Securities and Exchange Commission granting confidential treatment with respect thereto.

(2)	Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission on November 21, 2003.

(3)	Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission on March 15, 2004.

(4)	Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission under separate cover on the date hereof.

      (b) Financial Statement Schedules

      Schedule II “Valuation and Qualifying Accounts” is filed herewith on page F-38.

Item 9.	Undertakings

      The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, United States of America, on April 22, 2004.

INTELSAT, LTD.

By:	/s/ CONNY KULLMAN

Conny Kullman
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THE PRESENTS, that each person whose signature appears below constitutes and appoints Conny Kullman and David Meltzer, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this registration statement, including any and all pre-effective and post-effective amendments, to sign an abbreviated registration statement filed pursuant to Rule 462(b) of the Securities Act and to file such registration statements and any and all amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Conny Kullman	Chief Executive Officer and Director (principal executive officer)	April 22, 2004

/s/ WILLIAM ATKINS William Atkins	Chief Financial Officer (principal financial officer)	April 22, 2004

/s/ MARK MOYER Mark Moyer	Vice President and Controller (principal accounting officer)	April 22, 2004

* John Sponyoe	Director and Chairman	April 22, 2004

* Carlos Adamo	Director	April 22, 2004

* Fabiola Arredondo	Director	April 22, 2004

* William Boardman	Director	April 22, 2004

Signature		Title	Date

* Brian Dailey		Director	April 22, 2004

* Didier Delepine		Director	April 22, 2004

* Herbert Fiuza		Director	April 22, 2004

* Hans Fjøsne		Director	April 22, 2004

* Gary Howard		Director	April 22, 2004

* Boon Hwee Koh		Director	April 22, 2004

* Cheikh-Tidiane Mbaye		Director	April 22, 2004

* Ken Miller		Director	April 22, 2004

* Paul Pizzani		Director	April 22, 2004

* Philippe-Olivier Rousseau		Director	April 22, 2004

* Robin Turner		Director	April 22, 2004

* Christopher Vonwiller		Director	April 22, 2004

* Conny Kullman		Authorized Representative in the United States	April 22, 2004

*By:	/s/ CONNY KULLMAN Conny Kullman	Attorney-in-Fact	April 22, 2004

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Underwriting Agreement among Intelsat, Ltd., the selling shareholders named therein, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Citigroup Global Markets Inc.***
2.1	Restructuring Agreement, dated as of July 17, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat U.K., Ltd., Intelsat Services Corporation, Intelsat Holdings LLC, Intelsat LLC and the Signatories named on Schedule I and the Investing Entities named on Schedule II (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
2.2	Asset Purchase Agreement, dated as of March 15, 2002, among COMSAT Corporation, COMSAT Digital Teleport, Inc. and Intelsat (Bermuda), Ltd., as amended (incorporated by reference to Exhibit 2.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 2.3 and 2.4 of Amendment No. 2 to the Registration Statement on Form F-4, File No. 333-99189, filed on December 11, 2002).(1)
2.3	Asset Purchase Agreement, dated as of July 15, 2003, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc., as amended (incorporated by reference to Exhibit 1 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003 and Exhibits 1, 2 and 3 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended September 30, 2003, File No. 000-50262, submitted on October 29, 2003).
2.4	Amendment No. 4, dated as of March 5, 2004, to Asset Purchase Agreement among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc. (incorporated by reference to Exhibit 4.35 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004).(3)
2.5	Bill of Sale and Assignment and Assumption Agreement, dated as of March 17, 2004, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat LLC, Intelsat Global Service Corporation, Intelsat USA Sales Corporation, Intelsat North America LLC, Intelsat Government Solutions Corporation, Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc.*
3.1	Certificate of Incorporation of Intelsat, Ltd. (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
3.2	Memorandum of Association of Intelsat, Ltd. (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
3.3	Bye-laws of Intelsat, Ltd. (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.1	Shareholders Agreement, dated as of July 18, 2001, among Intelsat, Ltd. and the Signatories named on Schedule I and the Investing Entities named on Schedule II (incorporated by reference to Exhibit 10.5 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.2	Registration Rights Agreement, dated as of July 18, 2001, among Intelsat, Ltd. and the parties named therein (incorporated by reference to Exhibit 10.6 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.3	Member Protection Rights Agreement, dated as of July 18, 2001, between Intelsat, Ltd. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 10.7 of Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.4	Trust Agreement I, dated as of July 18, 2001, among Intelsat, Ltd., The Bank of New York, as Trustee, and Pakistan Telecommunication Company Limited, as Beneficiary (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.5	Trust Agreement II, dated as of July 18, 2001, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.9 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.6	Specimen Ordinary Share Certificate.*
5.1	Form of Opinion of Conyers Dill & Pearman as to the validity of the Ordinary Shares being registered.*

Exhibit
Number	Description

8.1	Form of Opinion of Conyers Dill & Pearman as to certain Bermuda tax matters.*
8.2	Opinion of Sullivan & Cromwell LLP as to certain U.S. tax matters.**
10.1	Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.375% Notes due Oct. 2004 and form of Note (incorporated by reference to Exhibit 10.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.2	Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.125% Notes due Feb. 2005 and form of Note (incorporated by reference to Exhibit 10.3 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.3	Purchase Agreement, dated April 10, 2002, among Intelsat, Ltd., Lehman Brothers Inc., Salomon Smith Barney Inc. and the others parties named therein (incorporated by reference to Exhibit 10.4 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.4	Indenture, dated as of April 1, 2002, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.5	Officers’ Certificate dated November 7, 2003 relating to Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008 and its 6 1/2% Senior Notes due 2013, including the forms of Notes (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).
10.6	Registration Rights Agreement, dated as of November 7, 2003, among Intelsat, Ltd., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp. (incorporated by reference to Exhibit 4.7 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).
10.7	Officers’ Certificate dated April 15, 2002 relating to Intelsat, Ltd.’s 7 5/8% Senior Notes due 2012, including the forms of Note (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.8	Registration Rights Agreement, dated as of April 15, 2002, among Intelsat, Ltd., Lehman Brothers Inc., Salomon Smith Barney Inc. and the other parties named therein (incorporated by reference to Exhibit 4.5 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.9	Novation Agreement, dated as of July 18, 2001, between Intelsat U.K., Ltd. and Lockheed Martin World Systems, including schedule of omitted contracts and differences with filed contract (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.10	Transfer Agreement, dated as of July 17, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat U.K., Ltd., Intelsat Services Corporation, Intelsat Holdings LLC and Intelsat LLC (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.11	$500,000,000 3-Year Credit Agreement, dated as of March 21, 2002, among Intelsat, Ltd., Various Banks and Citibank, N.A., as Agent (incorporated by reference to Exhibit 10.13 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.12	$800,000,000 Credit Agreement, dated as of December 17, 2003, among Intelsat, Ltd., Citigroup Global Markets Inc., BNP Paribas, Morgan Stanley Senior Funding, Inc., ABN AMRO Bank N.V., Credit Lyonnais, New York Branch, Citicorp North America, Inc. and the lenders named therein (incorporated by reference to Exhibit 4.11 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004).
10.13	Assignment, Assumption and Amendment Agreement, dated as of July 18, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd. and Citibank, N.A. (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

Exhibit
Number	Description

10.14	Headquarters Land Lease, dated as of June 8, 1982, between the International Telecommunications Satellite Organization and the U.S. Government, as amended (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.15	Contract No. INTEL-825, dated March 27, 1989, between the International Telecommunications Satellite Organization and Xantic (Perth TTC&M), as amended (incorporated by reference to Exhibit 10.19 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.16	Contract No. INTEL-823, dated November 18, 1988, between the International Telecommunications Satellite Organization and DeTeSat (Raisting TTC&M), as amended (incorporated by reference to Exhibit 10.20 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.17	Contract No. INTEL-822, dated December 2, 1988, between the International Telecommunications Satellite Organization and Telespazio S.p.A. (Fucino TTC&M), as amended (incorporated by reference to Exhibit 10.21 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 10.35 of Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002).(1)
10.18	Contract No. INTEL-824, dated February 13, 1989, between the International Telecommunications Satellite Organization and China National Instruments Import and Export Corporation, on behalf of the Beijing Telecommunications Administration (Beijing TTC&M), as amended (incorporated by reference to Exhibit 10.22 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 10.33 of Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002).(1)
10.19	Amendment No. 8, dated March 5, 2004, to Contract No. INTEL-824 between Intelsat Global Service Corporation and China National Instruments Import and Export Corporation, on behalf of Beijing Communications Corporation (Beijing TTC&M) (incorporated by reference to Exhibit 4.19 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004).(3)
10.20	Contract No. INTELSAT-2822, dated April 26, 2002, between Intelsat Global Service Corporation and KT Corporation, as amended (Korea TT&C) (incorporated by reference to Exhibit 10.23 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and to Exhibit No. 10.21 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).(1)(2)
10.21	Contract No. Intelsat-S-2766, dated February 13, 2002, between Intelsat Global Service Corporation and Lockheed Martin Commercial Space Systems and related service order (incorporated by reference to Exhibit 10.24 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.22	Transponder Purchase Agreement, dated September 12, 2000, between the International Telecommunications Satellite Organization and Telenor Satellite Services AS, as amended (incorporated by reference to Exhibit 10.25 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 1 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended March 31, 2003, File No. 000-50262, submitted on May 14, 2003).(1)
10.23	Contract No. Intelsat-2799, dated December 12, 2001, between Intelsat LLC and Sea Launch Limited Partnership, as amended (incorporated by reference to Exhibit 10.26 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and to Exhibit No. 10.25 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).(1)(2)
10.24	Contract No. Intelsat-2835, dated January 10, 2002, between Intelsat LLC and Lockheed Martin Commercial Launch Services, Inc., as amended (incorporated by reference to Exhibit 10.27 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002, Exhibit 10.32 of the Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002 and Exhibit 2 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003).(1)
10.25	Contract No. INTEL-2399, dated September 26, 2000, between the International Telecommunications Satellite Organization and Arianespace, as amended (incorporated by reference to Exhibit 10.28 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)

Exhibit
Number	Description

10.26	Contract No. INTEL-2400, dated February 2, 2000, between the International Telecommunications Satellite Organization and Astrium SAS, as amended (incorporated by reference to Exhibit 10.29 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 4.25 and 4.26 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2002, File No. 333-99189, filed on March 28, 2003).(1)
10.27	Contract No. INTEL-1700, dated March 18, 1997, between the International Telecommunications Satellite Organization and Space Systems/ Loral, Inc., as amended (incorporated by reference to Exhibit 10.30 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 3 and 4 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003).(1)
10.28	Share Purchase Agreement, dated as of August 21, 2002, between Teleglobe Inc. and Intelsat Global Sales & Marketing Ltd. (incorporated by reference to Exhibit 10.31 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.29	Amending Agreement to Share Purchase Agreement, dated as of March 11, 2004, between Teleglobe Inc. and Intelsat Global Sales & Marketing Ltd. (incorporated by reference to Exhibit 4.37 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004).
10.30	Subscription and Shareholders Agreement relating to Galaxy Satellite TV Holdings, Ltd., dated as of February 20, 2003, among Intelsat Hong Kong, LLC, TVB Satellite TV Holdings, Ltd. and Galaxy Satellite TV Holdings, Ltd. (incorporated by reference to Exhibit 4.31 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2002, File No. 333-99189, filed on March 28, 2003).(1)
10.31	Purchase Agreement, dated as of October 31, 2003, among Intelsat, Ltd., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp. (incorporated by reference to Exhibit 10.32 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).
10.32	Business Transition Services Agreement, dated as of July 15, 2003, among Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation and Loral SpaceCom Corporation.*(4)
10.33	TT&C Transition Services Agreement, dated as of July 15, 2003, among Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation and Loral SpaceCom Corporation.*(4)
10.34	Contract No. Intelsat-67700, dated as of March 17, 2004, between Intelsat LLC and Space Systems/ Loral, Inc.*(4)
10.35	Pledge and Security Agreement, dated March 17, 2004, among Intelsat LLC and Space Systems/ Loral, Inc. and each of the affiliates of Space Systems/ Loral, Inc. identified therein.*
10.36	Amended and Restated Contract No. LS117A, dated March 17, 2004, between Intelsat LLC and Space Systems/ Loral, Inc.*(4)
10.37	Amended and Restated Echostar 9 Agreement, dated as of November 16, 2001, between Loral Skynet and Space Systems/ Loral, Inc., as amended.*(4)
10.38	Amendment No. 2 to Echostar 9/Telstar 13 Spacecraft Contract, dated as of March 17, 2004, between Intelsat LLC and Space Systems/ Loral, Inc.*(4)
10.39	Amended and Restated Agreement, dated as of July 1, 2003, between Echostar Orbital Corporation II and Loral Skynet.*(4)
10.40	Contract No. INTEL-2392, dated November 22, 1999, between the International Telecommunications Satellite Organization and CSIR, as amended (South Africa TT&C) (incorporated by reference to Exhibit 10.33 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).(2)
11.1	Statement re: computation of per share earnings (incorporated by reference to Exhibit 6.1 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004).
21.1	List of subsidiaries (incorporated by reference to Exhibit 8.1 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, file No. 000-50262, filed on March 15, 2004).
23.1	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1).
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2).

Exhibit
Number	Description

23.3	Consent of KPMG LLP.*
23.4	Consent of Grant Thornton LLP.*
24.1	Powers of Attorney.**
24.2	Powers of Attorney (included on page II-8).
99.1	Bermuda Tax Assurance from the Minister of Finance of Bermuda to Intelsat, Ltd., dated January 17, 2000.*

*	Filed herewith.

**	Previously filed.

***	To be filed by amendment.

(1)	Portions of this exhibit have been omitted pursuant to an order of the Securities and Exchange Commission granting confidential treatment with respect thereto.
(2)	Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission on November 21, 2003.

(3)	Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission on March 15, 2004.

(4)	Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission under separate cover on the date hereof.